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As filed with the Securities and Exchange Commission on July 15, 2004

Registration No. 333-114598

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Davco Acquisition Holding Inc.
(Exact name of registrant as specified in its charter)

Delaware (Jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	52-2069955 (I.R.S. Employer Identification Number)
1657 Crofton Boulevard Crofton, Maryland 21114 (410) 721-3770 (Address, including zip code, and telephone number, including area code, of Co-Registrants' principal executive offices)

See Table of Additional Registrants on Next Page

David J. Norman, Esq. General Counsel 1657 Crofton Boulevard Crofton, Maryland 21114 (410) 721-3770 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bradley P. Cost, Esq. Torys LLP 237 Park Avenue New York, NY 10017 (212) 880-6000	Jeffrey J. Rosen, Esq. Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Enhanced Income Securities (EISs) (2)

Shares of Class A Common Stock, par value $0.01 per share (3)

Senior Subordinated Notes (4)

Subsidiary Guarantees of Senior Subordinated Notes (5)

Total	$161,000,000	$20,399 (6)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
The            EISs represent    shares of the Class A common stock and $             million aggregate principal amount of    % senior subordinated notes, including EISs subject to the underwriters' over-allotment option. Includes an indeterminate number of EISs of the same series of EISs offered hereby, which may be received by holders of EISs in the future on one or more occasions in replacement of EISs being offered hereby in the event of a subsequent issuance of EISs.

(3)
Includes    shares of Class A common stock subject to the underwriters' over-allotment option.

(4)
Includes $             million aggregate principal amount of senior subordinated notes in the form of EISs subject to the underwriters' over-allotment option and an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes offered hereby, which will be received by holders of senior subordinated notes offered hereby in the future on one of more occasions. In addition, $         million aggregate principal amount of senior subordinated notes will be sold separately (not in the form of EISs).

(5)
Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

(6)
The registration fee was previously paid in connection with the initial filing of the Registration Statement on April 19, 2004.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
DavCo Restaurants, Inc.	Delaware	5812	52-1633813
FriendCo Restaurants, Inc.	Maryland	5812	52-2037752
Heron Realty Corporation	Maryland	6500	52-2020474
MDF, Inc.	Delaware	5812	52-1712539

        The address, including zip code, telephone number and area code, of the principal executive offices of each of the additional registrants listed above is: 1657 Crofton Boulevard, Crofton, Maryland 21114; the telephone number at that address is (410) 721-3770.

The information in this Prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to

completion, dated July 15, 2004

DavCo Restaurants Inc.

Enhanced Income Securities™ (EISs)

representing

            Shares of Class A Common Stock
$     million    % Senior Subordinated Notes due 2016

and

$     million    % Senior Subordinated Notes due 2016

We are selling            Enhanced Income Securities, or EISs, representing            shares of our Class A common stock and $             million aggregate principal amount of our            % senior subordinated notes due 2016. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

We are also selling separately (not in the form of EISs) an additional $     million aggregate principal amount of our    % senior subordinated notes due 2016. The completion of the offering of separate senior subordinated notes is a condition to our sale of EISs. The senior subordinated notes (whether or not in the form of EISs) will be fully and unconditionally guaranteed on an unsecured senior subordinated basis by all of our domestic subsidiaries which, on the date hereof, consist of DavCo Operations Inc., FriendCo Restaurants, Inc., Heron Realty Corporation and MDF, Inc. Each investor purchasing separate senior subordinated notes in this offering must represent to us that it is not a holder of our equity, is not purchasing EISs in this offering and has no plan to acquire EISs or our equity or transfer the separate senior subordinated notes to any holder of EISs or our equity.

This is the initial public offering of our EISs and senior subordinated notes. We anticipate that the public offering price will be between $            and $            per EIS and the public offering price of the senior subordinated notes sold separately (not in the form of EISs) will be      % of their stated principal amount. We will apply to list the EISs on the American Stock Exchange under the trading symbol "DVC." Neither our Class A common stock nor our senior subordinated notes will be listed for trading on any exchange.

Holders of EISs will have the right to separate the EISs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, unless the EISs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation of all of the EISs will occur automatically upon the occurrence of any redemption of the senior subordinated notes or upon maturity of the senior subordinated notes.

Upon a subsequent issuance by us of EISs or senior subordinated notes of the same series (not in the form of EISs), a portion of your senior subordinated notes will be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance and, in that event, your EISs or senior subordinated notes will be replaced with new EISs or senior subordinated notes, as the case may be. In addition to the EISs and senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new EISs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the adverse effect they may have on your investment, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and have other adverse consequences," "Risk Factors—Subsequent issuances of senior subordinated notes may adversely affect your treatment in a bankruptcy," "Description of Senior Subordinated Notes—Covenants Relating to EISs—Procedures Relating to Subsequent Issuances" and "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances."

Investing in EISs, shares of our Class A common stock and/or senior subordinated notes involves risks. See "Risk Factors" section beginning on page 26 of this prospectus.

	Per EIS	Total	Per Senior Subordinated Note (1)		Total
Public offering price	$	$		%	$
Underwriting discount	$	$		%	$
Proceeds to DavCo Restaurants Inc. (before expenses) (2)	$	$		%	$

(1)
Represents the senior subordinated notes sold separately (not in the form of EISs).

(2)
Approximately $            million of these proceeds will be used to repurchase Class B common stock from Citicorp Venture Capital, Ltd. and certain of its affiliates.

We have granted the underwriters an option to purchase up to    additional EISs to cover over-allotments, if any. We will use all of the proceeds from the sale of any additional EISs under the underwriters' over-allotment option to repurchase additional shares of outstanding Class B common stock from Citicorp Venture Capital, Ltd., one of our existing equity investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the EISs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                         , 2004.

RBC CAPITAL MARKETS
KEYBANC CAPITAL MARKETS
OPPENHEIMER & CO.
SUNTRUST ROBINSON HUMPHREY

                    , 2004

DavCo Restaurants Inc.

[GRAPHIC OMITTED]

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, all United States restaurant industry data in this prospectus is from the Technomic Information Services ("Technomic") 2003 report entitled "Technomic Top 100: Update and Analysis of the Largest U.S. Chain Restaurant Companies" (the "Technomic Report").

ENHANCED INCOME SECURITIES TRADEMARK

        Enhanced Income Securities (EISs) is a trademark used by us under license from RBC Capital Markets Corporation.

i

 SUMMARY

        The following is a summary of the principal features of this offering of EISs and senior subordinated notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

        Prior to the closing of this offering, we will amend our certificate of incorporation to change the name of our company from Davco Acquisition Holding Inc. to DavCo Restaurants Inc. and, prior thereto, we will cause our wholly-owned subsidiary, DavCo Restaurants, Inc., to change its name to DavCo Operations Inc. All references in this prospectus (other than in our Consolidated Financial Statements) give effect to these name changes. Throughout this prospectus, "we," "our," "us," or "our company" refers to DavCo Restaurants and its consolidated operations, and "Wendy's" or "Wendy's International" refers to Wendy's International, Inc., a franchisor to our company. For further information on defined terms, see "General Information About This Prospectus."

Our Company

Overview

        We are one of the largest franchisees of Wendy's Old Fashioned Hamburgers restaurants and the fifth largest hamburger quick service restaurant franchisee in the United States. In the last 10 years, the number of Wendy's restaurants we have owned and operated in the franchise territory has grown from 110 to 153, and we serve approximately 50.2 million customers annually through our operation of Wendy's restaurants. Our exclusive franchise territory comprises Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia. As one of the earliest franchisees of Wendy's International, we have been operating Wendy's restaurants since 1976. As of March 28, 2004 (the end of our fiscal 2004 second quarter), our company employed approximately 680 full-time employees and approximately 5,200 part-time employees.

        Our restaurants generated approximately $204.4 million and $100.3 million of sales, $24.6 million and $4.8 million of EBITDA and $12.5 million and $4.1 million of cash flow from operating activities for our fiscal year ended September 28, 2003 and the six months ended March 28, 2004, respectively. During fiscal 2004, we wrote off deferred offering and related costs of approximately $5.7 million, in connection with the termination of a proposed trust offering transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding these deferred offering and related costs, EBITDA for the six months ended March 28, 2004 would have been approximately $10.5 million.

Wendy's International

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants and several quality brands, including Wendy's Old Fashioned Hamburgers. For the fiscal year ended December 31, 2003, Wendy's International reported approximately $3.1 billion in consolidated total revenues and $236.0 million in net income and $2.2 billion in total revenues for its Wendy's restaurants. We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. The "Wendy's" name, design, logo and the designated Wendy's marks are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses these trademarks to independently owned and operated franchisees like us.

        Dave Thomas created the first Wendy's Old Fashioned Hamburgers restaurant in Columbus, Ohio in November 1969. In 1972, Mr. Thomas sold his first franchise in Indianapolis, Indiana. At December 31, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

Our Strengths

        We believe we maintain the following competitive advantages within the restaurant industry and the hamburger segment of the quick service restaurant market:

        Strength of Wendy's brand name.    We believe that the Wendy's brand name is widely recognized in the restaurant industry as a brand associated with fresh, high quality food and menu variety.

        Wendy's focus on fresh food and menu innovation.    Wendy's International's focus on customer research and innovation with new food items enables its restaurants to offer a varied menu which we believe is distinctive among hamburger quick service restaurant chains.

        Well-positioned in a market with strong fundamentals.    The hamburger segment of the United States quick service restaurant market is estimated to have generated sales of approximately $50.7 billion in 2003. From 1999 to 2003, Wendy's share of the hamburger segment, the largest segment of the U.S. quick service restaurant market, expanded from approximately 13.4% to 14.5%.

        One of the largest Wendy's franchisees.    We are one of the largest Wendy's franchisees with 154 restaurants. Our relatively large number of restaurants in a geographically contiguous area enables us to control costs, take advantage of purchasing and distribution efficiencies, and negotiate favorable terms with suppliers and service providers.

        Territorial exclusivity.    We have the exclusive right to develop new Wendy's restaurants in our franchise territory until December 31, 2015 and, from January 1, 2016 to December 31, 2025, a right of first refusal with respect to the development of any new Wendy's restaurant in our franchise territory.

        Expertise in restaurant development and management.    Our senior management team has over 20 years of experience in developing, acquiring and operating Wendy's restaurants.

Our Business Strategy and Growth Opportunities

        We intend to grow our business by implementing the following business strategies:

        Open new Wendy's restaurants.    We believe that there are significant expansion opportunities in our exclusive franchise territory and have identified a number of undeveloped sites that satisfy our new restaurant site selection criteria.

        Increase same store sales.    We intend to increase same store sales through a combination of extending store hours, introducing new or promotional menu items, and our recently introduced electronic payment ("e-pay") option, which facilitates faster customer service and increases average check size.

        Achieve operating efficiencies.    Our centralized management and relatively large number of restaurants in a geographically contiguous area enable us to control costs and capture economies of scale by spreading our existing corporate expenditures over our 154 restaurants and through purchasing and distribution efficiencies.

        Introduce new products.    We intend to continue to introduce new products developed and launched by Wendy's International that are responsive to what Wendy's believes are emerging lifestyle trends.

Our Industry

        The restaurant industry in the United States is comprised of five major segments: quick service restaurants, quick casual restaurants, family/mid-scale restaurants, casual dining restaurants and fine dining restaurants. The quick service restaurant market is the largest segment of the United States restaurant industry with sales of approximately $144.1 billion in 2003. We operate in the hamburger segment of the quick service restaurant market. The hamburger segment of the U.S. quick service restaurant market generated sales of approximately $50.7 billion in 2003 representing approximately 35.1% of the total sales of quick service restaurants in this period. Sales in this segment grew at a compound annual growth rate of 4.2% between 1998 and 2003, and are projected to increase at a compound annual growth rate of 3.5% between 2003 and 2008. See "Industry."

Relationship with Wendy's International

        Information concerning Wendy's International contained in this prospectus has been derived from publicly available information filed by Wendy's International with the Securities and Exchange Commission, is historic and was not prepared for purposes of this prospectus. This prospectus has been prepared by us and we are responsible for this offering. Wendy's International is not selling, offering for sale or underwriting any part of this offering and is not receiving any proceeds from the offering. We and our subsidiary guarantors are the sole obligors under or guarantors of the senior subordinated notes which are part of this offering. Wendy's International has not made any recommendation with respect to the merits of this offering and neither this offering nor the contents of this prospectus (including any financial data or any analysis of tax consequences contained herein) have been approved or endorsed by Wendy's International. Wendy's International has assumed no obligations in connection with this offering or with respect to the accuracy, adequacy or completeness of this prospectus.

        Our relationship with Wendy's International is governed by the following material agreements:

  •
  an amended and restated consent, which, among other things, contains the required Wendy's International consent to this offering and sets forth the related terms and conditions of that consent;

  •
  a development letter, which, among other things, grants us our exclusive franchise territory and sets forth a schedule of required new restaurant openings; and

  •
  separate unit franchise agreements, as amended, which govern the operation of each of our restaurants.

        In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us, net of any closures, to open or commence construction of a minimum of four restaurants in each of 2004 and 2005, a minimum of eight restaurants in each year from 2006 through 2012, and a minimum of seven restaurants in each of 2013 through 2015. The development letter requires us to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have opened two new restaurants in 2004, and currently have two new restaurant locations under development and seven restaurant locations subject to letters of intent. For further information on our agreements with Wendy's see "Business—Relationship with Wendy's International."

        Wendy's International has an option to purchase all of our equity interests in DavCo Operations and all of our assets and all of the assets of DavCo Operations, at fair market value, in the event that, among other things, any direct or indirect interest in our company or DavCo Operations is transferred in violation of our franchise agreements with Wendy's. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Purchase option."

Use of Proceeds

        We estimate that we will receive net proceeds of approximately $         million from this offering of EISs and additional senior subordinated notes after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and assuming an initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus and an initial public offering price of        % of the stated principal amount for each senior subordinated note sold separately.

        We will use the net proceeds of this offering as follows:

  •
  approximately $             million to repay certain outstanding indebtedness under term loans owing to Global Alliance Finance Company, LLC, CNL Financial Services, LP and SunTrust Bank;

  •
  $3.0 million to fund a portion of the capital expenditures for renovations and upgrades to our restaurants required by Wendy's International; and

  •
  all remaining net proceeds, approximately $             million, to repurchase          shares of our Class B common stock from Citicorp Venture Capital at a purchase price of $                        per share.

        No existing equity investor, other than Citicorp Venture Capital, will receive any of the proceeds of this offering. If the underwriters exercise their over-allotment option with respect to the EISs in full, we will use all of the net proceeds we receive from the sale of additional EISs under the over-allotment option (approximately $             million) to repurchase additional shares of our Class B common stock held by Citicorp Venture Capital at a purchase price of $                        per share.

Our New Credit Facility

        Concurrently with the closing of this offering, DavCo Operations will enter into a new senior secured credit facility with SunTrust Bank ("SunTrust"), our current working capital lender. We refer to this credit facility as the "new credit facility." The new credit facility will provide our company with a three year $20.0 million revolving credit line with a floating interest rate of LIBOR plus 1.5%. The purpose of the new credit facility will be to provide for letters of credit, new ground lease construction financing, new equipment financing and other restaurant capital expenditures, and working capital needs. The new credit facility will be guaranteed by us and by each subsidiary of DavCo Operations and will be secured by a first priority security interest in certain of our assets. The new credit facility will contain a number of financial and other covenants, including restrictions on our ability to pay interest on our senior subordinated notes and to pay dividends on our common stock. The closing of this offering is conditioned upon the closing of the new credit facility. At the closing of this offering, we expect that approximately $             million of letters of credit will be outstanding under the new credit facility and that there will not be any loans outstanding thereunder. See "Description of Certain Indebtedness—New Credit Facility."

Our Existing Equity Investors

        Certain officers of our company, namely Ronald D. Kirstien, Harvey Rothstein, David J. Norman, Joseph F. Cunnane, III, Richard H. Borchers, Charles C. MacGuire, III, Elizabeth Brown, Thomas A. Hughes, Sandra L. Hughes and Stacey E.Y. Jackson, and Citicorp Venture Capital and certain of its affiliates and employees, namely Byron L. Knief, Charles Schweitzer, 63 BR Partnership, David F. Thomas, Charles Corpening and James A. Urry (collectively, "Citigroup Venture Capital"), are the beneficial owners of all our shares of outstanding common stock prior to this offering. In this prospectus, we refer to all of these owners as the "existing equity investors."

        Pursuant to a recapitalization to be effected concurrent with this offering, all outstanding shares of our existing common stock held by the existing equity investors will be recapitalized into shares of our Class B common stock. The recapitalization is a condition to our sale of EISs and the senior subordinated notes hereunder and completion of the sale of the EISs and the senior subordinated notes is a condition to the recapitalization. The shares of our Class B common stock will have identical rights and privileges in all respects to the shares of our Class A common stock, other than dividend rights and certain exchange rights provided in the stockholders agreement. Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. For a full description of the dividend rights applicable to our Class A common stock and Class B common stock and the exchange right provided in the stockholders agreement in respect of our Class B common stock, see "Dividend Policy and Restrictions", "Description of Capital Stock" and "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

        Upon consummation of this offering, we anticipate that our existing equity investors will own approximately             shares of our outstanding common stock, representing approximately            % of our outstanding common stock (or             shares, representing approximately            % of our common stock, if the over-allotment option with respect to the EISs is exercised in full). As discussed below, Citicorp Venture Capital will be selling                         shares of Class B common stock to us for approximately $             million, which we will purchase with a portion of the net proceeds of this offering, or    shares of Class B common stock for approximately $             million, if the underwriters' over-allotment option with respect to the EISs is exercised in full. See "Use of Proceeds."

Exchange Rights of Holders of Class B Common Stock

        Beginning on the 366th day after the consummation of this offering, the holders of shares of our Class B common stock will have certain rights to exchange or cause the exchange of their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Each such share of our Class B common stock will be exchangeable for            of an EIS (representing $            principal amount of our    % senior subordinated notes due 2016 and      of a share of our Class A common stock). In connection with this exchange, no fractional EISs will be issued. Instead, any fractional interest that would otherwise be issuable will be paid for in cash at the then fair market value of our EISs.

        Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors, consisting of Ronald D. Kirstien, Harvey Rothstein, David J. Norman, Joseph F. Cunnane, III and Richard H. Borchers, from exercising this exchange right and our stockholders agreement will restrict the holders of shares of our Class B common stock from exercising this exchange right if, following the exchange, the holders of shares of our Class B common stock would hold less than             shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price).

        In addition, any exchange of shares of our Class B common stock for EISs is subject to compliance with, among others, the following conditions:

  •
  any issuance of EISs upon exchange must occur pursuant to an effective registration statement under the Securities Act; and

  •
  at the time of the exchange, no default may exist under the terms of our new credit facility, the indenture governing our senior subordinated notes (including the non-payment of interest on such notes, when due) or our franchise agreements with Wendy's.

        For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

Our Corporate Information

        Our principal executive office is located at 1657 Crofton Boulevard, Crofton, Maryland 21114, and our telephone number is (410) 721-3770.

The Offering

Summary of our EISs and Senior Subordinated Notes

        We are offering            EISs at an assumed initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $     million aggregate principal amount of additional senior subordinated notes sold separately (not in the form of EISs) at an initial public offering price of    % of the stated principal amount for each senior subordinated note sold separately.

What are EISs?

        EISs, or Enhanced Income Securities, are units comprised of our Class A common stock and senior subordinated notes.

        Each EIS initially represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

What payments can I expect to receive as a holder of EISs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an assumed annual rate of            % of the aggregate principal amount of senior subordinated notes, whether held separately or as a component of an EIS. We intend to make interest payments and, if declared, dividend payments on      ,      ,       and      of each year to holders of record on the immediately preceding      ,      ,      and      , respectively.

        The terms of our new credit facility will prevent us from paying principal and interest on our senior subordinated notes during the existence of a payment default thereunder, and for 179 days following a default thereunder, other than a payment default.

        You may also receive quarterly dividend payments on the shares of our Class A common stock represented by your EISs if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's. Each of these agreements will contain restrictions on our ability to declare and pay dividends on our Class A and Class B common stock of which the material restrictions are as follows. We may not pay dividends on our Class A and Class B common stock:

  •
  under the terms of our new credit facility, if an event of default exits thereunder or if certain financial ratios and tests set forth therein are not met. See "Description of Certain Indebtedness—New Credit Facility";

  •
  under the indenture governing our senior subordinated notes, if an event of default exists thereunder or if our fixed charge coverage ratio (as defined in the indenture) for the most recent four fiscal quarter period is less than 1.6 to 1.0; and

  •
  under our franchise agreements with Wendy's, if at the time of payment of the dividends we are not current in our royalty fee, advertising contribution and other payment obligations to Wendy's, or our capital expenditure obligations, or if such dividend payment would prevent us from making our required payments to Wendy's.

        We intend to make our first dividend payment on                    to holders of record as of                . Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on                , and a regular quarterly dividend payment for the period commencing                and ending on                . Under our dividend policy, we intend to pay quarterly dividends of $                per share of Class A common stock and quarterly dividends of $                per share of Class B common stock through the first four full quarterly dividend payment periods following the closing of this offering. Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $                of dividends per share of Class A common stock and $                of dividends per share of Class B common stock for the period beginning                         through                         , the first four full quarterly dividend payment periods following the closing of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the            , 2004 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, dividend restrictions set forth under the terms of our new credit facility, the indenture governing our senior subordinated notes, and our franchise agreements with Wendy's, provisions of applicable law and other factors that our board of directors may deem relevant. Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, modify or repeal this dividend policy at any time. We cannot assure you that we will pay dividends at the level set forth above or at all. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering or any dividends at all."

Will my rights as a holder of EISs be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

        No. As a holder of EISs, you are the beneficial owner of Class A common stock and senior subordinated notes represented by your EISs. As such, through your broker or other financial institution and the Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Do I have voting rights as a holder of EISs?

        Yes. As a holder of EISs, you will be able to vote with respect to the underlying shares of Class A common stock. The management investors, comprised of certain members of our executive management and their transferees, through their ownership of shares of Class B common stock, will own            % of the voting power of our common stock immediately following the offering of the EISs (or      % if the over-allotment option with respect to the EISs is exercised in full). Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote.

What will happen to the EIS units I hold upon a stock split, recombination or reclassification of the Class A common stock?

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our

Class A common stock. For example, if we effect a two-for-one stock split of our Class A common stock, from and after the effective date of the stock split, each EIS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EIS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

Can I separate my EISs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form EISs?

        Yes. Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the date of original issuance of the EISs or the occurrence of a change of control, through their broker or other financial institution, separate the EISs into the shares of our Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of Class A common stock and senior subordinated notes, whether represented by EISs purchased in this offering or a subsequent offering and separated, or purchased separately in the secondary market, may, at any time, through his or her broker, the custodian or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation and recombination of EISs may involve transaction fees charged by your broker, the custodian and/or your financial intermediary. See "Description of Enhanced Income Securities (EISs)—Book-Entry Settlement and Clearance—Separation and recombination."

Will the EISs be listed on an exchange?

        Yes. We will apply to list the EIS on the American Stock Exchange under the trading symbol "DVC."

Will the shares of our common stock and senior subordinated notes be separately listed on an exchange?

        The senior subordinated notes represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will not be listed on any exchange. Shares of our Class A common stock will not initially be listed for separate trading on the American Stock Exchange or any other exchange. We will apply to list the shares of our Class A common stock for separate trading on the American Stock Exchange (or another exchange or quotation system on which the EISs are then listed, or were previously listed) when the shares held separately and not in the form of EISs satisfy applicable listing requirements for a period of 30 consecutive trading days as described under "Description of Enhanced Income Securities (EISs)." Shares of our Class A common stock and our senior subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933 unless they are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Shares of our Class B common stock will not be listed on any exchange.

Will the additional senior subordinated notes sold separately (not in the form of EISs) be the same as the senior subordinated notes issued as a component of the EISs?

        Yes. The additional senior subordinated notes to be sold separately (not in the form of EISs) will be the same as the senior subordinated notes represented by EISs and will be part of the same series of senior subordinated notes and issued under the same indenture. Accordingly, holders of additional senior subordinated notes sold separately (not in the form of EISs) and holders of senior subordinated notes represented by EISs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing our senior subordinated notes.

In what form will EISs, the securities represented by the EISs and the additional senior subordinated notes sold separately be issued?

        The EISs, the securities represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will be initially issued in book-entry form only. This means that you will not be a registered holder of EISs, the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs), and you will not receive a certificate for your EISs, the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs, the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs). Following the separation, if any, of your EISs into the component parts of the Class A common stock and senior subordinated notes, these securities will be held in book-entry form or, if requested by you, the Class A common stock may be held in registered form.

        A registered holder of shares of our Class A common stock, including a holder of EISs that requests that the EISs be separated, has the right to obtain a certificate representing such shares. If a holder of EISs requests certificated shares of Class A common stock, such holder's EISs must be split into the component parts of the Class A common stock and senior subordinated notes, and for so long as the shares of Class A common stock are held in separately certificated form, the shares of Class A common stock may no longer be eligible for inclusion in DTC's book-entry settlement and clearance system described under the heading "Description of Enhanced Income Securities (EISs)—Book-Entry Settlement and Clearance." However, if a holder of separately certificated shares of Class A common stock is subsequently willing to forgo being a registered holder of shares and deposits the shares in an eligible institution, those shares of Class A common stock may again become DTC eligible.

        EISs and, subject to certain exceptions described under "Description of Senior Subordinated Notes—Exchange of Global Notes for Certificated Notes," the senior subordinated notes may only be held in book-entry form.

Will my EISs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

        Yes. Separation of all of the EISs will occur automatically upon redemption of all or a portion of the senior subordinated notes, upon maturity of the senior subordinated notes or upon certain bankruptcy events. See "Description of Enhanced Income Securities (EISs)—Automatic Separation."

What will happen if we issue additional EISs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional EISs or senior subordinated notes of the same series. We will only issue EISs or senior subordinated notes of the same series in the future pursuant to a registration statement that has been declared effective by the SEC. Additional EISs will have terms that are identical to those of the EISs being sold in this offering, except that if they are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the EISs issued hereunder may separate. Additional EISs will also represent the same proportions of Class A common stock and senior subordinated notes as are represented by the then outstanding EISs. In addition, we will be required to issue additional EISs in the future upon the exercise of exchange rights by our existing equity investors. Although the senior subordinated notes that may be issued in the future (whether or not represented by EISs) will have terms that are substantially identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such senior subordinated notes are issued with OID, all holders of EISs of the same series (including the EISs being offered hereby), and all holders of outstanding senior subordinated notes not held in EISs, will automatically exchange a ratable portion of their outstanding senior subordinated notes, whether held separately or in the form of EISs, for a portion of the new senior subordinated notes, and will thereafter hold a unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new EIS (consisting of such senior subordinated note unit and common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See "What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?" In addition, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy prior to the maturity of the senior subordinated notes.

        We will immediately file with the Securities and Exchange Commission (the "SEC" or "Commission") a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of EIS components or changes in OID attributed to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in the EISs?

        The U.S. federal income tax consequences of the purchase, ownership, and disposition of the EISs being offered hereby are not entirely clear. We intend to treat the purchase of EISs in this offering as the purchase of shares of our common stock and senior subordinated notes and, by purchasing EISs, you will agree to such treatment. You must allocate the purchase price of the EISs between those shares of common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of common stock as $            and the initial fair market value of each $            aggregate principal amount of our senior subordinated notes as $            , assuming an initial public offering price of $    per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus. By purchasing EISs, under the terms of the indenture governing our senior subordinated notes, you will be deemed to have agreed to and be bound by such allocation.

        If this allocation is not respected by the Internal Revenue Service ("IRS"), it is possible that the senior subordinated notes will be treated as having been issued with original issue discount (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). For additional information on the U.S. federal income tax consequences if this allocation is not respected, see "Risk Factors—The allocation of the purchase price of the EISs may not be respected which may adversely affect your tax position" and "Material U.S. Federal Income Tax Consequences."

        We believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. We are receiving an opinion from our counsel, Torys LLP, that the senior subordinated notes should be treated as debt for such purposes; however, as there is an absence of direct authority, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend (and would likely not qualify for the special dividend rate described below), and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow available to make dividend and interest payments on our common stock and senior subordinated notes. In addition, if any payments were treated as dividends, such payments to holders of our EISs or senior subordinated notes (not in the form of EISs) who are not U.S. persons would generally be subject to U.S. federal withholding taxes at the applicable tax rate. Payments to non-U.S. holders would not be grossed-up on account of any such taxes.

        Dividends paid on our Class A common stock through 2008, under current legislation and to the extent those dividends are paid out of our earnings and profits, will be taxable to you at long-term capital gains rates. Interest income on the senior subordinated notes will be taxable to you at ordinary income rates.

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?

        The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID pursuant to an offering by us of EISs or senior subordinated notes of the same series or upon an exercise of conversion or exchange rights by the holders of our Class B common stock are not clear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that in the event there is a subsequent issuance by us of senior subordinated notes with a new CUSIP number having substantially identical terms as the senior subordinated notes, each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes and the records of any record holders of the senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes or EISs (as the case may be) will own an inseparable unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of EISs, such inseparable unit composed of senior subordinated notes will be included in such holder's EISs). However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. Due to the lack of applicable authority, it is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for U.S. federal income tax purposes and our counsel is not able to opine on this issue; consequently, it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income as it accrues on the senior subordinated notes, in addition to stated interest, and to suffer other potentially adverse U.S. federal income tax consequences. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of EISs or directly, the recombination of senior subordinated notes and shares of common stock to form EISs, or the separation of EISs, should not affect your tax treatment. See "Material U.S. Federal Income Tax Consequences."

        Following any subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of EISs and senior subordinated notes, and each holder of EISs or senior subordinated notes will, by purchasing EISs, agree to report OID in a manner consistent with this approach. Under the terms of the indenture governing our senior subordinated notes, by purchasing the senior subordinated notes, you will be deemed to have agreed to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EISs or instruments similar to the EISs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the EISs. For additional information, see "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and have other adverse consequences" and "Material U.S. Federal Income Tax Consequences."

Summary of the Common Stock

Issuer	DavCo Restaurants Inc.
Shares of Class A common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Shares of Class B common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Shares of Class C common stock to be outstanding following the offering	No shares of Class C common stock will be outstanding upon the closing of this offering.
Total shares of common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Voting rights
Subject to applicable law, each outstanding share of our Class A common stock and Class B common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote, except that so long as our management investors and Citicorp Venture Capital beneficially own 8% or more of the outstanding shares of our Class A and Class B common stock in the aggregate, they will have the right to designate two directors for election to our board of directors.
Listing
Shares of our Class A common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by "affiliates" as this term is defined in Rule 144 under the Securities Act of 1933. Shares of our Class A common stock will not initially be listed for separate trading on the American Stock Exchange or any other exchange. We will apply to list shares of Class A common stock for separate trading on the American Stock Exchange (or another exchange or quotation system on which the EISs are then listed, or were previously listed) when shares held separately and not in the form of EISs satisfy applicable listing requirements for a period of 30 consecutive trading days as described under "Description of Enhanced Income Securities (EISs)." Shares of our Class B common stock will not be listed for separate trading.
Dividends
Our board of directors currently intends to declare regular quarterly dividends on our Class A and Class B common stock. We intend to make our first dividend payment on to holders of record as of . Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on , 2004 and a regular quarterly dividend payment for the period commencing and ending on . Under our dividend policy, we intend to pay quarterly dividends of $ per share of Class A common stock and $ per share of Class B common stock for the first four full quarterly dividend payment periods following the closing of this offering. Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $ of dividends per share of Class A common stock and $ of dividends per share of Class B common stock for the period beginning through , the first four full quarterly dividend payment periods following the closing of this offering. The amount of dividends, if any, for each quarterly dividend payment date, including the , 2004 dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth under the terms of our new credit facility, the indenture governing our senior subordinated notes, our franchise agreements with Wendy's, provisions of applicable law, and other factors that our board of directors may deem relevant. Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. Dividend payments are not mandatory or guaranteed, and holders of our Class A and Class B common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Our board of directors may decrease the level of dividends for the Class A and Class B common stock below the expected dividend rate set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering or any dividends at all."

Dividend payment dates	We intend to pay dividends quarterly on , , and of each year to holders of record on the immediately preceding , , and , respectively, commencing , 2004.
Rights to exchange shares of Class B common stock for EISs
Beginning on the 366th day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Each such share of Class B common stock will be exchangeable for of an EIS (representing $ principal amount of our % senior subordinated notes due 2016 and of a share of our Class A common stock). Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will restrict the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). If any holder of Class B common stock has not exercised its exchange right in full, then following the maturity date of the senior subordinated notes, and at any other time that there are no senior subordinated notes and EISs outstanding, any remaining shares of Class B common stock will be exchangeable (at the option of the holder) into shares of Class A common stock on a one-for-one basis. Any exchange is subject to compliance with the terms of our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's. In addition, any issuance of EISs upon exchange of shares of our Class B common stock must occur pursuant to an effective registration statement under the Securities Act. For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

20% Ownership Limitations
Pursuant to our amended and restated certificate of incorporation, no person or group acting together (other than the management investors) may be the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company. In the event that either of the foregoing limitations is or may be contravened, we may take such actions with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on the stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to below or a 20% ownership level. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—20% ownership limitations" and "Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws—20% ownership limitations."

Summary of the Senior Subordinated Notes

Issuer	DavCo Restaurants Inc.
Senior subordinated notes to be outstanding following the offering	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters' over-allotment option with respect to the EISs is exercised in full); and
$ million aggregate principal amount sold separately (not in the form of EISs.)
Interest rate	% per annum.
Interest payment dates	Interest on the senior subordinated notes will be payable quarterly in arrears on , , and of each year commencing , 2004.
Maturity date	The senior subordinated notes will mature on , 2016 unless earlier redeemed at our option as described under "Description of Senior Subordinated Notes—Optional Redemption."
Optional redemption
We may not redeem the notes prior to , 2009. On and after , 2009, we may redeem for cash all or part of the senior subordinated notes upon not less than 30 or more than 60 days' notice to the owners of senior subordinated notes, at redemption prices described under "Description of Senior Subordinated Notes—Optional Redemption." If we redeem any senior subordinated notes (under any circumstances), the senior subordinated notes and Class A common stock represented by each EIS will be automatically separated.
Change of control
Upon the occurrence of a change of control, as defined under "Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control," unless we have exercised our right to redeem all senior subordinated notes as described above, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the senior subordinated notes and Class A common stock represented by such holder's EISs.
Ranking
The senior subordinated notes will be unsecured obligations and will be subordinated in right of payment to all of our existing and future senior secured and senior unsecured indebtedness, including the indebtedness under the new credit facility. The senior subordinated notes will rank equally in right of payment with all of our senior subordinated indebtedness. At March 28, 2004, after giving pro forma effect to this offering and the transactions contemplated hereby, including the use of proceeds, we would have had approximately $ million of senior indebtedness outstanding.

Note guarantees
The senior subordinated notes will be fully and unconditionally guaranteed by all of our existing domestic subsidiaries and certain future domestic subsidiaries on an unsecured and subordinated basis on the terms set forth in the indenture. The senior subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors, including the indebtedness under the terms of our new credit facility. Any future foreign or partially owned domestic subsidiaries will not be guarantors of our senior subordinated notes. At March 28, 2004, after giving pro forma effect to this offering and the transactions contemplated hereby, including the use of proceeds, the guarantors would have had, in the aggregate, approximately $ million of senior indebtedness outstanding.
Acceleration forbearance
Except in the event of bankruptcy or insolvency, the maturity of the principal amount of the senior subordinated notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's International by the trustee with respect to the occurrence of certain events of default and ending 45 days after such date, as described in "Description of Senior Subordinated Notes—Acceleration Forbearance Periods."
Restrictive covenants	The indenture governing our senior subordinated notes will contain covenants with respect to us and will restrict:
	•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;
	•	the payment of dividends or distributions on, and purchase or redemption of, capital stock;
	•	a number of other restricted payments, including the making of certain investments;
	•	specified creation of liens, sale-leaseback transactions and sales of assets;
	•	fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and
	•	specified transactions with affiliates.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Senior Subordinated Notes—Certain Covenants."

Procedures relating to subsequent issuances
The indenture governing our senior subordinated notes will provide that in the event we issue additional senior subordinated notes with a new CUSIP number having substantially identical terms as the senior subordinated notes (except for the issuance date) in connection with the issuance by us of additional EISs or senior subordinated notes sold separately, each EIS or separately held senior subordinated note will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of EISs or separately held senior subordinated notes, as the case may be, will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange.

The indenture governing our senior subordinated notes will permit issuances of additional senior subordinated notes upon exchange of shares of Class B common stock by the holders of our Class B common stock into EISs and for other permitted purposes, subject to compliance with certain debt covenants. The automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us, with respect to the full amount of senior subordinated notes purchased by such holder. However, any subsequent issuance of senior subordinated notes by us may adversely affect the tax and non-tax treatment of the EISs and senior subordinated notes. See "Risk Factors—Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and have other adverse consequences" and "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances."
Listing	The senior subordinated notes will not be separately listed on any exchange.
Representation letter
Each investor purchasing separate senior subordinated notes in this offering must represent to us that it is not a holder of our equity, is not purchasing EISs in this offering and has no plan to acquire EISs or our equity or transfer the separate senior subordinated notes to any holder of EISs or our equity. See "Underwriting."

Risk Factors

        You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the EISs, the shares of our Class A common stock and senior subordinated notes represented by the EISs and/or the senior subordinated notes sold separately.

General Information About This Prospectus

        Throughout this prospectus, unless otherwise noted, we have assumed:

  •
  no exercise of the underwriters' over-allotment option;

  •
  a      % annual interest rate on the senior subordinated notes, which is subject to change depending on market conditions prior to the pricing date; and

  •
  an initial public offering price of $        per EIS, the midpoint of the range set forth on the cover page of this prospectus, comprised of $        allocated to one share of our Class A common stock and $        to the principal amount of senior subordinated notes included in each EIS, and an initial public offering price of     % of the stated principal amount for the senior subordinated notes sold separately.

        All per share information in this prospectus (other than historical information) has been adjusted for a recapitalization of our common stock that will be effective concurrent with this offering. Any reference to "our common stock" or "our shares of common stock" refers to the shares of our Class A common stock, Class B common stock and Class C common stock which will be outstanding after giving effect to the recapitalization of our common stock to be effective concurrent with this offering. Upon the closing of this offering, no shares of our Class C common stock will be outstanding and we do not anticipate that we will issue shares of our Class C common stock in the near future.

        Prior to the closing of this offering, we will amend our certificate of incorporation to change the name of our company to DavCo Restaurants Inc. Immediately prior thereto, we will cause our wholly-owned subsidiary, DavCo Restaurants, Inc., to change its name to DavCo Operations Inc. All references in this prospectus to us or our wholly-owned subsidiary, DavCo Restaurants, Inc. (other than in our consolidated financial statements) give effect to these name changes.

        Unless the context otherwise requires, references in this prospectus to the "offering" refer collectively to the offering of EISs, including the shares of Class A common stock and senior subordinated notes represented by such EISs, and the offering of the senior subordinated notes sold separately (not in the form of EISs) and the transactions contemplated hereby.

        Any reference to "existing equity investors" refers to certain officers of our company, namely Ronald D. Kirstien, Harvey Rothstein, David J. Norman, Joseph F. Cunnane, III, Richard H. Borchers, Charles C. MacGuire, III, Elizabeth Brown, Thomas A. Hughes, Sandra L. Hughes and Stacey E.Y. Jackson, and Citicorp Venture Capital and certain of its affiliates and employees, namely Byron L. Knief, Charles Schweitzer, 63 BR Partnership, David F. Thomas, Charles Corpening and James A. Urry.

        Any reference to "management investors" refers to certain holders of our shares of Class B common stock, who immediately after the recapitalization will be Ronald D. Kirstien, Harvey Rothstein, David J. Norman, Joseph F. Cunnane, III and Richard H. Borchers.

Summary Financial Information

        The following table shows our summary financial information derived from our audited consolidated financial statements for each of the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 and our unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004, which are included elsewhere in this prospectus. The table also shows unaudited summary financial information for the last four fiscal quarters ended March 28, 2004. We have presented data for our most recent four fiscal quarters because we will be paying interest on our senior subordinated notes and, if declared by our board of directors, dividends on our common stock quarterly. We will be testing the restrictions on the payment of interest under the terms of our new credit facility and the payment of dividends under the terms of our new credit facility and the indenture governing our senior subordinated notes on a quarterly basis, in each case, based on compliance with a fixed charge coverage ratio which will be calculated using financial information from the latest four fiscal quarter period.

        The summary financial information for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003, the last four fiscal quarters ended March 28, 2004 and the six months ended March 30, 2003 includes the results of our Friendly's restaurants operations. Effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations. Accordingly, the financial information for the six months ended March 28, 2004 reflects our Wendy's restaurant operations only and does not include any Friendly's restaurant operations (other than the $192,000 net gain resulting from the reversal of a previously recognized impairment charge and the disposal of Friendly's restaurant assets held for sale). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cessation of Friendly's Restaurant Operations" and Note 5 to our audited consolidated financial statements included elsewhere in this prospectus.

        The unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended March 28, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending September 26, 2004 primarily due to the seasonal nature of our business.

        The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 and the related notes, our unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004 and the related notes, "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

				Unaudited
	Year Ended (1)			Last Four Quarters Ended	Six Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 28, 2004	March 30, 2003	March 28, 2004
	(In thousands, except ratios, percentages and per share data)
Statement of operations data:
Wendy's restaurant sales	$175,800	$190,150	$196,280	$206,017	$90,542	$100,279
Friendly's restaurant sales	41,020	32,997	8,130	3,458	4,672	—
Total restaurant sales	216,820	223,147	204,410	209,475	95,214	100,279
Costs and expenses:
Cost of restaurant sales	133,540	135,348	123,657	127,826	58,013	62,182
Restaurant operating expenses	46,127	46,051	41,209	40,227	20,491	19,509
Franchise royalty expenses	8,435	8,713	8,065	8,331	3,745	4,011
General and administrative expenses	7,884	9,818	9,555	9,714	4,098	4,257

Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses (2)	14,211	(757)	(963)	(1,083)	71	(49)
Net loss on disposal of fixed assets	2,035	54	55	(12)	67	—
Depreciation and amortization	8,426	6,451	6,732	6,824	3,330	3,422

Operating (loss) income	(3,838)	17,469	16,100	17,648	5,399	6,947
Interest expense, net of interest income	(15,042)	(16,174)	(14,805)	(14,313)	(7,590)	(7,098)
Write-off of deferred offering and related costs	—	—	—	(5,746)	—	(5,746)
Other income, net	728	496	1,747	1,138	740	131

Income (loss) before income taxes	(18,152)	1,791	3,042	(1,273)	(1,451)	(5,766)
Income tax (provision) benefit	—	3,267	(307)	(307)	—	—

Net (loss) income	$(18,152)	$5,058	$2,735	$(1,580)	$(1,451)	$(5,766)
Dividends accrued on Class A common stock	(3,720)	(6,848)	(6,156)	(6,530)	(2,987)	(3,361)

Loss attributable to Class B and C common stock	$(21,872)	$(1,790)	$(3,421)	$(8,110)	$(4,438)	$(9,127)

Per share data (11):
Basic and diluted earnings per share attributable to Class A common stockholders	$14.88	$27.39	$24.62	$26.12	$11.95	$13.44
Basic and diluted loss per common share attributable to Class B and C common stock	$(26.84)	$(2.12)	$(4.05)	$(9.51)	$(5.25)	$(10.60)

Other financial data (unaudited):
EBITDA (12)	$5,316	$24,416	$24,579	$19,864	$9,469	$4,754
Cash flow provided by operating activities	8,282	13,158	12,488	14,915	1,629	4,056
Cash flow (used in) provided by investment activities	(4,533)	10,821	802	2,402	(1,541)	59
Cash flow used in financing activities	(768)	(18,165)	(16,860)	(18,680)	(3,549)	(5,369)
Restaurant maintenance capital expenditure (3)	816	1,275	4,062	2,614	2,103	655
New restaurant capital expenditures	3,910	1,095	1,874	2,307	60	493
Aggregate cash paid for capital expenditures (4)	4,726	2,370	5,936	4,921	2,163	1,148
Ratio of earnings to fixed charges (5)	0.01	x	1.09	x	1.17	x	0.93	x	0.84	x	0.31	x
Deficiency in the coverage of earnings to fixed charges (5)	(18,219)	—	—	(1,273)	(1,451)	(5,766)
Segment financial data (unaudited):
Wendy's:
Restaurant sales	$175,800	$190,150	$196,280	$206,017	$90,542	$100,279
Operating income	4,255	15,606	15,268	16,210	5,813	6,755

Net (loss) income	(8,540)	3,500	3,037	(2,520)	(401)	(5,958)
EBITDA (6)(12)	12,255	22,316	23,661	18,366	9,857	4,562
EBITDA as a percentage of Wendy's restaurant sales	7.0%	11.7%	12.1%	8.9%	10.9%	4.5%
Aggregate cash paid for capital expenditures (4)	4,686	2,352	5,936	4,921	2,163	1,148
Friendly's:
Restaurant sales	$41,020	$32,997	$8,130	$3,458	$4,672	$—
Operating (loss) income	(8,093)	1,863	832	1,438	(414)	192
Net (loss) income	(9,612)	1,558	(302)	940	(1,050)	192
EBITDA (12)	(6,939)	2,100	918	1,498	(388)	192
EBITDA as a percentage of Friendly's restaurant sales	(16.9)%	6.4%	11.3%	43.3%	(8.3)%	—
Aggregate cash paid for capital expenditures (4)	40	18	—	—	—	—

        The table below shows our summary balance sheet data as of March 28, 2004 on an actual basis derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and on an as adjusted basis to reflect the application of the proceeds of this offering and the other transactions contemplated hereby as if they had occurred on March 28, 2004.

	Unaudited
	March 28, 2004
	Actual	Adjustments	Pro forma as Adjusted (7)
	(In thousands)
Summary balance sheet data:
Total current assets	$12,847
Total current liabilities	31,607
Working capital deficiency (8)	(18,760)
Total assets	118,518
Long-term debt (including current portion) (9)	138,619
Total liabilities	191,535
Allocated portion of Class B common stock (10)	—

(1)
We use a 52-53 week fiscal year ending on the last Sunday of September. The 2001, 2002 and 2003 fiscal years consisted of 52 weeks.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment of Long-Lived Assets and Assets Held for Sale" and Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated financial statements of operations. These restaurant maintenance expenses were approximately $4.8 million, $6.4 million, $5.8 million, $5.5 million and $2.6 million, respectively, for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003, the last four fiscal quarters ended March 28, 2004, and the six months ended March 28, 2004. In all periods presented, restaurant maintenance capital expenditures also include a nominal amount of capital expenditures related to general corporate needs.

(4)
Consists primarily of restaurant maintenance capital expenditures and new restaurant capital expenditures.

(5)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income before income taxes plus charges, exclusive of capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to

  this offering and the use of proceeds, would have been    and    for the year ended September 28, 2003 and the six months ended March 28, 2004, respectively.

(6)
The six months ended March 28, 2004 reflects the write-off in that period of deferred offering and related costs incurred in connection with the termination of the contemplated conversion of our company to a trust and subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding such deferred offering and related costs, EBITDA for our Wendy's restaurant operations for the last four quarters ended March 28, 2004 and for the six months ended March 28, 2004 would have been $24.1 million and $10.3 million, respectively.

(7)
The pro forma as adjusted balance sheet data has been prepared assuming the recapitalization transaction, the closing of this offering, the use of proceeds therefrom and the completion of the new credit facility, including payment of related fees and expenses. The pro forma as adjusted balance sheet data gives effect to those transactions as if they had occurred on March 28, 2004.

(8)
Working capital deficiency represents total current assets less total current liabilities.

(9)
Includes current and long-term portions of debt, capital lease obligations and sale-leaseback financing obligations.

(10)
The allocated portion of the shares of our Class B common stock reflects the carrying amount of the potential debt portion of the shares of Class B common stock as if all of the shares of Class B common stock were exchanged into EISs. Following the closing of this offering, each share of our Class B common stock will be exchangeable into of our    % senior subordinated notes with an assumed face value of $                  plus    of a share of our Class A common stock. Refer to a discussion of our accounting policies related to our Class B common stock included in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As Adjusted Assuming No Exercise of the Underwriters' EIS Over-Allotment Option	As Further Adjusted Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
(In thousands)
Shares of Class B common stock outstanding
% senior subordinated notes issuable on exchange of Class B common stock into EISs
Shares of Class A common stock issuable on exchange of Class B common stock into EISs
(11)
Does not reflect the transactions contemplated by this offering, including the recapitalization.

(12)
EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to cash flows as a measure of liquidity. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to pay debt service and to pay dividends on our Class A and Class B common stock. We also present this discussion of EBITDA because the terms of our new credit facility and the indenture governing our senior subordinated notes will contain financial covenants based on this measure, including covenants restricting the payment of interest on our senior subordinated notes and dividends on our common stock. See "Dividend Policy and Restrictions" and "Description of Certain Indebtedness—New Credit Facility". The following tables present a reconciliation of cash provided by operating activities to EBITDA.

				Unaudited
	Year Ended			Last Four Quarters Ended	Six Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 28, 2004 (a)	March 30, 2003	March 28, 2004 (a)
	(In thousands)
CONSOLIDATED EBITDA:
Net cash provided by (used in) operating activities	$8,282	$13,158	$12,488	$14,915	$1,629	$4,056
Change in operating assets and liabilities	(4,458)	(121)	(2,086)	(3,071)	1,037	52
Deferred income taxes	—	(734)	(307)	(307)	—	—
Net gain (loss) on sale of fixed assets	(2,035)	(54)	(55)	12	(67)	—
Write-off of deferred offering and related costs	—	—	—	(5,746)	—	(5,746)
Amortization of deferred financing costs	(731)	(1,497)	(1,536)	(1,532)	(773)	(769)
Net gain (loss) on disposal of assets held for sale and write-down of impaired long-lived assets	(10,784)	757	963	1,083	(71)	49
Interest expense, net	15,042	16,174	14,805	14,313	7,590	7,098
Income tax (benefit) provision	—	(3,267)	307	307	—	—
Other	—	—	—	(110)	124	14

EBITDA	$5,316	$24,416	$24,579	$19,864	$9,469	$4,754

				Unaudited
	Year Ended			Last Four Quarters Ended	Six Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 28, 2004 (a)	March 30, 2003	March 28, 2004 (a)
	(In thousands)
WENDY'S EBITDA:
Net cash provided by (used in) operating activities	$5,985	$13,421	$13,177	$15,952	$1,646	$4,421
Change in operating assets and liabilities	(3,682)	(1,587)	(1,178)	(3,548)	2,056	(314)
Deferred income taxes	—	(734)	(307)	(307)	—	—
Net gain (loss) on sale of fixed assets	—	(54)	(55)	12	(67)	—
Write-off of deferred offering and related costs	—	—	—	(5,746)	—	(5,746)
Amortization of deferred financing costs	(655)	(1,372)	(1,536)	(1,536)	(768)	(768)
Net gain (loss) on disposal of assets held for sale and write-down of impaired long-lived assets	(2,103)	277	(332)	(413)	(62)	(143)
Interest expense, net	12,710	14,149	13,585	13,755	6,928	7,098
Income tax (benefit) provision	—	(1,784)	307	307	—	—
Other	—	—	—	(110)	124	14

EBITDA	$12,255	$22,316	$23,661	$18,366	$9,857	$4,562

  (a)
  Reflects the write-off in the six months ended March 28, 2004 of deferred offering and related costs incurred in connection with the termination of the contemplated conversion of our company to a trust and subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding such deferred offering and related costs, EBITDA for our Wendy's restaurant operations for the last four quarters ended March 28, 2004 and for the last six months ended March 28, 2004 would have been $24.1 million and $10.3 million, respectively.

				Unaudited
	Year Ended			Last Four Quarters Ended	Six Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 28, 2004	March 30, 2003	March 28, 2004
	(In thousands)
FRIENDLY'S EBITDA:
Net cash provided by (used in) operating activities	$2,297	$(263)	$(689)	$(1,037)	$(17)	$(365)
Change in operating assets and liabilities	(776)	1,466	(908)	477	(1,019)	366
Deferred income taxes	—	—	—	—	—	—
Net gain (loss) on sale of fixed assets	(2,035)	—	—	—	—	—
Write-off of deferred offering and related costs	—	—	—	—	—	—
Amortization of deferred financing costs	(76)	(125)	—	4	(5)	(1)
Net gain (loss) on disposal of assets held for sale and write-down of impaired long-lived assets	(8,681)	480	1,295	1,496	(9)	192
Interest expense, net	2,332	2,025	1,220	558	662	—
Income tax (benefit) provision	—	(1,483)	—	—	—	—
Other	—	—	—	—	—	—

EBITDA	$(6,939)	$2,100	$918	$1,498	$(388)	$192

RISK FACTORS

        An investment in the EISs, shares of our Class A common stock and/or our senior subordinated notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

Risks Relating to the EISs, shares of Class A Common Stock and/or Senior Subordinated Notes

You may not receive interest or dividends in the amounts contemplated in this prospectus. The terms of our new credit facility will restrict our ability to pay principal and interest on our senior subordinated notes and to pay dividends on shares of our Class A and Class B common stock. The terms of our senior subordinated notes and our franchise agreements with Wendy's International restrict our ability to pay dividends on shares of our Class A and Class B common stock.

        Our ability to make payments of principal and interest on our senior subordinated notes, pay dividends on our Class A and Class B common stock or make other distributions will be subject to applicable law and contractual restrictions contained in the instruments governing our indebtedness, including the terms of our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's International.

        The terms of our new credit facility will prevent us from paying principal or interest on our senior subordinated notes during the existence of a payment default thereunder and for 179 days following a default thereunder, other than a payment default. Our new credit facility will also prevent us from paying dividends on our shares of Class A and Class B common stock if an event of default exists thereunder or if certain financial covenant ratios are not met. See "Description of Certain Indebtedness—New Credit Facility."

        The indenture governing our senior subordinated notes contains significant restrictions on our ability to pay dividends on shares of our Class A and Class B common stock based upon meeting certain fixed charge coverage ratios and other conditions, as described under "Description of Senior Subordinated Notes" and prohibits the payment of dividends during the existence of an event of default (including the non-payment of interest on our senior subordinated notes, when due) thereunder.

        Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our Class A and Class B common stock if at the time of such payment we are not current in our capital expenditure obligations or our royalty fee, advertising contribution or other payment obligations to Wendy's, or if such payment would prevent us from making required payments to Wendy's under our agreements with Wendy's. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Dividend restrictions."

        Accordingly, you may not receive interest or dividends in the amounts contemplated by the senior subordinated notes or the dividend policy to be adopted by our board of directors upon the closing of this offering.

You may not receive the level of dividends provided for in the dividend policy our board of directors will adopt upon the closing of this offering or any dividends at all.

        Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Furthermore, our board of directors may, in its sole discretion, amend or repeal the dividend policy to be adopted upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. Further, the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's contain significant restrictions on our ability to make dividend payments on our shares of common stock. The reduction or elimination of dividends may negatively affect the market price of the EISs.

If we have insufficient cash flow to cover the expected dividend payments under the dividend policy to be adopted by our board of directors we would need to reduce or eliminate dividends or, to the extent permitted under our debt agreements, fund a portion of our dividends with additional borrowings.

        If our cash flows from operations for future periods were to fall below our minimum expectations (or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our new credit facility to finance any of our seasonal working capital needs were to prove incorrect), we would need either to reduce or eliminate dividends or, to the extent we were permitted to do so under the indenture governing our senior subordinated notes and the terms of our new credit facility, fund a portion of our dividends with borrowings or from other sources. If we were to use borrowings under our new credit facility or other borrowings to fund dividends, we would have less cash and/or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business.

The degree to which we are leveraged on a consolidated basis may impact our financing options and liquidity position.

        Following the closing, we will have an aggregate $     million of our senior subordinated notes outstanding and have entered into the new credit facility. Under certain circumstances, our new credit facility and the indenture governing our senior subordinated notes will permit us to incur additional indebtedness.

        The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the EISs or senior subordinated notes, including:

  •
  it may be more difficult to satisfy our obligations under our new credit facility and the senior subordinated notes and pay dividends on our common stock;

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our common stock; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness, including the new credit facility and the indenture governing our senior subordinated notes, impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the payment of principal and interest on our senior subordinated notes, dividends and distributions on, and purchase or redemption of, capital stock;

  •
  the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

  •
  a number of other restricted payments, including the making of certain investments;

  •
  specified sales of assets;

  •
  specified sale-leaseback transactions;

  •
  the creation of a number of liens;

  •
  specified transactions with affiliates; and

  •
  consolidations, mergers and transfers of all or substantially all of our assets.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities.

        The terms of the new credit facility include other restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also requires us to maintain certain financial ratios including, without limitation, the following: a minimum fixed charge coverage ratio, a maximum funded indebtedness to EBITDA ratio, a maximum adjusted funded indebtedness to EBITDAR ratio and a minimum of adjusted EBITDA.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Certain events of default under the new credit facility would prohibit us from making payments on our senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lender could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lender could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of DavCo Operations. As a result, we will rely on dividends and other payments or distributions from DavCo Operations and its subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of DavCo Operations and its subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and will be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

You may not be able to immediately accelerate the principal amount of the senior subordinated notes prior to their maturity which may delay your right, as a holder of senior subordinated notes, to enforce your remedies and receive payment.

        The maturity of the principal amount of the senior subordinated notes may not be immediately accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's with respect to the occurrence of certain events of default and ending 45 days after such date, as described in "Description of Senior Subordinated Notes—Acceleration Forbearance Periods." This acceleration forbearance period may delay your right, as a holder of senior subordinated notes, to enforce your remedies and receive payments on the senior subordinated notes.

Holders of Class B common stock may have conflicting interests from yours.

        Pursuant to a recapitalization to be effected concurrent with this offering, the management investors and Citicorp Venture Capital will own all of the shares of our Class B common stock. Pursuant to the stockholders agreement, so long as the management investors, together with Citicorp Venture Capital, hold more than 8% of the outstanding shares of Class A and Class B common stock in the aggregate, they will be entitled to designate two members to our board of directors. As a result, through their director designation right, the management investors and Citicorp Venture Capital will, collectively, exercise influence over matters requiring board approval, including decisions about our capital structure and the payment of dividends on our Class A and Class B common stock. As holders of our Class B common stock, which provide for dividends to be subordinated to the dividends payable to holders of our Class A common stock, their interests may conflict with your interests as a holder of EISs and Class A common stock.

You will be immediately diluted by $            per share of Class A common stock if you purchase EISs in this offering.

        If you purchase EISs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $             per share of Class A common stock represented by the EISs which exceeds the entire price allocated to each share of common stock represented by the EISs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of March 28, 2004, after giving effect to this offering, was approximately $            million, or $            per share of common stock.

Our expansion is dependent on our continued ability to borrow under our new credit facility and our interest expense thereunder may significantly increase and could cause our net income and distributable cash to decline significantly.

        Our ability to continue to expand our business, including to make new restaurant expenditures, will be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of EISs or any sale of securities. We cannot assure you that such financing will be available to us on favorable terms or at all. The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Any future borrowings under our new credit facility will be made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our stockholders.

We may not generate sufficient funds from operations to pay our indebtedness at maturity or upon the exercise by holders of our senior subordinated notes of their rights upon a change of control.

        A significant portion of our cash flow from operations will be dedicated to maintaining our restaurants and servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining available cash to our stockholders in the form of quarterly dividends. Moreover, prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case you exercise your right to require us to purchase your senior subordinated notes upon a change of control.

We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

Your right to receive payments on the senior subordinated notes and the senior subordinated note guarantees is junior to all senior debt of our company and its subsidiaries.

        We are a holding company and conduct all of our operations through our subsidiaries. The senior subordinated notes and the senior subordinated note guarantees issued by our subsidiary guarantors will be unsecured senior subordinated obligations, junior in right of payment to our senior debt and that of each of our subsidiary guarantors, respectively. As a result of the subordinated nature of our senior subordinated notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. In such event, we and our subsidiary guarantors would not be able to make all principal payments on our senior subordinated notes.

        The subordination provisions of the indenture governing the senior subordinated notes will also provide that payments to you under the subsidiary guarantees may be blocked for up to 179 days by holders of designated senior indebtedness (at the closing of this offering, the lenders under the new credit facility) if a default other than a payment default exists under such senior indebtedness. During any period in which payments to you are blocked in this manner, any amounts received by you with respect to the subsidiary guarantees, including as a result of any legal action to enforce such subsidiary guarantees, would be required to be turned over to the holders of senior indebtedness. See "Description of Senior Subordinated Notes—Ranking."

        On a pro forma basis as of March 28, 2004, our senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $             million of outstanding senior secured indebtedness, plus approximately $            million of letters of credit and the subsidiary guarantees would have ranked junior to $                         million of outstanding senior unsecured debt and equally with approximately $            million of outstanding indebtedness of ours and the subsidiary guarantors. In addition, as of March 28, 2004, on a pro forma basis, DavCo Operations would have had the ability to borrow up to an additional amount of $            million under the new credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our senior subordinated notes.

The guarantees of the senior subordinated notes by our subsidiaries may not be enforceable.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

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  issued the guarantee to delay, hinder or defraud present or future creditors; or

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  received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

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  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

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  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

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  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

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  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

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  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

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  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We believe that immediately after the issuance of the senior subordinated notes and the guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure what standard a court would apply to determine whether the subsidiary guarantors are solvent or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for the benefit of DavCo Restaurants, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

Seasonality and variability of our businesses may cause volatility in the market value of your investment and may hinder our ability to make timely distributions on the EISs.

        Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. This variability results from several factors, including consumer habits driven by changes in the seasons and weather. Consequently, results of operations for any particular quarter may not be indicative of the results of operations of future periods, which make it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the EISs. In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Given that we are required to make equal quarterly interest payments and expect to pay equal quarterly dividends to EIS holders throughout the year, there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to EIS holders.

Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

        If all or a portion of the senior subordinated notes were treated as equity rather than debt (including if the EISs were treated as an indivisible equity security) for U.S. federal income tax purposes, then a corresponding portion of the interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, we would be subject to liability for U.S. withholding taxes on interest payments to non-U.S. holders if such payments were determined to be dividends. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. Our liability for income taxes (and withholding taxes) if the senior subordinated notes were determined to be equity for income tax purposes would reduce our after-tax cash flow and would adversely impact our ability to make interest and/or dividend payments. In the case of foreign holders, treatment of the senior subordinated notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the senior subordinated notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Therefore, foreign holders would receive any such payments net of the tax withheld.

        Even if the IRS does not challenge the tax treatment of the senior subordinated notes, it is    possible that as a result of changes in circumstances or facts that come to light after this offering (including facts indicating the inaccuracy of the representations given by the initial purchasers of the senior subordinated notes not in the form of EISs), we may need to establish an accrual for contingent tax liabilities associated with a potential disallowance of all or part of the interest deductions on the senior subordinated notes, although our present view is that no such accrual is necessary or appropriate. If we were required to maintain a material accrual, our ability to make dividend payments on our common stock could be impaired, due to restrictions in the indenture governing our senior subordinated notes, under the terms of our new credit facility or under applicable law, and the market for the EISs or Class A common stock could be adversely affected.

If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes which may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        It is possible that the senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant original issue discount" and thus be classified as "applicable high yield discount obligations," or AHYDOs. If any such senior subordinated notes were so treated, a portion of the original issue discount on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

The allocation of the purchase price of the EISs may not be respected which may adversely affect your tax position.

        The purchase price of each EIS must be allocated between the share of Class A common stock and senior subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $                        and the initial fair market value of the principal amount of our senior subordinated notes as $                        and, by purchasing EISs, under the terms of the indenture, you will agree to and be bound by such allocation, assuming an initial public offering price of $                        per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income. If the IRS successfully asserts that the senior subordinated notes have a fair market value greater than that which we allocate to such notes, it is possible that the senior subordinated notes will be treated as having amortizable bond premium. If the senior subordinated notes were treated as having amortizable bond premium, you would be able to elect to amortize bond premium over the term of the senior subordinated note.

        We intend to treat the acquisition of an EIS as an acquisition of the share of Class A common stock and the senior subordinated note represented by the EISs. However, there are no directly applicable legal authorities governing the issue of whether EISs will be treated for U.S. federal income tax purposes as the acquisition of a share of common stock and a separate debt instrument or whether EISs will instead be treated as an indivisible security that is solely an equity security. Consequently, our counsel is unable to opine definitely whether the EISs will be treated for U.S. federal income tax purposes as the acquisition of a share of common stock and a separate debt instrument, although counsel believes they should be so treated. For additional information on the U.S. federal income tax consequences if the EISs were treated as an indivisible equity security, see "—Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments."

Subsequent issuances of senior subordinated notes may cause you to recognize original issue discount and have other adverse consequences.

        The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are substantially identical to the senior subordinated notes, each holder of EISs or separately held senior subordinated notes (not in the form of EISs), as the case may be, agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following each such subsequent issuance and exchange, each holder of senior subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of senior subordinated notes of each separate issuance. Therefore, subsequent issuances of senior subordinated notes with original issue discount pursuant to an EIS offering by us or following an automatic exchange with purchasers of our common stock from the existing equity investors may adversely affect your tax treatment by increasing the original issue discount, if any, that you were previously accruing with respect to the senior subordinated notes represented by your EISs. Furthermore, due to the lack of applicable authority it is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for U.S. federal income tax purposes and our counsel is not able to opine on this issue. It is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        Following any subsequent issuance of senior subordinated notes with original issue discount and exchange, we (and our agents) will report any original issue discount on the subsequently issued senior subordinated notes ratably among all holders of EISs and separately held senior subordinated notes, and each holder of EISs and separately held senior subordinated notes will, by purchasing EISs, agree to report original issue discount in a manner consistent with this approach. However, the Internal Revenue Service may assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder have original issue discount. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        For a discussion of these and additional tax related risks, see "Material U.S. Federal Income Tax Consequences."

Subsequent issuances of senior subordinated notes may adversely affect your treatment in a bankruptcy.

        The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuances of senior subordinated notes or exchanges into EISs. However, under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the portion of their principal face amount that represents unamortized original issue discount as at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or a bankruptcy of DavCo Restaurants prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with original issue discount could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

Before this offering, there has not been a public market for our EISs, Class A common stock or senior subordinated notes. The price of the EISs or separately held senior subordinated notes may fluctuate substantially, which could negatively affect EIS holders or holders of senior subordinated notes.

        None of our EISs, shares of common stock or senior subordinated notes has a relevant public market history. Our shares of common stock were publicly traded from August 13, 1993 to April 1, 1998 but have not publicly traded since that time. In addition, there has not been an active market in the United States for securities similar to the EISs. We cannot assure you that an active trading market for the EISs or our senior subordinated notes will develop in the future, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop, if at all, which may cause the price of EISs to fluctuate substantially. If the senior subordinated notes represented by your EISs are redeemed or mature, the EISs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange.

        Our Class A common stock initially will not be separately listed on the American Stock Exchange and, until a sufficient number of shares of our Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy applicable listing requirements, we will not apply for such listing. If our senior subordinated notes and shares of our Class A common stock are not listed separately on any securities exchange, the trading market for these securities may be limited, which could adversely affect the trading price of these securities and your ability to transfer these securities. Even if the Class A common stock is listed for separate trading, an active trading market may not develop, or even if it develops, may not last, in which case the trading price of the Class A common stock could be adversely affected and your ability to transfer your shares will be limited.

        The initial public offering prices of the EISs and senior subordinated notes sold separately in this offering have been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market prices of the EISs and senior subordinated notes after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us or the industry in which we operate, our customers and our suppliers, general interest rate levels and general market volatility could cause the market prices of the EISs and senior subordinated notes sold separately in this offering to fluctuate significantly.

        In addition, to the extent a market develops for shares of our Class A common stock or our senior subordinated notes, or both, separate from the EISs, the price of your EISs may be affected.

The limited liquidity of the trading market for the senior subordinated notes sold separately (not represented by EISs) may adversely affect the trading price of the separate senior subordinated notes.

        We are separately selling $     million aggregate principal amount of senior subordinated notes (not represented by EISs), representing approximately 10% of the total outstanding senior subordinated notes (including those senior subordinated notes represented by EISs and assuming the underwriters exercise their over-allotment option in full). While the senior subordinated notes sold separately (not represented by EISs) are part of the same series of notes as, and are identical to, the senior subordinated notes represented by the EISs, at the time of the issuance of the separate senior subordinated notes, the senior subordinated notes represented by the EISs will not be separable for at least 45 days and will not be separately tradeable until separated. As a result, the initial trading market for the senior subordinated notes sold separately (not represented by EISs) will be very limited. After the holders of the EISs are permitted to separate their EISs, a sufficient number of holders of EISs may not separate their EISs into shares of our Class A common stock and senior subordinated notes so that a sizable and more liquid trading market for the senior subordinated notes not represented by EISs may not develop or may not develop in a timely manner. Trading markets for debt securities have generally treated debt securities issued in larger aggregate principal amounts more favorably than similar securities issued in smaller aggregate principal amounts because of the increased liquidity created by potentially higher trading volumes associated with larger debt issuances. Given that approximately 90% of the senior subordinated notes will initially be represented by EISs, it is likely that the senior subordinated notes sold separately (not represented by EISs) will not trade at prices reflecting the aggregate principal amount of the combined issuance of senior subordinated notes included in the EIS offering and the separate senior subordinated notes offering. Therefore, a liquid market for the senior subordinated notes sold separately (not represented by EISs) may not develop or may not develop in a timely manner, which may adversely affect the ability of the holders of the separate senior subordinated notes to sell any of their separate senior subordinated notes and the price at which these holders would be able to sell any of the senior subordinated notes sold separately (not represented by EISs).

Future sales or the possibility of future sales of a substantial amount of EISs, shares of our Class A common stock or our senior subordinated notes may depress the price of these securities.

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the EISs, the shares of our Class A common stock and our senior subordinated notes, as applicable, and could impair our ability to raise capital through future sales of our securities.

        Beginning on the 366th day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will restrict the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than         shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). Any exchange is subject to the terms of our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's. In addition, any issuance of EISs upon exchange must occur pursuant to an effective registration statement under the Securities Act. For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

        We may issue shares of our Class A common stock and senior subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of EISs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EISs, shares of our Class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

You may be required to sell your EISs or Class A common stock and may be deprived of an opportunity to obtain a takeover premium for your securities as a result of the 20% ownership limit imposed on us by Wendy's.

        Our franchise agreements with Wendy's provide that, if at any time, any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction over or is the beneficial owner of more than 20% the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company and we do not within ten days of the date that we first have knowledge of such ownership or control, take steps as may be permitted under our amended and restated certificate of incorporation to reduce such interest to 20% or lower or if such ownership or control remains at more than a 20% of ownership level for more than 90 days after the date we first have knowledge of such ownership or control, such ownership or control shall constitute a default under the franchise agreements with Wendy's International. In such event, Wendy's International has, among other things, the right to terminate any and all of the franchise agreements or exercise its purchase option.

        Pursuant to our amended and restated certificate of incorporation, in the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on the stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to or below a 20% ownership level. Upon taking any such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock.

Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could result in adverse consequences to holders of our common stock.

        Our amended and restated certificate of incorporation authorizes the issuance of preferred stock and Class C common stock without stockholder approval and, in the case of the preferred stock, upon such terms applicable to the preferred stock as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

If interest rates rise, the trading value of our EISs and senior subordinated notes may decline.

        Should interest rates rise further or should the threat of rising interest rates continue to develop, debt markets may be adversely affected. As a result, the trading value of our EISs and senior subordinated notes may decline.

Risks Related to our Business and Industry

The competitive nature of the quick service restaurant market and the effect of fluctuating demographics and consumer trends may harm our business.

        The restaurant industry generally, and, the quick service restaurant market in particular, is intensely competitive with respect to price, service, location, type and quality of food and personnel. We compete with other well-established companies with extensive financial, technological, marketing and personnel resources and high brand name recognition and awareness. Some of those competitors have been in existence substantially longer than us, have substantially greater financial and other resources than us and have substantially more restaurants or may be better established in the markets where our restaurants are or may be located. McDonald's and Burger King restaurants are our principal competitors in the hamburger segment of the quick service restaurant market and both have substantially more restaurants in our exclusive franchise territory than we do. We also compete with other national and regional restaurant franchises and with non-franchise restaurants.

        Some of our quick service restaurant competitors have from time to time attempted to draw customer traffic through deep discounting. While we do not believe that this is a profitable long-term strategy, these changes in pricing and other marketing strategies have at times had, and in the future could have, a negative impact on our financial performance.

        The quick service restaurant market is also affected by changes in demographic trends, traffic patterns, and the type, number and proximity of competing quick service restaurants. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of experienced management and hourly-paid employees may also adversely affect the financial performance of the quick service restaurant industry in general and the financial performance of our restaurants in particular.

        Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose limits on pricing, either of which would negatively affect our financial performance.

Public health concerns about the safety of beef products and our other menu items could adversely impact our financial performance.

        Certain events such as the recent report of bovine spongiform encephalopathy, also known as BSE or "mad cow disease," could reduce consumption of our beef products. For the fiscal year 2003, approximately 32% of our sales were derived from beef products. Until now, we have not experienced any decrease in sales that we can trace to public health concerns regarding "mad cow disease" or the safety of the nation's beef supply, however, there can be no assurances that we will not be adversely affected in the future. Changes in the regulation of the beef industry as a result of the discovery of "mad cow disease" in the U.S. may affect the supply of beef or significantly increase the price of beef, which may in turn have a material adverse impact on our financial performance. Other public health concerns about "foot/mouth disease," salmonella or avian flu in chicken also may reduce the consumption of our food products and adversely affect our financial performance.

Changes in consumer preferences could adversely affect our financial performance.

        Our success depends, in part, upon the continued popularity of our hamburgers, chicken breast sandwiches, salads, chili, French fries and soft drinks. In recent years, numerous companies in the quick service restaurant industry have introduced food items positioned to capitalize on the growing consumer preference for food items that are, or are perceived to be, healthy, nutritious or low in calories, carbohydrates or fat content. Shifts in consumer preferences could be based on health concerns related to the cholesterol, carbohydrate or fat content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could adversely affect our financial performance.

We rely on the availability and quality of raw materials, which, if unavailable, may have a material adverse effect on our financial performance.

        Our financial performance is dependent on our continuing ability to offer fresh, premium quality food at competitive prices. Various factors beyond our control may affect the availability, quality and price of the raw materials such as fresh beef, chicken or bacon, used in our products. A significant reduction in the availability or quality of the raw materials purchased by us, or an increase in price that cannot be passed on to our customers could have a material adverse effect on our financial performance.

We are highly dependent on Wendy's International and our success is tied to the success of Wendy's International.

        We are a franchisee of Wendy's International and are highly dependent on Wendy's International for our operations. Due to the nature of franchising and our agreements with Wendy's International, our success is, to a large extent, directly related to the success of the Wendy's International restaurant system, including the financial condition, management and marketing success of Wendy's International and the successful operation of Wendy's restaurants owned by other franchisees. In turn, the ability of the Wendy's system to compete effectively depends upon the success of the management of the Wendy's system by Wendy's International. There can be no assurance that Wendy's International will be able to compete effectively with other quick service restaurants.

        Under our franchise agreements with Wendy's International, we are required to comply with operational programs and standards established by Wendy's International. In particular, Wendy's International maintains discretion over the menu items that we can offer in our restaurants. We may be under market pressure to adopt price discount promotions that may be unprofitable. We are also required to pay Wendy's International a technical assistance fee upon the opening of each new restaurant, a monthly royalty and a national advertising fee. If we fail to comply with any of the agreements that govern our relationship with Wendy's International for restaurants within our exclusive franchise territory, Wendy's International could terminate the exclusive nature of our franchise rights in such territory or the franchise rights for the restaurant governed by the new unit franchise agreement. The termination of the exclusive nature of our franchise rights in such territory or of franchise rights for the restaurant governed by the new unit franchise agreement could have a material and adverse impact on our operations and would have a material and adverse impact on our future development plans.

        Wendy's International must approve our opening of any new restaurant, including restaurants opened within our exclusive franchise territory, and the closing of any of our existing restaurants.

Wendy's International has a right of first refusal to acquire existing Wendy's restaurants which we may seek to acquire. Although Wendy's International has historically granted its approval for most of our acquisition requests, we cannot be assured that they will continue to do so.

        Upon their expiration, we may renew the new unit franchise agreements for additional periods equal to the term in Wendy's International's standard form of franchise agreement being executed by other franchisees renewing their franchises on the renewal date, provided that, among other things, we are not in default under any of the franchise agreements, we are up to date on our payments to Wendy's International and we pay a renewal fee. The terms of the new unit franchise agreements are renegotiated upon renewal and we cannot be assured that we will successfully negotiate the terms of the renewal with Wendy's International or that the terms of the new unit franchise agreements we negotiate upon renewal will not differ materially from those in effect during the initial term. See "Business—Relationship with Wendy's International."

        Wendy's International is not selling, offering for sale nor underwriting all or any part of this offering. Wendy's International is not receiving the proceeds of this offering. Wendy's International does not endorse or make any recommendations with respect to this offering or the EISs offered hereby. Wendy's International is not an obligor under the senior subordinated notes which are part of this offering and has no obligation with respect to the payment of principal or interest under the senior subordinated notes.

If we fail to comply with the terms of our development agreement or other agreements with Wendy's International, Wendy's International has the right, among other things, to terminate our franchise agreements or exercise its remedies under leasehold mortgages we have granted to Wendy's to secure our obligations under the franchise agreements.

        Under our development letter with Wendy's International relating to our exclusive franchise territory, we commit to operate a total of 240 restaurants in our franchise territory by December 31, 2015. Should we fail to comply with the development letter or default under any franchise agreement or any other agreement with Wendy's International, its affiliates or its advertising co-operative, or the material provisions of its restaurant supply agreements, Wendy's International could, among other things, terminate the development letter and the exclusive nature of our franchises in the franchise territory. The termination of the exclusive nature of our franchise rights in our territory or the franchise rights for any of our restaurants governed by the new unit franchise agreements could have a material and adverse impact on our operations and our future development plans. See "Business—Relationship with Wendy's International."

        In addition, we have agreed to secure our obligations under the franchise agreements by granting Wendy's International continuing first priority leasehold mortgages on a limited number of our restaurants with a value in the aggregate of not less than $10 million. This value is based on a multiple of EBITDA for our most recently completed fiscal year attributable to the restaurants subject to such leasehold mortgages. In the event that we are in default under our franchise agreements and Wendy's or its designees determines to succeed to the leasehold interests pursuant to the leasehold mortgages, Wendy's or its designees will have the right to operate these restaurants. See "Business—Relationship with Wendy's International—Operating Requirements of Wendy's International—Security for our obligations."

        Finally, Wendy's International is entitled to a right of first refusal, a purchase option and a right of consent in respect of certain transactions described in "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International." These entitlements may restrict our ability to undertake certain transactions.

We face substantial risks with regard to our plans for growth and development.

        We intend to grow our business by opening new Wendy's restaurants. Our development letter with Wendy's International requires us to open or commence construction of a prescribed minimum number of restaurants in each year through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. Although we currently have no plans to explore other restaurant concepts, subject to obtaining Wendy's prior consent, we may do so in the future. Our growth and development plans involve substantial risks, including the following:

  •
  our inability to obtain the necessary approvals of Wendy's International;

  •
  our inability to obtain or self-fund adequate development financing;

  •
  that our development costs may exceed budgeted amounts;

  •
  the unavailability of suitable sites;

  •
  our inability to obtain suitable sites on acceptable lease or purchase terms;

  •
  our inability to obtain all necessary zoning, construction and other permits;

  •
  our inability to adequately supervise construction and delays in completion of construction;

  •
  the incurrence of substantial unrecoverable costs in the event we abandon a development project prior to completion;

  •
  our inability to recruit, train and retain managers and other employees necessary to staff each new restaurant;

  •
  that new restaurants may not perform in accordance with targeted sales or cash flow levels or match the performance of our other restaurants;

  •
  that new restaurants may result in reduced sales at our existing restaurants near newly opened restaurants;

  •
  changes in governmental rules, regulations and interpretations; and

  •
  changes in general economic and business conditions.

        We cannot assure that our growth and development plans can be achieved.

If the management investors fail to hold a prescribed interest in us, Wendy's International has the right to, among other things, terminate our franchise agreements.

        The franchise agreements with Wendy's International require that as of, and at all times following, the closing of the offering, the management investors who, immediately after the recapitalization will be Ronald D. Kirstien, Harvey Rothstein, David J. Norman, Joseph F. Cunnane, III and Richard H. Borchers, own, in the aggregate and free and clear of liens, encumbrances or other restrictions, a prescribed interest in our company. Until the second anniversary of the closing of this offering, the management investors are required to own not less than 10% of the total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests in our company, determined at the closing of this offering. After the second anniversary of the closing of this offering, the management investors are required to own not less than 10% of the outstanding total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests determined at that time. If the management investors' interest level changes solely as a result of the exchange by one or more of the management investors of their shares of our Class B common stock for EISs after the second anniversary of the closing of this offering, the management investors may own less than such 10% interest provided that Citicorp Venture Capital, together with the management investors, own not less than such 10% interest and provided further that the management investors own not less than the greater of the initial 10% interest determined at the closing of this offering or 5% of the total outstanding economic value of the total outstanding equity interests and not less than 5% of the total outstanding voting interests determined at that time. The franchise agreements also impose restrictions on transfer of the interest in our company held by the management investors, and in certain circumstances, provide Wendy's International with a right to consent and a right of first refusal on proposed transfers of such interest. If the management investors fail to hold the prescribed interest, directly or indirectly, in our company, Wendy's International is entitled, among other things, to terminate the franchise agreements. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Ownership requirements for management investors."

Wendy's International has certain rights of first refusal, purchase rights and consent rights in connection with a change in our ownership, transfers of assets, future offerings of EISs and other securities and certain other events affecting the EISs.

        Pursuant to the franchise agreements, Wendy's International also has, subject to certain exceptions, a right of first refusal to acquire the interests or assets proposed to be transferred or issued and a right to consent to any such transfer, including on:

  •
  a proposed transfer by us of any ownership or equity interest in our operating subsidiary, DavCo Operations;

  •
  a proposed transfer of any portion of the shares of our common stock owned by the management investors;

  •
  a proposed issuance of securities in any public or private sale of any ownership or equity interest in DavCo Restaurants (other than this offering, as to which Wendy's has consented) or DavCo Operations;

  •
  a proposed transfer of one or more Wendy's restaurants or any of the franchise agreements; or

  •
  a proposed direct or indirect transfer of all or substantially all of the Wendy's business or the assets of the Wendy's business or of any part of the Wendy's business or assets such that the assets proposed to be transferred comprise all or substantially all of the assets of one or more Wendy's restaurants;

except that, after this offering, this right of first refusal will not be applicable to, among other things, a transfer of outstanding EISs (and the shares of Class A common stock and senior subordinated notes outstanding upon any future separation of any EISs), shares of Class A common stock and/or senior subordinated notes. Failure to comply with the right of first refusal constitutes a default under the franchise agreements, permitting Wendy's International to, among other things, terminate such agreements, as well as to exercise its purchase option.

        The franchise agreements provide Wendy's International with an option to purchase: (i) all of the equity interests in DavCo Operations; and/or (ii) all of the assets of DavCo Restaurants and all of the assets of DavCo Operations relating to the business, ownership and operation of Wendy's restaurants, at fair market value in the event that, among other things:

  •
  our company transfers, permits the transfer or suffers a transfer of any direct or indirect interest in DavCo Restaurants or DavCo Operations in violation of any terms and conditions of any right of first refusal held by Wendy's International;

  •
  any transfer of any direct or indirect interest by or in our company or DavCo Operations in violation of the consent requirements of Wendy's International occurs;

  •
  any transfer pursuant to, or demand for payment made under, any guarantee by DavCo Restaurants or DavCo Operations, including the guarantee of the senior subordinated notes occurs;

  •
  any person or group acting together (other than the management investors and Citicorp Venture Capital) acquires more than 20% of the total economic value of the total outstanding equity interests or more than 20% of the total outstanding voting interests in our company in violation of the terms of Wendy's consent; or

  •
  the terms of the indenture governing our senior subordinated notes are amended in a manner which would be in violation or inconsistent with the provisions of Wendy's consent without the prior written consent of Wendy's International.

        See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International."

We are required to obtain Wendy's consent for certain future public or private offerings of our securities which may affect our ability to raise capital.

        If, solely as a result of the dilutive effects of the issuance of shares of our Class A common stock or EISs in a proposed follow-on offering, the management investors would own less than 10% of the total economic value of the total outstanding equity interests or total outstanding voting interests in our company, the franchise agreements provide that such reduction in ownership requires the prior consent of Wendy's. As a condition of such consent, Wendy's may require that the management investors own, after giving effect to the proposed follow-on offering, not less than a prescribed interest in our company and that at all times following the second anniversary of the closing of the follow-on offering, the management investors own, together with the holdings of Citicorp Venture Capital, no less than 10% of the total economic value of the total outstanding equity interests or total outstanding voting interests in our company. We are not required to obtain Wendy's consent for future public or private offerings of our senior subordinated notes.

        Except as described above, Wendy's International has agreed that its right of first refusal will not apply and, subject to the fulfillment of certain conditions (including the condition that subsequent offerings will not materially and adversely affect the rights of Wendy's International under the franchise agreements), its consent will not be required should we undertake offerings of shares of our Class A common stock or EISs to the public in the United States (which offerings may include private placements of shares of our Class A common stock or EISs in the United States in accordance with

Rule 144A of the Securities Act of 1933) which are consummated not later than December 31, 2015 and all of the net proceeds of which are used in connection with the Wendy's business.

        The requirement to obtain Wendy's prior consent to certain follow-on offerings of our Class A common stock or EISs and the requirement that the management investors own not less than a prescribed interest in our company may affect our ability to effect follow-on offerings to raise capital.

Changes in geographic concentration and regional conditions may negatively impact our operations.

        All of our restaurants are located in the same region. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather patterns, real estate market conditions or other factors unique to our geographic region may adversely affect us more than some of our competitors that are more geographically diverse.

Increased costs beyond our control may negatively affect our operations and have a material adverse affect on our financial performance.

        Our labor costs are substantial and we may not be able to offset increased labor costs with increased sales. Our operations are subject to federal and/or state minimum wage laws governing matters such as working conditions and overtime. Significant numbers of our restaurant employees are paid at rates related to the minimum wage and, accordingly, further increases in the minimum wage or mandatory health insurance coverage requirements could increase our labor costs and adversely affect our financial performance.

Our success depends on a number of key personnel, the loss of whom could have an adverse effect on our financial performance.

        Our success depends on the personal efforts of a small group of skilled employees and experienced senior management. Although we believe we will be able to replace key employees within a reasonable time should the need arise, the loss of key personnel could have a material short-term adverse effect on our financial performance. We believe that it would be difficult to replace members of the senior management team with individuals having comparable experience. Consequently, the loss of the services of any member of the senior management team could have a material adverse effect on our financial performance.

        In addition, under our franchise agreements with Wendy's International, Ronald D. Kirstien, our President and Chief Executive Officer, Harvey Rothstein, our Senior Executive Vice President, and Joseph F. Cunnane, III, our Executive Vice President of Operations, have each been designated by Wendy's International as the individuals responsible for the development and management of our restaurants. If Mr. Kirstien, Mr. Rothstein or Mr. Cunnane (or any other successor approved by Wendy's International) leaves us, any replacement operator must first be approved by Wendy's International. There can be no assurance that Wendy's International will approve the replacement operator we propose. See "Business—Relationship with Wendy's International."

We may experience labor shortages which may affect the quality level of customer service and lead to reduced customer traffic which could have an adverse effect on our financial performance.

        In times of high demand for employees, such as during the period of robust economic growth in the U.S. in 2000 and 2001, we experienced labor shortages. A labor shortage may affect the quality level of customer service and lead to reduced customer traffic and can adversely affect our financial performance. There can be no assurance we will not experience labor shortages in the future.

We are subject to government regulation and changes to those regulations may affect our operations.

        We are subject to various federal, state and local laws affecting our business. See "Business—Government Regulation." The laws that affect our business include those relating to the preparation and sale of food, employment and discrimination, zoning, building restrictions, and design and operation of our restaurants. Difficulties obtaining or failure to obtain the required licenses or approvals could delay or prevent our development of new restaurants in a particular area and have an adverse impact on our operations and future development plans.

We may be subject to significant environmental liabilities.

        In certain cases, we have agreed to indemnify the purchasers of our former properties for liabilities arising thereon or have agreed to remain liable for certain potential liabilities that were not assumed by the purchaser. Environmental contamination of soil and groundwater by petroleum constituents have been identified at eight properties we currently or formerly operated, although we believe further remedial action will not be required at these properties. Several additional restaurant properties had previous petroleum distribution or industrial uses which may have resulted in contamination, and the prior uses and potential for contamination at a number of additional restaurant properties are unknown.

        We were one of several defendants in two related lawsuits filed in federal and state court in Missouri in 1995 seeking recovery of petroleum cleanup costs at a former gasoline service station property that we leased in St. Charles, Missouri. The lawsuit was dismissed without prejudice in May 2002 but can be re-filed. Although no specified amount of damages was sought, based on our understanding of the claims in the lawsuits, the total estimated damages would have been expected to be less than $100,000 and the damages sought would be proportionate to the number of the defendants in the chain of title prior to the plaintiffs for restitution of legal and remediation expenses. The parties recently entered into an extension of their standstill agreement to facilitate a potential resolution of the cleanup costs and a determination to what extent such costs would be reimbursed by the state Petroleum Storage Tank Insurance Fund, which the parties believe may pay all or a substantial portion of the cleanup costs.

Potential litigation resulting in a significant judgment and/or adverse publicity could have a material adverse affect on our performance.

        We may be subject to complaints, regulatory proceedings or litigation from customers or other persons alleging food-related illness, injuries suffered on our premises or other food quality, health or operational concerns, including improper handling and preparation in food items and environmental claims. Adverse publicity resulting from such allegations or alleged discrimination or other operating issues stemming from one Wendy's location or a limited number of Wendy's locations could adversely affect our business, regardless of whether the allegations are true, or whether or not our company or another Wendy's restaurant franchisee is ultimately held liable. A significant judgment against us could have a material adverse effect on our financial performance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  •
  the degree to which we are leveraged and our debt service obligations;

  •
  the highly competitive nature of the quick service restaurant industry;

  •
  fluctuating demographics and consumer trends;

  •
  unforeseen events such as the discovery of "mad cow disease" in the U.S.;

  •
  changes in consumer tastes or future health concerns;

  •
  future availability and continued quality of raw materials;

  •
  our dependence on Wendy's International and its continued success;

  •
  the risk our franchise agreements with Wendy's International may be terminated;

  •
  the risk that our senior subordinated notes will not be treated as debt for U.S. federal income tax purposes;

  •
  general risks with respect to plans for our growth and development including liability to finance, unavailability of suitable sites and construction delays;

  •
  our ability to obtain Wendy's consent for certain transactions;

  •
  changes in geographic concentration and regional demographic and economic conditions in our franchise territory and weather conditions which could decrease our customer traffic;

  •
  increased costs of labor and raw materials and pricing beyond our control;

  •
  the potential of loss of key management employees;

  •
  potential labor shortages;

  •
  potential exposure to significant environmental liabilities;

  •
  the risk of increased litigation against us; and

  •
  any future changes in government regulation.

        We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

        Assuming an initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus, and an initial public offering price of          % of the stated principal amount for each of the senior subordinated notes sold separately, we will receive net proceeds from this offering of approximately $             million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use the net proceeds as follows:

  •
  approximately $             million to repay our outstanding indebtedness described below;

  •
  $3.0 million to fund a portion of the capital expenditures for renovations and upgrades to our restaurants required by Wendy's International; and

  •
  all remaining net proceeds, approximately $             million, to repurchase             shares of our Class B common stock from Citicorp Venture Capital at a purchase price of $            per share.

        No existing equity investor other than Citicorp Venture Capital will receive any of the proceeds of this offering. If the underwriters exercise their over-allotment option with respect to the EISs in full, we will use all of the net proceeds we receive from the sale of additional EISs under the over-allotment option (approximately $             million) to repurchase an additional             shares of our Class B common stock held by Citicorp Venture Capital at a purchase price of $             per share. The $3.0 million to fund certain capital expenditures will be invested in short-term, investment grade securities pending the use of such funds.

        We will use the net proceeds of this offering to repay the following indebtedness:

  •
  approximately $                         to repay in their entirety the first term loan ("Term Loan 1") and the second term loan ("Term Loan 2") under our Credit Agreement dated as of March 25, 1998 with Global Alliance Finance Company, LLC ("GAF"). Term Loan 1 bears interest at a rate of 8.89% per annum and matures on April 1, 2018 and Term Loan 2 bears interest at a rate of 9.0% per annum and matures on December 3, 2004;

  •
  approximately $            to repay in its entirety a two year forward financing commitment we obtained from GAF in December, 1998. This forward financing commitment bears interest at a rate of 9.0% per annum and matures on December 3, 2004;

  •
  approximately $            to repay a portion of a loan held by CNL Financial LP Holding LP. This loan bears interest at a rate of 9.0% per annum and matures on December 3, 2004; and

  •
  approximately $            to repay in its entirety a term loan we obtained from SunTrust in April 1999. The term loan bears interest at LIBOR plus 3.0% per annum and matures on December 3, 2004.

        The table below sets forth our estimate of the sources and uses of funds required to effect the transactions described in this prospectus. The estimated sources and uses are based on an assumed closing date of March 28, 2004 and an assumed initial public offering price of $        per EIS and an initial public offering price of      % of the stated principal amount for each senior subordinated note sold separately.

Sources	Amount
Cash and cash equivalents	$
New credit facility	$
EISs offered hereby	$
% senior subordinated notes due 2016 sold separately	$
Total sources of funds without exercise of the over-allotment option with respect to the EISs	$
Additional EISs offered hereby assuming exercise in full of the over-allotment option with respect to the EISs	$
Total sources of funds assuming exercise in full of the over-allotment option with respect to the EISs	$
Uses
Repayment of existing indebtedness	$
Fees and expenses	$
Repurchase of shares of Class B common stock held by Citicorp Venture Capital (expected to be approximately $ million based on account balances reflected on our March 28, 2004 balance sheet)	$
Capital expenditure fund	$
Total uses of funds before exercise of the over-allotment option	$
Additional proceeds to repurchase shares of Class B common stock held by Citicorp Venture Capital assuming exercise in full of the over-allotment option with respect to the EISs	$
Additional fees and expenses related to the over-allotment option with respect to the EISs	$
Total uses of funds assuming exercise in full of the over-allotment option with respect to the EISs	$

 DIVIDEND POLICY AND RESTRICTIONS

        Prior to the completion of this offering, our board of directors will adopt a dividend policy with respect to our Class A and Class B common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures would in general be distributed as regular quarterly cash dividends to the holders of our Class A and Class B common stock and may not be retained by us as cash on our balance sheet. This policy reflects our judgment that our stockholders would be better served if we distributed our available cash (as defined below) to them instead of retaining it in our business. However:

  •
  there is no legal or contractual requirement that we pay the dividends, and the dividends are neither mandatory nor guaranteed;

  •
  our dividend policy can be modified or revoked at any time;

  •
  our board of directors is free to make exceptions to the dividend policy, from time to time and at its sole discretion; and

  •
  the payment of dividends is subject to limitations and restrictions under:

  —
  the terms of our new credit facility,

  —
  the indenture governing the senior subordinated notes,

  —
  the terms of any other then outstanding indebtedness of ours,

  —
  our franchise agreements with Wendy's, and

  —
  state law.

        We intend to pay dividends quarterly on                        ,                         ,                         and                         to the holders of record of shares of our Class A and Class B common stock as of                        ,                         ,                         and                         , respectively.

        We intend to make our first dividend payment on                        to holders of record as of                        . Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on                        and a regular quarterly dividend payment for the period commencing on                        and ending on                        .

        Under our dividend policy, we intend to pay quarterly dividends of:

  •
  $            per share of Class A common stock, and

  •
  $            per share of Class B common stock.

        Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. We will not pay any quarterly dividends on our Class B common stock unless we have paid quarterly dividends on our Class A common stock in an amount equal to the initial quarterly dividend rate for Class A common stock set forth herein. Dividends on the Class B common stock will not be increased in any subsequent quarter to reflect any reduction in previous quarters. Our amended and restated certificate of incorporation will further provide that no additional quarterly dividends will be paid on our Class A common stock unless we have paid quarterly dividends on our Class B common stock equal to the initial quarterly dividend rate for our Class B common stock set forth herein.

        Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $            of dividends for each share of Class A common stock and $            of dividends for each share of Class B common stock for the period beginning                        through                         , the first four

full quarterly dividend payment periods following the closing of this offering, or $         million in the aggregate (or $         million in the aggregate if the over-allotment option is exercised in full).

        In determining our intended dividend level for the first four full quarterly dividend payment periods following the closing of this offering, we reviewed and analyzed, among other things, the following:

  •
  our operating and financial performance in recent years,

  •
  the anticipated cash requirements associated with our new capital structure,

  •
  our anticipated capital expenditure requirements,

  •
  our expected other cash needs for working capital,

  •
  the terms of our new credit facility,

  •
  other potential sources of liquidity, and

  •
  various other aspects of our business.

        If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash for those purposes it deems necessary including, but not limited to, funding capital expenditures, repaying indebtedness, making acquisitions, paying additional dividends or for general corporate purposes. However, notwithstanding this dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the                        dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account the factors set forth above and the dividend restrictions and other factors set forth below.

        We believe that, in order to fund dividends to holders of our common stock at the level described above from cash generated by our business, our Adjusted EBITDA for the 12-month period ending                        would need to be at least $         million (or $         million if the over-allotment option is exercised in full). We have chosen the 12-month period ending                        as the most relevant period for determining our ability to pay our intended dividend level for the period from                        through                         because if our Adjusted EBITDA for the 12-month period ending                        were at or above these levels, we would be permitted to pay dividends at the level described above for the four quarterly dividend payment periods from                        through                         under the restricted payment covenants in the indenture governing our senior subordinated notes and under the terms of our new credit facility. The following table sets forth our calculation illustrating that $         million (or $         million if the over-allotment option is exercised in full) of Adjusted EBITDA for the 12-month period ending                        would be sufficient to fund our intended dividends and would satisfy our restricted payment covenants.

Amount
	Assuming No Exercise of the Underwriters' EIS Over-Allotment Option	Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
(In thousands)
Estimated dividends on our common stock(1)	$	$
Estimated restaurant maintenance capital expenditures(2)
Estimated cash interest expense(3)
Estimated cash income taxes

Estimated minimum Adjusted EBITDA for the 12-month period ending required to generate cash flow to pay dividends of $ per share of Class A common stock and $ per share of Class B common stock for the period beginning through , the first four full quarterly periods following the closing of this offering	$	$

New Credit Facility:
Estimated fixed charge coverage ratio derived from above(4)
Estimated funded indebtedness to EBITDA ratio derived from above(5)
Estimated adjusted funded indebtedness to EBITDAR ratio derived from above(6)
Estimated adjusted EBITDA derived from above(7)
Senior Subordinated Note Indenture:
Estimated fixed charge coverage ratio derived from above(8)

(1)
Assuming no exercise of the underwriters' EIS over-allotment option.

Dividends
Number of Shares
		Per Share	Aggregate
Estimated dividends on our Class A common stock
Estimated dividends on our Class B common stock		$	$

Estimated dividends on our outstanding common stock			$

Assuming full exercise of the underwriters' EIS over-allotment option.

Estimated dividends on our Class A common stock	$
Estimated dividends on our Class B common stock		$

Estimated dividends on our outstanding common stock		$

(2)
Represents the mid-point of our expected range for restaurant maintenance capital expenditures for each of fiscal 2005 and 2006. This amount does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated statements of operations. We intend to fund our new restaurant capital expenditures principally from borrowings under our new credit facility. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Capital Expenditures—Expected capital expenditures."

(3)
Assumes        % interest on $         million (or $         million if the over-allotment option is exercised in full) of senior subordinated notes represented by EISs and $         million of senior subordinated notes not represented by EISs.

(4)
Fixed charge coverage ratio is defined as the ratio of EBITDAR minus tax expense minus Maintenance Capital Expenditures to Fixed Charges under our new credit facility. Under our new credit facility, we may not pay dividends on our common stock if our fixed charge coverage ratio for the four most recent fiscal quarters is less than          to          . EBITDAR is EBITDA plus rent expense. EBITDAR is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to cash flows as a measure of liquidity. We present EBITDAR because our senior lender under our new credit facility uses this measure to monitor our ability to pay rent expense and the terms of our new credit facility will contain financial covenants based on this measure, including covenants restricting the payment of dividends on our common stock.

(5)
Under the terms of our new credit facility, we may not pay dividends on our common stock unless we maintain a Funded Indebtedness to EBITDA (as defined therein) ratio of not less than           to          .

(6)
Under the terms of our new credit facility we may not pay dividends on our common stock unless we maintain an Adjusted Funded Indebtedness to EBITDAR ratio (as defined therein) of not less than                to                .

(7)
Under the terms of our new credit facility, we may not pay dividends on our common stock unless we maintain an Adjusted EBITDA (as defined therein) of not less than          .

(8)
Fixed charge coverage ratio is defined as the ratio of Adjusted EBITDA to Fixed Charges under the indenture governing our senior subordinated notes. Under the indenture, we may not pay dividends on our capital stock if our fixed charge coverage ratio for the four most recent fiscal quarters is less than 1.6 to 1.0.

        Based upon a review and analysis conducted by our management and our board of directors, we believe that our Adjusted EBITDA for the 12-month period ending                        will be at least $         million, and we have determined that the assumptions as to capital expenditures, cash interest expense and cash taxes set forth in the preceding table are reasonable. We considered numerous factors in establishing our belief concerning the minimum Adjusted EBITDA and available cash required to support our dividend policy and our belief that our minimum Adjusted EBITDA for the 12-month period ending                        will be at least $         million, including the following:

  •
  our pro forma Adjusted EBITDA for the latest 12 months ended                was $         million;

  •
  for fiscal years 2001, 2002 and 2003, our Adjusted EBITDA was $         million, $         million and $         million, respectively;

  •
  we expect to make restaurant maintenance capital expenditures of between $        and $         million for each of fiscal years 2005 and 2006 (these amounts do not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated statements of operations);

  •
  while our working capital balances may vary, there has not been a recent trend toward working capital growth; we do not expect to have cash needs to fund changes in working capital in the aggregate for the 12-month period ending                        ; and

  •
  based upon a pro forma analysis of the impact of our new capital structure (including the payment of dividends at the level described above) on our operations and performance in prior years, our new credit facility would have had sufficient capacity to finance the fluctuations we experienced historically in working capital and our other cash needs.

        We have also assumed:

  •
  that our general business climate, including such factors as consumer demand for our products, competitive activity and costs of our products, will remain consistent with previous financial periods; and

  •
  the absence of extraordinary business events, such as health concerns affecting the restaurant industry or our company, that might adversely affect our financial results.

See "Risk Factors—Risks Related to our Business and Industry" for a discussion of risks related to these assumptions.

        If our Adjusted EBITDA for the 12-month period ending                        were to be below $         million or if our assumptions as to capital expenditures or interest expense were too low or our assumptions as to the sufficiency of our new credit facility to finance our new restaurant capital expenditures and any seasonal working capital needs were to prove incorrect, we would need either to reduce or eliminate dividends or, to the extent we were permitted to do so under the indenture governing our senior subordinated notes and the terms of our new credit facility, to fund a portion of our dividends with borrowings or from other sources. If we were to use borrowings under our new credit facility or other borrowings to fund dividends, we would have less cash or borrowing capacity available for future dividends and other purposes, which could negatively impact our financial condition, our results of operations and our ability to maintain or expand our business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

        Our business is moderately seasonal. Average restaurant sales are normally higher in June, July and August than in December, January and February. Consequently, our liquidity needs are greatest during these winter months. We expect to generate sufficient cash, in the aggregate, during the 12-month period ending                        to cover any changes in our working capital requirements. We

will also have additional borrowing capacity of up to $20.0 million, net of outstanding letters of credit ($         million at                        ), under our new credit facility if our internally generated cash is insufficient to cover changes in our working capital requirements.

        We cannot assure you that our Adjusted EBITDA will in fact be at least $         million and our belief that it will be at least $         million is subject to all of the risks, considerations and factors identified in other sections of this prospectus, including those identified in the section entitled "Risk Factors."

        As noted above, we intend to pay dividends for the period from                        through                         , the first four full quarterly dividend payment periods following the closing of this offering. We have estimated our minimum Adjusted EBITDA for the 12-month period from                        through                         , which we believe is the most relevant 12-month period for determining cash flow available to pay our intended dividends for the first four full quarterly dividend payment periods following the closing of this offering. There can be no assurance that during or following the first four full quarterly dividend payment periods following the closing of this offering we will pay dividends at the level estimated above, or at all. Dividend payments are not mandatory or guaranteed, are within the absolute discretion of our board of directors and will be dependent upon many factors and future developments that could differ materially from our current expectations. Over time, our Adjusted EBITDA and capital expenditure, working capital and other cash needs will become subject to increasing uncertainties, which could impact the level of any dividends we pay in the future.

        While interest on our senior subordinated notes will be fixed, those notes will need to be refinanced on or prior to their maturity dates in 2016, and thereafter our interest expense could be higher and the terms of any new financing may restrict us from paying the level of current intended dividends or any dividends at all. Additionally, interest on indebtedness under our new credit facility will be floating. As a result, our interest expense under our new credit facility will increase as borrowings increase under the credit facility and may further increase if interest rates in the general economy rise. To the extent we finance capital expenditures, working capital or other cash needs with indebtedness under our new credit facility or otherwise, we will incur incremental cash interest expense and debt service obligations that reduce our available cash to pay common stock dividends. As more fully discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," we intend to borrow under our new credit facility to fund any seasonal working capital requirements and to fund new restaurant capital expenditures.

        Our general policy to distribute rather than retain available cash is based upon our current assessment of our business and the environment in which we operate, and that assessment could change based on competitive or other developments (which could, for example, increase our need for capital expenditures or working capital), new growth opportunities or other factors. Our board of directors is free to depart from or change our dividend policy at any time.

        We expect the terms of our new credit facility to prevent us from paying dividends on our shares of Class A and Class B common stock if an event of default exits thereunder or if the financial ratios set forth above are not met. See "Description of Certain Indebtedness—New Credit Facility." Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our Class A and Class B common stock if at the time of such payment we are not current in our capital expenditure obligations or our royalty fee, advertising contribution or other payment obligations to Wendy's or if such payment would prevent us from making required payments to Wendy's under our agreements with Wendy's. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Dividend restrictions."

        The indenture governing our senior subordinated notes will restrict our ability to declare and pay dividends on our common stock as follows:

  •
  we may use up to 100% of our available cash (which is Adjusted EBITDA as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the four preceding fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for such four fiscal quarter period is not less than 1.6 to 1.0;

  •
  at any time the fixed charge coverage ratio for such four fiscal quarter period is less than 1.6 to 1.0, we may pay dividends on our common stock of up to $         million in the aggregate;

  •
  if our net cash balance is less than $         million at the end of any fiscal year beginning with the fiscal year ending                             , then we may only use up to 98% of our available cash pursuant to the first bullet of this paragraph until the earlier of (a) the first fiscal year end thereafter at which our net cash balance (which is the amount of cash and cash equivalents set forth on our balance sheet as of such period end minus funded indebtedness under any secured revolving credit facility) equals or exceeds $         million or (b) the first fiscal quarter thereafter at which our net cash balance exceeds $         million; and

  •
  we may not pay any dividends if a default or event of default under the indenture has occurred and is continuing.

        See "Description of Senior Subordinated Notes" for a more complete description of the dividend restriction described above.

        Available cash is defined in the indenture governing the senior subordinated notes. Available cash is calculated as Adjusted EBITDA, as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness. Available cash is not a substitute for operating income or net income, as determined in accordance with generally accepted accounting principles. Available cash is not a complete net cash flow measure because available cash is a measure of liquidity that does not include reductions for cash payments for an entity's obligation to fund changes in its working capital, and repay its debt and pay its dividends. Rather, available cash is one potential indicator of our ability to fund these cash requirements in compliance with our debt agreements. Available cash is also not a complete measure of our profitability because it does not include costs and expenses for depreciation and amortization. We believe that the most directly comparable GAAP measure to available cash is net cash provided by operating activities. We present a reconciliation of EBITDA to net cash provided by operating activities for fiscal 2001, 2002 and 2003 and the six months ended March 30, 2003 and March 28, 2004 in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures—Reconciliation of Net Cash Provided by Operating Activities to EBITDA." We present available cash, which is a non-GAAP financial measure, here because we believe it is indicative of our ability to declare and pay dividends on our common stock, including our Class A and Class B common stock, in compliance with the restricted payment covenants under the indenture governing the senior subordinated notes. See "Available Cash" under "Description of Senior Subordinated Notes—Certain Definitions."

        Available cash does not represent the amount we intend to distribute as dividends for any quarterly period but rather is a restriction on the maximum level of dividend payments, if any, that we will be permitted to declare and pay under the terms of the indenture governing our senior subordinated notes.

        The table below shows certain information relating to our available cash before dividend payments for the 12 months ended                    on a pro forma as adjusted basis to reflect this offering as if it occurred on                        .

	Twelve Months Ended , 2004 Assuming No Exercise of the Underwriters' EIS Over-Allotment Option	Twelve Months Ended , 2004 Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
Pro Forma As Adjusted
(In thousands)
Net cash provided by operating activities
Change in operating assets and liabilities
Deferred income taxes
Net loss on sale of fixed assets
Write-off of deferred offering and related costs
Amortization of deferred financing costs
Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets
Interest expense, net
Income tax (benefit) provision
Other

EBITDA
Adjustments:
Write-off of deferred offering and related costs
Discontinued cash bonus program
Payments of capital lease obligations
Other income, net
Net loss (gain) on disposal of assets held for sale and write-down of impaired long-lived assets
Net loss on disposal of fixed assets
Adjusted EBITDA
Deductions:
Interest expense on new credit facility
Interest expense on % senior subordinated notes
Interest on capital leases
Restaurant maintenance capital expenditures
Payments on senior debt
Estimated additional public company administrative costs
Available cash

Funds available for common stock dividends:
Available cash	$	$

        The following table illustrates what our dividends would have been for the 12 months ended                        assuming that our board of directors had declared dividends at the intended rates:

        Assuming no exercise of the underwriters' EIS over-allotment option:

Dividends
Number of Shares
		Per Share	Aggregate
Estimated dividends on our Class A common stock		$	$
Estimated dividends on our Class B common stock

Estimated dividends on our outstanding common stock			$

  Assuming full exercise of the underwriters' EIS over-allotment option.

Dividends
Number of Shares
		Per Share	Aggregate
Estimated dividends on our Class A common stock		$	$
Estimated dividends on our Class B common stock

Estimated dividends on our outstanding common stock			$

        Following such dividend payments, we would have had remaining available funds at                    as follows:

	Twelve Months Ended Assuming No Exercise of the Underwriters' EIS Over-Allotment Option	Twelve Months Ended Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
Available cash
Class A common stock dividends
Class B common stock dividends

Remaining available funds

        We intend to pay dividends on a quarterly basis and we will be testing the restrictions on our dividends set forth above on a quarterly basis. We have not paid dividends in the past.

        Our ability to pay future dividends, if any, with respect to shares of our capital stock will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. We do not anticipate that we will have sufficient earnings to pay dividends and therefore expect that we will pay dividends out of surplus. Although we believe we will have sufficient surplus to pay dividends at the intended level during the first four full quarterly dividend payment periods following the closing of this offering, our board of directors will seek periodically and from time to time to assess the appropriateness of the then current dividend policy before actually declaring any dividends.

        Subject to the limitations described elsewhere in this prospectus, we have the ability to issue additional EISs, Class A common stock, other equity securities or preferred stock for such consideration and on such terms and conditions as are established by our board of directors in its sole discretion and without the approval of the holders of our EISs or Class A common stock. It is possible that we will fund acquisitions, if any, through the issuance of additional EISs, common stock, other equity securities or preferred stock. Holders of any additional EISs, common stock or other equity securities issued by us may be entitled to share equally with the holders of EISs in dividend distributions. The certificate of designation of any preferred stock issued by us may provide that the holders of preferred stock are senior to the holders of our common stock with respect to the payment of dividends. If we were to issue additional EISs, common stock, other equity securities or preferred stock, it would be necessary for us to generate additional available cash in order for us to distribute dividends at the same rate per share as distributed prior to any such additional issuance.

        Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal our dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends provided for the Class A and Class B common stock below the intended dividend rate set forth above, or discontinue entirely the payment of dividends. See "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering, or any dividends at all."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of March 28, 2004:

  •
  on an actual basis;

  •
  on a pro forma basis, as if the recapitalization which will be effective concurrent with this offering had occurred on that date;

  •
  on a pro forma, as adjusted basis, as if this offering, including the use of proceeds from this offering had occurred on that date, assuming no exercise of the underwriters' over-allotment option relating to the EIS offering; and

  •
  on a pro forma, as further adjusted basis, assuming full exercise of the underwriters' over-allotment option relating to the EIS offering.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the financial data set forth under "Summary Financial Information" and "Selected Historical Financial Information."

	As of March 28, 2004
	Actual	Pro Forma for Recapitalization (1)		Pro Forma as Adjusted Assuming No Exercise of the Over-allotment Option		Pro Forma as further Adjusted Assuming Full Exercise of the Over-allotment Option
	(In thousands)
Cash and cash equivalents	$6,722	$		$		$

Accrued dividends	27,560
Sale-leaseback financing obligations, excluding current portion	2,075
Long-term debt, excluding current portion	124,514
Capital lease obligations, excluding current portion	4,181
New credit facility
% senior subordinated notes due 2016	—

Total long-term debt, excluding current portion	130,770
Allocated portion of Class B common stock (2)	—
Stockholders' equity (deficit):
Class A voting common stock, $0.01 par value per share, 250,000 shares issued and outstanding (actual)	3
Class B voting common stock $0.01 par value per share, 396,410 shares issued and outstanding (actual)	4
Class B non-voting common stock, $0.01 par value per share, 341,250 shares issued and outstanding (actual)	3
Class C voting common stock, $0.01 par value per share, 123,450 shares issued and outstanding (actual)	1
Class A common stock, $0.01 par value per share, no shares authorized, issued and outstanding on an actual basis, shares issued and outstanding on a pro forma basis for recapitalization, shares issued and outstanding on a pro forma as adjusted basis and shares issued and outstanding on a pro forma as further adjusted basis for the over-allotment option relating to the EISs	—
Class B common stock, $0.01, par value per share, no shares authorized, issued and outstanding on an actual basis, shares issued and outstanding on a pro forma basis for recapitalization, shares issued and outstanding on a pro forma as adjusted basis and shares issued and outstanding on a pro forma as further adjusted basis over the over-allotment option relating to the EISs	—
Distributions in excess of paid-in capital	(28,247)
Accumulated deficit	(44,781)

Total deficiency of assets	(73,017)		—		—		—

Total capitalization	$85,313	$		$		$

(1)
A recapitalization of our common stock will be effected concurrent with this offering, whereby all of the currently outstanding shares of common stock, consisting of Class A voting common stock, Class B voting common stock, Class B non-voting common stock and Class C voting common stock, as well as accrued dividends, will be exchanged for shares of Class B common stock.

(2)
The allocated portion of Class B common stock reflects the carrying amount of the potential debt portion of the shares of Class B common stock as if all the shares of our Class B common stock were exchanged for EISs. Beginning 366 days following the closing of this offering, the holders of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than        shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). Each share of our Class B common stock will be exchangeable into       of our $        principal amount senior subordinated notes due 2016 plus      of a share of our Class A common stock.

	As Adjusted Assuming No Exercise of the Underwriters' EIS Over-Allotment Option	As Further Adjusted Assuming Full Exercise of the Underwriters' EIS Over-Allotment Option
(In thousands)
Shares of Class B common stock outstanding
% senior subordinated notes issuable on exchange of Class B common stock into EISs
Shares of Class A common stock issuable on exchange of Class B common stock into EISs

We will initially record the portion of shares of our Class B common stock allocable to the potential debt issuance upon exchange outside stockholders' deficit in the "mezzanine" section of our consolidated balance sheet, based upon the relative fair value of the senior subordinated notes component of the EISs into which the shares of our Class B common stock are exchangeable. If the then fair value is above or below the face value of the senior subordinated notes, we will amortize any premium or accrete any discount as an adjustment to net earnings to determine earnings attributable to common stockholders from the date of the initial issuance of the shares of our Class B common stock until the maturity date of the underlying senior subordinated notes into which they are exchangeable. Because the right embedded in the Class B common stock allows the holder to exchange the shares of our Class B common stock for EISs is a derivative requiring bifurcation, we will be required to initially record a liability equal to the estimated fair value of the embedded derivative with an offsetting increase to stockholders' deficit. For all interim periods subsequent to the date of the initial issuance of the Class B common stock through the date on which there are no longer any shares of our Class B common stock outstanding, we will carry this exchange right at estimated fair value, and all changes in the carrying value will be recorded as a component of net earnings. Upon exchange of the shares of our Class B common stock for EISs (representing the underlying shares of our Class A common stock and our senior subordinated notes), the carrying value of the derivative liability on the exchange date will be included together with the fair value of the tendered Class B common stock as the deemed proceeds for the EISs. Such deemed proceeds will be allocated first to any embedded derivatives in the EISs required to be separately measured and then among the shares of our Class A common stock and the senior subordinated debt underlying the EISs based on their respective relative fair values on the exchange date. If the amount assigned to the senior subordinated debt component of the EIS on the exchange date is above or below its face value, the premium or discount will be amortized as a component of interest expense over the remaining term of the senior subordinated notes.

DILUTION

        Dilution is the amount by which the portion of the offering price paid by the purchasers of the EISs to be sold in the offering that is allocated to our shares of Class A common stock represented by the EISs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities (including the allocated portion of the retained interest) from our total assets less our intangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

        Our net tangible book deficiency as of March 28, 2004 was approximately $            million, or $            per share of common stock. After giving effect to the recapitalization (which will occur prior to the closing of this offering) and our receipt and intended use of approximately $            million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of EISs in this offering (including the repurchase for approximately $            million, or $             million if the over-allotment option with respect to the EISs is exercised in full, of common stock from Citicorp Venture Capital), our pro forma as adjusted net tangible book deficiency as of March 28, 2004 would have been approximately $            million, or $            per share of common stock. This represents an immediate increase in net tangible book value of $            per share of our common stock to existing equity investors and an immediate dilution of $            per share of our common stock to new investors purchasing EISs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Common Stock	Per Share of Common Stock Assuming Full Exercise of the Over-Allotment Option
Portion of the initial public offering price of $ per EIS allocated to share of Class A common stock	$	$
Net tangible book value (deficiency) per share as of March 28, 2004
Increase per share attributable to cash payments made by new investors in this offering

Pro forma as adjusted net tangible book value (deficiency) after this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

        The following table sets forth on a pro forma basis as of March 28, 2004, assuming no exercise of the over-allotment option in respect of the EISs:

  •
  the total number of shares of our Class B common stock owned by the existing equity investors and the total number of shares of our Class A common stock to be owned by the new investors, as represented by the EISs to be sold in this offering;

  •
  the total consideration paid by the existing equity investors and to be paid by the new investors purchasing EISs in this offering; and

  •
  the average price per share of common stock paid by the existing equity investors and to be paid by the new investors purchasing EISs in this offering.

Shares of Common Stock Purchased
Total Consideration
Average Price Per Share of Common Stock
	Number	Percent		Amount	Percent
Existing equity investors			%	$		%	$
New investors			%	$		%	$

Total		100%			$100%		$

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth selected consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended September 26, 1999, October 1, 2000, September 30, 2001, September 29, 2002 and September 28, 2003, of which the financial statements for fiscal 2001, 2002 and 2003 are included elsewhere in this prospectus and our unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004, which are included elsewhere in this prospectus. Our historical consolidated financial information includes the financial information attributable to our Friendly's restaurant operations for all the periods presented other than the six months ended ended March 28, 2004. Effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations and accordingly the financial information for the six months ended March 28, 2004 includes only our Wendy's restaurant operations and does not include any Friendly's restaurant operations (other than the $192,000 net gain resulting from the reversal of a previously recognized impairment charge and the disposal of Friendly's restaurant assets held for sale).

        The unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the six months ended ended March 28, 2004 are not necessarily indicative of the results that may be expected for the fiscal year ending September 26, 2004 primarily due to the seasonal nature of the business.

        The information in the table below should be read together with our audited consolidated financial statements for fiscal 2001, 2002 and 2003 and the related notes, our unaudited consolidated financial statements for the six months ended March 30, 2003 and March 28, 2004 and the related notes, "Summary Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus. The amounts in the tables below reflect rounding adjustments.

						Unaudited
	Year Ended (1)					Six Months Ended
	September 26, 1999	October 1, 2000 (2)	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004 (4)
	(In thousands, except ratios, percentages and per share data)
Statement of operations data:
Wendy's restaurant sales	$215,156	$187,931	$175,800	$190,150	$196,280	$90,542	$100,279
Friendly's restaurant sales	37,252	45,147	41,020	32,997	8,130	4,672	—

Total restaurant sales	252,408	233,078	216,820	223,147	204,410	95,214	100,279
Costs and expenses:
Cost of restaurant sales	158,058	149,640	133,540	135,348	123,657	58,013	62,182
Restaurant operating expenses	52,308	49,034	46,127	46,051	41,209	20,491	19,509
Franchise royalties	9,755	8,936	8,435	8,713	8,065	3,745	4,011
General and administrative	9,243	8,592	7,884	9,818	9,555	4,098	4,257
Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses (3)	—	7,009	14,211	(757)	(963)	71	(49)
Net loss on disposal of fixed assets	—	—	2,035	54	55	67	—
Depreciation and amortization	9,614	9,665	8,426	6,451	6,732	3,330	3,422

Operating (loss) income	13,430	202	(3,838)	17,469	16,100	5,399	6,947
Interest expense, net of interest income	(15,052)	(15,009)	(15,042)	(16,174)	(14,805)	(7,590)	(7,098)
Write-off of deferred offering and related costs	—	—	—	—	—	—	(5,746)
Gain on sale of certain assets (2)	—	14,953	—	—	—	—	—
Other income, net	397	947	728	496	1,747	740	131

Income (loss) before income taxes	(1,225)	1,093	(18,152)	1,791	3,042	(1,451)	(5,766)
Income tax (provision) benefit	(131)	(1,015)	—	3,267	(307)	—	—

Net (loss) income (4)	$(1,356)	$78	$(18,152)	$5,058	$2,735	$(1,451)	$(5,766)
Dividends accrued on Class A common stock	(3,518)	(3,720)	(3,720)	(6,848)	(6,156)	(2,987)	(3,361)

Loss attributable to Class B and C common stock	$(4,874)	$(3,642)	$(21,872)	$(1,790)	$(3,421)	$(4,438)	$(9,127)
Per share data (5):
Basic and diluted earnings per share attributable to Class A common stockholders	$14.07	$14.88	$14.88	$27.39	$24.62	$11.95	$13.44
Basic and diluted loss per common share attributable to Class B and C common stock	(6.22)	(4.47)	(26.84)	(2.12)	(4.05)	(5.25)	(10.60)
Cash flow data:
Net cash provided by (used in) operating activities	$12,275	$(1,829)	$8,282	$13,158	$12,488	$1,629	$4,056
Net cash (used in) provided by investing activities	(32,987)	26,365	(4,533)	10,821	802	(1,541)	59
Net cash provided by (used in) financing activities	14,552	(24,312)	(768)	(18,165)	(16,860)	(3,549)	(5,369)

Other financial data (unaudited):
Restaurant maintenance capital expenditures (6)	$1,292		$788		$816		$1,275		$4,062		2,103		655
New restaurant capital expenditures	29,699		10,322		3,910		1,095		1,874		60		493
Aggregate cash paid for capital expenditures (7)	30,991		11,110		4,726		2,370		5,936		2,163		1,148
Ratio of earnings to fixed charges (8)	0.91	x	1.05	x	0.01	x	1.09	x	1.17	x	0.84	x	0.31	x
Deficiency in the coverage of earnings to fixed charges (8)	(1,628)		—		(18,219)		—		—		(1,451)		(5,766)
						Unaudited
	September 26, 1999	October 1, 2000	September 30, 2001	September 29, 2002	September 28, 2003	March 28, 2004
	(In thousands)
Balance sheet data:
Total current assets	$7,675	$7,649	$11,544	$18,127	$12,890	12,847
Total current liabilities	37,614	24,276	27,008	30,996	30,142	31,607
Working capital deficiency (9)	(29,939)	(16,627)	(15,464)	(12,869)	(17,252)	(18,760)
Total assets	186,241	156,922	143,717	135,240	126,771	118,518
Long-term debt (10)	193,218	166,636	167,599	151,973	139,869	138,619
Total liabilities	219,406	193,729	202,396	195,709	190,661	191,535

(1)
We use a 52-53 week fiscal year ending on the last Sunday of September. The 1999, 2001, 2002 and 2003 fiscal years consisted of 52 weeks. The 2000 fiscal year consisted of 53 weeks.

(2)
On October 25, 1999, we sold 39 of our Wendy's restaurants in Nashville, Tennessee.

(3)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment of Long-Lived Assets and Assets Held for Sale" and Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)
For the six months ended March 28, 2004, reflects the write-off in that quarter of deferred offering and related costs incurred in connection with the termination of a contemplated conversion of our company to a trust and a subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs."

(5)
Per share data for the 1999 and 2000 fiscal years is unaudited. Does not reflect the transactions contemplated by this offering, including the recapitalization.

(6)
Does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated statements of operations. These restaurant maintenance expenses were approximately $6.6 million, $4.9 million, $4.8 million, $6.4 million, and $5.8 million for the 1999, 2000, 2001, 2002 and 2003 fiscal years, respectively and $2.9 million and $2.6 million for each of the six months ended March 30, 2003 and March 28, 2004, respectively. In the periods presented, restaurant maintenance capital expenditures also include a nominal amount of capital expenditures related to general corporate needs.

(7)
Consists primarily of restaurant maintenance capital expenditures and new restaurant capital expenditures.

(8)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income before income taxes plus fixed charges, exclusive of capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to this offering and the use of proceeds, would have been            and            for the year ended September 28, 2003 and the six months ended March 28, 2004, respectively.

(9)
Working capital deficiency represents total current assets less total current liabilities.

(10)
Includes current portion and long-term portions of long-term debt, short term financing arrangements, capital lease obligations and sale-leaseback financing obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Management's discussion and analysis is a review of our results of operations and our liquidity and capital resources and should be read in conjunction with our audited financial statements and unaudited interim financial statements and related notes included elsewhere in this prospectus. Except for the historical information contained herein, this discussion contains certain information and forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed below. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" for discussion of these risks and uncertainties.

Overview

        We are one of the largest franchisees of Wendy's Old Fashioned Hamburgers restaurants and the fifth largest hamburger quick service restaurant franchisee in the United States. We operate 153 Wendy's Old Fashioned Hamburger restaurants in our exclusive franchise territory comprised of Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia (and a single Wendy's restaurant located outside the franchise territory).

        We are subject to a number of challenges that may adversely affect our businesses. These challenges, which are discussed below and under the headings "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements" and "Business" and elsewhere in this prospectus, include:

  •
  Changing Customer Preferences: Consumers in the market categories in which we compete frequently change their taste preferences and dietary habits. We are largely dependent on Wendy's, and collaborate with Wendy's, in anticipating, identifying or developing and marketing products that respond to these changes in consumer preferences.

  •
  Consumer Concern Regarding Food Safety, Quality and Health: The quick service food industry is subject to consumer concerns regarding the safety and quality of certain food products, including public health concerns about the safety of beef, chicken and other food products from time to time.

Corporate History

        As one of the earliest franchisees of Wendy's International, we opened our first Wendy's restaurant in 1976. We obtained the exclusive right to develop and operate Wendy's restaurants in the Baltimore and Washington, D.C. areas, Northern Virginia and metropolitan St. Louis in 1978, and on the Eastern Shore of Maryland in 1982. In August 1987, as a subsidiary of a public company, we sold 41 of our Wendy's restaurants in metropolitan St. Louis and continued to operate 102 Wendy's restaurants in Maryland, Washington, D.C. and Northern Virginia.

        In December 1987, Ronald D. Kirstien, our current Chairman, President and Chief Executive Officer and Harvey Rothstein, our current Senior Executive Vice President, with financial backing from Citicorp Venture Capital and one of its affiliates, purchased our Baltimore, Washington, D.C. and Northern Virginia markets in a management buy-out. In part to protect us against potential exposure on restaurant leases, in January 1991, we reacquired most of the metropolitan St. Louis Wendy's restaurants and certain other Wendy's restaurants in central Illinois (a total of 56 Wendy's restaurants) (the "Mid-West Region"). We conducted an initial public offering on the NASDAQ National Market in August 1993. In September 1994, we purchased 34 additional Wendy's restaurants in metropolitan Nashville, Tennessee (the "Southern Region").

        We sold 46 of our Wendy's restaurants in the Mid-West Region to another Wendy's franchisee in March 1998. We remain contingently liable on 18 leases which we sublease to the Wendy's franchisee operating in the Mid-West Region. In addition, we are the lessor of one restaurant property. During 2002 and 2003, several notices of default with respect to these subleases had been received. We continue to monitor the situation and do not anticipate any material impact from these defaults for the foreseeable future.

        In April 1998, an investment group headed by Ronald D. Kirstien and Harvey Rothstein, together with Citicorp Venture Capital, purchased all of the outstanding shares of DavCo Restaurants Inc. and took our company private. In October 1999, we sold the 39 Wendy's restaurants constituting our Southern Region and used the sale proceeds to repay a portion of the debt incurred in connection with the going private transaction.

        As a result of the cessation of our Friendly's restaurant operations discussed below, commencing with our fiscal year 2004 which began on September 29, 2003, our sole business is the operation of Wendy's restaurants in our exclusive franchise territory of Baltimore and the Eastern Shore of Maryland, Washington D.C. and portions of Northern Virginia (and a single Wendy's restaurant located outside the franchise territory).

        We currently operate 154 Wendy's restaurants. Our development letter with Wendy's International requires us, net of any closures, to open or commence construction of a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2012 and a minimum of seven restaurants in each year from 2013 through 2015, and to operate a total of 240 restaurants in our exclusive franchise territory by December 31, 2015.

        The following chart sets out the number of Wendy's restaurants we owned and operated in our exclusive franchise territory as of the end of each fiscal year from 1993 to 2003:

Company Restaurants in the Franchise Territory

End of Fiscal Year	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003
Number of Wendy's restaurants (1)	110	119	125	134	138	145	151	155	156	156	154
Number of Friendly's restaurants (2)	—	—	—	—	34	38	49	48	43	13	6
Total number of restaurants	110	119	125	134	172	183	200	203	199	169	160

(1)
Includes one restaurant located outside the franchise territory. Since 1993, we have opened 56 new restaurants and closed 12 restaurants. Three of the closed restaurants were replaced with new restaurants in the same market area. Subsequent to the fiscal year ended September 28, 2003, we closed one Wendy's restaurant.

(2)
Effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased our Friendly's restaurant operations.

        We have four directly or indirectly wholly-owned subsidiaries. DavCo Operations, Inc. is our direct wholly-owned subsidiary and conducts our Wendy's restaurant operations. MDF, Inc. is a wholly-owned subsidiary of DavCo Operations which holds restaurant leases as tenant. In the past, Heron Realty Corporation and FriendCo Restaurants, Inc., both wholly-owned subsidiaries of DavCo Operations, conducted our Friendly's restaurant operations.

Cessation of Friendly's Restaurant Operations

        In July 1997, FriendCo Restaurants, Inc. ("FriendCo"), one of our subsidiaries, entered into agreements with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. The agreements set forth the terms pursuant to which FriendCo purchased certain assets and rights to 34 existing restaurants and had exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and the District of Columbia.

        Effective December 28, 2000, FriendCo executed a Modification Agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise Inc., which provided for the termination of FriendCo's exclusive development territory. It also permitted the immediate closing of up to 17 of our Friendly's restaurants and reduced ongoing royalty fees to 2.0% of sales for those restaurants.

        After December 28, 2001, we were permitted to close the remaining Friendly's restaurants we operated, subject to the terms of our franchise agreements providing for liquidated damage payments in some circumstances if the restaurant was not re-franchised as a Friendly's restaurant.

        Pursuant to this Modification Agreement, we ceased operations of 30, seven and one restaurants during the years ended September 29, 2002 and September 28, 2003 and the six months ended March 28, 2004, respectively, which did not require the payment of liquidated damages. We are actively marketing our remaining three Friendly's restaurants for re-franchising or real estate sale for other uses and do not anticipate the need to pay any liquidated damages in connection with the remaining restaurants.

        In September 2003, we entered into agreements with a management company to manage the operations of the then remaining six Friendly's restaurants, three of which have been subsequently sold. The management company retains all profits and bears all losses for all the restaurants except for one, in which we have agreed to reimburse any losses. No claims for reimbursement have been made and we do not believe that this guarantee will have a material impact on our financial statements. The management agreements allow the management company to purchase the three remaining restaurants, on certain dates in fiscal 2004, which dates may be extended to December 30, 2005, at prices ranging from $400,000 to $500,000. These management agreements terminate on December 31, 2005. We continue to actively market the company-owned real estate associated with these Friendly's restaurants and the management agreements do not prevent those sales from occurring.

Change in Accountants

        On April 28, 2002, we dismissed Arthur Andersen LLP, which has ceased operations, as our independent accountants and retained Ernst & Young LLP as our new independent accountants. The decision to change our independent accountants was approved by our board of directors.

        There were no disagreements at any time between Arthur Andersen LLP and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Arthur Andersen LLP's report on our consolidated financial statements for the year ended September 30, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the two years ended October 1, 2000 and September 30, 2001, and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

Impairment of Long-Lived Assets and Assets Held for Sale

        Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS No. 121), as amended by Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), requires impairment losses to be recorded on long-lived assets when events or circumstances indicate that the assets may be impaired based upon the undiscounted cash flows estimated to be generated from those assets.

        During the fourth quarter of fiscal 2000, we determined that due to the poor operating performance of our Friendly's restaurants and preliminary negotiations with Friendly's Restaurant Franchise, Inc., indicators of impairment were present. Accordingly, we evaluated the ongoing value of the property and equipment (and intangibles) associated with our Friendly's restaurants. Based on this evaluation, we determined that assets with a net book value of $12.4 million were impaired and reduced their carrying value by $7.0 million to their estimated fair value. Fair value was determined based on the most appropriate of the market value of the restaurant or the market value of the real estate in an arm's length transaction.

        During fiscal year 2001, we reached an agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc., pursuant to which we were granted the right to close all of our Friendly's restaurants over a period of time. In accordance with SFAS No. 121, we recorded an additional impairment expense of $8.7 million for the impairment of long-lived assets to be disposed of.

        As of September 29, 2002, we reassessed the fair market value of our remaining Friendly's restaurants and recorded additional impairment charges of $526,000. As of September 28, 2003, we reassessed the fair market value of our remaining Friendly's restaurants, which resulted in the reversal of $140,000 of a previously recognized impairment charge. These amounts were included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statements of operations for the applicable periods. There was no change in the fair market value of the remaining Friendly's restaurants as of March 28, 2004.

        During fiscal year 2002, we disposed of 30 of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of $12.5 million and notes receivable with an aggregate face value of $1.9 million. Due to the fact that these notes were subordinate to the buyers' primary acquisition financing and many contained limited recourse provisions, we initially recorded these notes net of a reserve of $1.1 million. As a result of these transactions, we recognized a net gain of $1.0 million, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations for the fiscal year ended September 29, 2002.

        During fiscal year 2003, we disposed of seven of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of $5.0 million and notes receivable with an aggregate face value of $200,000. Due to the fact that these notes were subordinate to the buyers' primary acquisition financing and many contained limited recourse provisions, we initially recorded these notes net of a reserve of $100,000. As a result of these transactions, we recognized a net gain of $1.2 million, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations for the fiscal year ended September 28, 2003.

        During the six months ended March 28, 2004, we disposed of the assets of one of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of approximately $1.2 million. As a result of this transaction, we recognized a net loss of $108,000, which was included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in our consolidated statement of operations for the six months ended March 28, 2004.

        During fiscal year 2001, we also made the decision to close eight Wendy's restaurants. In accordance with SFAS No. 121, we recorded an impairment expense of $2.1 million to reduce the carrying amount of these long-lived assets to be disposed of to their estimated fair value. During fiscal year 2002, we disposed of three of our Wendy's restaurants for aggregate cash proceeds, net of transaction costs, of $216,000. During fiscal year 2003, we disposed of two Wendy's restaurants, incurring aggregate net costs of $82,000. During the six months ended March 28, 2004, we disposed of two Wendy's restaurants, generating aggregate net costs of $(143,000). As a result of these transactions, we recognized a net gain (loss) of $209,000, $(82,000), and $(143,000) during the years ended September 29, 2002 and September 28, 2003 and the six months ended March 28, 2004, respectively, which was included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets" in and debt restructuring expenses our consolidated statements of operations for the applicable periods.

        As of September 29, 2002, we reassessed the fair market value of the remaining Wendy's restaurants, which resulted in the reversal of $68,000 of a previously recognized impairment charge, which was included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in our consolidated statements of operations for the year ended September 29, 2002. There was no change in the fair market value of the remaining Wendy's restaurants as of September 28, 2003 or March 28, 2004.

        As of September 28, 2003, assets held for sale consisted of the assets of six Friendly's restaurants and three Wendy's restaurants, which are being actively marketed for sale. As of March 28, 2004, assets held for sale consisted of the assets of five Friendly's restaurants and one Wendy's restaurant, which are being actively marketed for sale. These assets were recorded in our balance sheets at their estimated fair value, which was based on the market value of the restaurant or the market value of the real estate in an arm's length transaction, less estimated costs to sell. These assets are identified as "assets held for sale" in our consolidated balance sheets for the applicable periods. Therefore, we have discontinued depreciation and amortization on the long-lived assets held for sale pending disposition.

Deferred Offering Costs

        In our 2003 fiscal year, we had contemplated a conversion of our company to a trust and a subsequent offering of trust units in the United States and Canada. This transaction was delayed due to unfavorable market conditions and ultimately, in December 2003, we determined that it was probable that this transaction would be terminated due to these conditions. Subsequent to this determination, we explored other possible transactions and ultimately decided in favor of this offering of EISs and senior subordinated notes in the United States. Accordingly, in the six months ended March 28, 2004, we wrote off deferred offering and related costs totaling approximately $5.7 million, which were directly related to that terminated trust offering transaction.

Recapitalization

        Pursuant to a recapitalization to be effected concurrent with this offering, all outstanding shares of our existing common stock held by the existing equity investors, as well as accrued dividends, will be recapitalized into shares of our Class B common stock. The shares of our Class B common stock will have identical rights and privileges in all respects to the shares of our Class A common stock, other than dividend rights and certain exchange rights provided in the stockholders agreement. For a description of the dividend rights applicable to our Class A common stock and Class B common stock and of the exchange right provided in the stockholders agreement in respect of our Class B common stock, see "Dividend Policy and Restrictions," "Description of Capital Stock" and "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

Capital Leases

        The capitalized lease terms for accounting purposes for a significant number of our capital leases expire at the end of fiscal 2005. Thereafter, we intend to account for these leases as operating leases during their renewal periods based upon the anticipated renewal terms. This change in the manner of accounting for these leases is expected to increase rent expense by approximately $3.6 million in fiscal 2006 and in comparable amounts in subsequent years decreasing over time. In addition, this change will cause a decrease in interest expense and lease amortization. We believe that the net effect of this change will not have a material impact on our anticipated cash flow.

Basis of Presentation

        The discussion of our financial condition and results of operations is based on the analysis of our audited financial statements and unaudited interim financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial information includes the financial information attributable to our Friendly's restaurant operations for all the periods presented, other than the six months ended March 28, 2004. As we discussed above, effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations and we are actively marketing these assets for re-franchise or sale and therefore we continue to classify these assets as "assets held for sale" on our balance sheet. Upon any sale of our remaining Friendly's properties, we will recognize a gain or loss on the disposal of these assets, which will be included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" on our consolidated statement of operations. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)—Note 3—Assets Held for Sale and—Note 5—Friendly's Restaurants."

        Operating Profit.    Since the end of fiscal 2003, our revenues have consisted entirely of Wendy's restaurant sales. Prior to that time, our revenues also included Friendly's restaurant sales. Any additional amounts of income are not material and are included in other income, net. Restaurant operating profit is computed by subtracting the cost of restaurant sales and restaurant operating expenses from restaurant sales.

        Cost of Sales.    Cost of restaurant sales consists of expenditures for food, supplies (primarily paper goods) and direct labor.

        Operating Expenses.    Our restaurant operating expenses include all other direct costs, including occupancy costs, utilities, advertising expenses, expenditures for repairs and maintenance, area and regional management expenses, and workers' compensation, casualty and general liability insurance costs. For additional information on the components of restaurant operating expenses, see "Consolidated Financial Statements for Davco Acquisition Holding Inc. for the years ended September 29, 2002 and September 28, 2003 and the six months ended March 30, 2003 and March 28, 2004—Note 8—Costs of Restaurant Sales and Restaurant Operating Expenses."

        Franchise Royalties.    Franchise royalties for our Wendy's restaurants have remained constant at 4.0% of restaurant sales throughout the three fiscal years ended September 28, 2003 and our franchise agreements with Wendy's specify royalties of 4.0% of restaurant sales until December 31, 2025. Franchise royalties for our Friendly's restaurants were either 4.0% or 2.0%, depending on the restaurant. Specifically, certain Friendly's restaurants had their royalty requirements reduced to 2.0% until sold or disposed of, while certain other restaurants remained at a royalty of 4.0% until we ceased their operations on September 28, 2003.

        General and Administrative Expenses.    General and administrative expenses consist of corporate expenses, including executive and administrative compensation and office expenses, including rent and professional fees.

        Advertising and Promotions.    Under our franchise agreements with Wendy's, we contribute 3.0% of our restaurant sales to The Wendy's National Advertising Program, Inc. ("WNAP"). For our 2001 and 2002 fiscal years, this required contribution was 2.5% of our restaurant sales. The increase in the contribution rate to 3.0% in fiscal 2003 was as a result of a change required by a vote of the members of the WNAP. This increase was offset by a corresponding decrease to our local advertising. This has not had a material effect on our operating income. We have agreed to maintain these contributions at 3.0% of restaurant sales for our 2004, 2005, and 2006 fiscal years. Historically, overall advertising expenditures have been maintained at approximately 4.5% of our restaurant sales on a combined national and local basis before giving effect to the impact of certain vendor allowances. See "Business—Advertising and Promotions."

Critical Accounting Policies

        The preparation of our financial statements in conformity with the accounting principles generally accepted in the United States requires us to make a number of judgments and estimates that could have a material impact on our results of operations. Our financial reporting process is covered by our system of internal controls, and generally does not require significant management judgments and estimates. While our management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions. We consider certain accounting policies related to the assessment and recording of property, leased properties and equipment, the impairment of long-lived assets, a notes receivable reserve, self-insurance reserves, income taxes and the evaluation of goodwill for impairment to be critical policies due to the judgments and estimates involved in each.

        Property, Leased Properties and Equipment.    All property, leased property, and equipment are recorded at cost less accumulated depreciation. Buildings and building equipment components are depreciated over their estimated useful lives ranging from ten to 25 years using the straight-line method. Leased properties are amortized over the lesser of the estimated useful life of the asset or the remaining lease term using the straight-line method. Equipment is depreciated over its estimated useful life ranging from five to ten years also using the straight-line method.

        Our accounting policies regarding property, leased properties, and equipment include judgments by management regarding the estimated useful lives of such assets, the residual values to which the assets are depreciated, and the determination as to what constitutes enhancing the value of or increasing the life of existing assets. These judgments and estimates may produce materially different amounts of depreciation and amortization expense than would be reported if different assumptions were used. As discussed further below, these judgments may also impact our need to recognize an impairment charge on the carrying amount of these assets as the cash flows associated with the assets are realized.

        Impairment of Long-Lived Assets.    Restaurant sites and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Restaurant sites and certain other assets to be disposed of are reported at the lower of their carrying amount or fair value, less estimated costs to sell, and if necessary, are included in assets held for sale.

        Judgments made by us related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance of, and improvements to, the assets, changes in economic conditions, and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize a material impairment charge. Additionally, in certain instances, we must make judgments and estimates related to the expected proceeds from the sale of franchise units or other leased or owned properties in the determination of the amount, if any, of an impairment charge. If we used different assumptions or estimates in the calculation of the fair value of these assets, the carrying amount of the assets as well as the related impairment charges could have been significantly different from the amounts recorded.

        Notes Receivable Reserve.    We have recorded an estimated reserve against certain promissory notes received as part of the consideration from the sale of certain of our assets. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of the note holders to make required payments. If the financial condition of the note holders were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Self-Insurance Reserves.    We are self-insured for a significant portion of expected losses under our workers' compensation, employee medical, and general liability programs. Accrued liabilities have been recorded based on our estimates of the ultimate costs to settle incurred and incurred but not reported claims.

        Our accounting policies regarding self-insurance programs include certain management judgments and assumptions regarding economic conditions, the frequency or severity of claims and claim development patterns and claim reserves, management, and settlement practices. Unanticipated changes in these factors may produce materially different amounts of expense that would be reported under these programs.

        In the normal course of business, we must make estimates of potential future legal obligations and liabilities, which require the use of management's judgment. Management may also use outside legal advice to assist in the estimation process. However, the ultimate outcome of various legal issues could be different than management's estimates and adjustments to legal expense could be required.

        Income Taxes.    We record income tax liabilities utilizing known obligations and estimates of potential obligations. In consideration of our accumulated losses and the uncertainty of our ability to utilize all of our deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. When the amount of deferred tax assets to be realized is different from the amount recorded, the asset balance and income statement would reflect the change in the period that such determination is made.

        Goodwill.    Effective October 1, 2001, we adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement No. 142, "Goodwill and Other Intangible Assets." Under FASB Statement No. 142, goodwill is no longer amortized but is reviewed annually for impairment, or more frequently if impairment indicators exist. Impairment exists when the carrying amount of goodwill exceeds its implied fair value using impairment testing methodology in FASB Statement No. 142. Indicators of potential impairment include operating losses, changes in market or economic conditions, and adverse industry developments. The first annual impairment test for goodwill, all of which was related to our Wendy's segment, was performed on October 1, 2001. Annual impairment tests were subsequently performed on September 30, 2002 and September 29, 2003. The impairment tests were based upon a comparison of the estimated fair value of our Wendy's segment to the sum of the carrying value of the assets and liabilities allocated to that segment. We performed valuations of the reporting unit principally using a market value approach, namely the guideline company method ("GCM"). Under the GCM, publicly traded guideline companies, whose operations were deemed reasonably comparable to ours, were identified and applicable valuation multiples were computed. Appropriate adjustments between us and the peer group of guideline companies were considered in establishing the selected valuation multiples. The selected multiples were then applied to our operating results to derive an indication of the fair value of the reporting unit. Since the estimated fair value of the division exceeded the carrying value of the recorded net assets at each measurement date, no impairment was identified or recorded. However, if we used different assumptions and estimates in the calculation of the fair value of the reporting unit, an impairment of goodwill could have been identified and recorded.

        Enhanced Income Securities.    Our EISs include Class A common stock, senior subordinated notes and certain embedded derivative features that may require bifurcation and separate measurement under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS 133). The embedded derivative features that may require separate measurement include a call option and a change of control put option. Upon completion of this offering, proceeds from the issuance of the EISs, after adjustment, if any, for the fair value of embedded derivatives that require separate measurement, will be allocated, based upon relative fair value, to our Class A common stock and our senior subordinated notes. We intend to determine the fair value of the Class A common stock based on a third party valuation from Standard & Poor's Corporate Value Consulting and the fair value of the senior subordinated notes based on the price obtained from the sale of the separate senior subordinated notes which have the same terms as the notes included in the EISs.

        The Class A common stock portion of each EIS will be included in stockholders' deficit, net of related transaction costs, and dividends paid on the Class A common stock will be recorded as an increase to stockholders' deficit when and if declared by us. The senior subordinated notes portion of each EIS will be presented as long-term obligations, net of current portion, and the related transaction costs will be capitalized as deferred financing fees and amortized to interest expense over the term of the senior subordinated notes on the effective interest method. Interest on the senior subordinated notes will be charged to expenses as it is accrued. If the senior subordinated notes are initially recorded at a premium or a discount, they will be accreted to their redemption value as an adjustment to interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the EISs.

        If we issue any additional senior subordinated notes in the future, including in connection with the exchange of Class B common stock for EISs at the time of the subsequent issuance, we intend to re-analyze the put and call options and other features of the senior subordinated notes and the EISs with respect to potential embedded derivatives relating to such subsequent issuance. See "—Class B Common Stock" for discussion of exchange rights. Under the guidance of FASB SFAS No. 133, "Accounting for Derivatives Instruments and Hedging Activities," as amended, we will continue to analyze for embedded derivatives at the time of subsequent issuances based upon the facts, circumstances and terms at such time.

        Class B Common Stock.    Beginning 366 days following the closing of this offering, the holders of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than                  shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). Each share of our Class B common stock will be exchangeable into                  of our $                  principal amount senior subordinated notes due 2016 plus                  of a share of our Class A common stock. Following this offering, we expect that there will be                  shares of our Class B common stock (or                  shares of our Class B common stock if the underwriters exercise their over-allotment option in full with respect to the EISs) exchangeable into                  EISs (or                  EISs if the underwriters exercise their over-allotment option in full). Any exchange is subject to compliance with our debt covenants under the terms of our new credit facility and the indenture governing our senior subordinated notes. In addition, our shares of our Class B common stock may not be exchanged for EISs if a default exists under our franchise agreements with Wendy's or if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes.

        We will initially record the portion of shares of our Class B common stock allocable to the potential debt issuance upon exchange outside stockholders' deficit in the "mezzanine" section of our consolidated balance sheet, based upon the relative fair value of the senior subordinated notes component of the EISs into which the shares of our Class B common stock are exchangeable. If the then fair value is above or below the face value of the senior subordinated notes, we will amortize any premium or accrete any discount as an adjustment to net earnings to determine earnings attributable to common stockholders from the date of the initial issuance of the shares of our Class B common stock until the maturity date of the underlying senior subordinated notes into which they are exchangeable.

        Because the right embedded in the Class B common stock allows the holder to exchange the shares of our Class B common stock for EISs is a derivative requiring bifurcation, we will be required to initially record a liability equal to the estimated fair value of the embedded derivative with an offsetting increase to stockholders' deficit. The estimated fair value of this embedded derivative, which is being treated as a distribution to the stockholders, will be subtracted from net earnings to arrive at net earnings available to common stockholders in the calculation of earnings per share. For all interim periods subsequent to the date of the initial issuance of the Class B common stock through the date on which there are no longer any shares of our Class B common stock outstanding, we will carry this exchange right at estimated fair value, and all changes in the carrying value will be recorded as a component of net earnings.

        Upon exchange of the shares of our Class B common stock for EISs (representing the underlying shares of our Class A common stock and our senior subordinated notes), the carrying value of the derivative liability on the exchange date will be included together with the fair value of the tendered Class B common stock as the deemed proceeds for the EISs. Such deemed proceeds will be allocated first to any embedded derivatives in the EISs required to be separately measured and then among the shares of our Class A common stock and the senior subordinated debt underlying the EISs based on their respective relative fair values on the exchange date. If the amount assigned to the senior subordinated debt component of the EIS on the exchange date is above or below its face value, the premium or discount will be amortized as a component of interest expense over the remaining term of the senior subordinated notes.

Non-GAAP Financial Measures

        Certain disclosures in this prospectus include "non-GAAP (Generally Accepted Accounting Principles) financial measures." A non-GAAP financial measure is a numerical measure of our financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated balance sheets and related consolidated statements of operations, stockholders' equity, and cash flows. EBITDA is earnings before interest, taxes, depreciation and amortization. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to cash flows as a measure of liquidity. We present EBITDA because we believe it is a useful indicator of our historical debt capacity and ability to pay debt service and to pay dividends on our Class A and Class B common stock. We also present this discussion of EBITDA because the terms of our new credit facility and the indenture governing our senior subordinated notes contain financial covenants based on this measure, including covenants restricting the payment of interest on our senior subordinated notes and dividends on our common stock.

        A reconciliation of EBITDA with net cash provided by (used in) operations for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 and for the six months ended March 30, 2003 and March 28, 2004, along with the components of EBITDA, is presented below. The following information includes our Friendly's restaurant operations for all periods prior to September 28, 2003 (the last day of our 2003 fiscal year.)

Reconciliation of Net Cash Provided by Operating Activities to EBITDA

				Unaudited
	Year Ended			Six Months Ended March 30, 2003	Six Months Ended March 28, 2004
	September 30, 2001	September 29, 2002	September 28, 2003
	(In thousands)
Net cash provided by operating activities	$8,282	$13,158	$12,488	$1,629	$4,056
Change in operating assets and liabilities	(4,458)	(121)	(2,086)	1,037	52
Deferred income taxes	—	(734)	(307)	—	—
Net gain (loss) on sale of fixed assets	(2,035)	(54)	(55)	(67)	—
Write-off of deferred offering and related costs	—	—	—	—	(5,746)
Amortization of deferred financing costs	(731)	(1,497)	(1,536)	(773)	(769)
Net gain (loss) on disposal of assets held for sale and write-down of impaired long- lived assets	(10,784)	757	963	(71)	49
Interest expense, net	15,042	16,174	14,805	7,590	7,098
Income tax (benefit) provision	—	(3,267)	307	—	—
Other	—	—	—	124	14

EBITDA	$5,316	$24,416	$24,579	$9,469	$4,754

Results of Operations

        The following table sets forth selected items of our statements of operations data as a percentage of our restaurant sales for the periods indicated:

				Unaudited
	Year Ended			Six Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
	(In percentages)
Statement of operations data:
Total restaurant sales	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of restaurant sales	61.6	60.7	60.5	60.9	62.0
Restaurant operating expenses	21.3	20.6	20.2	21.5	19.5
Franchise royalties	3.9	3.9	3.9	3.9	4.0
General and administrative	3.6	4.4	4.7	4.3	4.2
Net (gain) loss on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses	6.6	(0.3)	(0.5)	0.1	0.0
Net loss on disposal of fixed assets	0.9	—	—	0.1	—
Depreciation and amortization	3.9	2.9	3.3	3.5	3.4

Operating (loss) income	(1.8)	7.8	7.9	5.7	6.9
Interest expense, net of interest income	(6.9)	(7.2)	(7.2)	(8.0)	(7.1)
Write-off of deferred offering and related costs	—	—	—	—	(5.7)
Other income, net	0.3	0.2	0.9	0.8	0.1

Income (loss) before income taxes	(8.4)	0.8	1.5	(1.5)	(5.7)
Income tax (provision) benefit	—	1.5	(0.2)	—	—

Net (loss) income	(8.4)%	2.3%	1.3%	(1.5)%	(5.7)%

Six Months Ended March 28, 2004 Compared to Six Months Ended March 30, 2003

        We ceased all Friendly's restaurant operations on September 28, 2003 (the last day of our 2003 fiscal year). As a result, other than gains or losses recognized in connection with the disposal of certain of our Friendly's properties, which are included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations, our results for the six months ended March 28, 2004 reflect only our Wendy's restaurant operations while our results for the six months ended March 30, 2003 include both our Wendy's and Friendly's restaurant operations.

        Restaurant sales.    Restaurant sales for the six months ended March 28, 2004 increased by $5.1 million, or 5.4% to $100.3 million from $95.2 million for the six months ended March 30, 2003. Sales at our Wendy's restaurants increased by $9.8 million or 10.8% to $100.3 million in the six months ended March 28, 2004 from $90.5 million for the six months ended March 30, 2003, primarily due to a positive response to the introduction in August 2003 of Wendy's Homestyle Chicken Strips and continued popularity of Wendy's Garden Sensations™ salads, introduced in 2002. This $9.8 million increase in Wendy's restaurant sales was due almost entirely to increased sales volume, as price increases on several menu items were not put into place until the end of the period and, accordingly, had no material impact on sales over the comparable period in 2003. Our Wendy's restaurant same store sales, for restaurants that have been operating more than one year, increased by 10.3% for the six months ended March 28, 2004 compared to the same period in the prior year. Our average sales per

Wendy's restaurant increased by $64,800 or 10.0% to $654,700 for the six months ended March 28, 2004 from $589,900 for the prior year period. Sales at our Friendly's restaurants for the six months ended March 30, 2003 were $4.6 million.

        Cost of restaurant sales.    Cost of restaurant sales increased by $4.2 million, or 7.2% to $62.2 million or 62.0% of sales in the six months ended March 28, 2004 from $58.0 million or 60.9% of sales for the six months ended March 30, 2003. Cost of our Wendy's restaurant sales increased by $7.4 million, or 13.5% to $62.2 million or 62.0% of sales in the six months ended March 28, 2004 from $54.8 million or 60.6% of sales for the six months ended March 30, 2003. The increase in cost of our Wendy's restaurant sales was primarily due to increases in food costs (particularly beef), changes in product mix (specifically the addition of our new chicken strips product) and a distributor change which occurred in late November 2002. Cost of our Friendly's restaurant sales for the six months ended March 30, 2003 were $3.2 million.

        Restaurant operating expenses.    Restaurant operating expenses decreased by $982,000, or 4.8% to $19.5 million or 19.5% of sales for the six months ended March 28, 2004 from $20.5 million or 21.5% of sales for the six months ended March 30, 2003. Our Wendy's restaurant operating expenses decreased to 19.5% of sales for the six months ended March 28, 2004 from 21.0% of sales for the six months ended March 30, 2003. This decrease as a percentage of sales was primarily due to the fixed cost nature of certain of our restaurant operating expenses coupled with significantly higher same store sales during the six months ended March 28, 2004. Restaurant operating expenses for our Friendly's restaurant for the six months ended March 30, 2003 were $1.5 million.

        General and administrative expenses.    General and administrative expenses increased by $159,000, or 3.9% to $4.3 million, or 4.2% of sales, for the six months ended March 28, 2004 from $4.1 million, or 4.3% of sales, for the six months ended March 30, 2003. Our Wendy's restaurant general and administrative expenses increased $500,000 to $4.3 million or 4.3% of sales in the six months ended March 28, 2004 from $3.8 million or 4.2% of sales in the six months ended March 30, 2003. This increase was primarily due to increased payroll expenses. Our Friendly's restaurant general and administrative expenses for the six months ended March 30, 2003 were $300,000.

        Depreciation and amortization.    Depreciation and amortization expense increased slightly to $3.4 million or 3.4% of sales for the six months ended March 28, 2004 from $3.3 million, or 3.5% of sales for the six months ended March 30, 2003. Our Friendly's restaurants have been classified as assets held for sale and have not recorded depreciation in either period.

        Interest expense.    Interest expense decreased by $626,000, or 8.9% to $7.1 million for the six months ended March 28, 2004 from $7.7 million for the six months ended March 30, 2003. This decrease in interest expense was primarily due to repayments of outstanding indebtedness with the net proceeds from the disposition of certain of our Friendly's restaurants.

        Interest and other income.    Interest and other income decreased by $743,000, or 84.3% to $138,000 for the six months ended March 28, 2004 from $881,000 for the six months ended March 30, 2003. This decrease was primarily due to proceeds from business property and casualty insurance received in the 2002 fiscal year, the elimination of interest income on a $1.4 million note receivable, which was repaid in June 2003, as well as lower interest rates on short-term cash investments.

        Deferred offering costs.    In our 2003 fiscal year, we had contemplated a conversion of our company to a trust and subsequent offering of trust units in the United States and Canada. This transaction was delayed due to unfavorable market conditions and ultimately, in December 2003, we determined that it was probable that this transaction would be terminated due to these conditions. Subsequent to this determination, we explored other possible transactions and ultimately decided in favor of this offering of EISs and senior subordinated notes in the United States. Accordingly, in the six months ended

March 28, 2004, we wrote off deferred offering and related costs totaling approximately $5.7 million, which were directly related to that terminated trust offering transaction.

        Income before income taxes.    We recorded a loss before income taxes of $5.8 million (including the write-off of deferred offering and related costs of $5.7 million) for the six months ended March 28, 2004 compared to a loss before income taxes of $1.5 million for the six months ended March 30, 2003. For the six months ended March 28, 2004, excluding the write-off of deferred offering costs of $5.7 million, we would have had an increase in income before income taxes of $1.4 million compared to the six months ended March 30, 2003. The six months ended March 30, 2003 included a loss before income taxes of $1.0 million attributable to the Friendly's restaurant operations. Our Friendly's restaurants income before income taxes for the six months ended March 28, 2004 was $192,000.

        Income taxes.    Our operating plans anticipate taxable income in future periods, however, these plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. For the six months ended March 28, 2004 and March 30, 2003, we recorded no tax provision or benefit.

        Net income (loss).    We recorded a net loss of $5.8 million for the six months ended March 28, 2004 compared with a net loss of $1.5 million for the March 30, 2003 representing a decrease of $4.3 million. The decrease occurred for the reasons set forth above under the heading "Deferred offering costs" and "Income before income taxes."

Year Ended September 28, 2003 Compared to the Year Ended September 29, 2002

        Restaurant sales.    Restaurant sales for the year ended September 28, 2003 decreased by $18.7 million, or 8.4% to $204.4 million from $223.1 million in 2002. The decrease resulted from the disposal of certain of our Friendly's restaurant assets. Our Wendy's restaurant sales increased by $6.2 million, or 3.3% to $196.3 million in 2003 from $190.1 million in 2002, primarily due to the continued positive experience for an entire fiscal year of Wendy's Garden Sensations™ salads which were introduced in April 2002, the continued improvement of staff and manager retention, and increased attention to our Guest First Service philosophy. This increase was partially offset by unfavorable weather. Our Wendy's restaurant same store sales increased by 2.6% in 2003 compared to 2002 and average sales per Wendy's restaurant increased by $45,500, or 3.7% to $1.3 million in 2003 from $1.2 million in 2002.

        Our Friendly's restaurant sales decreased by $24.9 million, or 75.5% to $8.1 million in 2003 from $33.0 million in 2002, due to the reduction in the number of Friendly's restaurants we owned and operated over this period from 13 restaurants to six, as well as the timing of the disposal of Friendly's restaurants during those periods.

        Cost of restaurant sales.    Cost of restaurant sales decreased by $11.6 million, or 8.6% to $123.7 million or 60.5% of sales in 2003 from $135.3 million or 60.7% of sales in 2002. Cost of our Wendy's restaurant sales increased by $4.9 million, or 4.3% to $118.1 million in 2003 from $113.2 million in 2002. This represented an increase to 60.2% of sales in 2003 from 59.5% of sales in 2002, primarily due to increased food costs as compared to 2002.

        Cost of our Friendly's restaurant sales decreased by $16.5 million, or 74.7% to $5.6 million in 2003 from $22.1 million in 2002. This decrease was due to the decrease in the number of Friendly's restaurants we operated from 13 to six, as well as the timing of the disposal of Friendly's restaurants during those periods. As a percent of sales, cost of our Friendly's restaurant sales increased to 69.1% in 2003 from 67.0% in 2002, primarily due to increased food and supply costs.

        Restaurant operating expenses.    Restaurant operating expenses decreased by $4.9 million or 10.6% to $41.2 million or 20.2% of sales in 2003 from $46.1 million or 20.6% of sales in 2002. Wendy's restaurant operating expenses increased by $319,000, or 0.8% to $38.8 million in 2003 from $38.5 million in 2002. As a percentage of restaurant sales, however, our Wendy's restaurant operating expenses decreased to 19.8% in 2003 from 20.3% in 2002, due to the relatively fixed cost nature of base rent, property taxes and certain utility usage charges. This decrease was partially offset by an increase in advertising expense in 2003 compared to 2002 resulting from the recognition in fiscal 2002 of a $718,000 retroactive advertising concession relating to the fiscal 2001 year. The recognition in fiscal 2002 of the retroactive advertising concession relating to fiscal 2001 sales was the result of a negotiated change in 2002 to our national advertising contribution arrangement with WNAP. As a result of this change, our contribution to WNAP increased to 3.0% of sales, however, our overall advertising commitment remained unchanged at 4.0%. As part of those negotiations, we were granted a credit on the payment of fiscal 2002 contributions related to amounts accrued in our 2001 fiscal year.

        Our Friendly's restaurant operating expenses decreased by $5.2 million, or 68.4% to $2.4 million in 2003 from $7.6 million in 2002. As a percent of restaurant sales, our Friendly's restaurant operating expenses increased to 29.6% in 2003 from 23.0% in 2002, due primarily to the sale of the more profitable restaurants, with better operating margins compared to our remaining Friendly's restaurants.

        General and administrative expenses.    General and administrative expenses decreased by $263,000, or 2.7% to $9.6 million or 4.7% of restaurant sales in 2003 from $9.8 million or 4.4% of sales in 2002. Our Wendy's restaurant general and administrative expenses increased by $179,000, or 2.0% to $9.2 million in 2003, amounting to 4.7% of sales, from $9.0 million or 4.7% of sales in 2002. This increase was primarily due to the payment of incentive bonuses for our improved performance compared to 2002, as well as increased group medical expenses, partially offset by reduced executive retirement expenses.

        Our Friendly's restaurant general and administrative expenses decreased by $442,000 or 52.8% to $395,000, or 4.9% of sales, in 2003 from $837,000 or 2.5% of sales, in 2002. This $442,000 decrease was attributable to reduced operations and related overhead. The increase as a percentage of sales was due to the relatively fixed overhead costs spread over a fewer number of restaurants.

        Depreciation and amortization.    Depreciation and amortization expense increased by $281,000, or 4.3% to $6.7 million in 2003 from $6.5 million in 2002. All the depreciation and amortization expense was attributable to our Wendy's restaurant operations. This increase was primarily due to leasehold improvement depreciation on new restaurants and amortization of new capital lease assets.

        Interest expense.    Interest expense decreased by $1.2 million, or 7.3% to $15.2 million in 2003 from $16.4 million in 2002. Our Wendy's restaurant interest expense decreased by $477,000, or 3.3% to $13.9 million in 2003 from $14.4 million in 2002, primarily due to the repayment of certain outstanding indebtedness. Our Friendly's restaurant interest expense decreased by $785,000, or 37.4% to $1.3 million in 2003 from $2.1 million in 2002, also primarily due to repayment of the certain indebtedness owed over this period.

        Interest and other income.    Interest and other income increased by $1.4 million, or 177.5% to $2.1 million in 2003 from $765,000 in 2002. This increase was primarily due to the $1.4 million we recognized from property and casualty and business interruption insurance proceeds in 2003, resulting from fires at two Wendy's restaurants.

        Income before income taxes.    Income before income taxes was $3.0 million in 2003, compared to $1.8 million in 2002, an increase of $1.2 million or 66.7%. Income before income taxes attributable to our Wendy's restaurants was $3.3 million in 2003 compared to $1.7 million in 2002. Loss before income taxes for Friendly's restaurants was $300,000 in 2003 compared to an income before income taxes of $75,000 in 2002.

        Income taxes.    Our operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. In fiscal 2003, we recorded a tax provision of $307,000 to reduce our net deferred tax asset to zero. In fiscal 2002, we recorded a net tax benefit of $3.3 million due primarily to a change in tax law in 2002 temporarily extending carry back periods for federal net operating losses, which allowed us to realize approximately $4.0 million of cumulative refunds.

        Net income (loss).    We recorded net income of $2.7 million for the year ended September 28, 2003 compared with net income of $5.1 million for the year ended September 29, 2002.

Year Ended September 29, 2002 Compared to the Year Ended September 30, 2001

        Restaurant sales.    Restaurant sales for the year ended September 29, 2002 increased by $6.3 million, or 2.9% to $223.1 million from $216.8 million in 2001. This increase was partially offset by a decline in sales resulting from the disposal of certain of our Friendly's restaurants. Our Wendy's restaurant sales increased by $14.3 million, or 8.1% to $190.1 million in 2002 from $175.8 million in 2001, primarily due to the successful introduction of Wendy's Garden Sensations™ salads in April 2002, favorable winter weather, improved staff and manager retention and increased attention to our Guest First Service philosophy. Our Wendy's restaurant same store sales increased by 8.3% in 2002 compared to 2001 and average sales per Wendy's restaurant increased by $101,600, or 9.0% to $1,230,700 in 2002 from $1,129,100 in 2001.

        Our Friendly's restaurant sales decreased by $8.0 million, or 19.5% to $33.0 million in 2002 from $41.0 million in 2001, primarily due to a reduction in the number of Friendly's restaurants we owned and operated over this period from 43 restaurants to 13 restaurants, as well as the timing of the disposals during those periods.

        Cost of restaurant sales.    Cost of restaurant sales increased by $1.8 million, or 1.3% to $135.3 million or 60.7% of sales in 2002 from $133.5 million or 61.6% of sales in 2001. Cost of our Wendy's restaurant sales increased by $7.7 million, or 7.3% to $113.2 million in 2002 from $105.5 million in 2001, which represented a decrease to 59.5% of sales in 2002 from 60.0% of sales in 2001, primarily due to two factors. First, a reduction of the total cost of food and supplies to 31.8% of sales in 2002 from 32.3% of sales in 2001. Second, higher sales coupled with a softer economic environment resulted in lower labor costs as a percentage of restaurant sales.

        Cost of our Friendly's restaurant sales decreased by $5.9 million, or 21.1% to $22.1 million in 2002 from $28.0 million in 2001. As a percent of sales, cost of our Friendly's restaurant sales decreased to 67.0% in 2002 from 68.3% in 2001, primarily due to a reduction in food and supply costs and a reduction in payroll and benefits expense.

        Restaurant operating expenses.    Restaurant operating expenses remained stable at $46.1 million in both 2002 and in 2001. However, restaurant operating expenses as a percentage of our restaurant sales decreased to 20.6% in 2002 from 21.3% in 2001. Our Wendy's restaurant operating expenses increased by $1.2 million, or 3.2% to $38.5 million in 2002 from $37.3 million in 2001. As a percentage of restaurant sales, however, our Wendy's restaurant operating expenses decreased to 20.3% in 2002 from 21.2% in 2001, due to the relatively fixed cost nature of base rent, property taxes and certain utility usage charges. In addition, we recognized $718,000 in fiscal 2002 related to a retroactive advertising concession related to the fiscal 2001 year.

        Our Friendly's restaurant operating expenses decreased by $1.2 million, or 13.6% to $7.6 million in 2002 from $8.8 million in 2001. As a percent of restaurant sales, our Friendly's restaurant operating expenses increased to 23.0% in 2002 from 21.5% in 2001, due, in part, to the sale of the more profitably run restaurants with better operating margins compared to our remaining Friendly's restaurants.

        General and administrative expenses.    General and administrative expenses increased by $1.9 million, or 24.1% to $9.8 million or 4.4% of restaurant sales in 2002 from $7.9 million or 3.6% of sales in 2001. Our Wendy's restaurant general and administrative expenses increased by $1.8 million, or 25.0% to $9.0 million in 2002, or to 4.7% of sales, from $7.2 million or 4.1% of sales in 2001. This increase as a percentage of sales was due to incentive bonuses paid to management and employees resulting from our improved performance in 2002 compared to 2001.

        Our Friendly's restaurant general and administrative expenses increased by $186,000 or 28.6% to $837,000, or 2.4% of sales, in 2002 from $651,000 or 1.7% of sales, in 2001. This increase was attributable to incentive based bonuses paid to management and employees resulting from our improved performance in 2002 compared to 2001.

        Depreciation and amortization.    Depreciation and amortization expense decreased by $1.9 million, or 22.6% to $6.5 million in 2002 from $8.4 million in 2001. Wendy's restaurant depreciation and amortization expense decreased by $1.5 million, or 18.8% to $6.5 million in 2002 from $8.0 million in 2001, due to two factors. First, late in 2001 we received the approval from Wendy's for the closure of eight Wendy's restaurants, and discontinued depreciating these assets pending disposition. In addition, in 2002, we elected to adopt SFAS No. 142, "Goodwill and Other Intangible Assets," which provides for the cessation of goodwill amortization in favor of an annual impairment test. The decrease in depreciation and amortization expense attributable to these two factors more than offset additional depreciation and amortization expense incurred in the development of three new Wendy's restaurants and capital expenditures related to improvements of existing Wendy's restaurants.

        Depreciation and amortization expense for our Friendly's restaurants in 2001 was $400,000 due to the depreciation of property, plant and equipment for such restaurants until we entered into the modification agreement described above. See "—Cessation of Friendly's Restaurant Operations." Upon entering into this modification agreement, we recorded our Friendly's restaurants as "assets held for sale" on our consolidated balance sheet for such period.

        Interest expense.    Interest expense increased by $1.1 million, or 7.2% to $16.4 million in 2002 from $15.3 million in 2001. Wendy's restaurant interest expense increased by $1.4 million, or 10.8% to $14.4 million in 2002 from $13.0 million in 2001. This increase in interest expense was primarily due to the acceleration of amortization of deferred financing costs related to debt restructuring and raising the interest rate on the outstanding balance of the $104.0 million on a term loan from 8.86% to 9.0%. Friendly's restaurant interest expense decreased by $0.3 million, or 13.0% to $2.0 million in 2002 from $2.3 million in 2001, due to repayment of certain indebtedness that became due over this period, offset, in part, by acceleration of the amortization of deferred financing costs.

        Interest and other income.    Interest and other income decreased by $211,000, or 21.6% to $765,000 in 2002 from $976,000 in 2001.

        Income before income taxes.    Income before income taxes was $1.8 million in 2002, compared to a loss before income taxes of $18.2 million in 2001, due primarily to $16.2 million of write-downs on impaired long-lived assets, debt restructuring expenses and losses on disposal of fixed assets. Excluding these non-recurring expenses, loss before income taxes would have been $2.0 million. Income before income taxes attributable to our Wendy's restaurants was $1.7 million in 2002 compared to a loss before income taxes of $8.6 million in 2001. Income before income taxes for our Friendly's restaurants was $75,000 in 2002 compared to a loss before income taxes of $9.6 million in 2001.

        Income taxes.    Our operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. We recorded a net tax benefit of $3.3 million for the fiscal 2002 related to a tax law change that allowed us to carry back losses. No tax benefit was recorded in fiscal 2001 because of the uncertainty of generating future taxable income.

        Net income (loss).    We recorded net income of $5.1 million for the year ended September 29, 2002 compared with a net loss of $18.2 million for the year ended September 30, 2001.

Liquidity and Capital Resources

        Our principal short-term and long-term liquidity requirements are for working capital, consisting primarily of payables, prepaid expenses and food and beverage inventories, debt service, restaurant capital expenditures (consisting of restaurant maintenance capital expenditures and new restaurant capital expenditures) and dividends on our common stock.

        Following this offering, we intend to fund our working capital and restaurant maintenance capital expenditure requirements, debt service and dividends on our common stock from cash flow from operations. See "Dividend Policy and Restrictions." However, as discussed under "—Seasonality" below, during certain winter months (principally, December, January and February), our sales and related cash flow are generally at the low point for the year. Accordingly, we intend to fund any seasonal shortfalls in working capital from borrowings under our new credit facility.

        We intend to fund new restaurant capital expenditures necessary to comply with our new restaurant development schedule principally through borrowings under our new credit facility. We may also use cash flow from operations resulting from any increases in same store sales and the opening of new restaurants to fund these capital expenditures. Our development letter with Wendy's requires us to open or commence construction, net of any closures of restaurants, of a minimum of four restaurants in each of 2004 and 2005, a minimum of eight restaurants in each year from 2006 through 2012, and a minimum of seven restaurants in each year from 2013 through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have opened or commenced construction of the four restaurants required in 2004 and do not anticipate further significant capital expenditures for these restaurants. As for the restaurants required to be developed in 2005, we have under contract for development five new restaurants, of which three are "build-to-suit" restaurants and two are "ground lease" restaurants. For 2006, we have under contract or under a letter of intent seven new restaurants, two of which are "build-to-suit" restaurants and five of which are "ground lease" restaurants.

        Our average capital expenditures for new ground lease restaurants are expected to remain at approximately $1.0 million for 2005 and 2006 which typically consist of approximately $400,000 for the building, approximately $350,000 for site work and approximately $250,000 for restaurant equipment. In contrast, for a build-to-suit restaurant, the landlord assumes the responsibility for the cost of the building and site work, and we are only responsible for approximately $250,000 which is typically expended on the restaurant equipment.

        Based on the foregoing, total new restaurant capital expenditures for 2005 are expected to be approximately $2.75 million, and total new restaurant capital expenditures for 2006 are expected to be approximately $5.5 million. Following this offering, we expect to have approximately $6.0 million of letters of credit outstanding to support our obligations to Wendy's, for workers' compensation insurance and for other ordinary course operating requirements. Accordingly, we believe that our $20.0 million new credit facility will be more than adequate to fund our new restaurant capital expenditures through 2006 and to fund any seasonal shortfalls in cash flow from operations.

        We further expect that new restaurant capital expenditures in years after 2006 will be financed with the remaining availability under our new credit facility and may be financed through increases in our revolving credit line, other third party financings, issuances of additional EISs or other securities, or a combination of these alternatives, and with cash flow from operations resulting from any increases in same store sales, as well as increases in sales associated with the opening of new restaurants. If these alternatives are not available to us on commercially reasonable terms and we otherwise have inadequate funds to fund our capital expenditure requirements for new restaurant development, we may determine not to pay dividends on our common stock, seek to renegotiate the schedule of required new restaurant openings with Wendy's, minimize our capital expenditures for new restaurants by utilizing less expensive build-to-suit leases or sell assets or enter into sale/leaseback transactions to the extent permitted under our new credit facility and the indenture governing the senior subordinated notes.

        Historically, in the ordinary course of our business, we maintain a working capital deficiency, which at March 28, 2004 was approximately $(16.9) million. The deficiency results from our ability to obtain payment terms, ranging generally from 21 to 45 days, from our suppliers and with respect to our royalty and advertising payments. Historically, our cash flow has been sufficient for us to pay our current liabilities as they become due. Following the closing of this offering, we believe that we will continue to maintain a working capital deficiency and that our cash flow from operating activities and borrowings under our new credit facility will continue to permit us to fund our liquidity needs as described above.

        Prior to fiscal 2001, to the extent we had available resources, we purchased the land and/or buildings for the development of our new restaurants. At present, we own the land and/or buildings at 68 of our Wendy's restaurant locations. Since the 2001 fiscal year, our debt agreements have restricted us from purchasing the land and/or buildings for our new restaurant development. As a result, since the 2001 fiscal year, we have leased the land and buildings for our new restaurant development. These leases have taken the form of "build-to-suit" leases, building leases and ground leases. Following the closing of this offering, given our new capital structure, we anticipate continuing to lease the land and certain buildings for our new restaurant development.

        We continue to assess what we consider to be our underperforming restaurants. Accordingly, we closed two underperforming Wendy's restaurants during the six months ended March 28, 2004 and two additional underperforming Wendy's restaurants during the 2003 fiscal year. Two new restaurants were opened during the six months ended March 28, 2004.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of DavCo Operations. Each of our subsidiaries will guarantee, on a joint and several basis, the senior subordinated notes. These guarantees will be full and unconditional. We will rely on dividends and other distributions from DavCo Operations to meet our liquidity requirements, including our debt service obligations and to enable us to pay dividends. The ability of DavCo Operations to pay dividends or make other payments or distributions to us will depend on its operating results and may be restricted by the laws of Delaware, its jurisdiction of incorporation. Under Delaware corporate law, DavCo Operations may pay dividends only to the extent of a "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of the net profits of DavCo Operations for the then current and/or immediately preceding fiscal year. There are no other significant restrictions on the ability of our subsidiary guarantors to make loans or pay dividends to us.

Operating Activities

        Net cash provided by (used in) operating activities for the six months ended March 28, 2004 and March 30, 2003 was $4.1 million and $1.6, respectively and approximately $12.5 million, $13.2 million and $8.3 million in fiscal 2003, 2002, and 2001, respectively. The increase in net cash provided by operating activities for the six months ended March 28, 2004 was due primarily to the timing of payment of accounts payable and accrued expenses. A tax law change in 2002 temporarily extended carryback periods for federal net operating losses, which allowed us to realize approximately $4.0 million of cumulative refunds. We received approximately $2.0 million of such refunds in each of our 2002 and 2003 fiscal years, which positively impacted net cash provided by operating activities for those years. In fiscal 2002, net cash provided by operating activities was positively impacted by the timing of payments of accrued salaries and wages. In our 2001 fiscal year, net cash provided by operating activities benefited from the timing of payments of accounts payable and accrued expenses, which benefit was partially offset by approximately $3.4 million of expenditures we incurred in connection with a restructuring of our indebtedness in July 2001.

Investing Activities

        Net cash provided by (used in) investing activities for the six months ended March 28, 2004 and March 30, 2003 was $59,000 and $(1.5) million, respectively and $802,000, $10.6 million and $(4.5) million in fiscal 2003, 2002 and 2001, respectively. Net cash used in investing activities primarily represents capital expenditures for the purchase of property and equipment for new restaurant acquisition and construction. For the six months ended March 28, 2004 and March 30, 2003 this amounted to $1.1 million and $2.2 million, respectively and $5.9 million, $2.4 million and $4.7 million in fiscal 2003, 2002 and 2001, respectively. This was partially off-set by proceeds received from the disposal of assets held for sale, net of transactions costs, which for the six months ended March 28, 2004 and March 30, 2003 amounted to $1.1 million and $562,000, respectively, and $4.7 million, $12.7 million and zero in fiscal 2003, 2002 and 2001, respectively.

Financing Activities

        Net cash used in financing activities for the six months ended March 28, 2004 and March 30, 2003 was $5.4 million and $3.5 million, respectively and $16.9 million, $18.2 million and $768,000 in fiscal 2003, 2002 and 2001, respectively. Financing activities in these periods consisted primarily of borrowings and repayments under our debt arrangements and payments under capital lease obligations. For fiscal 2003, the net cash used in financing activities in the amount of $16.9 million included the payment of $5.2 million of deferred offering and related costs associated with our terminated trust offering transaction. See "—Deferred Offering Costs." For fiscal 2002, the net cash used in financing activities in the amount of $18.2 million was due primarily to the repayment of long-term debt in the amount of $14.6 million. In July 2001, we restructured our indebtedness which negatively affected our cash provided by financing activities in fiscal 2001. In connection with such restructuring we recognized approximately $1.6 million of additional deferred financing costs.

New Credit Facility

        Concurrent with the closing of this offering, we will enter into a new senior secured credit facility with SunTrust, our current working capital lender. At the closing of this offering, we expect that approximately $            million of letters of credit will be outstanding under the new credit facility and that there will not be any loans outstanding thereunder. The new credit facility is anticipated to provide us with a three year $20.0 million revolving credit line with a floating rate of LIBOR plus 1.5%. The purpose of the new credit facility will be to provide for letters of credit, new ground lease construction financing, new equipment financing and other restaurant capital expenditures, and working capital needs. The new credit facility will be guaranteed by us and by each of our subsidiaries and will be secured by a first priority security interest in all of our accounts receivable, inventory, general intangibles, excluding our franchise agreements with Wendy's and Wendy's intellectual property, other tangible and intangible personal property related to our restaurants, securities (excluding the capital stock of DavCo Operations held by us), leasehold mortgages on certain of our restaurants, certain of our machinery and equipment and all proceeds of all of the foregoing.

        The closing of this offering is conditioned upon the closing of the new credit facility. See "Description of Certain Indebtedness — New Credit Facility." While we believe that we will be permitted to pay interest and dividends to EIS holders under the terms of the new credit facility, these agreements will contain significant restrictions on our ability to make interest and dividend payments to EIS holders and to make interest payments on our senior subordinated notes and on our subsidiaries' ability to make dividend and interest payments to us. See "Description of Certain Indebtedness—New Credit Facility."

        Our ability to comply in future periods with the financial and other covenants in the new credit facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control. If we fail to meet the financial or other covenants in the new credit facility, resulting in an event of default, the lender may avail itself of certain remedies under the new credit facility, including terminating our ability to borrow under the new credit facility, declaring all amounts owing under the new credit facility to be immediately due and payable and enforcing its security interest. Any of these events would have an adverse effect on our financial condition and liquidity.

        We are required to obtain letters of credit and performance bonds to secure our contractual obligations, workers' compensation insurance and our payment obligations to Wendy's and its affiliates. At September 29, 2002, September 28, 2003 and March 28, 2004, we had outstanding letters of credit aggregating approximately $5.4 million. On the closing of this offering, we will be required to maintain a letter of credit in the face amount of $3.0 million in favor of Wendy's (increasing to $4.0 million in January 2007). Under the new credit facility, we will have an aggregate of $7.5 million available for letters of credit, subject to an overall borrowing limit of $20.0 million under that facility.

Existing Indebtedness

        In connection with our existing debt agreements, we are required to comply with certain financial covenants, relating primarily to fixed charge coverage. In addition, the agreements contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions and dividends. The agreements also contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, materials defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, bankruptcy events, adverse judgments and changes of control.

        We will use approximately $            million of the net proceeds of this offering to repay all existing indebtedness, other than approximately $12.8 million in principal amount of indebtedness owed to a successor of CNL Financial Services, LP ("CNL") as of March 28, 2004. See "Use of Proceeds." This CNL indebtedness is secured by each new property developed with proceeds of the CNL indebtedness. The loans included in the CNL securitized debt that are secured by leasehold mortgage interests have 15 year terms and annual interest rates varying from 9.11% to 10.31%. The loans included in the CNL securitized debt that are secured by fee mortgages have terms of 20 years and annual interest rates varying from 10.06% to 10.33%. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 28, 2003 and September 29, 2002 and the six months ended March 28, 2004 (unaudited) and March 30, 2003 (unaudited)—Note 10—Long-Term Debt and Financing Arrangements" and "Use of Proceeds."

Income Taxes

        If all or a portion of our senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then a corresponding portion of the interest on our senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, we would be subject to liability for U.S. withholding taxes on interest payments to non-U.S. holders if such payments were determined to be dividends. Our inability to deduct interest on our senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. Our liability for income taxes (and withholding taxes) if our senior subordinated notes were determined to be equity for income tax purposes would reduce our after-tax cash flow and would adversely impact our ability to make interest and/or dividend payments.

Capital Expenditures

        Our total capital expenditures consist of restaurant maintenance capital expenditures and new restaurant capital expenditures.

        Total capital expenditures.    Total capital expenditures for the six months ended March 28, 2004 and March 30, 2003 were $1.1 million and $2.2 million, respectively. Total capital expenditures for the fiscal years 2003, 2002 and 2001 were $5.9 million, $2.4 million and $4.7 million, respectively.

        Restaurant maintenance capital expenditures.    Restaurant maintenance capital expenditures are capital expenditures for upgrades or improvements to our restaurants. Restaurant maintenance capital expenditures for the six months ended March 28, 2004 and March 30, 2003 were $655,000 and $2.1 million, respectively and for the fiscal years ended 2003, 2002 and 2001, were $4.1 million, $1.3 million and $816,000, respectively. For the 2003 fiscal year, the $4.1 million in restaurant maintenance capital expenditures were significantly higher compared to other years due to expenditures for the restoration of two restaurants closed as a result of fires and the installation of new fryers in our existing restaurants.

        Not included in our restaurant maintenance capital expenditures are expenditures for restaurant maintenance which we have expensed and which are included in the restaurant operating expenses on our statements of operations. These restaurant maintenance expenses for the six months ended

March 28, 2004 and March 30, 2003 were $2.6 million and $2.9 million, respectively and for the fiscal years 2003, 2002 and 2001 were $5.8 million, $6.4 million and $4.8 million, respectively.

        Historically, restaurant maintenance expenditures have not significantly increased as a percentage of sales as our restaurant base has grown. We expect to fund both currently anticipated restaurant maintenance expenses and restaurant maintenance capital expenditures in 2004 and beyond from cash flow from operations and borrowings under our new credit facility.

        New restaurant capital expenditures.    New restaurant capital expenditures are capital expenditures related to the opening of new restaurants in our franchise territory. New restaurant capital expenditures for the six months ended March 28, 2004 and March 30, 2003 were $493,000 and $60,000, respectively. New restaurant capital expenditures for the fiscal years 2003, 2002 and 2001 were $1.9 million, $1.1 million and $3.9 million, respectively.

        Expected capital expenditures.    Based upon our historical experience, we anticipate that during the current fiscal year and for each of the next three fiscal years, we will spend approximately $1.5 million per year in restaurant maintenance capital expenditures. In addition, Wendy's has required us to make improvements to existing restaurant facilities which will require us to spend an additional approximately $2.5 million in restaurant maintenance capital expenditures during fiscal 2005 and an additional approximately $500,000 in restaurant maintenance capital expenditures in the 2006 fiscal year. We will fund the additional approximately $3.0 million of restaurant maintenance capital expenditures in fiscal 2005 and 2006, with a portion of the net proceeds from this offering. See "Use of Proceeds."

        Over the same period, based upon our historical experience and our current knowledge concerning the real estate and construction markets in our franchise territory, we anticipate spending not more than approximately $1.0 million per new restaurant for restaurant equipment and other capital items. Pursuant to our development letter with Wendy's, we are required to develop, net of any closure of restaurants, a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2012 and a minimum of seven restaurants in each year from 2013 through 2015. We have opened or commenced construction of the four restaurants required in 2004 and do not anticipate further significant capital expenditures for these restaurants. Accordingly, we estimate that we will spend approximately $2.75 million in 2005 and approximately $5.5 million in 2006 to develop these new restaurants. Following the completion of this offering, our new restaurant development activities likely will be focused on developing new restaurants on a build-to-suit lease basis and on developing restaurants we own on a ground lease basis in order to reduce our upfront capital expenditures. See "Business—Relationship with Wendy's International—Development Letter and Consent."

Contractual Obligations and Contingent Liabilities and Commitments

        We lease a substantial portion of the land and buildings used in the operation of our restaurants. We currently lease the land and/or the buildings at 133 of our Wendy's restaurant locations. Generally, these leases had initial terms of 20 years and provide for additional renewal terms at our option. Of these locations, 20 will be subject to lease termination through 2008. We do not anticipate any material difficulty in either renewing these leases on market terms or obtaining replacement leases for these locations. Certain leases contain provisions for percentage rentals on sales above specified minimums. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)—Note 11—Leases."

        We are also required to obtain performance bonds and letters of credit to secure certain of our contractual obligations, workers' compensation insurance and Wendy's royalty requirements. At September 29, 2002, September 28, 2003 and March 28, 2004, we had requirements outstanding for letters of credit aggregating approximately $5.4 million. On the closing of this offering, we will be required to maintain a letter of credit in the face amount of $3.0 million in favor of Wendy's (increasing to $4.0 million in January 2007). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)—Note 13—Commitments and Contingencies."

        Other than future obligations for debt repayment, operating leases for equipment and real estate and contingent obligations relating to outstanding letters of credit and performance bonds, we have no significant off-balance sheet transactions, unconditional purchase obligations or similar instruments and, other than with respect to the terms of our new credit facility, the indenture governing our senior subordinated notes, and the guarantee of DavCo Operations obligations under the consent with Wendy's, neither we nor our subsidiaries are guarantors of any other entities' debt or other financial obligations. These obligations as of September 28, 2003, without giving effect to this offering and the related transactions, are summarized below. There have been no material changes outside the ordinary course of our business in the specified actual contractual obligations during the six month period ended March 28, 2004.

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(In thousands)
Long-term borrowings	$130,979	$2,317	$101,316	$2,947	$24,399
Operating leases	114,520	8,497	19,506	17,258	69,259
Capitalized leases	14,039	3,895	4,204	623	5,317
Sale-leaseback financing obligation	5,138	142	378	378	4,240
Other	190	120	70	—	—

Total contractual obligations	$264,866	$14,971	$125,474	$21,206	$103,215

        These obligations as of September 28, 2003, giving pro forma effect to this offering and the related transactions, are summarized below:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
(In thousands)
Long-term borrowings	$	$	$	$	$
Operating leases
Capitalized leases
Sale-leaseback financing obligation
Other

Total contractual obligations	$	$	$	$	$

Qualitative Disclosures about Market Risk

        As of March 28, 2004, our only variable rate borrowings were under the loan agreement with SunTrust Bank. Borrowings under the term loan bear interest at LIBOR plus 3% per annum (4.82% at September 29, 2002, 4.12% at September 28, 2003, and 4.09% at March 28, 2004), and require monthly principal payments of $17,000 plus accrued interest. A 100 basis point increase in interest rates, applied to our borrowings at March 28, 2004, would result in an annual increase in interest expense and a corresponding reduction in cash flow of approximately $17,000. See "Description of Certain Indebtedness—New Credit Facility."

        Upon consummation of this offering and the transactions contemplated thereby and the use of proceeds therefrom, we anticipate that our only variable rate borrowings will be under our new credit facility which will be undrawn as of the closing date.

Seasonality

        Our business is moderately seasonal. Average restaurant sales are normally higher in June, July and August than in December, January and February. During the initial six months of our fiscal year (October through March), we have typically recorded approximately 46% of our total annual sales, and operating margins have been lower due to lower sales providing a smaller coverage of fixed costs. During the last six months of our fiscal year (April-September), we have typically recorded approximately 54% of our total annual sales.

Inflation and Consumer Spending

        The quick service restaurant industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as suppliers pass on the rising costs through price increases. In the past, in a strong economic environment, we have experienced the effects of a tight labor market, which caused an increase in our salaries, wages and benefit expenses in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, we believe that through adherence to our cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins will be manageable.

        Our success also depends on a number of factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose limits on pricing, either of which would negatively affect our financial performance.

Fluctuations in Commodity Prices

        We purchase raw materials, including agricultural products, meat and poultry, from producers and packaging manufacturers. Raw materials are subject to fluctuations in price attributable to a number of factors. We manage this risk at times by raising prices to the extent possible.

New Accounting Standards

        In August 2001, FASB issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. Statement No. 144 is effective for fiscal years beginning after December 15, 2001. We adopted the provisions of Statement No. 144 for committed plans for the disposal of long-lived assets by sale or otherwise that were initiated after September 30, 2002. We also began to evaluate the impairment of our long-lived assets in accordance with Statement No. 144 after that date.

        Under the transition provisions of Statement No. 144, long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to the initial application of the Statement should continue to be accounted for in accordance with the prior pronouncements, FASB Statement No. 121 and APB No. 30. Therefore, the disposition of the remaining Friendly's business continues to be reported as a component of continuing operations in accordance with the provisions of APB No. 30 rather than as a discontinued operation, as would be required under Statement No. 144.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue ("EITF") No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred rather than at the date of a commitment to an exit plan. Costs covered by SFAS No. 146 include one-time termination benefits and certain contract termination costs, including operating lease termination costs that are associated with an exit or disposal activity. The provisions of this Statement were effective for exit or disposal activities that were initiated after December 31, 2002. The implementation of this statement did not have a material impact on our consolidated financial statements.

        In November 2002, the EITF of the FASB reached a consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 concluded that the cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor's products and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. Further, a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. This consensus should be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. As of March 28, 2004, we have not entered into any new arrangements or modified any existing arrangements. During fiscal year 2005, however, we intend to renew our existing agreement with our soft drink vendor, at which time we will apply the guidance in this consensus to the new arrangement.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires that disclosures be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of Interpretation No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. As of March 28, 2004, we have not made any material guarantees subject to the liability recognition provisions of the Interpretation. The implementation of this interpretation did not have a material impact on our consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The requirements of Interpretation No. 46 are effective for our fiscal year 2004 financial statements. Based on our preliminary evaluation of the provisions of Interpretation No. 46, we do not believe that there will be any impact to our consolidated financial statements. However, we are continuing to review the implications related to any new agreements with potential variable interest entities and will apply the provisions of Interpretation No. 46 prospectively.

INDUSTRY

        Unless otherwise indicated, all United States restaurant industry data in this prospectus are from the Technomic Information Services ("Technomic") 2003 report entitled "Technomic Top 100: Update and Analysis of the Largest U.S. Chain Restaurant Companies" (the "Technomic Report").

The Quick Service Restaurant Market

        The restaurant industry in the United States is comprised of five major segments: quick service restaurants, quick casual restaurants, family/mid-scale restaurants, casual dining restaurants and fine dining restaurants. Total restaurant industry sales in the United States for 2003 were approximately $291.9 billion, an increase of 3.4% over total sales for this industry in 2002.

        The quick service restaurant market is the largest segment of the United States restaurant industry. Sales at quick service restaurants in the United States were approximately $144.1 billion in 2003, representing approximately 49.4% of total restaurant industry sales. Sales in this segment grew at a compound annual growth rate of 5.9% between 1998 and 2003, and are projected to increase at a compound annual growth rate of 4.0% between 2003 and 2008.

        Technomic identifies eight major types of quick service restaurants in the United States: hamburger, pizza, chicken, other sandwich, Mexican, ice cream/yogurt, donut and cafeteria/buffet. We operate in the hamburger segment of the quick service restaurant market. The hamburger segment of the U.S. quick service restaurant market generated sales of approximately $50.7 billion in 2003, representing approximately 35.1% of the total sales of quick service restaurants in this period, making it the largest segment of the U.S. quick service restaurant market. Sales in this segment grew at a compound annual growth rate of 4.2% between 1998 and 2003, and are projected to increase at a compound annual growth rate of 3.5% between 2003 and 2008.

Quick service restaurants are distinguished by the following characteristics:

        High speed of service and customer use.    It is estimated that a customer of a typical quick service restaurant will spend no more than 20 minutes on the total quick service restaurant experience from the time of ordering to departure. Many free standing quick service restaurants have drive-thru windows, which have been a rapidly growing aspect of the business.

        Convenience.    Quick service restaurants are typically located in places that are easy to access and convenient to customers' homes, places of work and commuter routes.

        Limited menu choice and service.    The menus at most quick service restaurants have a limited number of standardized items that conform to the type of restaurant. Typically, customers order at a counter or drive-thru and pick up food which then is taken to a seating area or consumed off the restaurant premises.

        Value prices.    At a quick service restaurant the average expenditure for an individual meal is approximately $4.00 to $6.00, as compared to $10.00 to $12.00 at a casual dining restaurant.

        We believe that several factors favor growth of the quick service restaurant market, including the following:

        Demographic trends.    The increasing number of dual-income households, which often have busy work and social schedules and long commutes, has reduced the amount of time available for families to prepare meals. As a result, families are replacing meals prepared at home with meals purchased from restaurants. Quick service restaurants typically offer customers the convenience of a familiar menu, multiple restaurant locations and fast service.

        Lifestyle trends.    Families are spending an increased proportion of their food budget on restaurant meals and reducing the proportion of their food expenditures spent on groceries.

        Economic resilience.    We believe that the quick service restaurant market is less sensitive to economic downturns than other segments of the restaurant industry. In slow economic climates, quick service restaurants attract diners that regularly consume food prepared "outside the home" but who might otherwise have visited casual dining restaurants. In a stronger economic climate, people tend to dine out more frequently, which favors the restaurant industry as a whole.

        Convenience.    Because quick service restaurant demand is in part a function of access to convenient locations, an increase in the number of restaurant locations fuels growth in the quick service restaurant industry. We believe that consumers increasingly rely on convenience as an important factor when making dining decisions. Quick service restaurants typically offer drive-thru and/or carry-out service and are a convenient option for busy workers picking up a quick lunch, working parents picking up dinner for their families and late night diners.

Competition

        The quick service restaurant market is dominated by large chains of branded franchise restaurants. The hamburger segment of the quick service restaurant market is highly concentrated and sales by the top five quick service restaurant chains, which includes Wendy's, account for 86.3% of the total sales in the hamburger segment of the U.S. quick service restaurant market. In 2003, McDonald's had the greatest number of restaurants in the hamburger segment of the quick service restaurant market (approximately 31,129 restaurants, 8,959 operated by McDonald's, 18,132 by its franchisees and 4,038 affiliated restaurants) and total revenues of approximately $17.1 billion and Wendy's was third with approximately 9,300 restaurants (1,654 operated by Wendy's and 7,637 by its franchisees) and approximately $3.1 billion in consolidated total revenues. Wendy's restaurants compete primarily through brand recognition, restaurant location, product quality and taste, menu variety and value perception of the food products offered.

BUSINESS

Overview

        We are one of the largest franchisees of Wendy's Old Fashioned Hamburgers restaurants and the fifth largest hamburger quick service restaurant franchisee in the United States. In the last 10 years, the number of Wendy's restaurants we have owned and operated in the franchise territory has grown from 110 to 153 and we serve approximately 50.2 million customers annually through our operation of Wendy's restaurants. Our exclusive franchise territory comprises Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia. As one of the earliest franchisees of Wendy's International, we have been operating Wendy's restaurants since 1976. As of March 28, 2004, our company employed approximately 680 full-time employees and approximately 5,200 part-time employees.

        For our fiscal year ended September 28, 2003 and the six months ended March 28, 2004, our restaurants generated approximately $204.4 million and $100.3 million of sales, $24.6 million and $4.8 million of EBITDA and $12.5 million and $4.1 million of cash flow from operating activities, respectively. During fiscal 2004, we wrote off deferred offering and related costs of approximately $5.7 million, in connection with the termination of a proposed trust offering transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding these deferred offering and related costs, EBITDA for the six months ended March 28, 2004 would have been approximately $10.5 million.

Wendy's International

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants and several quality brands including Wendy's Old Fashioned Hamburgers. For the fiscal year ended December 31, 2003, Wendy's International reported approximately $3.1 billion in consolidated total revenues and $236.0 million in net income and $2.2 billion in total revenues for its Wendy's restaurants. We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. The "Wendy's" name, design, logo and the designated Wendy's marks are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses these trademarks to independently owned and operated franchisees like us.

        Dave Thomas created the first Wendy's Old Fashioned Hamburgers restaurant in Columbus, Ohio in November 1969. Mr. Thomas had a passion for quality and a simple philosophy: serve a fresh, never frozen, hamburger with the customers' choice of condiments, in a clean and friendly atmosphere. Dave said "always serve quality food, take care of the customer and never cut corners." That was "Dave's Way", and those words have guided Wendy's International over the years in the development of menu additions and programs to maintain customer loyalty.

        In 1972, Mr. Thomas sold his first franchise in Indianapolis, Indiana. In June 1975, the 100th Wendy's opened in Louisville, Kentucky. By December 1976, Wendy's 500th restaurant was opened and by 1980, 2,000 restaurants had been opened. Wendy's International continued to grow through the 1980s and 1990s and Wendy's International's chain of Wendy's restaurants is now the third largest hamburger quick service restaurant chain in the world. As of December 31, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

Our Strengths

        We believe we maintain the following competitive advantages within the restaurant industry and the hamburger segment of the quick service restaurant market:

        Strength of Wendy's brand name.    We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. In third party research regarding the largest U.S. hamburger restaurant chains, consumers rated Wendy's #1 for best-tasting hamburgers, best-tasting chicken sandwich, best-tasting salad, overall satisfaction and best value. Overall, Wendy's was rated the best in 43 out of 56 operating and brand attributes. Our management believes the strength of Wendy's brand is enhanced by Wendy's use of fresh ground beef, an innovative and diverse menu, uniform operating standards, promotional products and the appealing atmosphere of our restaurants.

        Wendy's focus on fresh food and menu innovation.    We believe that Wendy's International's focus on customer research and innovation with new food items enables its restaurants to offer a varied menu which is distinctive among hamburger quick service restaurant chains. Examples include Wendy's fresh salads and grilled chicken sandwiches and other more nutritious items which, in our view, have made Wendy's restaurants more appealing to health-conscious consumers. We purchase all of our food and beverage inventories from Wendy's-approved suppliers. We use only fresh American grade AAA beef from farms in Pennsylvania and our restaurants receive deliveries of fresh beef, chicken, bacon, cheese and produce three to five times per week.

        Well-positioned in a market with strong fundamentals.    The hamburger segment of the United States quick service restaurant market is estimated to have generated sales of approximately $50.7 billion in 2003. This represented approximately 35.1% of the total sales of quick service restaurants in this period, making it the largest segment of the U.S. quick service restaurant market. From 1999 to 2003, Wendy's share of the hamburger segment of the U.S. quick service restaurant market expanded from approximately 13.4% to 14.5% as a result of additional restaurants and increased sales.

        One of the largest Wendy's franchisees.    As one of the largest Wendy's franchisees, we have a relatively large number of restaurants in a geographically contiguous area. This provides us with an advantage in the food service industry where cost control, purchasing and distribution efficiencies are critical to a restaurant's financial performance. Our exclusive franchise territory, relatively large number of restaurants and centralized management enable us to control costs. Due to our size, we are able to negotiate favorable terms with suppliers and service providers, including with certain of the construction companies that build and refurbish our restaurants. We are also able to achieve economies of scale by spreading our corporate expenditures over our 154 restaurants.

        Territorial exclusivity.    The territorial exclusivity granted by Wendy's International positions us to take advantage of future growth opportunities in the franchise territory. We have the exclusive right to develop new Wendy's restaurants in the franchise territory until December 31, 2015 and, from January 1, 2016 to December 31, 2025, a right of first refusal with respect to the development of any new Wendy's restaurant in the franchise territory provided that in each case we are in compliance with our franchise agreements with Wendy's International. The franchise territory is home to approximately 7.4 million people and is a center for government, industry and tourism. The population in the franchise territory grew by approximately 30.1% between 1980 and 2000 and had an average median household income of $55,016 in 1999, exceeding the U.S. national averages of approximately 24.2% and $41,994, respectively, for the same periods. We believe that Wendy's restaurants are underrepresented in our franchise territory and that there are a substantial number of undeveloped sites which satisfy our new restaurant site selection criteria.

        Expertise in restaurant development and management.    We consider the location of each restaurant to be critical to its long-term success and, consequently, our disciplined growth strategy focuses on selecting restaurant sites with significant potential for sales growth and profitability. Our senior management team has over 20 years of experience in developing, acquiring and operating Wendy's restaurants. Our management team focuses on the evaluation of potential restaurant sites, restaurant development, marketing, cost control and restaurant management. We believe that our senior management team's experience in operating restaurants within the franchise territory and knowledge of the demographic and other characteristics of that market provide us with a competitive advantage over other restaurant chains that have not operated in the franchise territory.

Our Business Strategy and Growth Opportunities

        We intend to grow our business by implementing the following business strategies:

        Open new Wendy's restaurants.    We believe that there are significant expansion opportunities in our exclusive franchise territory and have identified a number of undeveloped sites that satisfy our new restaurant site selection criteria. In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us to open or commence construction of a prescribed minimum number of restaurants in each year through 2015, and to operate a total of 240 restaurants in the franchise territory by December 31, 2015.

        Increase same store sales.    We intend to increase same store sales through a combination of extending store hours, introducing new menu items, and our recently introduced electronic payment ("e-pay") option. We are implementing a program to extend the operating hours of more of our restaurants into the late night hours and to operate certain restaurants 24 hours a day. Wendy's late night program began several years ago to capitalize on the growing customer trend to eat after 10:00 p.m. Late night sales have steadily increased each year, and for our fiscal year ended September 28, 2003, constituted approximately 9.6% of total sales at our restaurants. We continue to offer promotional menu items introduced by Wendy's International on a selected basis. These items often sell at premium prices. We believe that restaurant sales will continue to benefit from our recently introduced e-pay option. The e-pay option facilitates quicker customer service and increases the average check size by giving customers the additional option to pay by credit card or debit card.

        Achieve operating efficiencies.    We intend to grow our business and pursue operating efficiencies in order to increase profitability. Our relatively large number of restaurants in a geographically contiguous area and centralized management enable us to control costs and capture economies of scale. We are able to achieve economies of scale by spreading our existing corporate expenditures over our 154 restaurants and through purchasing and distribution efficiencies that result from having a large number of restaurants in a contiguous geographic area. For example, we recently upgraded the management information systems in each of our restaurants enabling the placing of orders with our principal distributors via the Internet with online confirmation of the order, which reduces errors and product shortages. We have also instituted a program to install new drive-thru order boards that we expect will improve order accuracy, reduce drive-thru service times and consequently improve customer satisfaction.

        Introduce new products.    We intend to continue to introduce new products developed and launched by Wendy's International. Through the analysis of demographics and emerging lifestyle trends, Wendy's International concluded that consumers want a balance of great-tasting and healthy food choices. In 2004, we participated in the launch of Wendy's Spinach Chicken Salad, in 2003 we participated in the launch of Wendy's Homestyle Chicken Strips and Wendy's Southwest Chicken Caesar™ salad, and in 2002 we participated in the launch of Wendy's Garden Sensations™ salads. We believe that Wendy's International will continue to enhance its menu with new food items that appeal to existing customers and draw new customers to our restaurants.

Customer Demographics

        Our current strategy is to focus on operating and developing Wendy's restaurants in our exclusive franchise territory. The franchise territory is home to approximately 7.4 million people representing approximately 97.6% of the population of Maryland (including all of Baltimore), 100% of the population of the District of Columbia and 24.0% of the population of Virginia. Between 1980 and 2000, the population in the franchise territory grew by 30.1%, as compared to growth in the U.S. national population of 24.2% during the same period.

        In addition, the average median household income in the franchise territory is higher than the U.S. national average. According to the U.S. Census Bureau, in 1999, the average median household income in the franchise territory was $55,016, 31% greater than the U.S. average median household income of $41,994 for the same period.

Menu Offering

        Each of our restaurants offers a balanced menu containing a variety of food items, featuring fresh-grilled hamburgers and filet of chicken breast sandwiches, which are prepared to order with the customer's choice of condiments. Wendy's menu also includes chicken nuggets, prepared salads, chili, baked and French fried potatoes, Frosty™ desserts, soft drinks and other beverages and children's meals. As is the case for all Wendy's franchisees, we are required to comply with Wendy's International's menu guidelines. In addition, each restaurant also offers the variety of promotional products introduced by Wendy's International on a limited basis, which often sell at premium prices. Examples of promotional products include the Spinach Chicken Salad, the Monterey Ranch Chicken sandwich and the Cheddar Lovers' bacon cheeseburger. Depending on customer demand, Wendy's International will also reintroduce popular items.

        Wendy's International continually analyzes demographics and emerging lifestyle trends and has reached the conclusion that consumers want a balance of great-tasting and healthy food choices. We believe that Wendy's wide range of salads, grilled chicken sandwiches and other more nutritious items have made Wendy's restaurants more appealing to health-conscious consumers. Garden Sensations™ salads, introduced in 2002, are made fresh every day in each Wendy's restaurant. They feature fresh iceberg and romaine lettuce and spinach, and a variety of toppings such as grilled chicken, grape tomatoes, mandarin oranges, corn, beans, honey roasted pecans, bacon, cheese, croutons and crispy noodles. Dressings are created to match the salads—Chicken BLT, Mandarin Chicken™, Southwest Chicken Caesar™, Taco Supremo and Spring Mix. Wendy's Homestyle Chicken Strips and Wendy's Southwest Chicken Caesar™, introduced in summer 2003, are made with fresh white meat boneless chicken breasts.

        Wendy's Super Value Menu™, now in its 15th year, with its line-up of menu items priced at 99 cents, provides quality products at a set value price. We believe that the Super Value Menu™, featuring items such as the junior bacon cheeseburger, five-piece chicken nuggets and side salads, enables our restaurants to compete more effectively for value-oriented customers. Approximately 20% of our sales in fiscal year 2003 were generated from items on the Super Value Menu™.

Restaurant Locations

        We operate 154 Wendy's restaurants of which 153 are located within our exclusive franchise territory and one is located in Tappahannock, Virginia, just outside our franchise territory. Our restaurants are built to Wendy's International's specifications as to exterior style and interior décor. All but five of our restaurants are free-standing, one-story buildings, substantially uniform in design and appearance, constructed on sites of approximately 16,000 to 40,000 square feet, with parking for approximately 20 to 80 cars (we refer to these as free standing restaurants). The typical free standing restaurant contains approximately 2,910 square feet and has a food preparation area, a dining room capacity for 94 guests and a double pick-up window for drive-thru. All of our free standing restaurants feature drive-thru windows which are serviced by a separate grill and food preparation station. Typically, our restaurants are open from 10:30 a.m. to 10:00 p.m., although many restaurants close their premises at 10:00 p.m. but remain open for extended evening hours until 1:00 a.m., servicing customers through the drive-thru window. In addition to our free standing restaurants, we also operate one store-front type restaurant and three restaurants in combination gas station/convenience stores.

        Sixty-four of our restaurants incorporate Wendy's International's high-capacity central grill/multiple register design (we refer to these type of restaurants as high capacity restaurants). High capacity restaurants are typically larger in size than traditional Wendy's restaurants and are built in locations where high guest volumes can support a larger restaurant. High-capacity restaurants feature a central grilling area and computerized ordering system designed to relay customer orders to the grilling area more efficiently, multiple cash registers, instead of the earlier one register Wendy's design, and a second drive-thru window.

        Our restaurants are owned or leased as follows:

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  88 restaurants are leased and located on leased land;

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  45 restaurants are owned by us and located on leased land; and

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  21 restaurants are owned by us and located on land that is also owned by us.

        The land leases and restaurant leases typically have a 20 year initial term with one or more five year renewal options. The leases for 107 restaurants require the payment of additional rent ranging from 2% to 8% of the annual sales of the restaurant in excess of a specified amount. Leases for 20 restaurants expire within five years. We have reached an agreement in principle to renew ten of such leases, nine of which are in various stages of negotiations and one of which is in respect to a restaurant that is scheduled for closure.

        Following the completion of this offering, our new restaurant development activities will likely be focused on developing new restaurants on a "build to suit" lease basis and on developing restaurants we own on leased land in order to reduce our upfront capital expenditures.

New Restaurant Development

        We consider the location of each restaurant to be critical to its long-term success and devote significant effort to the investigation and evaluation of potential restaurant sites. We seek to develop restaurants in those areas of our exclusive franchise territory where Wendy's restaurants are underrepresented and where the demographic and other characteristics are favorable. Preferred demographics include a population of at least 30,000 individuals residing or working within a three-mile radius earning an average income in excess of $30,000.

        Our real estate and development department conducts the site evaluation process and selects sites for new restaurants, subject to approval by Wendy's International. Within a potential market area, we evaluate factors such as major retail and office concentrations, major traffic arteries and traffic patterns to determine focal points. When assessing specific expansion sites, we evaluate factors such as visibility, convenience of access, proximity to direct competition, access to utilities and zoning regulations. We conduct an environmental site assessment of each expansion site which is used in our evaluation of the site's viability. We also require expansion sites to satisfy a minimum projected return on investment. Our emphasis has been, and will continue to be, to locate new restaurants in free-standing buildings located on the grounds of, or adjacent to, shopping centers or along major commercial traffic routes. We believe that within our franchise territory there are a substantial number of undeveloped sites that satisfy our new restaurant site selection criteria.

        Pursuant to the development letter, we are required to submit to Wendy's International for its approval each proposed restaurant site and the plans for each new restaurant. Our real estate and development department oversees the design and construction of new restaurants and the refurbishment of existing restaurants. We have developed our own restaurant design plans which are based upon Wendy's International's standard restaurant construction plans, specifications and layouts. We use outside contractors selected through a competitive tender process in the construction and refurbishment of our restaurants.

        Our timetable to develop and open a new restaurant location is up to approximately 20 months. Within this timetable, the process of site selection, pursuing necessary building permits and approvals and developing the building plans takes approximately nine to 15 months and the construction of the building and the installation of the restaurant equipment takes approximately three to five months.

        Between 1992 and 1997, we constructed 42 new restaurants, an average of seven restaurants per year. In 1998, we became subject to financial constraints as a result of the debt incurred in connection with our going private transaction. Between 1998 and 2003, we constructed 17 new restaurants, an average of four restaurants per year.

        In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us to open or commence construction, net of any closures, of a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2012 and a minimum of seven restaurants in each of 2013 through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have agreed with Wendy's to reduce the prescribed minimum number by up to four restaurants to the extent another franchisee selected by Wendy's develops up to four non-traditional restaurants (located at airports and military bases) in our exclusive territory.

        We have opened two new restaurants in 2004 and currently have two new restaurant locations under development and seven restaurant locations subject to letters of intent.

        Our real estate and development department also monitors restaurants we might consider closing each year. We sometimes close restaurants to replace an old restaurant with a new restaurant in the same market area. In other cases, restaurants are closed when they are underperforming against our performance targets for a period of time. Pursuant to our development letter, we must obtain Wendy's International's consent prior to closing a restaurant and must replace the restaurant in accordance with an agreed upon schedule.

Advertising and Promotions

        The Wendy's brand has been in existence since 1969. WNAP spent over $300 million in the U.S. in 2003 on advertising and promotions to heighten awareness of the Wendy's brand through television, radio, newspapers, the Internet and a variety of promotional campaigns.

        We believe the quality of advertising and promotional programs can significantly affect our business and that one of the major advantages of being a Wendy's franchisee is the value of the extensive national and regional advertising and promotional programs conducted by Wendy's International. Wendy's International advertising campaigns have included "Where's the Beef?," "Hot and Juicy," "Dave's Way" and "Eat Great, Even Late."

        We spend approximately 3% of our annual gross sales to fund WNAP, which develops national advertising and sales promotion materials and concepts to be implemented across the United States. We are kept informed of current advertising campaigns and promotions and receive advertising and sales promotion materials directly from Wendy's International.

        Additionally, we spend approximately 1.5% of our annual gross sales on local and regional advertising and in certain instances cooperative advertising. Typically this portion of the advertising and promotions budget is spent on local television and radio promotions. Our Vice President of Marketing coordinates all local advertising and promotion expenditures.

        Our franchise agreements provide that Wendy's International may in certain circumstances increase the total advertising and marketing budget to 5.0% of our gross annual sales and change the allocation between local/regional and national advertising.

Supplies and Purchasing

        We, like other Wendy's franchisees, are required to comply with uniform recipe and ingredient specifications provided by Wendy's International. Generally, Wendy's International does not sell food or supplies to its franchisees, but requires that franchisees purchase supplies only from independent vendors approved by Wendy's International. The only purchases made by us directly from Wendy's International are sandwich buns. We purchase all other food and beverage inventories, paper goods and packaging and restaurant supplies from independent vendors with which Wendy's International has arranged for volume purchases or with which we use our purchasing power to obtain favorable pricing and terms. Under these purchasing arrangements, independent distributors purchase products from approved suppliers and sell them to us. These programs help assure availability of products and provide quantity discounts, quality control and efficient distribution. We believe that we have favorable relationships with each of our principal suppliers and that these suppliers' prices and services are competitive with alternatives available to us.

        Maines Paper & Food Service, Inc., an approved Wendy's International distributor, is our principal distributor. We entered into an agreement with Maines on September 15, 2002 pursuant to which it is our exclusive provider of a variety of food and paper products. Our agreement with Maines is automatically renewable for successive 5-year periods after September 15, 2007, unless terminated by either party on six months prior notice. ConAgra Foods, Inc. provides us with fresh chicken breasts, chicken strips and chicken nuggets. Wendy's International renews pricing with ConAgra Foods once a year. Cavendish Farms supplies us with French fries pursuant to the terms of a two-year contract with Wendy's International containing fixed pricing terms. Each restaurant receives deliveries of fresh beef, chicken, bacon, cheese, produce and other restaurant supplies three to five times per week.

        On December 18, 1997, we entered into an agreement with Coca-Cola USA Fountain, an operating unit of The Coca-Cola Company, under which Coca-Cola USA Fountain is the exclusive supplier of fountain beverages in all of our restaurants. The agreement terminates on December 31, 2004. We anticipate that this agreement will be renewed on the same or substantially similar terms.

        We have not experienced shortages of food, equipment, fixtures or other products which are necessary to restaurant operations. We anticipate no such shortages and believe that reliable alternate suppliers are available in the event such shortages occur or the arrangements with existing suppliers or distributors change. We do not utilize commodity hedging instruments.

Quality Assurance

        We must satisfy quality assurance standards set by federal, state and local governmental laws and regulations. Both we and Wendy's International have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises, and employee conduct. Although our restaurant general managers are principally responsible for assuring compliance with these standards and specifications, the operation of our restaurants is monitored by frequent on-site visits and inspections by area managers, regional managers, our President and Executive Vice President of Operations, and by periodic and unscheduled inspections by representatives of Wendy's International. Wendy's International notifies us of any failure discovered by

Wendy's International in our compliance with the franchise agreements or the operations manual. The operations manual addresses procedures such as food preparation, food safety, maintenance of the restaurant facility, customer service and quality assurance. Wendy's International may terminate a new unit franchise agreement if we fail to operate the restaurant in accordance with Wendy's International's operations manual.

Workforce

        A key reason for our success is the quality of our restaurant management employees. We focus on hiring motivated, caring restaurant management and staff who value personal and professional growth. We deliver attentive, friendly customer service by providing ongoing employee training and support and by closely supervising restaurant operations.

Employees

        As of March 28, 2004, we employed approximately 680 full-time employees and 5,200 part-time employees. Of our full-time employees, approximately 75 hold management or administrative positions at our corporate head office and approximately 605 are engaged in the management of individual restaurants. None of our employees are covered by a collective bargaining agreement. We consider that our relations with our employees are good.

Management

        All corporate functions including executive management, finance, human resources, marketing and operations support activities are conducted centrally at our Crofton, Maryland corporate office. For management purposes, we divide our franchise territory into four regions, each of which is supervised by a regional manager responsible for approximately 35 to 40 restaurants. Supporting each regional manager are area managers, each of whom is responsible for five to eight restaurants. The 23 area managers are responsible for direct oversight of the day-to-day operations of our restaurants. A typical restaurant has a general manager, an assistant general manager, an operations manager, shift managers and crew chiefs and employs (in addition to the managers) a total of approximately 30 to 60 people, approximately 90% of whom are part-time employees. Regional managers, area managers, general managers and co-managers are eligible for quarterly bonuses based on performance of the restaurants within their respective areas of supervision. We believe that our continued success will in part depend on our ability to continue to attract and retain skilled management employees, particularly as new restaurants are added.

Training

        We believe that our relatively large size and significant franchise territory provide professional development opportunities for our management and employees not available to smaller franchisees. We develop our restaurant management employees through a centralized management training program and by offering opportunities for growth. We operate a certified Wendy's International training facility in Crofton, Maryland (which facility is open to other Wendy's franchisees and restaurant industry employees) and require that each management trainee participate in nine weeks of training, including technical proficiency in job functions, such as compliance with government regulations and employment laws, management techniques, food safety and restaurant level profit and loss responsibilities. Management trainees who complete the program receive a nationally recognized food handling designation.

        Wendy's International also provides standard training materials, training seminars and ongoing advice and assistance in connection with the operation and management of our restaurants, which we supplement with additional training material.

Trademarks and Service Marks

        We have no proprietary intellectual property. The Wendy's franchise agreements grant us the right to use certain registered trademarks and service marks, such as "Wendy's," "Wendy," "Wendy's Old Fashioned Hamburgers," "Quality is our Recipe," "Dave's Way" and "Eat Great, Even Late." The "Wendy's" name, design and logo are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses such trademarks to independently owned and operated franchisees. The display of Wendy's International's trademarks, logos and product offerings should not be construed as any approval by Wendy's International of the contents of this prospectus or the merits of the securities offered hereby.

Government Regulation

        Our restaurants are subject to numerous federal, state and local governmental regulations, including those related to the preparation and sale of food, sanitation, public health, fire codes, zoning, building restrictions and the design and operation of facilities. Restaurants typically require food service licenses and land use and zoning approvals, and sometimes require environmental approvals from local authorities.

        We are also subject to federal and state laws governing relationships with employees, including laws and regulations relating to benefits, wages, hours, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and employee citizenship or immigration status and discrimination.

        We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, there can be no assurance that we are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective manner. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, all of which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Environmental

        Our operations are governed by federal, state and local environmental laws and regulations. These laws govern discharges to air and water from our restaurants, as well as handling and disposal practices for solid and hazardous waste. We believe that our current operations comply substantially with all applicable environmental laws and regulations. There can be no assurance that future environmental legislation or regulations would not have a significant adverse effect on our business or results of operations.

        We may be responsible for remediation of environmental conditions and be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurant or land in question, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. In certain cases, we have agreed to indemnify the purchasers of our former properties for liabilities arising thereon or have agreed to remain liable for certain potential liabilities that were not assumed by the purchaser. Environmental contamination of soil and groundwater by petroleum constituents has been identified at eight properties we currently or formerly operated, although, given the issuance of clean up certification letters by appropriate governmental agencies in certain cases and the lack of any open case files in the balance of the cases, we believe further remedial action will not be required at these properties. Several additional restaurant properties had previous petroleum distribution or industrial uses which may have resulted in contamination, and the prior uses and potential for contamination at a number of additional restaurant properties are unknown. We may be subject to future remediation requirements, claims or other liability with respect to these properties. To the extent other parties caused environmental conditions at a particular property and remain financially viable, we may be able to recover some or all of the remediation costs from such parties. There can be no assurance that such recovery from other parties would be obtained, or that the identification of contamination at our current or former properties, or changes in remediation requirements, would not have a material adverse effect on us.

        We were one of several defendants in two related lawsuits filed in federal and state court in Missouri in 1995 seeking recovery of petroleum cleanup costs at a former gasoline service station property that we leased in St. Charles, Missouri. The lawsuit was dismissed without prejudice in May 2002 but can be re-filed. Although no specified amount of damages was sought based on our understanding of the claims in the lawsuits, the total estimated damages would have been expected to be less than $100,000 and the damages sought would be proportionate to the number of the defendants in the chain of title prior to the plaintiffs for restitution of legal and remediation expenses. The parties recently entered into an extension of their standstill agreement to facilitate a potential resolution of the cleanup costs and a determination to what extent such costs would be reimbursed by the state Petroleum Storage Tank Insurance Fund, which the parties believe may pay all or a substantial portion of the cleanup costs.

Litigation

        Occasionally we are defendants in litigation arising in the ordinary course of business, including claims arising from personal injuries, employment-related claims, franchise-related claims, and claims from customers or other persons alleging injury, food-related illness, or other food-quality, health or operational concerns. To date, none of these types of litigation, most of which are typically covered by insurance, has had a material adverse effect on us. We have and continue to insure against these types of claims. A significant judgment or claim not covered by or in excess of our insurance coverage could adversely affect our financial condition or results of operation.

Relationship with Wendy's International

        Information concerning Wendy's International contained in this prospectus has been derived from publicly available information filed by Wendy's International with the Securities and Exchange Commission, is historic and was not prepared for purposes of this prospectus. This prospectus has been prepared by us and we are responsible for this offering. Wendy's International is not selling, offering for sale or underwriting any part of this offering and is not receiving any proceeds of the offering. We and our subsidiary guarantors are the sole obligors under or guarantors of the senior subordinated notes which are part of this offering. Wendy's International has not made any recommendation with respect to the merits of this offering and neither this offering nor the contents of this prospectus (including any financial data or any analysis of tax consequences contained herein) have been approved or endorsed by Wendy's International. Wendy's International has assumed no obligations in connection with this offering or with respect to the accuracy, adequacy or completeness of this prospectus.

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants, and several quality brands including Wendy's Old Fashioned Hamburgers. At December 31, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

        Our relationship with Wendy's International is governed by the following agreements:

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  an amended and restated agreement and consent to assignment (which we refer to as the consent);

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  a development letter, which grants us, among other things, our exclusive franchise territory (which we refer to as the development letter); and

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  separate new unit franchise agreements, as amended (which we refer to as the new unit franchise agreement), which govern the operation of our restaurants, one of which has been entered into in respect of each of our current restaurants and one of which is required to be entered into in connection with the opening of each new restaurant pursuant to the performance schedule prescribed by the development letter.

        We refer to the consent, development letter and the new unit franchise agreements in this prospectus, collectively, as the franchise agreements. The franchise agreements provide Wendy's International with significant rights regarding our business and operations, which are summarized below.

Development Letter and Consent

        In August 2003, we entered into the development letter, which replaced the prior development letter originally entered into in 1978, and a consent with Wendy's International, in connection with a contemplated conversion of our company to a trust and a subsequent offering of trust units, neither of which were consummated. In April 2004, we entered into the amended and restated agreement and consent to assignment with Wendy's International which replaced the consent entered into in August 2003. Pursuant to the new development letter with Wendy's International as in effect as of August 2003 we are granted the exclusive right, and undertake the obligation, to construct, equip, open and operate a prescribed number of Wendy's restaurants within a specific franchise territory in each year through 2015. Our exclusive franchise territory currently consists of:

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  in Maryland, the City of Baltimore and the following counties: Anne Arundel, Baltimore, Calvert, Caroline, Carroll, Cecil, Charles, Dorcester, Frederick, Harford, Howard, Kent, Montgomery, Prince Georges, Queen Annes, St. Marys, Talbot, Washington, Wicomico and Worcester;

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  the District of Columbia; and

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  in Virginia, the following counties: Arlington, Fairfax, Loudoun, Prince William and Stafford.

        Under the terms of the new development letter, Wendy's International has agreed that it will not, prior to December 31, 2015, itself establish, or grant rights to any third party to establish, a Wendy's Old Fashioned Hamburgers restaurant in our franchise territory provided that:

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  we have complied with the performance schedule set out in our development letter;

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  we are in compliance with our franchise agreements and all other agreements entered into with Wendy's International, its affiliates, and its advertising co-operatives; and

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  we are in compliance with the material provisions of our restaurant supply agreements.

        The development letter requires us to develop and commence construction of new Wendy's restaurants in accordance with a performance schedule. We are required to open or commence construction, net of any closures of restaurants, of a minimum of four restaurants in each of 2004 and 2005, a minimum of eight restaurants in each year from 2006 through 2012, and a minimum of seven restaurants in each year from 2013 through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have agreed with Wendy's to reduce the prescribed minimum number by up to four restaurants to the extent another franchisee selected by Wendy's develops up to four non-traditional restaurants (located at airports and military bases) in our exclusive territory. If we desire to close any restaurants in the franchise territory during the term of the development letter, we must obtain the prior approval of Wendy's International and replace the restaurant in accordance with an agreed upon schedule. The development letter extends through the term of the performance schedule and, if we have satisfied our development obligations at December 31, 2015, and are in compliance with all terms and conditions of the new unit franchise agreements, any other agreement between us and Wendy's International, its affiliates or its advertising co-operative and the material provisions of our restaurant supply agreements, we will have a right of first refusal with respect to the development of new Wendy's restaurants in our franchise territory for an additional ten year period ending December 31, 2025. We will be required to enter into Wendy's International's then current form of franchise agreement in respect of any such restaurants.

        It is an event of default under the development letter if, among other things, we fail to meet the performance schedule or are at any time in default under any franchise agreement or any other agreement between us and Wendy's International, its affiliates or its advertising co-operative, or the material provisions of any restaurant supply agreements. Termination of the development letter (including the right of first refusal described above) is effective after written notice is given by Wendy's International of the event of default if the event of default is not cured within any applicable cure period. Should we or certain of our affiliates fail to comply with the development letter or are at any time in default under any franchise agreement or any other agreement between us, them and Wendy's International, its affiliates or its advertising co-operative, or the material provisions of our restaurant supply agreements, Wendy's International could, among other things, terminate our development letter and the exclusive nature of our franchises in the franchise territory.

        The rights granted to us in the development letter may not be assigned and automatically terminate upon the sale, transfer or assignment of any of the restaurants in the franchise territory or any of the new unit franchise agreements pertaining to such restaurants.

New Unit Franchise Agreements

        Each Wendy's restaurant operated by us is governed by a new unit franchise agreement which, together with the addendum, grants us the right to operate the Wendy's restaurant until December 31, 2025. We are required to enter into an additional new unit franchise agreement in respect of each new restaurant developed in the franchise territory pursuant to the performance schedule in the development letter. Any additional restaurants developed will be subject to the terms and conditions of Wendy's International's then current form of franchise agreement. Each new unit franchise agreement grants us the exclusive right to operate the Wendy's restaurant in an area of a three-mile radius, or population of 20,000 persons, whichever is smaller, for the term of the new unit franchise agreement. Each new unit franchise agreement is renewable by us for an additional term equal to the term in Wendy's standard form of franchise agreement being executed by other franchisees renewing their franchises on the renewal date, provided, among other things, we are not in default under any franchise agreements, are up to date on our payments to Wendy's International and pay a renewal fee.

        Under the new unit franchise agreements, Wendy's International determines the designs, color schemes, signs and equipment to be utilized in each restaurant as well as the menu items, formulas and ingredients for the food and beverages.

        It is an event of default under the new unit franchise agreements if, among other things, we:

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  misuse Wendy's International's marks or any other proprietary rights;

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  have an interest in the ownership or operation of a quick service restaurant selling chicken sandwiches or hamburgers or products similar to Wendy's International within a three-mile radius of the restaurant subject to the new unit franchise agreement or within a three-mile radius of any other Wendy's restaurant;

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  fail to make any payments to Wendy's International or WNAP;

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  default under any lease of a restaurant site;

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  effect any non-permitted assignment; or

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  fail to obtain Wendy's International's written approval or consent as required.

        If an event of default occurs, Wendy's International may terminate the new unit franchise agreement effective after written notice by Wendy's International of the event of default if the event of default is not cured within any applicable cure period. An event of default under any new unit franchise agreement would give Wendy's International the right to terminate the franchise rights for the restaurant governed by such new unit franchise agreement as well as the development letter and consent.

Ownership and Other Requirements of Wendy's International

        The franchise agreements provide Wendy's International with significant rights regarding the ownership of DavCo Restaurants, DavCo Operations and its subsidiaries and impose significant restrictions on our company. The most significant rights of Wendy's International and restrictions are set out below. There are potentially materially adverse consequences to us should these rights be violated.

        Ownership requirements for management investors.    The franchise agreements require that until the second anniversary of the closing of this offering, the management investors own, in the aggregate and free and clear of liens, encumbrances or other restrictions, the number of shares of our common stock owned by them at the closing of this offering. The franchise agreements further require that this number of shares represent not less than 10% of the total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests in our company, determined at the closing of the offering (the "Base Block"). At the closing of this offering, this requirement will be met.

        After the second anniversary of the closing of this offering and subject to the paragraph below, the franchise agreements require that the management investors own, in the aggregate and free and clear of liens, encumbrances or other restrictions, a number of shares of our common stock representing not less than 10% of the total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests in our company (the "10% Block").

        If at anytime on or following the second anniversary of the closing of this offering, solely as a result of the exchange by one or more management investors of shares of our Class B common stock for EISs, the management investors own less than the 10% Block, the franchise agreements provide that the requirement that the management investors own the 10% Block will be deemed to be satisfied at any time that the management investors and Citicorp Venture Capital, together, own the 10% Block, provided that the management investors then own not less than the greater of the Base Block or a number of shares of our common stock representing not less than 5% of the total economic value of the total outstanding equity interests and not less than 5% of the total outstanding voting interests in our company (the "5% Block"). In addition, following the second anniversary of the closing of this offering, the management investors are required to own a number of shares of our common stock equal to the Base Block on, and at all times following, the anniversary of the closing of this offering occurring in 2015.

        Under our franchise agreements, management investors are required to use all cash awards received pursuant to the LTIP or any other incentive program on an after-tax basis, to purchase additional shares of our common stock or EISs, as applicable, until they have acquired, and for so long as may be necessary to maintain, the 10% Block. Our franchise agreements also require the management investors to reinvest one-half of all the dividends received on our common stock, on an after-tax basis, to purchase additional shares of our common stock or EISs, until they have acquired, and for so long as may be necessary to maintain, an aggregate number of shares of our common stock or EISs representing the 10% Block.

        20% ownership limitations.    The franchise agreements provide that, if at any time, any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction over or is the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company and we do not within ten days of the date that we first have knowledge of such ownership or control, take steps as may be permitted under our amended and restated certificate of incorporation to reduce such interest to 20% or lower or if such ownership or control remains at more than a 20% interest level for more than 90 days after the date we first have knowledge of such ownership or control, such ownership or control shall constitute a default under the franchise agreements and Wendy's International may terminate, among other things, any and all of the franchise agreements or exercise its purchase option.

        In the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to or below a 20% ownership level. Upon taking any of such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock.

        Transfer and exchange restrictions on stock held by management investors.    The management investors are not permitted to transfer, directly or indirectly, any of the shares of our common stock or EISs (including any shares of Class A common stock constituting part of the EISs) held by them, except in limited prescribed circumstances.

        The management investors have also agreed with Wendy's not to exchange any of their respective shares of Class B common stock for EISs prior to the second anniversary of the closing of this offering, at any time that there exists a default under any of the franchise agreements or at an exchange rate different than as set forth in this prospectus. Our stockholders agreement also prohibits the holders of our Class B common stock from so exchanging if, after giving effect to the exchange, these holders would own less than            shares of our Class B common stock, representing 10% of our common stock equity at the closing of this offering.

        Right of first refusal.    Wendy's International has, subject to certain exceptions, a right of first refusal to acquire the interests or assets proposed to be transferred or issued in, among others, the following circumstances:

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  a proposed transfer by us of any ownership or equity interest in DavCo Operations;

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  in certain circumstances, a proposed transfer of any portion of the shares of Class B common stock or EISs owned by the management investors;

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  a proposed issuance of securities in any public or private sale of any ownership or equity interest in DavCo Restaurants or DavCo Operations;

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  a proposed transfer of one or more Wendy's restaurants or any of the franchise agreements; or

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  a direct or indirect proposed transfer of all or substantially all of the Wendy's business or the assets of the Wendy's business or of any part of the Wendy's business or assets such that the assets proposed to be transferred comprise all or substantially all of the assets of one or more Wendy's restaurant.

        Wendy's International's right of first refusal is exercisable within 45 days after receipt by Wendy's International of written notification of the proposed transfer or issuance and all required information relating thereto.

        Consent required.    Subject to certain exceptions, the prior written consent of Wendy's International is required in connection with any transfer of:

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  any interest in shares of our common stock or EIS held by management investors;

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  any of the franchise agreements;

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  the Wendy's business or the assets of the Wendy's business, in whole or in part, by our company or DavCo Operations;

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  any direct or indirect interest in DavCo Restaurants or DavCo Operations, including any private or public offering of securities by our company or DavCo Operations; or

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  any interests in connection with any change in the structure or ownership of our company or DavCo Operations; which consent shall not be unreasonably withheld provided certain conditions of the new unit franchise agreements are complied with.

        Purchase option.    Wendy's International has an option to purchase all of our equity interests in DavCo Operations and/or all of our assets and all of the assets of DavCo Operations relating to the business, ownership and operation of Wendy's restaurants, at fair market value, in the event that, among other things:

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  our company transfers, permits the transfer or suffers a transfer of any direct or indirect interest in DavCo Restaurants or DavCo Operations in violation of any terms and conditions of any right of first refusal held by Wendy's International;

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  any transfer of any direct or indirect interest by or in our company or DavCo Operations in violation of the consent requirements of Wendy's International occurs;

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  any transfer pursuant to, or demand for payment made under, any guarantee by DavCo Restaurants or DavCo Operations, including the guarantee of the senior subordinated notes occurs;

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  any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction or is the beneficial owner of shares of our capital stock representing more than 20% of the total economic value of the total outstanding equity in our company or more than 20% of the total outstanding voting interests in our company in violation of the terms of the Wendy's consent; or

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  the terms of the indenture governing our senior subordinated notes, including the guarantee by DavCo Operations, are amended or replaced in a manner which would be in violation of, or inconsistent with, the provisions of the Wendy's consent, without the prior written consent of Wendy's International.

        Dividend restrictions.    Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our Class A and Class B common stock if, at the time of such payment, we are not current in our royalty fee, advertising contribution or other payment obligations to Wendy's, or capital expenditure obligations or if such payment would prevent us from making our required payments to Wendy's.

        Subsequent offerings.    Wendy's International has agreed that, notwithstanding the foregoing, its right of first refusal will not apply and, subject to the fulfillment of certain conditions (including the condition that subsequent offerings will not materially and adversely affect the rights of Wendy's International under the franchise agreements) its consent will not be required should we determine to undertake public offerings of shares of our Class A common stock or EISs in the United States (which offerings may include private placements of shares of our Class A common stock or EISs in the United States in accordance with Rule 144A of the Securities Act of 1933) which are consummated not later than December 31, 2015 and all of the net proceeds of which are used in connection with the Wendy's business.

        The franchise agreements provide that if, solely as a result of the dilutive effects of the issuance of our Class A common stock in a proposed follow-on offering, the management investors would own less than the 10% Block, such reduction in ownership requires the prior consent of Wendy's. As a condition of this consent, the franchise agreements permit Wendy's to require that the management investors own, after giving effect to the follow-on offering, a number of shares of our common stock representing:

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  if the follow-on offering occurs prior to the second anniversary of the closing of the offering, not less than 8% of the total economic value of the total outstanding equity interests and not less than 8% of the total outstanding voting interests in our company (the "8% Block"); or

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  if the follow-on offering occurs after the second anniversary of the closing of the offering, together with the holdings of Citicorp Venture Capital, not less than the 8% Block, provided the management investors own the greater of the Base Block or the 5% Block.

        In either case, not later than, and at all times following, the second anniversary of a follow-on offering, the management investors are to own, together with the holdings of Citicorp Venture Capital, the 10% Block.

        Indemnity and release.    Pursuant to the consent, we, DavCo Operations, and certain of our existing equity investors have agreed, jointly and severally, to indemnify and hold Wendy's harmless from and against any and all claims, damages or liabilities arising directly or indirectly from, as a result of, or in connection with, this offering and the transactions contemplated hereby, any formal or informal exercise of rights or remedies by third parties (other than Wendy's), the underwriters' activities or our relationship with our investors and the breach of any representation, warranty or covenant contained in the consent or in any of the documents referred to in the consent or as part of the transactions contemplated thereby, as well as all costs and expenses (including attorneys' fees and expenses) of defending against any such claims.

        Also in connection with the consent, our company, DavCo Operations and certain of our existing equity investors, individually and collectively, unconditionally released and discharged Wendy's from any and all liabilities, claims, damages, demands and suits, of any kind whatsoever, regarding or arising out of, any prior or existing franchise agreements or any other document executed by any of them and Wendy's or any of its subsidiaries or restaurants, the franchise relationship, or any other prior or existing business relationship between any of them and Wendy's or any of its subsidiaries, which they have or could have asserted against Wendy's at any time up to the date of the consent.

Operating Requirements of Wendy's International

        The franchise agreements provide Wendy's International with significant rights regarding the business and operations of our company. The most significant rights of Wendy's International are set out below. There are potentially materially adverse consequences to us should these rights be violated.

        Restrictions on acquisitions.    We have the right to expand into other restaurant concepts that do not violate the non-compete provisions of the franchise agreements. However, our business is limited to the ownership and operation of Wendy's Old Fashioned Hamburgers restaurants. We are not permitted to acquire any interest in additional Wendy's restaurants outside Maryland, Washington, D.C. and Virginia, nor in any franchise of any franchise system now or in the future owned or controlled by Wendy's International. Any acquisition by us of an existing Wendy's restaurant or of an interest in a Wendy's franchisee within Maryland or Virginia, but outside our franchise territory, requires the prior written consent of Wendy's International and is also subject to a right of first refusal in favor of Wendy's International.

        Approved operator.    The franchise agreements require that we name an "approved operator" acceptable to Wendy's International as the individual responsible for the development and management of our restaurants. Ronald D. Kirstien, our President and Chief Executive Officer, Harvey Rothstein, our Senior Executive Vice President and Joseph F. Cunnane, III, our Executive Vice President of Operations, have each been designated as approved operators by Wendy's International. If Mr. Kirstien, Mr. Rothstein or Mr. Cunnane (or any other successor approved by Wendy's International) leave us, any replacement operator must first be approved by Wendy's International.

        New restaurant development.    Wendy's International must approve each proposed restaurant site and plans for each new restaurant to be opened by us. Each new restaurant opened will be governed by a new unit franchise agreement which requires us to pay Wendy's International a monthly royalty fee equal to 4.0% of the gross sales of the particular restaurant. Each new restaurant opened within our franchise territory will require payment of a technical assistance fee of $7,500 to Wendy's International and each new restaurant opened outside our franchise territory will require payment of a technical assistance fee, which is currently $25,000, to Wendy's International.

        Consent to close restaurants.    We cannot close any of our restaurants without the prior written consent of Wendy's International and are required to replace such restaurant in accordance with an agreed upon schedule with Wendy's International.

        Required advertising and marketing expenditures.    The franchise agreements require us to spend the equivalent of 4.0% of our annual gross sales on advertising and marketing. For the years 2004 through 2006, the equivalent of 3.0% of gross annual sales is allocated to national advertising and 1.0% toward local and regional advertising. Wendy's International may in certain circumstances increase the total advertising and marketing budget to 5.0% of our gross annual sales and change the allocation between local/regional and national advertising.

        Security for our obligations.    In order to secure our payment obligations to Wendy's International and WNAP under the franchise agreements, we are currently required to maintain a letter of credit in the amount of $1.0 million, which amount will be increased to $3.0 million on closing of this offering and to $4.0 million on January 1, 2007. Failure to make a required payment to Wendy's International or WNAP under our franchise agreements gives Wendy's International or WNAP the right, with five days written notice, to draw down amounts under the letter of credit in satisfaction of payment. Alternatively, in the event of non-payment by us of amounts due under our franchise agreements, Wendy's International may terminate the agreements, subject to applicable grace periods.

        In addition, we have agreed to secure our obligations under the franchise agreements by granting Wendy's International continuing first priority leasehold mortgages on a limited number of our restaurants with a value in the aggregate of not less than $10 million. This value is based on a multiple of EBITDA for our most recently completed fiscal year attributable to the restaurants subject to such leasehold mortgages.

        Required expenditures.    Following the closing, we are required to invest an aggregate of $7.5 million to complete certain upgrades and remodeling at our existing restaurants. This amount is to be expended as follows:

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  $4.0 million during our 2005 fiscal year;

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  $2.0 million during our 2006 fiscal year; and

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  $1.5 million during our 2007 fiscal year.

        In addition, we are required to comply, as are all other Wendy's franchisees, with any other system requirements that may be introduced by Wendy's International.

        Bone-in chicken.    We are required to discontinue the sale of bone-in chicken at one-half of our restaurants currently selling bone-in chicken by October 1, 2004. We shall discontinue the sale of bone-in chicken at the remaining one-half of our restaurants by October 1, 2005 unless we demonstrate that such discontinuation caused and will continue to cause a material adverse impact on us, in which case we must discontinue the sale of bone-in chicken at our restaurants by October 1, 2006.

        Operating standards.    We are required to operate each of our restaurants in accordance with standards established by Wendy's International's Operations Manual. Wendy's International periodically monitors the operations of our restaurants and notifies us of any failure discovered by Wendy's International in our compliance with the franchise agreements or Wendy's International's Operations Manual.

        Events of default.    It is an event of default under the franchise agreements entitling Wendy's International to exercise all of its rights and remedies under such agreements in the event a default occurs under any agreement to which our company or DavCo Operations is a party and such default is not cured within any applicable grace period or waived in writing, and such default:

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  involves the failure to pay when due any indebtedness or contingent liabilities or a portion thereof in excess of $1.0 million in the aggregate;

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  causes such indebtedness or contingent liabilities or a portion thereof in excess of $1.0 million in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

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  permits any holder of such indebtedness or contingent liabilities or a portion thereof to cause such indebtedness or contingent liabilities in excess of $1.0 million in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and such default is not cured or waived within 30 days after the occurrence of such event, all subject to certain limited exceptions.

MANAGEMENT

Composition of the Board

        Prior to the closing of the offering, we intend to appoint William E. Brock, John F. Cox, William B. Rea, Jr. and George S. Rich to our board of directors. Each of them has consented to so serve. Each of our directors will hold office until our company's next annual meeting or until a successor is elected or appointed. Their appointment will be subject to the closing of the offering. In addition, we expect that Byron L. Knief and David Wagstaff III will resign as directors. Therefore, following the closing of this offering, we anticipate that our board of directors will consist of Messrs. Kirstien, Rothstein, Brock, Cox, Rea, Rich and Ms. von Althann.

        Concurrent with the closing of this offering, we will enter into an amended and restated stockholders agreement with the management investors and Citicorp Venture Capital. Pursuant to this agreement, so long as the management investors and Citicorp Venture Capital hold at least 8% of the outstanding shares of our Class A common stock and Class B common stock in the aggregate, they will be entitled to designate two members to our board of directors. If these investors own less than such 8% interest in us, they will cease to have the right to designate two members to our board of directors. See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

        The following table sets forth the names and positions of our current directors and executive officers, as well as our nominees for our board of directors pending closing of this offering, and their ages as of March 28, 2004.

Name	Age	Position
Ronald D. Kirstien	58	President and Chief Executive Officer, Director and Chairman of the Board
Harvey Rothstein	60	Director and Senior Executive Vice President
Joseph F. Cunnane, III	55	Executive Vice President of Operations
David J. Norman	44	Chief Financial Officer, General Counsel and Secretary
Richard H. Borchers	49	Executive Vice President of Human Resources
Byron L. Knief	61	Director
Natica von Althann	53	Director
David Wagstaff III	66	Director
William E. Brock	73	Director Nominee
John F. Cox	74	Director Nominee
William B. Rea, Jr.	59	Director Nominee
George S. Rich	55	Director Nominee

        Ronald D. Kirstien is our President and Chief Executive Officer. He also serves as President and Chief Executive Officer of DavCo Operations. Mr. Kirstien joined us in 1980 as Vice President of Operations and was appointed President of our principal operating subsidiary in 1983. Mr. Kirstien has served as Chairman and Chief Executive Officer of DavCo Operations since 1987 and as a director and officer of our company since October 1997.

        Harvey Rothstein is our Senior Executive Vice President. He also serves as Senior Executive Vice President of DavCo Operations. Mr. Rothstein joined us in 1979 and was appointed Vice President of Real Estate and Development in 1980. Mr. Rothstein served as Executive Vice President of Real Estate Development of DavCo Operations from 1987 to September 1997 and has served as Senior Executive Vice President of DavCo Operations since October 1997. Mr. Rothstein has served as a director or manager of DavCo Operations since 1987 and as a director and officer of our company since October 1997.

        Joseph F. Cunnane, III is our Executive Vice President of Operations. He also serves as Executive Vice President of Operations of DavCo Operations. Mr. Cunnane joined us in 1980 as Regional Manager for our restaurants in the Washington, D.C. region. Mr. Cunnane served as Vice President of Operations of DavCo Operations from 1984 to 1994 and as its Senior Vice President of Operations from 1994 to October 1997. Mr. Cunnane has served as Executive Vice President of Operations of DavCo Operations and as an officer of our company since October 1997.

        David J. Norman is our Chief Financial Officer, General Counsel and Secretary. He also serves as Chief Financial Officer, General Counsel and Secretary of DavCo Operations. Mr. Norman joined us in 1997.

        Richard H. Borchers is our Executive Vice President of Human Resources. He also serves as Executive Vice President of Human Resources for DavCo Operations. Mr. Borchers joined us in 1977 as an Assistant Restaurant Manager and served as Regional Manager for our restaurants in the Washington, D.C. northern region from 1985 to 1988. Mr. Borchers was appointed as Director of Human Resources in 1988 and as Vice President of Human Resources in 1991. From 1994 to 1997, Mr. Borchers served as Senior Vice President of Human Resources.

        Byron L. Knief is a member of our board of directors. He currently serves as President of Citicorp Capital Investors, Ltd. and Senior Vice President of Citicorp Venture Capital, a subsidiary of CitiBank. Mr. Knief joined CitiBank in 1966 and has run a variety of CitiBank businesses in the United States, Canada, Latin America and Europe. Mr. Knief has been a member of our board of directors since 1997 and a director of DavCo Operations since September 1993. In addition to our board, he currently serves on the boards of Citicorp Venture Capital and certain of its affiliates, Standard Steel Inc. and JAC Products Inc.

        Natica von Althann is a member of our board of directors and has been a member of our board of directors since April 2003. She currently serves as Managing Director and Chief Credit Officer of U.S. Trust Company. Ms. von Althann came to U.S. Trust from IQ Venture Partners, where she was Managing Director focusing on middle market investments from March 2003 to May 2003. Prior to that, Ms. von Althann spent over 25 years at Citigroup, where she held a variety of positions of increasing responsibility and served most recently as a Division Executive and Managing Director. She is involved in a number of philanthropic and professional activities, including serving on the board of directors of the YWCA/NY since December 2002 and as a members of the Global Advisory Board of the Council on Competitiveness in Washington, D.C.

        David Wagstaff III is a member of our board of directors and has been a member of our board of directors since January 2000. He currently serves as Chairman and Chief Executive Officer of Hoover Materials Handling Group, Inc. Prior to that, from 1998 to 2002, Mr. Wagstaff served as Chairman of the Board of Representatives of American Commercial Lines, LLC. In addition to our board, he currently serves on the boards of Vectura Group, LLC, Vectura Holdings, LLC, Haydon Corporation, Hoover Group, Inc., Hoover Materials Inc., Anvil Holdings Inc. and Barcalounger Inc. and is a member of the Association of Corporate Directors.

        William E. Brock is a nominee to our board of directors. Senator Brock is counselor and trustee of the Center for Strategic and International Studies. Since 1996, he has served as chairman of Intellectual Development Systems, Inc., which he also founded. Senator Brock serves on the boards of the Committee for Economic Development, the Bretton Woods Committee and the American Council for Capital Formation. Senator Brock served in the U.S. Congress as representative from Tennessee's Third

District (1963-1970), as U.S. Senator for the State of Tennessee (1971-1976) and as the U.S. Secretary of Labor from (1985-1987).

        John F. Cox is a nominee to our board of directors. Mr. Cox has been a public relations consultant for the past 14 years, and has over 45 years of experience in public relations. He has served as the senior public relations officer of two Fortune 500 Companies, Avon Products Inc. and Heublein Inc. Mr. Cox has also served as the senior officer in charge of public relations and franchising for Kentucky Fried Chicken and Warner National Corporation, and as group director of public relations for R.J. Reynolds Industries Inc.

        William B. Rea, Jr. is a nominee to our board of directors. Mr. Rea was the Chief Financial Officer of Texas Roadhouse Holdings, LLC, from August 1997 until his retirement in June 2003. Mr. Rea has over 20 years of experience as a chief financial officer in the restaurant industry for companies such as Pollo Tropical, Inc., Spaghetti Warehouse, Inc. and Taco Villa, Inc. Mr. Rea is a certified public accountant.

        George S. Rich is a nominee to our board of directors. He is managing partner of GRI Fund, L.P., an investment partnership specializing in business and consumer service companies. Mr. Rich was a founder and managing director of Armata Merchant Partners LLC, a private merchant bank based in Baltimore, Maryland. Prior to forming Armata, Mr. Rich spent 16 years at Alex Brown & Sons Incorporated, where he was responsible for investment banking services to transportation, consumer, and restaurant companies, industry groups and held a variety of positions with increasing responsibility and served most recently as Managing Director. Mr. Rich currently serves on the Board of Directors of Retail and Restaurant Growth Capital L.P., Pyacht, Inc., and Captel, Inc. Mr. Rich is also an Advisory Director at Texas Roadhouse Holdings, L.L.C. Mr. Rich is a Trustee and member of the Executive Committee of the Maryland Historical Society and a Trustee of the Maryland National Guard Historical Society.

Committees of the Board

        The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee.

Audit Committee

        The principal duties and responsibilities of our audit committee will be as follows:

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  to monitor our financial reporting process and internal control system;

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  to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

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  to oversee the performance of our internal audit function; and

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  to oversee our compliance with legal, ethical and regulatory matters.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

        At or prior to the closing of this offering, Messrs.            ,            ,             and            will be appointed to our audit committee. Each is independent under the listing standards of the American Stock Exchange and as that term is used in section 10A(m)(3) of the Securities and Exchange Act of 1934, as amended. Further, the board of directors has determined that                        is an "audit committee financial expert" as defined by the applicable SEC regulations and the American Stock Exchange and            will be designated as the audit committee's financial expert.

Compensation Committee

        The principal duties and responsibilities of the compensation committee will be as follows:

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  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

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  to review and approve the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries; and

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  to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

        At or prior to the closing of this offering, Messrs.            ,             and            will be appointed to our compensation committee. Each is independent as defined in the rules of the SEC and under the listing standards of the American Stock Exchange with respect to compensation committees.

Corporate Governance Committee

        The principal duties and responsibilities of the corporate governance committee will be as follows:

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  to make recommendations regarding the operation of the Long-Term Incentive Plan (the "LTIP") and any employee bonus plans;

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  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

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  to make recommendations regarding proposals submitted by our stockholders; and

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  to make recommendations to our board of directors regarding corporate governance matters and practices.

        At or prior to the closing of this offering, Messrs.            ,            ,             and            will be appointed to our corporate governance committee. Each is independent as defined in the rules of the SEC and under the listing standards of the American Stock Exchange with respect to corporate governance committees.

Director and Executive Compensation

Compensation of Directors

        Initial compensation for our directors who are not also employed by us or our subsidiaries will be $40,000 per director per year and $1,000 per director for attending meetings in person ($500 if by telephone) of the board of directors and $1,000 per director for attending committee meetings of the board of directors in person ($500 if by telephone). Our directors who are also our employees do not receive additional compensation for their services as directors. Directors will also be reimbursed for out-of-pocket expenses for attending board and committee meetings.

Compensation of Executive Officers

        Our success is dependent upon the leadership, dedication and experience of our senior management group. In connection with this offering, DavCo Restaurants will enter into employment agreements with Ronald D. Kirstien, its Chairman, President and Chief Executive Officer, Harvey Rothstein, its Senior Executive Vice President, Joseph F. Cunnane, III, its Executive Vice President, Operations, David J. Norman, its Chief Financial Officer, General Counsel and Secretary, and Richard H. Borchers, its Executive Vice President, Human Resources. The initial term of these agreements will be two years. The agreements will provide for, among other things, confidentiality, non-solicitation and non-competition covenants in favor of DavCo Restaurants and DavCo Operations which apply during the term of each officer's employment and for a specific period of time following the termination of their employment. Non-competition and non-solicitation covenants will apply for a period of one year from termination of the executive's employment, except that the period will be two years if the executive resigns. The agreements provide for severance on termination of employment and enhanced severance on termination of employment in connection with a change of control of DavCo Restaurants or DavCo Operations. In addition, the agreements provide for participation in our LTIP.

        The following table sets forth information with respect to the compensation of our Chief Executive Officer and each of the other four most highly compensated executive officers for services in all capacities for us in the years indicated.

Summary Compensation Table

	Year	Salary	Bonus(1)	Other Annual Compensation(2)	All Other Compensation(3)
(In dollars)
Ronald D. Kirstien President, Chief Executive Officer and Chairman	2003 2002 2001	$483,371 452,321 436,883	$525,098 441,863 247,927	$14,562 9,235 10,033	$	— 206,311 53,292
Harvey Rothstein Senior Executive Vice President	2003 2002 2001	376,326 349,768 335,934	416,909 342,422 207,723	18,353 17,190 18,967		— 187,816 56,779
Joseph F. Cunnane, III Executive Vice President of Operations	2003 2002 2001	211,051 194,805 184,234	167,232 117,780 47,595	4,475 4,092 4,774		— 50,270 15,039
David J. Norman Chief Financial Officer, General Counsel and Secretary	2003 2002 2001	180,670 165,550 158,520	158,475 93,348 35,685	8,427 7,277 7,493		— 75,550 15,028
Richard H. Borchers Executive Vice President, Human Resources	2003 2002 2001	168,124 154,447 148,713	149,517 92,614 34,825	4,274 4,650 5,033		— 53,700 15,039

(1)
In connection with this offering, certain of our senior executives' participation in our annual cash bonus program will be terminated. These executives will be entitled to participate in the LTIP.

(2)
Includes vehicle and gas allowance and health care allowance.

(3)
This includes amounts incurred in connection with DavCo Restaurants' senior executive retirement plan for the fiscal years 2001 and 2002; including amounts related to the early termination of the plan in the 2002 fiscal year, the tax impact of terminating the plan and the normal recurring employer contributions.

Long-Term Incentive Plan

        Our executive officers and other senior management employees to be identified by the compensation committee of our board of directors will be eligible to participate in our LTIP. The purpose of the LTIP will be to strengthen the mutuality of interests between the LTIP participants and holders of EISs. The LTIP, together with the dividend reinvestment plan described below, replaces DavCo Operations' previous cash bonus program for senior management employees.

        The LTIP will be administered by our compensation committee, which shall have the power to, among other things, determine:

  •
  those individuals who will participate in the LTIP;

  •
  the level of participation of each participant in the incentive pools for each performance period;

  •
  the conditions that must be satisfied in order for the participants to vest in any allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for a pool to be created and amounts to be allocated to the participants); and

  •
  other conditions that the participants must satisfy in order to receive payment of their allocated amounts.

        Under the LTIP, the maximum amount (in dollars or value, if payments are made in property such as EISs) that any one participant can receive in respect of any three year period is $1.25 million. The LTIP is an unfunded plan.

        During each multi-year performance period, under the LTIP, participants will be eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of incentive pools. For each fiscal year occurring during a performance period, an incentive pool will be established if the annual per EIS distributions, which include both interest and dividend payments (the "Distributions per EIS"), exceed a minimum per EIS distributable cash threshold amount determined by the committee (the "Base Distributions per EIS"). The value of each annual incentive pool will equal a percentage of the excess of the Distributions per EIS over the Base Distributions per EIS, multiplied by the average number of EISs outstanding during the fiscal year. The percentage of the excess contributed to the incentive pool for the 2004 fiscal year will be 20%, with the applicable percentage to be determined by the committee for subsequent fiscal years. Generally, the amounts in each annual incentive pool credited to the participants' accounts will be paid at the end of a multi-year performance period determined by the committee. Payment may be made in the form of EISs, and/or cash and/or shares of common stock in the compensation committee's discretion.

        Currently, the Base Distributions per EIS target is anticipated to be set at $            per EIS. If the Base Distributions per EIS are exceeded for fiscal 2004, then the compensation committee would most likely establish a reserve for the incentive pool. Participants will generally vest in any fiscal 2004 incentive pool amounts allocated to their accounts on the last day of the 2004 fiscal year.

        Under the LTIP, in the event of a fundamental change (such as a merger or sale of all or substantially all of the assets or business of our company or acquisition by another entity of more than a 50% interest in us) of DavCo Restaurants, the fiscal year shall be deemed to end on the last day of the quarter prior to the effective date of the fundamental change. All Distributions Per EIS will be pro rated for the number of quarters in such shortened fiscal year. If there exists an "Excess," then participants shall, immediately prior to the effective time of the fundamental change, vest in any unvested account balances (including amounts credited in prior fiscal years). For this purpose, Excess shall be determined by the committee based on the amount, if any, by which the Actual Distribution per EIS exceeds the Base Distribution per EIS during the shortened fiscal year.

        The compensation committee has the power to amend or terminate the LTIP at any time. We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

Dividend Reinvestment Plan

        In connection with this offering, we have established a dividend reinvestment plan. Under our dividend reinvestment plan, holders of our Class B common stock may elect to have their dividends reinvested in additional newly issued shares of Class B common stock. The plan will be made available to registered holders of our shares of Class B common stock. The price per share of Class B common stock will be determined by the administrator of the dividend reinvestment plan in accordance with the rules and policies set forth by our board of directors. Any shares of our Class B common stock issued under the dividend reinvestment plan will have the identical exchange rights as the shares of Class B common stock issued in the recapitalization.

Insurance Coverage and Indemnification

        A policy or policies of insurance will be obtained for our directors and officers and the directors and officers of DavCo Operations and other subsidiaries. The aggregate limit of liability applicable to the insured directors and officers under the policy will be $10 million including defense costs. Under the policy, each entity will have reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $250,000 for each loss. The policy will include securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against us, DavCo Operations and other subsidiaries. The total limit of liability will be shared among DavCo Restaurants, DavCo Operations or other subsidiaries and their respective directors and officers so that the limit of liability will not be exclusive to any one of the entities or their respective directors and officers.

        The by-laws of our company and DavCo Operations and other subsidiaries also provide for the indemnification of their respective directors and officers from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by our Chief Executive Officer and our board of directors. Accordingly, during our last fiscal year, Ronald D. Kirstien and Harvey Rothstein participated in deliberations concerning executive officer compensation in their roles as members of our board of directors. After completion of this offering, our board of directors will form a compensation committee which will determine executive officer compensation as described under "Management—Committees of the Board."

PRINCIPAL STOCKHOLDERS

        The following table shows information regarding the beneficial ownership of shares of our common stock before and after the completion of this offering, after giving effect to the recapitalization which will be effective concurrent with this offering, and shows the number of and percentage owned by:

  •
  each person who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors;

  •
  each of our named executive officers; and

  •
  all members of our board of directors and our executive officers as a group.

        Unless otherwise indicated, all shares owned in the following table are shares of Class B common stock. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

	Number and Percent of Shares Beneficially Owned Prior to This Offering			Number and Percent of Shares Beneficially Owned After This Offering Assuming No Exercise of the Over-Allotment Option		Number and Percent of Shares Beneficially Owned After This Offering Assuming Full Exercise of the Over-Allotment Option
Name of Beneficial Owner(1)
	Class	Number	%	Number	%	Number	%
(Share numbers in thousands)
Citicorp Venture Capital, Ltd. (2)
Ronald D. Kirstien (3)
Harvey Rothstein (4)
Joseph F. Cunnane, III
David J. Norman
Richard H. Borchers
Byron L. Knief (2)
Natica von Althann
David Wagstaff III
William E. Brock
John F. Cox
William B. Rea, Jr.
George S. Rich
All directors and executive officers as a group (12 persons)

(1)
The address of the following stockholders is c/o DavCo Restaurants Inc., 1657 Crofton Blvd., Crofton, Maryland 21114 unless otherwise noted.

(2)
The address of this stockholder is 399 Park Avenue, New York, New York 10022.

(3)
Includes shares held by the Kirstien Family Trust for which Ronald D. Kirstien acts as sole trustee.

(4)
Includes shares held by the Jonathan Rothstein Trust, the Patrick Drews Trust and the Sean Drews Trust for which Harvey Rothstein acts as sole trustee.

RELATED PARTY TRANSACTIONS

Recapitalization

        Concurrently with this offering, we will effect a recapitalization of our common stock pursuant to which our outstanding shares of common stock held by the existing equity investors, as well as accrued dividends, will be recapitalized into shares of our Class B common stock. This recapitalization will be reflected in our amended and restated certificate of incorporation which will be filed as an exhibit to the registration statement. Immediately after the recapitalization, our management investors will hold            % of the total outstanding common stock in our company and Citicorp Venture Capital will hold            % of the total outstanding common stock in our company.

Amendment and Restatement of Stockholders Agreement

        We and our existing equity investors will enter into an amended and restated stockholders agreement, which we refer to as the stockholders agreement, concurrently with the closing of this offering, which will provide that:

  •
  we will use a portion of the proceeds of this offering to repurchase from Citicorp Venture Capital shares of our Class B common stock at $            per share, such that, immediately after the offering contemplated hereby, the existing equity investors will hold        shares of our Class B common stock representing approximately     % of the total outstanding common stock in our company;

  •
  if the over-allotment option relating to the EISs is exercised, we will use the net proceeds to repurchase from Citicorp Venture Capital additional shares of our Class B common stock at $            per share, and, if the over-allotment option is exercised in full, immediately after the offering contemplated hereby, the existing equity investors will hold        shares of our Class B common stock representing approximately    % of the total outstanding common stock in our company;

  •
  beginning on the 366th day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs (that is        of an EIS representing $            principal amount of our            % senior subordinated notes due 2016 and         of a share of our Class A common stock), this exchange right will be exercisable at the option of the holder of the Class B common stock upon prior notice to us given as provided in the stockholders agreement;

  •
  until the second anniversary of the consummation of this offering, subject to our franchise agreements with Wendy's and compliance with our new credit agreement and the indenture governing our senior subordinated notes, holders of shares of our Class B common stock will be restricted from exercising this exchange right if following the exchange, holders of shares of our Class B common stock would hold less than         shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price) and provided that shares of Class B common stock may not be exchanged for EIS if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes; and

  •
  so long as the management investors, together with Citicorp Venture Capital, hold at least 8% of the outstanding shares of our common stock in the aggregate, they will be entitled to designate two members to our board of directors.

        Our obligation to issue EISs upon any exchange of shares of our Class B common stock is subject to, among others, the following conditions:

  •
  any issuance of EISs upon exchange must occur pursuant to an effective registration statement under the Securities Act;

  •
  at the time of the exchange, no default may exist under our franchise agreements with Wendy's, the terms of our new credit facility, the indenture governing our senior subordinated notes (including the non-payment of interest on such notes, when due) or any other material financing agreement;

  •
  our board of directors will have determined in good faith that the additional senior subordinated notes to be issued in the form of EISs should be treated as debt for U.S. federal income tax purposes, and that after giving effect to such issuance of additional senior subordinated notes and related note guarantees that we are solvent; and

  •
  we must have received at least 30 but not more than 60 days advance notice of such transaction.

        All shares of Class B common stock held by parties to the amended and restated stockholders agreement will contain appropriate legends indicating that such shares are subject to the exchange restrictions described above.

Registration Rights Agreement

        Concurrent with the closing of this offering, certain of the existing equity investors will enter into a registration rights agreement which will provide them with, at our expense, demand registration rights with respect to the EISs (including the Class A common stock and senior subordinated notes comprising the EISs they may receive under certain circumstances upon exchange for shares of our Class B common stock) held by them. Under the registration rights agreement, the existing equity investors will also have the right to participate in or "piggyback" rights in certain registrations initiated by us.

Certain Transactions Involving Our Restaurants

        During our 2002 fiscal year, we ceased the operation of 30 of our Friendly's restaurants. Five of these were sold to a company controlled by certain employees, including Mr. Richard H. Borchers, our Executive Vice President of Human Resources. Our management believes that these transactions were effected on an arm's length basis and the restaurants were sold for their fair market value. At March 28, 2004, we held notes receivable from this company in an aggregate principal amount of $435,000. These notes bear interest at a rate of 6% per annum for the first three years, and 8% per annum thereafter. These notes are due on various dates between 2012 and 2017. In April 2004, we sold these notes to Mr. Kirstien, our President and Chief Executive Officer, and Mr. Rothstein, our Senior Executive Vice President, for an amount equal to their face value.

        Also in our 2002 fiscal year, we entered into an arrangement to lease one of our restaurants from an employee. The lease requires aggregate minimum payments over the base lease term of approximately $175,000, $245,000, $255,000, $256,000, $256,000 and $4,565,000 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

Indemnification and Insurance

        For a description of our limitation on liability and indemnification of, and provision of insurance covering, our directors and executive officers, see "Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws—Delaware anti-takeover statute" and "—Other anti-takeover provisions of our amended and restated certificate of incorporation and by-laws."

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

        We intend to enter into a new $20 million senior secured credit facility with SunTrust Bank. We expect that the new credit facility will be comprised of a three-year revolving loan in a total principal amount of up to $20 million (including up to $7.5 million of letters of credit). We expect that the revolving credit facility will mature in 2007 and that the new senior secured credit facility will have several features similar to credit facilities of this nature, including but not limited to:

        Interest Rate and Fees.    We expect that borrowings under the revolving credit facility will bear interest, at our option, at either (a) Base Rate (as defined in the new credit facility) plus the applicable margin or (b) LIBOR, plus the applicable margin. The applicable margin for Base Rate loans will be 0.50% per annum and the applicable margin for LIBOR loans will be 1.50% per annum.

        We also expect the new credit facility will provide payment to the lenders of a commitment fee on any unused commitments under the revolving credit facility equal to 0.50% per annum.

        Covenants.    We expect that the new credit facility will require that we meet certain financial ratios (each as defined therein) including, without limitation, the following: a minimum Fixed Charge Coverage Ratio of            to 1.0, a maximum Funded Indebtedness to EBITDA ratio of            to 1.0, a maximum Adjusted Funded Indebtedness to EBITDAR ratio of            to 1.0 and a minimum of $            of Adjusted EBITDA.

        We also expect that our new credit facility will contain customary covenants and restrictions, including, among others, limitations on loans and investments, incurring additional indebtedness or liens, capital expenditures, recapitalizations, mergers, acquisitions, asset sales and transactions with affiliates.

        We also expect the terms of our new credit facility to prevent us from paying principal and interest on our senior subordinated notes during the existence of a payment default thereunder or for 179 days following a default thereunder, other than a payment default. Furthermore, we expect the terms of our new credit facility to also prevent us from paying dividends on our shares of Class A and Class B common stock if an event of default exits thereunder or if the financial ratios and tests set forth above are not met.

        Collateral.    We expect to grant our senior lender, as collateral, a security interest in all of our accounts receivable, inventory, general intangibles, excluding our franchise agreements with Wendy's and Wendy's intellectual property, other tangible and intangible personal property related to our restaurants, securities (excluding the capital stock of DavCo Operations held by us), leasehold mortgages on certain of our restaurants, certain of our machinery and equipment and all proceeds of all of the foregoing.

        Events of Default.    We expect that our new credit facility will specify certain customary events of default including a prohibition on the payment of principal and interest on our senior subordinated notes during the existence of a payment event of default thereunder and for 179 days following a default, other than a payment default, thereunder.

        At the closing of this offering, we expect that approximately $            million of letters of credit will be outstanding under the new credit facility and that there will not be any loans outstanding thereunder. The closing of this offering is conditioned upon the closing of the new credit facility.

Existing Indebtedness

        The following is a summary of the material provisions of certain of our existing indebtedness that will be outstanding as of completion of this offering or repaid with proceeds received in connection with the offering. To the extent such summary contains descriptions of certain loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from us.

        We have existing senior secured indebtedness pursuant to a Credit Agreement dated as of March 25, 1998 with Global Alliance Finance Company, LLC ("GAF"). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the six months ended March 28, 2004—Note 10—Long-Term Debt and Financing Arrangements." The existing senior credit agreement provides for three term loan facilities.

        The first term loan ("Term Loan 1"), in the original principal amount of $20.0 million and bearing interest at the rate of 8.89% per annum, was assigned on August 1, 1998 to a securitization pool for which ORIX Real Estate Capital Markets, LLC ("ORIX") acts as servicer and U.S. Bank National Association acts as certificate trustee and indenture trustee. Principal and interest are payable in equal quarterly installments through April 2018. As of March 28, 2004, $17.2 million in principal was outstanding. The indebtedness under Term Loan 1 is secured by 15 designated Wendy's franchise locations. Pursuant to the Credit Agreement we are permitted to use the funds of our offering of our common stock to repay in its entirety Term Loan 1 prior to maturity. Accordingly we will use a portion of the net proceeds we receive in this offering to repay in its entirety Term Loan 1.

        The second term loan ("Term Loan 2"), in the original principal amount of $104.0 million and bearing interest at the rate of 9.0% per annum will be repaid in its entirety at closing with a portion of the net proceeds we receive in connection with the offering. As of March 28, 2004, $95.3 million in principal was outstanding.

        We also obtained a two year forward financing commitment from GAF in December 1998 with an original maximum loan commitment of $30.0 million. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the six months ended March 28, 2004—Note 10—Long-Term Debt and Financing Arrangements." As of March 28, 2004, $130,000 was outstanding under the forward commitment loan. The forward commitment loan will be repaid at the closing of this offering with a portion of the net proceeds we receive in connection with this offering.

        In July 2001, we incurred certain indebtedness to finance new restaurant development with CNL Financial Services, LP, its affiliates or their respective successors and assigns ("CNL"). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the six months ended March 28, 2004—Note 10—Long-Term Debt and Financing Arrangements." This CNL indebtedness is secured by each new property developed with proceeds of the CNL indebtedness. A portion of the CNL indebtedness has been securitized. The loans included in the CNL securitized debt that are secured by leasehold mortgage interests have 15 year terms and annual interest rates varying from 9.11% to 10.31%. The loans included in the CNL securitized debt that are secured by fee mortgages have terms of 20 years and annual interest rates varying from 10.06% to 10.33%. The CNL securitized debt matures in October 2019. As of March 28, 2004, $12.8 million in principal amount of such CNL securitized debt was outstanding and no additional amounts may be borrowed from CNL under the July 2001 financing. No proceeds of this offering will be used to repay any of the CNL securitized indebtedness.

        The remaining unsecuritized CNL indebtedness of which $1.6 million was outstanding as of March 28, 2004 will be repaid in its entirety at closing with a portion of the net proceeds we receive in connection with this offering.

        We established a term credit facility in April 1999 with SunTrust. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the six months ended March 28, 2004—Note 10—Long-Term Debt and Financing Arrangements." As of March 28, 2004, $1.6 million was outstanding under the SunTrust facility. The SunTrust facility will be repaid in its entirety by DavCo Restaurants at closing with a portion of the net proceeds we receive in connection with this offering. See "Use of Proceeds."

DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)

General

        We are offering            EISs. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated notes with $            principal amount.

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of EISs are the beneficial owners of the Class A common stock and senior subordinated notes represented by such EISs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices and, as discussed above, are subject to the 20% ownership limitations imposed by Wendy's, as a direct holder of the Class A common stock and senior subordinated notes, as applicable.

        The EISs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," Cede & Co., a nominee of the book-entry clearing system will be the sole registered holder of the EISs. That means you will not be a registered holder of EISs or be entitled to receive a certificate evidencing your EISs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are. However, a holder of a Class A common stock, including a holder of an EIS that requests that the EIS be separated, has a legal right under Delaware law to request that we issue a certificate for such common stock. See "—Certificated Shares" below.

Voluntary Separation and Recombination

        Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture governing our senior subordinated notes, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form EISs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of EISs and delivery of shares of Class A common stock and our senior subordinated notes will be effected.

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EISs for a period of 30 consecutive trading days, we have agreed that we will apply for the listing of the Class A common stock on the American Stock Exchange or another exchange or quotation system on which the EISs are then listed (or were previously listed), provided that the Class A common stock would meet the applicable exchange or quotation system listing standards. In addition, in order to exercise the repurchase right described under "Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Asset Sales," a holder must separate its EIS into the shares of Class A common stock and the senior subordinated notes represented thereby.

Automatic Separation

        Upon the occurrence of any of the following, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and we are unable to find a successor depositary.

Book-Entry Settlement and Clearance

        DTC will act as securities depository for the EISs. The transfer agent for the Class A common stock and the senior subordinated notes (together with the Class A common stock, the "components"), represented by the EISs will act as custodian for the components on behalf of the owners of the EISs. The components and the EISs will be issued in fully-registered form and will be represented by one or more global notes and global stock certificates. The EISs will be registered in the name of DTC's nominee, Cede & Co., and the components will be registered in the name of the custodian for the owners of the EISs.

        Book-entry procedures.    If you intend to purchase EISs in the manner provided by this prospectus you must do so through direct or indirect participants in the DTC system. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transactions.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may be changed at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all EISs deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The components will be registered in the name of the transfer agent as custodian for the owners of the EISs. The deposit of EISs with DTC and their registration in the name of Cede & Co. or the custodian effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants and the transfer agent, as custodian, will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants or custodian acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the EISs except in the event that use of the book-entry system for EISs is discontinued.

        Certificated shares.    Following the separation, if any, of a holder's EISs into the component parts of Class A common stock and senior subordinated notes, these securities will be held in book-entry form or, if requested by such holder, the Class A common stock may be held in registered form.

        A registered holder of Class A common stock, including a holder of EISs that requests that the EISs be separated, has the right to obtain a certificate representing its shares of Class A common stock. If a holder of EISs requests certificated shares of Class A common stock, such holder's EISs must be split into the component Class A common stock and senior subordinated notes, and for so long as the shares of Class A common stock are held in separately certificated form, the shares of Class A common stock may no longer be eligible for inclusion in DTC's book-entry settlement and clearance system. However, if a holder of separately certificated shares of Class A common stock is subsequently willing to forgo being a registered holder of shares, and deposits the shares in an eligible institution, those shares of Class A common stock may again become DTC eligible.

        EISs and, subject to certain exceptions described under "Description of Senior Subordinated Notes—Exchange of Global Notes for Certificated Notes," the senior subordinated notes may only be held in book-entry form.

        Separation and recombination.    Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the indenture governing our senior subordinated notes, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. For a complete discussion of the Change of Control provisions under the indenture governing our senior subordinated notes, see "Description of Senior Subordinated Notes—Repurchase at the Option of the Holders—Change of Control." Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time through their broker, custodian or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Any such separation or recombination will be effective as of the close of business on the trading day that DTC receives such instructions from a participant or custodians, provided that such instructions are received by 3:00 p.m., New York time, on that trading day. Any instructions received after 3:00 p.m., New York time will be effective the next business day, if permitted by the custodian or participant delivering the instructions.

        In addition, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act and we are unable to find a successor depositary.

        Any voluntary separation of EISs and any subsequent voluntary recombination of EISs from the components will be accomplished by entries made by DTC participants acting on behalf of beneficial owners. Voluntary separation or recombination of EISs will be accomplished via the use of DTC's Deposit/Withdrawal at Custodian, or DWAC, transaction. Participants or custodians seeking to separate or recombine EISs will be required to enter a DWAC transaction in each of the EISs and its underlying components.

        Separation will require submission of a Withdrawal-DWAC in the EIS in conjunction with a Deposit-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EISs and its components will cause the EISs to be debited from Cede & Co.'s account in the EIS and credited to a separation/recombination reserve account in the EIS, and will cause an appropriate number of the components to be debited from the custodian's account in the components and credited to Cede & Co.'s account.

        Recombination of EISs from the underlying components will require submission of a Deposit-DWAC in the EIS in conjunction with a Withdrawal-DWAC in each of the underlying components. Upon receipt of DWAC instructions in good order, the transfer agent for the EISs and its components will cause an appropriate number of components to be debited from Cede & Co.'s account in the components and credited to the account of the custodian, and will cause an appropriate number of EISs to be debited from the separation/recombination reserve account and credited to Cede & Co.'s account in the EIS.

        There may be certain transactional fees imposed upon you by brokers and other financial intermediaries in connection with separation or combination of EISs and you are urged to consult your broker regarding such transactional charges.

        Any transactional fees charged by the transfer agent in connection with separation and/or recombination of EISs will be borne by us. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $4.50.

        Conveyance of notices and other communications, including notices relating to separation and combination of EISs, by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the EISs or the underlying components and the custodian will not consent or vote with respect to the Class A common stock and the senior subordinated notes. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        We and the trustee will make any payments on the senior subordinated notes to DTC and we will make all payments on the Class A common stock to the transfer agent for the benefit of the record holders. The transfer agent will deliver these payments to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC and the transfer agent. The transfer agent will be responsible for the disbursement of those payments to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC or participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the EISs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the EISs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If the transfer agent discontinues providing its service as the custodian with respect to the shares of our Class A common stock or our senior subordinated notes and we are unable to obtain a successor custodian, we will print and deliver to you certificates for those securities and you will automatically take a position in the component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various shares of Class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

  •
  the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the securities on DTC's books; or

  •
  any payments, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes which are substantially identical to the senior subordinated notes initially represented by the EISs, but with a different CUSIP number (or any issuance of senior subordinated notes thereafter), each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of EISs) will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or EISs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering cannot be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the EISs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the EISs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants or custodians with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of EISs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable senior subordinated notes unit. The automatic exchange of senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. Immediately following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

Registration

        Any subsequent issuances of EISs must occur pursuant to an effective registration statement under the Securities Act.

EIS Transfer Agent

                    will be the EIS transfer agent.

DESCRIPTION OF CAPITAL STOCK

General

        We have set forth below a description of the material terms and provisions of our amended and restated certificate of incorporation and amended and restated by-laws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement of which this prospectus forms a part and which will become effective immediately prior to this offering.

Authorized Capitalization

        Our authorized capital stock will consist of:

  •
  shares of common stock, par value $0.01 per share, divided into three classes consisting of:

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  shares of Class A common stock;

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  shares of Class B common stock; and

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  shares of Class C common stock.

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  shares of preferred stock, par value $0.01 per share.

        After this offering, there will be                        shares of our Class A common stock,                         shares of our Class B common stock (or            shares of our Class A common stock and    shares of our Class B common stock if the underwriters' over-allotment option with respect to the EISs is exercised in full). No shares of our Class C common stock or preferred stock will be outstanding upon the closing of this offering.

Common Stock

        Except as described below, shares of our Class A common stock, Class B common stock and Class C common stock are identical in all respects. In addition, we will enter into the stockholders agreement which, subject to certain conditions, allows the management investors and Citicorp Venture Capital to exchange their shares of Class B common stock for EISs. Any issuance of EISs upon exchange of shares of our Class B common stock must occur pursuant to an effective registration statement under the Securities Act. See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

        The exchange right of the shares of our Class B common stock held by the management investors and Citicorp Venture Capital (and their permitted transferees) is a contractual right provided by us to them under the stockholders agreement. To the extent that we issue additional shares of our Class B common stock, such shares may or may not be exchangeable for EISs, which exchange right will be subject to negotiation by us and the contemplated holders of such shares. We do not have any current intention to issue additional shares of Class B common stock to the management investors or Citicorp Venture Capital or otherwise other than pursuant to the dividend reinvestment plan to be adopted by us at the closing of the offering.

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Except as otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment.

        No cumulative voting rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Dividends.    Prior to the completion of this offering, our board of directors will adopt a dividend policy with respect to our Class A and Class B common stock pursuant to which cash generated by our company in excess of operating needs and reserves, interest and principal payments on indebtedness, and capital expenditures sufficient to maintain our properties and other assets would in general be distributed as regular quarterly cash dividends to the holders of our Class A and Class B common stock and may not be retained by us as cash on our balance sheet. This policy reflects our judgment that our stockholders would be better served if we distributed our available cash to them instead of retaining it in our business. However:

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  there is no legal or contractual requirement that we pay the dividends, and the dividends are neither mandatory nor guaranteed;

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  our dividend policy can be modified or revoked at any time;

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  our board of directors is free to make exceptions to the dividend policy, from time to time and at its sole discretion;

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  the payment of dividends is subject to limitations and restrictions under:

  —
  the terms of our new credit facility,

  —
  the indenture governing the senior subordinated notes,

  —
  the terms of any other then outstanding indebtedness of ours,

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  our franchise agreements with Wendy's, and

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  state law.

        We intend to pay dividends quarterly on                        ,                         ,                         and                         to the holders of record of shares of our Class A and Class B common stock as of                        ,                         ,                         and                         , respectively.

        We intend to make our first dividend payment on                        to holders of record as of                        . Such dividend payment will include a partial quarterly dividend payment for the period commencing on the closing of this offering and ending on                        and a regular quarterly dividend payment for the period commencing on                        and ending on                        .

        Under our dividend policy, we intend to pay quarterly dividends of:

  •
  $            per share of Class A common stock, and

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  $            per share of Class B common stock.

        Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. We will not pay any quarterly dividends on our Class B common stock unless we have paid quarterly dividends on our Class A common stock in an amount equal to the initial quarterly dividend rate for Class A common stock set forth herein. Our amended and restated certificate of incorporation will further provide that no additional quarterly dividends will be paid on our Class A common stock unless we have paid quarterly dividends on our Class B common stock equal to the initial quarterly dividend rate for our Class B common stock set forth herein. Assuming we pay quarterly dividends as intended under our dividend policy, this would equate to $        of dividends per share of Class A common stock and $        of dividends per share of Class B common stock for the period beginning                     , 2004 through                        , the first four full quarterly dividend payment periods following the closing of this offering. However, notwithstanding the dividend policy, the amount of dividends, if any, for each quarterly dividend payment date, including the                        dividend payment date, will be determined by our board of directors on a quarterly basis after taking into account various factors, including our results of operations, cash requirements, financial condition, the dividend restrictions set forth under the terms of our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's, provisions of applicable law and other factors that our board of directors may deem relevant.

        Dividend payments are not mandatory or guaranteed, and holders of our common stock do not have any legal right to receive, or require us to pay, dividends. Our board of directors may, in its sole discretion, amend or repeal this dividend policy with respect to the Class A and Class B common stock at any time. Furthermore, our board of directors may decrease the level of dividends for the Class A and Class B common stock below the intended dividend rate set forth above or discontinue entirely the payment of dividends. See "Dividend Policy and Restrictions" and "Risk Factors—You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering, or any dividends at all."

        Liquidation, dissolution or winding up.    In the event of any liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Preemptive and other subscription rights.    Holders of our common stock do not have preemptive, subscription or redemption rights, and are not subject to further call or assessments.

        Additional issuance of our authorized common stock.    Additional shares of our authorized common stock may be issued, as determined by our board of directors from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Combination to form EISs.    Any holder of shares of Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Our by-laws will provide that we may not issue any shares of our Class A common stock unless we register a corresponding number of EISs under the Securities Act, such that no holder of our Class A common stock will at any time have the right to hold Class A common stock in the form of EISs the issuance of which has not been registered under the Securities Act.

        The holders of shares of Class B common stock may not combine their shares of Class B common stock with senior subordinated notes to form EISs.

        Redemption of senior subordinated notes.    On or after              , 2009, we may redeem all or any part of the senior subordinated notes. See "Description of Senior Subordinated Notes—Optional Redemption." The stockholders agreement will provide that in the event of a redemption of 100% of the senior subordinated notes such that following the redemption there will no longer be any senior subordinated notes and EISs outstanding, we will be required to notify the holders of our Class B common stock 15 days prior to the redemption date. In connection with the redemption of all of our outstanding senior subordinated notes, each share of our Class B common stock will be exchangeable (at the option of the holder) on the redemption date for        of an EIS (representing $        principal amount of our            % senior subordinated notes due 2016 and        of a share of our Class A common stock). No fractional portion of an EIS (or fractional portion of the components of an EIS) will be issued upon an exchange of shares of Class B common stock. Instead, we will pay the holder of the shares exchanged an amount in cash in respect of the fractional interest based upon the fair market value of the EISs on the trading day immediately preceding the date of exchange. If the holder exercises this option, the senior subordinated notes acquired by the Class B common stock holders (as part of the EISs in the exchange) will be redeemed as part of the redemption. If with respect to any shares of Class B common stock this exchange right is not exercised, those shares of Class B common stock not exchanged will no longer be exchangeable into EISs but may be exchanged for Class A common stock on a one-for-one basis as described below.

        Following the maturity date of the senior subordinated notes, and also during any period in which there are otherwise no longer any senior subordinated notes and EISs outstanding, the holders of our

Class B common stock will have the right to exchange their shares of Class B common stock for shares of Class A common stock on a one-for-one basis.

        Our Class A common stock is not exchangeable for any other securities.

Preferred Stock

        Our amended and restated certificate of incorporation provides that we may issue shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of any issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

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  determining the number of shares to be included in each series;

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  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

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  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our by-laws, the number of directors comprising our board of directors will be so determined from time to time by our board of directors and may not be divided into classes. Upon the closing of the offering it is anticipated that we will have five directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, and subject to the rights of holders of our Class B common stock to designate two directors to the board (so long as the management investors and Citicorp Venture Capital hold in the aggregate 8% or more of the outstanding shares of our Class A and Class B common stock), our amended and restated certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders). See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" for a description of the rights of the management investors and Citicorp Venture Capital to designate two members to our board of directors.

        The filing of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called by the chairman of the board of directors, by a majority of the board of directors or the holders of at least 20% of our outstanding voting stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

        Certain sections of the DGCL, our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Delaware anti-takeover statute.    We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

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  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by the corporation's board of directors prior to the time the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        Other anti-takeover provisions of our amended and restated certificate of incorporation and by-laws.    Our amended and restated certificate of incorporation and by-laws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in such holder's best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include the 20% ownership limitations on any interest in our company and advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        20% ownership limitations.    Pursuant to our amended and restated certificate of incorporation, no person or group acting together (other than the management investors) may directly or indirectly own, control or exercise control or direction over or be the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company. In the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable including refusing to give effect thereto on stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to below a 20% interest level. Upon taking any of such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—20% ownership limitations."

        Advance notice procedure for director nominations and stockholder proposals.    Our amended and restated by-laws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

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  the name, age, business address and, if known, residential address of each nominee;

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  the principal occupation or employment of each nominee;

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  the class, series and number of our shares beneficially owned by each nominee;

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  any other information relating to each nominee required by the SEC's proxy rules; and

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  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

  •
  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our amended and restated by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of our Amended and Restated Certificate of Incorporation

        The DGCL provides that the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class is required to amend, alter, change or repeal its provisions, provided, that Wendy's consent is required to amend, alter, change or repeal the provisions of our amended and restated certificate of incorporation with respect to the 20% ownership limitations described above. See "—20% ownership limitations."

Amendment of our Amended and Restated By-laws

        Our amended and restated certificate of incorporation provides that our by-laws can be amended only either by our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation provides that, to the full extent from time to time permitted by law, no directors shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our amended and restated certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (governing distributions to stockholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment or repeal of this provision of our amended and restated certificate of incorporation, nor the adoption of any provision of our amended and restated certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our amended and restated certificate of incorporation also provides that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by-laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares of our Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock are held separately and are not in the form of EISs for a period of 30 consecutive trading days, we will apply to list shares of our Class A common stock for separate trading on the American Stock Exchange or another exchange. We will not list the shares of our Class B common stock for trading on any exchange.

Transfer Agent and Registrar

                    will be the transfer agent and registrar for our common stock.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

        DavCo Restaurants will issue the notes under an indenture among itself, the Guarantors and                        , as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is only a summary of the material provisions of the indenture and the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We will file a copy of the indenture as an exhibit to the registration statement that includes this prospectus. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "DavCo Restaurants" refer only to DavCo Restaurants Inc. and its successor in accordance with the terms of the indenture, and not to any of its subsidiaries. As of the date of this prospectus, based upon our current relationship with Wendy's International, DavCo Restaurants does not consider Wendy's International or any of its subsidiaries or affiliates an "Affiliate" (as that term is defined in the indenture) of DavCo Restaurants or any of its subsidiaries or affiliates.

        The indenture will provide for the issuance of an unlimited aggregate principal amount of additional notes having identical terms and conditions to the notes offered hereby (separately or as part of EISs) (the "Additional Notes"), subject to compliance with the covenants contained in the indenture. Additional Notes will vote on all matters with the notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest and defaults as the notes issued in this offering and will be deemed to be subject to the same number of Payment Blockage Periods as the notes issued in this offering.

        The notes will be issued in an aggregate principal amount of $                        . The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

        Each investor purchasing separate senior subordinated notes in this offering must represent to us that it is not a holder of our equity, is not purchasing EISs in this offering and has no plan to acquire EISs or our equity or transfer the separate senior subordinated notes to any holder of EISs or our equity. See "Underwriting."

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of DavCo Restaurants;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of DavCo Restaurants;

  •
  will be equal in right of payment with all existing and future Pari Passu Indebtedness of DavCo Restaurants;

  •
  will be effectively subordinated to any Secured Indebtedness of DavCo Restaurants to the extent of the value of the assets securing such Secured Indebtedness; and

  •
  will be fully and unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The notes will be fully and unconditionally guaranteed by all of DavCo Restaurants' Domestic Subsidiaries, including DavCo Operations.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

  •
  will be equal in right of payment with all existing and future Pari Passu Indebtedness of each Guarantor;

  •
  will be effectively subordinated to any Secured Indebtedness of that Guarantor, to the extent of the value of the assets securing such Secured Indebtedness; and

  •
  will be effectively subordinated to all Indebtedness of any future non-guarantor subsidiaries.

        As of the date of the indenture, all of the Subsidiaries of DavCo Restaurants will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," DavCo Restaurants will be permitted to designate certain of its Subsidiaries as "Unrestricted Subsidiaries." The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. The Unrestricted Subsidiaries will not guarantee the notes.

Maturity and Interest

        The notes will mature on                        , 2016.

        Interest on the notes will accrue at the rate of            % per annum and will be payable quarterly in arrears on                ,                ,                 and                 of each year, commencing on                        , 2004. DavCo Restaurants will make each interest payment to the holders of record on the immediately preceeding                ,                 ,                 and                , respectively.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Within 30 days prior to the maturity of the notes, DavCo Restaurants will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the EISs will then be listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

Ranking

        The Indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of DavCo Restaurants, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of DavCo Restaurants and will rank equally in right of payment with all existing and future Pari Passu Indebtedness of DavCo Restaurants. The notes will be effectively subordinated to any Secured Indebtedness of DavCo Restaurants to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Securities held in any defeasance or similar trust described under "—Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

        The Indebtedness evidenced by each Note Guarantee will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor's guarantee of the Credit Agreement, and will rank equally in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. The Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        As of March 28, 2004, on an as adjusted basis to give effect to the offering of EISs and the notes (not in the form of EISs) as if they had occurred on that date, (i) DavCo Restaurants would have had

$            in Senior Indebtedness outstanding, $                        of which would have been Secured Indebtedness, (ii) DavCo Restaurants would have had $                        in Pari Passu Indebtedness outstanding other than the notes, (iii) the Guarantors would have had $                        in Senior Indebtedness outstanding, $                        of which would have been Secured Indebtedness, and (iv) the Guarantors would have had $                        in Pari Passu Indebtedness outstanding other than the Note Guarantees. Under the indenture, DavCo Restaurants and its Restricted Subsidiaries, including the Guarantors, will be able to incur a substantial amount of additional Indebtedness, including Senior Indebtedness, under certain circumstances. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" below.

        As a holding company, DavCo Restaurants has no operations and is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the notes when due. As of March 28, 2004, on an as adjusted basis to give effect to this offering as if it had occurred on that date, the total liabilities of DavCo Restaurants' subsidiaries were approximately $                        , including trade payables. Although the indenture will limit the incurrence of Indebtedness by DavCo Restaurants and the issuance of preferred stock of certain of DavCo Restaurants' subsidiaries, such limitation is subject to a number of significant qualifications.

        "Senior Indebtedness" with respect to DavCo Restaurants or any Guarantor means all Indebtedness of DavCo Restaurants or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to DavCo Restaurants or any Subsidiary of DavCo Restaurants whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of DavCo Restaurants to any Subsidiary of DavCo Restaurants or of such Guarantor to DavCo Restaurants or any Subsidiary of DavCo Restaurants, (ii) any liability for Federal, state, local or other taxes owed or owing by DavCo Restaurants or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any obligations with respect to any Capital Stock, (v) any Indebtedness or Obligations of DavCo Restaurants or such Guarantor which is Pari Passu Indebtedness and (vi) any Indebtedness incurred in violation of the indenture.

        "Pari Passu Indebtedness" means (i) with respect to DavCo Restaurants, the notes and any other senior subordinated Indebtedness of DavCo Restaurants, other than Senior Indebtedness or Secured Indebtedness of DavCo Restaurants and (ii) with respect to any Guarantor, its Note Guarantee and any other senior subordinated Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

        Only Senior Indebtedness or Secured Indebtedness of DavCo Restaurants or a Guarantor will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank equally with all other Pari Passu Indebtedness of DavCo Restaurants and the relevant Guarantor, respectively.

        DavCo Restaurants may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on DavCo Restaurants) (collectively, "pay the notes") if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described in the indenture or any other material agreement binding DavCo Restaurants.) However, DavCo Restaurants may pay the notes without regard to the foregoing if DavCo Restaurants and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, DavCo Restaurants may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to DavCo Restaurants) of written notice (a "Payment Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and DavCo Restaurants from the Person or Persons who gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Payment Blockage Notice is no longer continuing). During any period in which payments are blocked pursuant to this paragraph, holders of the notes and the related Note Guarantees will be entitled to all remedies with respect to the notes or the Note Guarantees, however, any amount received by holders with respect to the notes or related Note Guarantees including as a result of any legal action to enforce the notes or the Note Guarantees, would be required to be turned over to holders of Designated Senior Indebtedness. Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, DavCo Restaurants may resume payments on the notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect extend beyond the 179 days from the date of receipt by the Trustee of the relevant Blockage Notice or exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        Upon any payment or distribution of the assets of DavCo Restaurants upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to DavCo Restaurants or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of notes would be entitled, except as otherwise provided for in the subordination provisions of the indenture, will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on DavCo Restaurants). If a distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and to make payment to the holders of Senior Indebtedness as their interests may appear.

        After the occurrence of an Event of Default, DavCo Restaurants or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, DavCo Restaurants may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of DavCo Restaurants who are holders of Senior Indebtedness may recover more, ratably, than the holders of notes.

        The indenture will contain identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to DavCo Restaurants, DavCo Restaurants will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless DavCo Restaurants elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. DavCo Restaurants may change the paying agent or registrar without prior notice to the holders of the notes, and DavCo Restaurants or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. DavCo Restaurants will not be required to transfer or exchange any note selected for redemption. Also, DavCo Restaurants will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        Each of DavCo Restaurants' current and future Domestic Subsidiaries will irrevocably, jointly and severally, fully and unconditionally guarantee the notes on an unsecured subordinated basis as primary obligors and not merely as sureties, (as described under "—Ranking" above) and the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of DavCo Restaurants under the indenture and the notes, whether for payment of principal of, premium, if any, or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreement) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, DavCo Restaurants will cause each future Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes. See "—Certain Covenants—Additional Note Guarantees" below.

        A Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving Person) another Person, other than DavCo Restaurants or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        Subject to certain limitations described in the indenture, the successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee. Notwithstanding the foregoing clause, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or wind up) to a Person that is not (either before or after giving effect to such transaction) DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if DavCo Restaurants designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance"; or

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary.

See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        The notes will not be redeemable at DavCo Restaurants' option prior to            , 2009.

        At any time and from time to time on or after                        , 2009, DavCo Restaurants may redeem all or a part of the notes, at its option, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                        of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009		%
2010		%
2011		%
2012 and thereafter	100.000%

        Unless DavCo Restaurants defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

        Any exercise by DavCo Restaurants of its option to redeem the notes, in whole or in part, will result in an automatic separation of the EISs.

Mandatory Redemption

        DavCo Restaurants is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Notes for Redemption

        If less than all of the notes are to be redeemed or purchased in an offer to purchase at any time, the trustee will select notes for redemption on a pro rata basis by lot or by such other method as the trustee shall deem fair and appropriate and in such manner as complies with applicable legal and stock exchange requirements.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of DavCo Restaurants' registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Acceleration Forbearance Periods

        Except in the event of an event of bankruptcy or insolvency, the maturity of the principal amount of the notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's International by the trustee in accordance with the indenture with respect to the occurrence of an Event of Default and ending 45 days after such date.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require DavCo Restaurants to repurchase all or any part of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), DavCo Restaurants will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Within 30 days following any Change of Control, unless DavCo Restaurants has exercised its right to redeem the notes as described under the heading "—Optional Redemption," DavCo Restaurants will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, or transfer by book-entry transfer to the paying agent at the address specified in the notice of Change of Control Offer prior to the close of business on the third business day prior to the Change of Control Payment Date. In order to exercise this repurchase right, a holder must separate its EISs into the shares of Class A common stock and the notes represented thereby. Any repurchase of notes pursuant to a Change of Control Offer will result in the automatic separation of the EISs.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, DavCo Restaurants' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under the indenture.

        On the Change of Control Payment Date, DavCo Restaurants will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of notes or portions of notes being purchased by DavCo Restaurants.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. DavCo Restaurants will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require DavCo Restaurants to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that DavCo Restaurants repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        DavCo Restaurants will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by DavCo Restaurants and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for above but in any event within 90 days following any Change of Control, DavCo Restaurants shall (i) repay in full all such Senior Indebtedness or offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Senior Indebtedness to permit the repurchase of the notes as provided for above.

        No assurances can be given that DavCo Restaurants will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of DavCo Restaurants likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of DavCo Restaurants and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DavCo Restaurants to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of DavCo Restaurants and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to DavCo Restaurants' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  permitted under the Amended Wendy's Consent;

  (2)
  DavCo Restaurants (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (3)
  at least 75% of the consideration received in the Asset Sale by DavCo Restaurants or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on DavCo Restaurants' most recent consolidated balance sheet, of DavCo Restaurants or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and DavCo Restaurants or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by DavCo Restaurants or any such Restricted Subsidiary from such transferee that are converted by DavCo Restaurants or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, DavCo Restaurants (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

  (1)
  to repay, prepay or purchase Senior Indebtedness, Pari Passu Indebtedness (provided that if DavCo Restaurants shall so repay Pari Passu Indebtedness, it will equally and ratably repay the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of notes) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce the related commitments;

  (2)
  to make an investment in any one or more businesses which is a Permitted Business, or to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of DavCo Restaurants;

  (3)
  to make a capital expenditure;

  (4)
  to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clause (2), (3) and (4) above, DavCo Restaurants will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock or make such capital expenditure prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition or capital expenditure contemplated by such binding commitment is not consummated on or before such 180th day, and DavCo Restaurants has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, DavCo Restaurants may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, DavCo Restaurants will make an Asset Sale Offer to all holders of notes and all holders of other Pari Passu Indebtedness with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redemption with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, DavCo Restaurants may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        In order to exercise this repurchase right, a holder must separate its EIS into the shares of Class A common stock and the notes represented thereby. Any repurchase of notes pursuant to an Asset Sale Offer will result in the automatic separation of the EISs.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, DavCo Restaurants' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        If more notes are tendered pursuant to an Asset Sale Offer than DavCo Restaurants is required to purchase, selection of such notes for purchase will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis or by such other method as the trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder's registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

        A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date unless DavCo Restaurants defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

        The agreements governing outstanding Senior Indebtedness currently restrict DavCo Restaurants from purchasing any notes, and also provide that certain change of control or asset sale events with respect to DavCo Restaurants would constitute a default under these agreements. Any future credit agreement or other agreements relating to Senior Indebtedness to which DavCo Restaurants becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when DavCo Restaurants is prohibited from purchasing notes, DavCo Restaurants could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If DavCo Restaurants does not obtain a consent or does not repay such borrowings, DavCo Restaurants will remain prohibited from purchasing notes. In such case, DavCo Restaurants' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Covenants Relating to EISs

        Recombination of Notes and Class A Common Stock into EISs.    The indenture will provide that as long as any notes are outstanding, any holder of notes and shares of Class A common stock may after 45 days from the date hereof, at any time and from time to time, recombine these securities to form EISs.

        Procedures Relating to Subsequent Issuances.    The indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the notes or the EISs (as the case may be) agrees that a portion of such holder's notes (whether held directly in book-entry form or held as part of EISs) will be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the notes or the EISs (as the case may be) owns an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the notes owned by each holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the notes. Any subsequent issuance by us of Additional Notes will be made pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission. For a description of the potential tax consequences of such an exchange, see "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances." Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of notes purchased by such holder except for the possibility that holders of subsequently issued notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the notes or bankruptcy of DavCo Restaurants or any of the Guarantors.

Certain Covenants

Restricted Payments

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of DavCo Restaurants' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving DavCo Restaurants or any of its Restricted Subsidiaries) or to the direct or indirect holders of DavCo Restaurants' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of DavCo Restaurants and other than dividends or distributions payable to DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving DavCo Restaurants) any Equity Interests (other than any such Equity Interest owned by a wholly-owned Restricted Subsidiary of DavCo Restaurants) of DavCo Restaurants or any direct or indirect parent of DavCo Restaurants; or

  (3)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DavCo Restaurants and its Restricted Subsidiaries since the beginning of such four-fiscal quarter period, is less than the sum, without duplication of:

  (a)
  Available Cash Flow with respect to DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available; plus

  (b)
  100% of the aggregate net cash proceeds received by DavCo Restaurants since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of DavCo Restaurants (other than Disqualified Stock, but including the Capital Stock portion of the EISs) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of DavCo Restaurants that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of DavCo Restaurants) including Equity Interests issued upon conversion of any Indebtedness; plus

  (c)
  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock, but including the Capital Stock portion of the EISs) issued by DavCo Restaurants since the date of the indenture as consideration for the purchase by DavCo Restaurants or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

  (d)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

  (e)
  100% of the aggregate amount received in cash by DavCo Restaurants and the Fair Market Value of property other than cash received by DavCo Restaurants from the sale (other than to DavCo Restaurants or a Subsidiary) of the Capital Stock of an

      Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary; plus

    (f)
    to the extent that any Unrestricted Subsidiary of DavCo Restaurants designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or transfers or conveys all its assets to or is liquidated into, DavCo Restaurants or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of DavCo Restaurants' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture (the amount determined at any time pursuant to items (b), (c), (d), (e) and (f) being referred to as the "Incremental Funds"); minus

    (g)
    the aggregate amount of Restricted Payments made in reliance on Incremental Funds pursuant to this clause (1) or clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available is less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DavCo Restaurants and its Restricted Subsidiaries since the beginning of the fiscal quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on DavCo Restaurants' common stock), is less than the sum, without duplication, of:

  (a)
  $    million less the aggregate amount of all Restricted Payments made by DavCo Restaurants pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of DavCo Restaurants immediately preceding the fiscal quarter in which such Restricted Payment is made and beginning on the date of the indenture, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

    provided that only Restricted Payments that are distributions on DavCo Restaurants' common stock may be made pursuant to this clause (2).

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution or notice, the dividend or distribution or redemption payment would have complied with the provisions of the indenture;

  (2)
  so long as no Default has occurred and is continuing, or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of DavCo Restaurants) of, Equity Interests of DavCo Restaurants (other than Disqualified Stock, but including the Capital Stock portion of the EISs) or from the contribution of common equity capital to DavCo Restaurants within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (3)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of DavCo Restaurants to the holders of its Equity Interests on a pro rata basis;

  (4)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of

    DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants held by any current or former officer, director or employee or consultant of DavCo Restaurants or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by DavCo Restaurants or any of its Restricted Subsidiaries (to the extent contributed to DavCo Restaurants) from sales of Equity Interests (other than Disqualified Stock, but including the Capital Stock portion of the EISs) of DavCo Restaurants to officers, directors or employees of DavCo Restaurants or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of the preceding paragraph and provided that DavCo Restaurants may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to DavCo Restaurants from directors, employees, consultants or members of management of DavCo Restaurants or any Restricted Subsidiary in connection with a repurchase of Equity Interests of DavCo Restaurants will not be deemed to constitute a Restricted Payment;

  (5)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (6)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (7)
  payments of dividends or distributions to DavCo Restaurants solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (8)
  so long as no Default has occurred and is continuing or would be caused thereby, the acquisition of any shares of Disqualified Stock of DavCo Restaurants in exchange for other shares of Disqualified Stock of DavCo Restaurants or with the net cash proceeds from an issuance of Disqualified Stock by DavCo Restaurants within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (9)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $1.0 million since the date of the indenture;

  (10)
  the repurchase of shares of the common stock of DavCo Restaurants on the closing date of this offering or on the closing date(s) of the exercise of the over-allotment option with respect to the EISs or as set forth in the underwriting agreement or the exchange of the shares of the common stock for EISs pursuant to the amended and restated stockholders agreement; and

  (11)
  so long as no Default has occurred or is continuing or would be caused thereby, the First Three Dividend Payments;

provided, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clauses (1) and (2) above, only the amounts expended under clauses (1) and (4) immediately above shall be included.

        If DavCo Restaurants' Net Cash Balance is less than $             million at the end of any fiscal year beginning with the fiscal year ended January 1, 2005, then until the earlier of (a) the first fiscal year end thereafter at which DavCo Restaurants' Net Cash Balance equals or exceeds $             million and (b) the first fiscal quarter end thereafter at which DavCo Restaurants' Net Cash Balance equals or exceeds $             million, the amount of Available Cash that DavCo Restaurants may use to make dividends or other distributions on its common stock pursuant to the second clause (1) of the first paragraph of this covenant shall be reduced to 98% thereof.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by DavCo Restaurants or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by DavCo Restaurants and (A) in the event of property with a Fair Market Value in excess of $2.0 million, shall be set forth in an Officers' Certificate or (B) in the event of property with a Fair Market Value in excess of $4.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of DavCo Restaurants. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (11) immediately above or is entitled to be made pursuant to the first paragraph of this covenant, DavCo Restaurants will be permitted, in its sole discretion, to classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and DavCo Restaurants will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that DavCo Restaurants may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for DavCo Restaurants' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of DavCo Restaurants and its Restricted Subsidiaries thereunder) not to exceed $25 million;

  (2)
  the incurrence by DavCo Restaurants and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by DavCo Restaurants and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued under the terms of the indenture;

  (4)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, lease, construction, installation or improvement of property (real or personal), plant or equipment used in the business of DavCo Restaurants or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 7.5% of Total Tangible Assets at the time of the incurrence or $7.5 million at any time outstanding;

  (5)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

  (6)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of intercompany Indebtedness between or among DavCo Restaurants and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if DavCo Restaurants or any Guarantor is the obligor on such Indebtedness and the payee is not DavCo Restaurants or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of DavCo Restaurants, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, will be deemed, in each case, to constitute an incurrence of such Indebtedness by DavCo Restaurants or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of the Restricted Subsidiaries to DavCo Restaurants or to any other of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants;

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness of DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants that was permitted to be incurred under the terms of the indenture;

  (10)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (11)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (12)
  the incurrence of Indebtedness arising from agreements of DavCo Restaurants or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

  (a)
  such Indebtedness is not reflected on the balance sheet of DavCo Restaurants or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

  (b)
  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by DavCo Restaurants and Restricted Subsidiaries in connection with such disposition;

  (13)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to DavCo Restaurants or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure contractual, statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, security and similar deposits arising under leases or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (15)
  the incurrence of Indebtedness by DavCo Restaurants or any of its Restricted Subsidiaries issued to directors, officers or employees of DavCo Restaurants or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of DavCo Restaurants or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $1.0 million;

  (16)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $5.0 million;

  (17)
  the incurrence of Indebtedness by DavCo Restaurants in the form of Additional Notes in connection with the exchange of shares of our Class B common stock for EISs by holders thereof and the incurrence of the related Note Guarantees in respect of such Additional Notes by the Guarantors provided that (a) no Event of Default has occurred and is continuing at the time of such issuance or would be caused thereby and (b) the ratio of the aggregate principal amount of such Additional Notes over the number of additional shares of DavCo Restaurants' Class A common stock issued to holders of shares of our Class B common stock upon such exchange shall not exceed the equivalent ratios with respect to the EISs outstanding prior to such issuances;

  (18)
  Indebtedness or Disqualified Stock of Persons that are acquired by DavCo Restaurants or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the incurrence of such Indebtedness either (i) DavCo Restaurants would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

  (19)
  Indebtedness of DavCo Restaurants or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness the Fixed Charge Coverage Ratio of DavCo Restaurants calculated for the most recently ended twelve-month period for which internal financial instruments are available is not less than 2.0 to 1.0.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, DavCo Restaurants will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only such clause or clauses to which it has been reclassified or pursuant to the first paragraph hereof, as the case may be. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that DavCo Restaurants or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        DavCo Restaurants may not issue Additional Notes unless its Board of Directors determines in good faith that the Additional Notes should be treated as debt for U.S. federal income tax purposes and, after giving effect to the incurrence of the Indebtedness evidenced by such Additional Notes and related Note Guarantees, the Company and the Guarantors are solvent.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Limitation on Layering

        DavCo Restaurants will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of DavCo Restaurants and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to DavCo Restaurants or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to DavCo Restaurants or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to DavCo Restaurants or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to DavCo Restaurants or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreement, including Credit Facilities, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes, Additional Notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by DavCo Restaurants or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  customary provisions contained in leases, purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions, loans, advances or transfers of property by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of DavCo Restaurants, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of DavCo Restaurants' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        DavCo Restaurants will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not DavCo Restaurants is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of DavCo Restaurants and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) DavCo Restaurants is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of DavCo Restaurants under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  DavCo Restaurants or the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

  (a)
  be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

  (b)
  have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of DavCo Restaurants immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

  (5)
  such merger, consolidation, sale, assignment, transfer, conveyance or other disposition is not in violation of the Amended Wendy's Consent.

        In addition, DavCo Restaurants will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of DavCo Restaurants with an Affiliate solely for the purpose of reincorporating DavCo Restaurants in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among DavCo Restaurants and its Restricted Subsidiaries.

Transactions with Affiliates

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of DavCo Restaurants (each, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to DavCo Restaurants or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by DavCo Restaurants or such Restricted Subsidiary with a Person that is not an Affiliate of DavCo Restaurants; and

  (2)
  DavCo Restaurants delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of DavCo Restaurants set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of

      DavCo Restaurants or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

    (b)
    with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to DavCo Restaurants or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not materially less favorable to DavCo Restaurants and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of DavCo Restaurants, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by DavCo Restaurants or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among DavCo Restaurants and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of DavCo Restaurants) that is an Affiliate of DavCo Restaurants solely because DavCo Restaurants owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees and consultants of DavCo Restaurants or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of DavCo Restaurants;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) or EISs of DavCo Restaurants to Affiliates, employees, officers and directors of DavCo Restaurants or any of its Restricted Subsidiaries;

  (6)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (8)
  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

  (9)
  any agreement as in effect and entered into as of the date of the indenture, including the amended and restated stockholders agreement and registration rights agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (10)
  any transaction or series of transactions between DavCo Restaurants or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between DavCo Restaurants or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $1.0 million, such Affiliate

    Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of DavCo Restaurants;

  (11)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between DavCo Restaurants or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of DavCo Restaurants determines in good faith that any such agreement is on terms no less favorable to DavCo Restaurants or such Restricted Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate; and

  (12)
  the payment of all fees and expenses related to this offering.

Business Activities

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to DavCo Restaurants and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of DavCo Restaurants.

Additional Note Guarantees

        If DavCo Restaurants or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of DavCo Restaurants may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by DavCo Restaurants and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by DavCo Restaurants. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of DavCo Restaurants may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of DavCo Restaurants as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of DavCo Restaurants as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," DavCo Restaurants will be in default of such covenant. The Board of Directors of DavCo Restaurants may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of DavCo Restaurants; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of DavCo Restaurants of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, DavCo Restaurants will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if DavCo Restaurants were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if DavCo Restaurants were required to file such reports.

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on DavCo Restaurants' website shall be deemed to satisfy DavCo Restaurants' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on DavCo Restaurants' consolidated financial statements by DavCo Restaurants' certified independent accountants. In addition, DavCo Restaurants will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time DavCo Restaurants is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, DavCo Restaurants will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. DavCo Restaurants will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept DavCo Restaurants' filings for any reason, DavCo Restaurants will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if DavCo Restaurants were required to file those reports with the SEC.

        If DavCo Restaurants has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of DavCo Restaurants and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of DavCo Restaurants.

        In addition, DavCo Restaurants and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following will be an "Event of Default" under the indenture:

  (1)
  default continued for 30 consecutive days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at its Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture described under "—Ranking" above;

  (3)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions "—Repurchase at the Option of the Holders—Change of Control" or "—Asset Sales";

  (5)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries for 60 days after written notice to DavCo Restaurants by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by DavCo Restaurants or any of its Restricted Subsidiaries or the payment of which is guaranteed by DavCo Restaurants or any of its Restricted Subsidiaries (other than intercompany Indebtedness) whether such Indebtedness now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (7)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries to pay a final judgment (other than judgments which are covered by insurance) entered by a court or courts of competent jurisdiction in excess of $5.0 million, which judgment is not paid, discharged or stayed for a period of 60 days after its entry or if an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

  (9)
  a payment of dividends by DavCo Restaurants on its common stock (A) during the continuance of an Event of Default, (B) pursuant to clause (1) under "Restricted Payments" when the then available financial statements presented to the board of directors show a Fixed Charge Coverage Ratio of less than 1.6 to 1.0, or (C) pursuant to clause (2) under "Restricted Payments," when the then available financial statements presented to the board of directors show that the amount of dividends exceeds the amount permitted to be paid under such clause; and

  (10)
  certain events of bankruptcy or insolvency described in the indenture with respect to DavCo Restaurants or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to DavCo Restaurants, any Restricted Subsidiary of DavCo Restaurants that is a Significant Subsidiary or any group of Restricted Subsidiaries of DavCo Restaurants that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, subject to any acceleration forbearance described under "Acceleration Forbearance Periods," the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes by notice to DavCo Restaurants may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes or an Event of Default under clause (9) of the first paragraph of this Event of Default section.

        DavCo Restaurants is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, DavCo Restaurants is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of DavCo Restaurants or any Guarantor, as such, or any successor entity, will have any liability for any obligations of DavCo Restaurants or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Except for certain obligations, DavCo Restaurants may at its option and at any time elect to terminate all its obligations under the outstanding notes and indenture and all obligations of the Guarantors with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, DavCo Restaurants and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  DavCo Restaurants' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and DavCo Restaurants' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, DavCo Restaurants may, at its option and at any time, elect to terminate its obligations and the obligations of the Guarantors with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  DavCo Restaurants must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and DavCo Restaurants must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, DavCo Restaurants must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) DavCo Restaurants has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, DavCo Restaurants must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which DavCo Restaurants or any Guarantor is a party or by which DavCo Restaurants or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which DavCo Restaurants or any of its Subsidiaries is a party or by which DavCo Restaurants or any of its Subsidiaries is bound;

  (6)
  DavCo Restaurants must deliver to the trustee an Officer's Certificate stating that the deposit was not made by DavCo Restaurants with the intent of preferring the holders of notes over the other creditors of DavCo Restaurants with the intent of defeating, hindering, delaying or defrauding any creditors of DavCo Restaurants or others; and

  (7)
  DavCo Restaurants must deliver to the trustee an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  except in connection with an offer by DavCo Restaurants to purchase all notes, (a) waive an Event of Default under clause (9) under the first paragraph of "—Events of Default and Remedies", or (b) amend the covenant described above under the caption "—Certain Covenants—Restricted Payments" in any way that would permit DavCo Restaurants to take any action described in clauses (1) or (2) of the first paragraph of such covenant when it would not have otherwise been permitted to take such action under the terms of such covenant as in effect on the date of the indenture;

  (9)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

  (10)
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the right of any Holder; or

  (11)
  make any change in the preceding amendment, supplement and waiver provisions which require each holder's consent.

        Notwithstanding the preceding, without the consent of any holder of notes, DavCo Restaurants, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of DavCo Restaurants' or a Guarantor's to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of DavCo Restaurants' or such Guarantor's assets, as applicable;

  (4)
  to add Guarantees with respect to the notes, to secure the notes or to surrender any right or power conferred upon DavCo Restaurants or to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the rights of any holder under the indenture, the notes or the Note Guarantees;

  (5)
  to comply with requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this description of the notes to the extent that such provision in this description of the notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

        The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, DavCo Restaurants is required to mail to holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by DavCo Restaurants or any Guarantor and thereafter repaid to DavCo Restaurants or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and DavCo Restaurants or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government

      Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which DavCo Restaurants or any Guarantor is a party or by which DavCo Restaurants or any Guarantor is bound;

  (3)
  DavCo Restaurants or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  DavCo Restaurants has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, DavCo Restaurants must deliver an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of DavCo Restaurants or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form (however, a holder of common stock, including a holder of an EIS that requests that such holder's EIS be separated, has a legal right under Delaware law to request that we issue a certificate for such common stock). Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global

Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC's settlement system and are subject to changes by it. DavCo Restaurants takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised DavCo Restaurants that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised DavCo Restaurants that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DavCo Restaurants and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither DavCo Restaurants, the trustee nor any agent of DavCo Restaurants or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised DavCo Restaurants that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or DavCo Restaurants. Neither DavCo Restaurants nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and DavCo Restaurants and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised DavCo Restaurants that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of DavCo Restaurants, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies DavCo Restaurants that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, DavCo Restaurants fails to appoint a successor depositary within 120 days after the date of such notice from the depositary;

  (2)
  DavCo Restaurants, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        DavCo Restaurants will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. DavCo Restaurants will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. DavCo Restaurants expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Additional Notes" means the notes, other than the notes issued under the indenture, as part of the same series as the initial notes, in accordance with the terms of the indenture.

        "Adjusted EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  any non-recurring fees, expenses or charges related to any (i) securities offering, (ii) Permitted Investment, (iii) acquisition or (iv) Indebtedness permitted to be Incurred by the indenture, in any case, whether or not successful, deducted in such period in computing Consolidated Net Income; plus

  (5)
  one-time severance costs incurred in connection with acquisitions deducted in such period in computing Consolidated Net Income; plus

  (6)
  if the applicable period includes the fiscal quarter ended March 30, 2003, $67,000; plus if the applicable period includes the fiscal quarter ended June 29, 2003, $371,000 and plus if the applicable period includes the fiscal quarter ended September 28, 2003, $906,000; plus

  (7)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period and including, without limitation, any Mark-to-Market Adjustment) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

  (8)
  fees and expenses related to the offering not to exceed $         million in the aggregate actually incurred within three months of the date of the indenture to the extent, and solely to the extent, that such fees and expenses were deducted in computing Consolidated Net Income; plus

  (9)
  any non-recurring other losses, or loss on the disposal of fixed assets (impaired or otherwise); minus

  (10)
  non-cash items increasing such Consolidated Net Income for such period (including, without limitation, any Mark-to-Market Adjustment), other than the accrual of revenue in the ordinary course of business and other than any items which represent the reversal of an accrual of, or cash reserve for, anticipated cash charges in any prior period; minus

  (11)
  cash lease payments not already deducted in computing such Consolidated Net Income; minus

  (12)
  non-recurring other income, or gain on disposal of fixed assets (impaired or otherwise);

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock (on a fully diluted basis) of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Amended Wendy's Consent" means the amended and restated agreement and consent to assignment dated            , 2004 entered into among DavCo Restaurants, DavCo Operations, certain existing equity investors and Wendy's International.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of DavCo

    Restaurants and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than DavCo Restaurants or a Restricted Subsidiary) or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $1.5 million or (b) Net Proceeds of less than $1.5 million;

  (2)
  a transfer of property or assets between or among DavCo Restaurants and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of DavCo Restaurants to DavCo Restaurants or to a Restricted Subsidiary of DavCo Restaurants;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, or any sale, lease, conveyance or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture;

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (9)
  sales of assets received by DavCo Restaurants upon the foreclosure on a Lien; and

  (10)
  any single transaction or series of related transactions that involve sales of assets of the Friendly's restaurant operations.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Available Cash" means, with respect to any specified Person for any period, the Adjusted EBITDA of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by Asset Sales proceeds, the incurrence of Indebtedness or the issuance of Equity Interests or EISs; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above), (b) out of Net Proceeds of Assets Sales as provided in "—Repurchase at the Option of Holders—Asset Sales" and (c) through a refinancing or repayment involving the use of Asset Sales proceeds, the incurrence of new long-term Indebtedness or through the issuance of Equity Interests or EISs.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the board of directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by EISs and corporate stock outstanding upon the separation of EISs into the securities represented thereby;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars and other foreign currency exchanged into U.S. within 180 days;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services;

  (7)
  Indebtedness or preferred stock issued by a Person having one of the two highest rating categories obtainable from either Moody's Investors Services, Inc. or Standard & Poor's Rating Services; and

  (8)
  investment funds investing at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of DavCo Restaurants and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of DavCo Restaurants;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of DavCo Restaurants, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of DavCo Restaurants are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; and

  (3)
  the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of DavCo Restaurants who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of            , 2004 by and among DavCo Restaurants, the Guarantors and SunTrust Bank, and the lenders from time to time party thereto, providing initially for up to $20.0 million of revolving credit borrowings and $7.5 million letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) supplemented, waived, restructured, repaid, increased, refunded, refinanced (including by means of sales of debt securities to institutional investors) or otherwise modified in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, equipment financing, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), supplemented, waived, restructured, repaid, increased, refunded, refinanced (including by means of sales of debt securities to institutional investors) or otherwise modified in whole or in part from time to time (whether upon or after termination or otherwise) supplemented, waived, restructured, repaid, increased, refunded, or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default under the indenture, as described in this prospectus under the heading "—Events of Default and Remedies".

        "Designated Senior Indebtedness" means the Indebtedness represented by the Credit Facilities so designated by DavCo Restaurants.

        "Disqualified Stock" means with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require DavCo Restaurants to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that DavCo Restaurants may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." Provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such 91st day after the maturity of the notes shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of DavCo Restaurants or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by DavCo Restaurants in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability. Notwithstanding anything contrary herein, DavCo Restaurants' common stock that is exchangeable into EISs upon transfer pursuant to the amended and restated stockholders agreement shall not be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that DavCo Restaurants and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of DavCo Restaurants that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of DavCo Restaurants.

        "Enhanced Income Securities" or "EISs" mean the units of DavCo Restaurants comprised of the notes and Class A common stock.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of DavCo Restaurants and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of DavCo Restaurants (unless otherwise provided in the indenture).

        "First Three Dividend Payments" means the dividend payments contemplated to be made by DavCo Restaurants on                        ,                         and                         for the partial quarterly dividend payment period ending                        , 2004 and the full quarterly dividend payment periods ending                        ,                         and                         , provided that the dollar amount of such dividend payments in the aggregate shall not be greater than the levels set forth in this prospectus under "Dividend Policy and Restrictions."

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Adjusted EBITDA for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of DavCo Restaurants (other than Disqualified Stock) or to DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to this offering incurred within 180 days of the date of the indenture; minus

  (6)
  charges attributable to the write-off of deferred financing costs relating to the pay off of existing debt in an amount not to exceed $         million; minus

  (7)
  if the applicable period includes the fiscal quarter ended December 28, 2003, $5,746,000.

        "Franchise Agreements" means the Development Letter, the New Unit Franchise Agreements, and the Franchise Addendum Agreement, each dated as of August 13, 2003 by and among DavCo Restaurants, DavCo Operations and Wendy's International and the Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among DavCo Restaurants, certain stockholders of DavCo Restaurants, DavCo Operations and Wendy's International, Inc.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in

such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  DavCo Restaurants Inc., DavCo Operations Inc., FriendCo Restaurants, Inc., Heron Realty Corporation, and MDF, Inc.; and

  (2)
  any other Subsidiary of DavCo Restaurants that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of DavCo Restaurants.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person (other than the footnotes thereto) prepared in accordance with GAAP. In addition, the term "Indebtedness" (1) includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (2) does not include account credits to participants under the LTIP or any successor or similar compensation plan.

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

  (2)
  debt securities or debt instruments with a rating of BBB—or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among DavCo Restaurants and its Subsidiaries; and

  (3)
  investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If DavCo Restaurants or any Subsidiary of DavCo Restaurants sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of DavCo Restaurants such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of DavCo Restaurants, DavCo Restaurants will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of DavCo Restaurants' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by DavCo Restaurants or any Subsidiary of DavCo Restaurants of a Person that holds an Investment in a third Person will not be deemed to be an Investment by DavCo Restaurants or such Subsidiary in such third Person if the purpose of such acquisition by DavCo Restaurants or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between DavCo Restaurants and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by DavCo Restaurants and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of DavCo Restaurants and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Mark-to-Market Adjustment" means any non-cash expense or income resulting from current or future mark-to-market accounting that DavCo Restaurants may apply with respect to any EISs, shares of DavCo Restaurants' Class A common stock, shares of DavCo Restaurants' Class B common stock or the notes issued in connection with this offering or at any time thereafter.

        "Net Cash Balance" means, with respect to any specified Person for any fiscal period end, the amount of cash and cash equivalents set forth on such Person's balance sheet as of such period end minus the amount of any funded Indebtedness of such Person outstanding under any secured revolving credit facilities.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by DavCo Restaurants or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither DavCo Restaurants nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of DavCo Restaurants or any of its Restricted Subsidiaries.

        "Note Guarantee" means the joint and several Guarantee by each Guarantor of DavCo Restaurants' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of DavCo Restaurants and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in DavCo Restaurants or in a Restricted Subsidiary of DavCo Restaurants;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of DavCo Restaurants; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of DavCo Restaurants;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of DavCo Restaurants or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization, workout, or recapitalization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure by DavCo Restaurants or any Restricted Subsidiary with respect to any secured Investment or transfer of title with respect to any secured Investment or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of DavCo Restaurants or the Restricted Subsidiary of DavCo Restaurants in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, and account credits and payments to participants under the LTIP or any successor or other similar compensation plan;

  (9)
  repurchases of the notes;

  (10)
  intercompany Indebtedness to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by DavCo Restaurants in an aggregate principal amount not exceeding $2.0 million to employees of DavCo Restaurants or its Restricted Subsidiaries to finance the sale of DavCo

    Restaurants' Capital Stock or EISs by DavCo Restaurants to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to DavCo Restaurants or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by DavCo Restaurants or any of its Restricted Subsidiaries;

  (15)
  Investments the payment for which consists of Equity Interests of DavCo Restaurants (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (1)(c) of the "—Restricted Payments" covenant;

  (16)
  Guarantees issued in accordance with "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (17)
  any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

  (18)
  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

  (19)
  Investment consisting of licensing, contribution, advertising and other matters required by any agreement with Wendy's International; and

  (20)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed $5.0 million; provided that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of DavCo Restaurants at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20).

        "Permitted Junior Securities" means: debt or equity securities of DavCo Restaurants or any successor corporation issued pursuant to a plan of reorganization or readjustment of DavCo Restaurants that are subordinated to the payment of all then-outstanding Senior Indebtedness of DavCo Restaurants at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of DavCo Restaurants on the issue date, so long as to the extent that any Senior Indebtedness of DavCo Restaurants outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

        "Permitted Liens" means:

  (1)
  Liens on assets of DavCo Restaurants or any of its Restricted Subsidiaries securing the Credit Agreement or Senior Indebtedness that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of DavCo Restaurants or any of the Guarantors;

  (3)
  Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with or acquired by DavCo Restaurants or any Subsidiary of DavCo Restaurants; provided that such Liens were not incurred in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with DavCo Restaurants or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by DavCo Restaurants or any Subsidiary of DavCo Restaurants; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory or public obligations, surety or appeal bonds, performance bonds, pledges or deposits to secure the performance of bids, tenders, trade contracts, government contracts, warranty requirements, contested taxes or payment of rent, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property) and rights of offset and set-off;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet due or payable or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business or other Liens arising out of judgments or awards against such Person;

  (10)
  survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

    (b)
    the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (12)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (13)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (14)
  any interest or title of a lessor under any Capital Lease Obligation permitted to be incurred under the indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

  (15)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be, incurred under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

  (16)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (17)
  leases or subleases granted to third Persons not materially interfering with the ordinary course of business of DavCo Restaurants or any of its Restricted Subsidiaries;

  (18)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (19)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (20)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (21)
  judgment Liens not giving rise to an Event of Default;

  (22)
  Liens on the assets of a Restricted Subsidiary of DavCo Restaurants that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (23)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by DavCo Restaurants or any of its Restricted Subsidiaries in the ordinary course of business;

  (24)
  Liens incurred in the ordinary course of business of DavCo Restaurants or any Subsidiary of DavCo Restaurants with respect to obligations that do not exceed $5.0 million at any one time outstanding;

  (25)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by DavCo Restaurants and its Restricted Subsidiaries in the ordinary course of business;

  (26)
  Liens in favor of DavCo Restaurants;

  (27)
  Liens on equipment of DavCo Restaurants granted in the ordinary course of business to DavCo Restaurants' clients at which such equipment is located;

  (28)
  Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

  (29)
  Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the indenture; and

  (30)
  Liens on leasehold interests in certain of DavCo Restaurants' restaurants with a value in the aggregate of not less than $10 million (this value based on a multiple of EBITDA attributable to the restaurants subject to such Liens) securing DavCo Restaurants' obligations to Wendy's under the Franchise Agreements.

        "Permitted Refinancing Indebtedness" means any Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by DavCo Restaurants or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means the members of management of DavCo Restaurants or any of its Restricted Subsidiaries as of the date of the indenture constituting the management investors and any permitted transferees or additional or successor management investors.

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" means any Indebtedness of DavCo Restaurants or any Subsidiary secured by a Lien.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Tangible Assets" means the total consolidated tangible assets of DavCo Restaurants and its Restricted Subsidiaries, as shown on the most recent balance sheet of DavCo Restaurants.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                        , 2009; provided, however, that if the period from the redemption date to                        , 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of DavCo Restaurants that is designated by the Board of Directors of DavCo Restaurants as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to DavCo Restaurants or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of DavCo Restaurants;

  (3)
  is a Person with respect to which neither DavCo Restaurants nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have    EISs outstanding, in respect of in the aggregate    shares of our Class A common stock and $    million aggregate principal amount of our senior subordinated notes and an additional $         million aggregate principal amount of our senior subordinated notes (not in the form of EISs). These EISs and senior subordinated notes (not in the form of EISs) will be freely tradable without restriction or further registration under the Securities Act of 1933, unless the EISs or senior subordinated notes are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933.

        Upon completion of this offering, the existing equity investors will own shares of Class B common stock representing an aggregate    % ownership interest in us after the offering, or    % if the underwriters' over-allotment option with respect to the EISs is exercised in full. Beginning on the 366th day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange their shares of our Class B common stock for EISs pursuant to the stockholders agreement. Until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will restrict the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than         shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). Upon any subsequent sale or exchange of Class B common stock by holders thereof, the Class B common stock will be exchanged for EISs at an initial exchange rate of         of an EIS (representing $        principal amount of our        % senior subordinated notes due 2016 and        shares of our Class A common stock) for each share of Class B common stock. No fractional portion of an EIS (or fractional portion of the components of an EIS) will be issued upon an exchange of shares of Class B common stock. Instead, we will pay the holder of the shares exchanged an amount in cash in respect of the fractional interest based upon the fair market value of the EISs on the trading day immediately preceding the date of exchange. In addition, any exchange of shares of our Class B common stock for EISs is subject to compliance with, among others, the following conditions:

  •
  any issuance of EISs upon exchange must occur pursuant to an effective registration statement under the Securities Act; and

  •
  at the time of the exchange, no default may exist under the terms of our new credit facility, the indenture governing our senior subordinated notes (including the non-payment of interest on such notes, when due) or our franchise agreements with Wendy's.

        For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

        We anticipate that the existing equity investors will have demand and piggyback registration rights for the issuance and resale of the EISs they receive upon conversion of their Class B common stock. Certain existing equity investors will have piggyback registration rights for EISs they receive upon exchange of shares of Class B common stock. Registration rights may not be exercised during the lock-up period and holders of Class B common stock may not transfer any shares during the 180 day lock-up period. See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "—Registration Rights Agreement."

        If permitted under our debt agreements, we may issue shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities in connection with any such acquisitions and investments or otherwise.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion constitutes the opinion of Torys LLP as to the material United States federal income tax consequences of the purchase, ownership and disposition of EISs, senior subordinated notes and common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, the following discussion deals only with EISs, senior subordinated notes and common stock held as capital assets by holders who acquired EISs or senior subordinated notes (which are separately issued and not in the form of EISs) upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  persons holding EISs, senior subordinated notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  investors in pass-through entities; or

  •
  U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including final, temporary and proposed regulations) promulgated thereunder, rulings and official pronouncements by the Internal Revenue Service ("IRS"), administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretation, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of EISs, senior subordinated notes or common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EISs, senior subordinated notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding EISs, senior subordinated notes or common stock, we urge you to consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of EISs or instruments similar to EISs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the EISs or the senior subordinated notes, and, in the case of Non-U.S. Holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of EISs or the senior subordinated notes, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of EISs, senior subordinated notes or common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

Consequences to U.S. Holders

EISs

Allocation of Purchase Price

        Your acquisition of EISs should be treated for U.S. federal income tax purposes as an acquisition of the shares of our common stock and the senior subordinated notes represented by the EISs. Accordingly, we intend to treat the acquisition of EISs in this manner and, by purchasing EISs, you will agree to such treatment. However, there are no directly applicable legal authorities governing the issue of whether EISs will be treated for U.S. federal income tax purposes as the acquisition of a share of common stock and a separate debt instrument or whether EISs will instead be treated as an indivisible security that is solely an equity security. Consequently, our counsel is unable to opine definitely whether the EISs will be treated for U.S. federal income tax purposes as the acquisition of a share of common stock and a separate debt instrument, although counsel believes that the acquisition of an EIS should be treated as an acquisition of a share of common stock and a senior subordinated note represented by such EIS. The remainder of this discussion assumes that the acquisition of EISs will be treated as an acquisition of shares of our common stock and senior subordinated notes.

        The purchase price of each EIS will be allocated between the share of common stock and the senior subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of common stock and the senior subordinated notes. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each $            principal amount of senior subordinated notes as $            , assuming an initial offering price of $        per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus. Under the terms of the indenture governing the senior subordinated notes, by purchasing the senior subordinated notes, you will be deemed to have agreed to such allocation. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount ("OID") or amortizable bond premium. You generally would have to include OID in income as it accrues, in addition to stated interest on the senior subordinated notes and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that our stated allocation of the purchase price will be respected.

Separation and Recombination

        If you separate your EISs into the shares of common stock and senior subordinated notes or recombine the applicable number of shares of common stock and principal amount of senior subordinated notes to form EISs, you would not recognize gain or loss upon the separation or recombination into EISs. You would continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of common stock and the senior subordinated notes, and your tax basis in the shares of common stock and the senior subordinated notes would not be affected by the separation or recombination.

Senior Subordinated Notes

Characterization of Senior Subordinated Notes

        As discussed in more detail in the following paragraphs, our counsel, Torys LLP, is of the opinion that the notes should be treated as debt for U.S. federal income tax purposes. Such opinion is based in part on facts described in this prospectus and on the factual assumptions, representations and determinations described below. In addition, such opinion is not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an EIS or a senior subordinated note (not in the form of EISs), each holder agrees to treat, the senior subordinated notes as our indebtedness for tax purposes.

        The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, are based upon the terms of the senior subordinated notes and rely upon certain customary representations and determinations by us and Standard & Poor's Corporate Value Consulting, an independent appraisal firm. The representations by us will be substantially to the effect that:

•
we expect to pay the principal and interest on the senior subordinated notes in accordance with their terms.

        The representations and determinations by the independent appraisal firm will be substantially to the effect that:

•
the term, interest rate and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm's length, would reasonably agree;

•
the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances; and

•
the ratio of our outstanding indebtedness to the fair market value of our equity does not exceed
          to 1.0 and the ratio of our EBITDA to total debt is        and both are commercially reasonable.

        In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and common stock). In addition, this absence of direct authority prevents our counsel from opining definitively that the senior subordinated notes will be treated as debt for U.S. federal income tax purposes, although counsel believes they should be so treated.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would generally be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles), but those amounts treated as dividends would likely not qualify for the special rate described below under "—Common Stock—Dividends." Furthermore, interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Consequences to Non-U.S. Holders—Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the common stock. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus our U.S. federal income tax liability. This would reduce our after-tax cash flow, and could materially adversely affect our ability to make interest and principal payments on the senior subordinated notes and dividend payments on the common stock. We, as withholding agent, would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

        Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the notes will be respected as debt.

Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, retired, or disposed of the senior subordinated notes underlying the EIS. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. As described above under "—EISs—Allocation of Purchase Price," your tax basis in a senior subordinated notes generally will be the portion of the purchase price of your EISs allocable to the senior subordinated notes, or your purchase price of any senior subordinated notes acquired separately and not in the form of EISs, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Exchange Rights and Additional Issuances

        Subsequently issued notes may be issued with OID if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID upon a subsequent offering by us of EISs or upon the issuance of senior subordinated notes following an exchange by the holders of our common stock for EISs are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the EISs, each holder of senior subordinated notes or EISs, (as the case may be), agrees that a portion of such holder's notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes held either as part of EISs or separately, and each holder of existing senior subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of EISs or separately, the combination of senior subordinated notes and shares of common stock to form EISs or the separation of EISs, should not affect your tax treatment. The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, our counsel is unable to opine on the issue of whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder's adjusted tax basis in the notes exchanged. See "Description of Senior Subordinated Notes—Sale, Exchange or Retirement of Senior Subordinated Notes." It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sales rules, in which case the holder's basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such senior subordinated notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or EISs. For example, in the case of a holder that acquired notes at a premium (which premium may generally be amortized over the term of the notes), such an exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the senior subordinated notes exchanged for subsequently issued senior subordinated notes. Furthermore, such issuance may increase the OID, if any, that holders were previously accruing with respect to the senior subordinated notes. In addition, holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the notes as ordinary income. Following any subsequent issuance of senior subordinated notes with OID and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and EISs, and each holder of senior subordinated notes or EISs will, by purchasing senior subordinated notes or EISs, under the terms of the indenture governing the senior subordinated notes, be deemed to have agreed to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance or exchange occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Common Stock

Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of common stock, and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to recently enacted legislation, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided you have held such common stock or EIS for at least 61 days during the 121-day period beginning 60 days before the ex-dividend date (the first date that a buyer of the EIS will not be entitled to receive that dividend) and during which time you are not under an obligation (whether under a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property as the common stock or EIS.

Taxation of Capital Gains

        Upon the sale, exchange or other disposition of an EIS, you will be treated as having sold, exchanged or disposed of the shares of common stock underlying the EISs. Upon the sale, exchange or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under "—EISs—Allocation of Purchase Price," your tax basis in the shares of common stock generally will be the portion of the purchase price of your EISs allocable to the shares of common stock less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our senior subordinated notes and common stock and to the proceeds of sale of EISs, our senior subordinated notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates;

  •
  "controlled foreign corporations";

  •
  "passive foreign investment companies";

  •
  "foreign personal holding companies";

  •
  corporations that accumulate earnings to avoid U.S. federal income tax; and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Senior Subordinated Notes

Characterization of Senior Subordinated Notes

        As discussed above under "Description of Senior Subordinated Notes—Characterization of Senior Subordinated Notes," the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of common stock as described below under "—Common Stock—Dividends," and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on the senior subordinated notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a subordinated note is described in section 881(c)(3)(A) of the Code; and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the last requirement referred to above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the subordinated note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI stating that interest paid on the subordinated note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the subordinated note is effectively connected with the conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to other adjustments.

Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of EISs, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes represented by the EISs. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other conditions are met.

U.S. Federal Estate Tax

        Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

Common Stock

Dividends

        Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you, less U.S. corporate taxes paid, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty; or

  •
  if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        Upon the sale, exchange, retirement or other disposition of EISs, you will be treated as having sold, exchanged or disposed of the shares of common stock underlying the EISs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or if a certain tax treaties apply, is attributable to your U.S. permanent establishment;

  •
  if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fourth bullet under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of EISs, common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fourth bullet under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

UNDERWRITING

        RBC Capital Markets Corporation is acting as sole book-running manager for the offering. RBC Capital Markets Corporation, KeyBanc Capital Markets, a division of McDonald Investments Inc., Oppenheimer & Co. Inc. and SunTrust Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of EISs and the aggregate principal amount of our    % senior subordinated notes due 2016 sold separately (not in the form of EISs) shown opposite its name below:

Underwriters	Number of EISs	Principal Amount of Senior Subordinated Notes Sold Separately
RBC Capital Markets Corporation	$	$
KeyBanc Capital Markets, a division of McDonald Investments Inc.
Oppenheimer & Co. Inc.
SunTrust Capital Markets, Inc.
Total	$	$

        The underwriting agreement provides that the underwriters' obligations to purchase our EISs and senior subordinated notes are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the EISs (other than those covered by the over-allotment option with respect to the EIS described below) and all of the senior subordinated notes if they purchase any EISs or any senior subordinated notes. The completion of the offering of separate senior subordinated notes is a condition to the sale of EISs. The separate senior subordinated notes must be sold to purchasers other than EIS investors or holders of Class B common stock. Prior to the closing of this offering, each person purchasing separate senior subordinated notes in this offering will be required to represent to us that:

  •
  neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing EISs in this offering or owns or has the contractual right to acquire our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities); and

  •
  there is no plan or arrangement by which?

  •
  such purchaser will acquire any EISs or our equity securities, or?

  •
  separate senior subordinated notes being acquired by such purchaser will be transferred to any holder of the EISs or our equity securities.

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the EISs and senior subordinated notes directly to the public at the public offering prices presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the respective public offering price less a selling concession not in excess of $            per EIS or $        per senior subordinated note. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per EIS or $        per senior subordinated note to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters in connection with the offerings. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional EISs.

		EISs Offering		Senior Subordinated Notes Offering
		Total		Total
	Per EIS	Without Over- Allotment	With Over- Allotment	Per Senior Subordinated Note		Total
Public offering price	$	$	$		%	$
Underwriting discount paid by us	$	$	$		%	$

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $            .

EIS Over-Allotment Option

        The underwriters have an option to buy up to             additional EISs from us to cover sales of EISs by the underwriters at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional EISs approximately in proportion to the amounts specified in the table above. If any additional EISs are purchased, the underwriters will offer the additional EISs on the same terms as those on which the EISs are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

        We have agreed that, without the prior written consent of RBC Capital Markets Corporation, we will not, directly or indirectly, offer, sell or dispose of any EISs or shares of our Class A and Class B common stock or senior subordinated notes or any securities which may be converted into or exchanged or exercised for any EISs or common stock for a period of 180 days from the date of this prospectus. Our executive officers, directors and principal stockholders have agreed under lock-up agreements not to, without the prior written consent of RBC Capital Markets Corporation, directly or indirectly, offer, sell or otherwise dispose of any EISs or shares of our Class A and Class B common stock or senior subordinated notes or any securities which may be converted into or exchanged or exercised for such securities for a period of 180 days from the date of this prospectus.

Offering Price Determination

        Prior to this offering, there has been no public market for shares of our Class A common stock, the senior subordinated notes or the EISs. The initial public offering prices relating to the EISs and the senior subordinated notes have been negotiated between the representatives and us. In determining the initial public offering prices of the EISs and the senior subordinated notes, the representatives considered:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and sales prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        We will apply to list the EISs on the American Stock Exchange under the symbol "DVC."

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

New Issue of Senior Subordinated Notes

        The senior subordinated notes are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the senior subordinated notes after the consummation of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The senior subordinated notes offered separately (not in the form of EISs) will not be sold in this offering to purchasers of EISs or holders of Class B common stock.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment and stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EISs, or the senior subordinates notes, as applicable, in accordance with Regulation M under the Securities Exchange Act:

  •
  Over-allotment transactions involve sales by the underwriters of EISs in excess of the number of EISs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of EISs over-allotted by the underwriters is not greater than the number that they may purchase in the over-allotment option. In a naked short position, the number of EISs involved is greater than the number of EISs in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option with respect to the EISs, and/or purchasing EISs in the open market, as the case may be.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Syndicate covering transactions involve purchases of EISs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of EISs to close out the short position, the underwriters will consider, among other things, the price of EISs available for purchase in the open market as compared to the price at which they may purchase EISs through the over-allotment option. If the underwriters sell more EISs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying EISs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the EISs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the EISs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These transactions may have the effect of raising or maintaining the market price of our EISs or senior subordinated notes or preventing or retarding a decline in the market price of our EISs or senior subordinated notes. As a result, the price of our EISs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. The transactions in EISs may be effected on the American Stock Exchange and, if commenced, the transactions in EISs may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our EISs or senior subordinated notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

EIS Directed Share Program

        At our request, the underwriters have reserved up to            EISs, or            % of the EISs offered by this prospectus, for sale under a directed share program to our directors, management and related parties. All of the persons purchasing the reserved EISs must commit to purchase upon the effective date of this prospectus but no later than the close of business on the day following the effective date. The number of EISs available for sale to the general public will be reduced to the extent these persons purchase the reserved EISs. EISs committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of EISs pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus. Participants in the directed share program have agreed not to sell or otherwise dispose of the EISs acquired in this program for a period of 180 days from the date of this prospectus.

Other Arrangements

        Some of the underwriters have provided, and may continue to provide, from time to time, investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business. SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc., is our lender under a credit facility. We expect to use a portion of the net proceeds of this offering to repay in its entirety the SunTrust Bank facility. See "Use of Proceeds."

        We anticipate that affiliates of one or more of the underwriters will be the lead arranger or agents under our new credit facility and will receive customary fees relating thereto. In addition, we anticipate that affiliates of one or more of the underwriters will be lenders under our new credit facility.

LEGAL MATTERS

         The validity of the issuance of the EISs, the shares of our Class A common stock and senior subordinated notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware subsidiary guarantors, will be passed upon for us by Torys LLP, New York, New York. The validity of the issuance of the subsidiary guarantees by FriendCo Restaurants, Inc. and Heron Realty Corporation will be passed upon for us by Whiteford, Taylor & Preston LLP. Debevoise & Plimpton LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements and schedule at September 28, 2003 and September 29, 2002 and for each of the years then ended, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Our financial statements for the year ended September 30, 2001 included in this prospectus, other than the reclassifications and similar adjustments disclosed in Notes 2, 14 and 17, have been audited by Arthur Andersen LLP, certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts giving said reports. Arthur Andersen LLP has not reissued its report with respect to those financial statements, and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP's written consent to the incorporation in this prospectus of said report. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. Since Arthur Andersen LLP has not issued its consent to the incorporation of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen LLP that are or may in the future be available to satisfy claims.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Upon completion of this offering, we will be subject to the reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements of Davco Acquisition Holding Inc.
Years ended September 30, 2001, September 29, 2002 and September 28, 2003 and for the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)
Notice Regarding Arthur Andersen LLP	F-2
Report of Ernst & Young LLP, Independent Auditors	F-3
Report of Arthur Andersen LLP, Independent Auditors	F-5
Consolidated Balance Sheets—As of September 29, 2002, September 28, 2003 and March 28, 2004 (Unaudited)	F-6

Consolidated Statements of Operations—For the years ended September 30, 2001, September 29, 2002 and September 28, 2003 and for the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)	F-7
Consolidated Statements of Changes in Deficiency of Assets—For the years ended September 30, 2001, September 29, 2002 and September 28, 2003 and for the six months ended March 28, 2004 (Unaudited)	F-8

Consolidated Statements of Cash Flows—For the years ended September 30, 2001, September 29, 2002 and September 28, 2003 and for the six months ended March 30, 2003 (Unaudited) and March 28, 2004 (Unaudited)	F-9
Notes to Consolidated Financial Statements	F-11
Financial Statement Schedule
Report of Ernst & Young LLP, Independent Auditors	S-1
Schedule II—Valuation and Qualifying Accounts	S-2

NOTICE REGARDING ARTHUR ANDERSEN LLP

        On April 28, 2002, the audit committee of our Board of Directors decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as our independent public accountants for the fiscal year ended September 29, 2002 and authorized the engagement of Ernst & Young LLP to serve as our independent registered public accounting firm.

        We have been unable to obtain Arthur Andersen's written consent to the inclusion in our registration statement on Form S-1 of which this prospectus is a part of Arthur Andersen's audit report with respect to our consolidated financial statements as of September 30, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file the registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in our securities pursuant to the registration statement, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act of 1933 because it has not consented to the incorporation by reference of its previously issued reports into the registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act of 1933, however, other persons who are liable under Section 11(a) of the Securities Act of 1933, including our officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act of 1933.

Report of Independent Registered Public Accounting Firm

Board of Directors
DavCo Acquisition Holding Inc. and Subsidiaries

        We have audited the accompanying consolidated balance sheets of DavCo Acquisition Holding Inc. (a Delaware Corporation) and subsidiaries (the Company) as of September 29, 2002 and September 28, 2003, and the related consolidated statements of operations, changes in deficiency of assets, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of DavCo Acquisition Holding Inc. for the year ended September 30, 2001 were audited by other auditors who have ceased operations and whose report dated November 20, 2001 expressed an unqualified opinion on those statements before the restatement adjustments described in Notes 2, 14 and 17.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of DavCo Acquisition Holding Inc. and subsidiaries as of September 29, 2002 and September 28, 2003, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 2 to the financial statements, effective October 1, 2001 the Company changed its method of accounting for goodwill.

        As described in Note 2, the 2001 financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards (Statement) No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of October 1, 2001. Our audit procedures with respect to these disclosures in Note 2 included (a) agreeing the previously reported net loss to the previously issued financial statements and the adjustments to reported net loss representing amortization expense recognized in that period related to goodwill to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliation of adjusted net loss to reported net loss, and the related earnings-per-share amounts. In our opinion, the disclosures for 2001 in Note 2 are appropriate. As described in Note 14, the 2001 financial statements have been revised to include additional disclosures related to segment data to conform to the 2002 and 2003 presentation. We audited the adjustments that were applied to restate the disclosures for reportable segments reflected in the 2001 financial statements. Our procedures included (a) agreeing the amounts of segment depreciation and amortization, interest expense, interest income, and expenditures for additions to long-lived assets to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the reconciliations of segment amounts to the consolidated financial statements. In our opinion, such adjustments are appropriate and have been properly applied. As described in Note 17, the 2001 financial statements have been revised to include the disclosures required by Statement No. 128, Earnings Per Share. Our audit procedures with respect to the disclosures in Note 17 with respect to 2001 included (a) agreeing the previously reported net loss and dividends accrued on Class A common stock to the previously issued financial statements and the weighted-average number of shares of Class A, Class B and Class C common stock outstanding to the Company's underlying records obtained from management, and (b) testing the mathematical accuracy of the earnings per share amounts. In our opinion, such adjustments are appropriate and have been properly applied. However, we were not engaged to audit, review, or apply any procedures to the 2001 financial statements of the Company other than with respect to such adjustments and, accordingly, we do not express an opinion or any other form of assurance on the 2001 financial statements taken as a whole.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
November 8, 2003,
except for Notes 2, 14 and 17, as to which
the date is May 28, 2004

        The following report is a copy of a report previously issued by Arthur Andersen LLP ("Andersen"), which report has not been reissued by Andersen. Certain financial information for the year ended September 30, 2001 was not reviewed by Andersen and consists of: (i) transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets included in Note 2; (ii) additional disclosures in Note 14 related to segment data to conform to the 2002 and 2003 presentation; and (iii) disclosures and amounts required by Statement of Financial Accounting Standards No. 128, Earnings Per Share included on the 2001 Consolidated Statement of Operations and in Note 17.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Davco Acquisition Holding Inc.

        We have audited the accompanying consolidated balance sheets of Davco Acquisition Holding Inc. (a Delaware corporation) and subsidiaries (the Company) as of September 30, 2001, and October 1, 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davco Acquisition Holding Inc. and subsidiaries as of September 30, 2001, and October 1, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland /s/ ARTHUR ANDERSEN LLP
November 20, 2001

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 29, 2002	September 28, 2003	March 28, 2004
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,546	$7,976	$6,722
Restricted cash	200	200	2,286
Receivables	506	926	325
Inventories	896	862	908
Income taxes receivable	1,958	—	—
Deferred income taxes	1,482	1,755	1,588
Prepaid property taxes	1,189	815	418
Other prepaid expenses and other current assets	350	356	600

Total current assets	18,127	12,890	12,847
Assets held for sale	7,503	4,065	2,845
Property and equipment, net of accumulated depreciation of $23,396 at September 29, 2002, $26,252 at September 28, 2003, and $27,911 at March 28, 2004 (unaudited)	47,225	46,717	45,966
Leased properties, net of accumulated amortization of $21,632 at September 29, 2002, $24,478 at September 28, 2003, and $25,918 at March 28, 2004 (unaudited)	17,633	15,994	14,788
Other assets:
Notes receivable, net of allowance for doubtful accounts of $1,055 at September 29, 2002, $1,192 at September 28, 2003, and $987 at March 28, 2004 (unaudited)	2,520	1,115	1,182
Franchise rights, net of accumulated amortization of $1,716 at September 29, 2002, $1,897 at September 28, 2003, and $1,991 at March 28, 2004 (unaudited)	1,190	1,000	910
Goodwill	36,585	36,585	36,585
Deferred financing costs, net of accumulated amortization of $2,687 at September 29, 2002, $4,224 at September 28, 2003, and $4,993 at March 28, 2004 (unaudited)	3,860	2,324	1,555
Deferred offering costs	—	5,190	1,199
Other	597	891	641

Total other assets	44,752	47,105	42,072

Total assets	$135,240	$126,771	$118,518

Liabilities and deficiency of assets
Current liabilities:
Accounts payable	$6,441	$5,714	$5,513
Accrued advertising and royalty fees	3,635	4,412	4,294
Accrued salaries and wages	4,791	4,830	3,181
Accrued insurance and related benefits	2,706	2,755	3,204
Accrued interest payable	1,065	983	966
Sales taxes payable	1,152	1,138	1,138
Other accrued expenses	4,538	4,936	5,462
Current portion of sale-leaseback financing obligation	—	—	4
Current portion of long-term debt	2,626	2,317	4,396
Current portion of capital lease obligations	4,042	3,057	3,449

Total current liabilities	30,996	30,142	31,607
Accrued dividends	18,043	24,199	27,560
Sale-leaseback financing obligation, less current portion	-	-	2,075
Long-term debt, less current portion	136,305	128,662	124,514
Capital lease obligations, less current portion	9,000	5,833	4,181
Deferred income taxes	1,175	1,755	1,588
Other long-term liabilities	190	70	10

Total liabilities	195,709	190,661	191,535
Commitments and contingencies	—	—	—
Deficiency of assets:
Common stock class A voting, $.01 par value; 12% cumulative dividends, 259,000 shares authorized, and 250,000 issued and outstanding at September 29, 2002, September 28, 2003 and March 28, 2004	3	3	3
Common stock class B voting, $.01 par value; 401,910 shares authorized, and 297,639 issued and outstanding; plus 98,771 restricted shares issued and outstanding at September 29, 2002, September 28, 2003 and March 28, 2004	4	4	4
Common stock class B nonvoting, $.01 par value; 341,250 shares authorized, issued and outstanding at September 29, 2002, September 28, 2003 and March 28, 2004	3	3	3
Common stock class C voting, $.01 par value; 140,000 shares authorized and 111,111 issued and outstanding; plus 12,339 restricted shares issued and outstanding at September 29, 2002, September 28, 2003 and March 28, 2004	1	1	1
Distributions in excess of paid-in capital	(28,247)	(28,247)	(28,247)
Accumulated deficit	(32,233)	(35,654)	(44,781)

Total deficiency of assets	(60,469)	(63,890)	(73,017)

Total liabilities and deficiency of assets	$135,240	$126,771	$118,518

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Restaurant sales	$216,820	$223,147	$204,410	$95,214	$100,279
Costs and expenses:
Cost of restaurant sales	133,540	135,348	123,657	58,013	62,182
Restaurant operating expenses	46,127	46,051	41,209	20,491	19,509
Franchise royalties	8,435	8,713	8,065	3,745	4,011
General and administrative	7,884	9,818	9,555	4,098	4,257
Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses	14,211	(757)	(963)	71	(49)
Net loss on disposal of fixed assets	2,035	54	55	67	—
Depreciation and amortization	8,426	6,451	6,732	3,330	3,422

	220,658	205,678	188,310	89,815	93,332

Operating (loss) income	(3,838)	17,469	16,100	5,399	6,947
Interest expense	(15,290)	(16,443)	(15,181)	(7,731)	(7,105)
Interest income	248	269	376	141	7
Write-off of deferred offering and related costs	—	—	—	—	(5,746)
Other income, net	728	496	1,747	740	131

(Loss) income before income taxes	(18,152)	1,791	3,042	(1,451)	(5,766)
Income tax (provision) benefit	—	3,267	(307)	—	—

Net (loss) income	(18,152)	5,058	2,735	(1,451)	(5,766)
Dividends accrued on Class A Common Stock	(3,720)	(6,848)	(6,156)	(2,987)	(3,361)

Net loss attributable to Class B and C common stockholders	$(21,872)	$(1,790)	$(3,421)	$(4,438)	$(9,127)

Basic and diluted earnings per common share attributable to Class A common stockholders	$14.88	$27.39	$24.62	$11.95	$13.44

Basic and diluted loss per common share attributable to Class B and C common stockholders	$(26.84)	$(2.12)	$(4.05)	$(5.25)	$(10.60)

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY OF ASSETS

(Dollars in thousands)

	Common Stock	Distributions in Excess of Paid-in Capital	Accumulated Deficit	Total Deficiency of Assets
Balance, October 2, 2000	$11	$(28,247)	$(8,571)	$(36,807)
Dividend accrued on Class A common shares	—	—	(3,720)	(3,720)
Issuance of 26,669 restricted shares of Class B voting common shares	—	—	—	—
Issuance of 3,331 restricted shares of Class C common shares	—	—	—	—
Net loss for the year ended September 30, 2001	—	—	(18,152)	(18,152)

Balance at September 30, 2001	11	(28,247)	(30,443)	(58,679)
Adjustment to accrued dividends on Class A common shares at October 1, 2001 to reflect quarterly compounding of unpaid dividends (see Note 12)	—	—	(1,591)	(1,591)
Dividend accrued on Class A common shares for the year ended September 29, 2002	—	—	(5,257)	(5,257)
Repurchase of 10,172 restricted shares of Class B voting common shares	—	—	—	—
Repurchase of 1,272 restricted shares of Class C common shares	—	—	—	—
Issuance of 24,644 restricted shares of Class B voting common shares	—	—	—	—
Issuance of 3,080 restricted shares of Class C common shares	—	—	—	—
Net income for the year ended September 29, 2002	—	—	5,058	5,058

Balance at September 29, 2002	11	(28,247)	(32,233)	(60,469)
Dividend accrued on Class A common shares for the year ended September 28, 2003	—	—	(6,156)	(6,156)
Net income for the year ended September 28, 2003	—	—	2,735	2,735

Balance at September 28, 2003	11	(28,247)	(35,654)	(63,890)
Dividend accrued on Class A common shares for the six-month period ended March 28, 2004 (unaudited)	—	—	(3,361)	(3,361)
Net loss for the six months ended March 28, 2004 (unaudited)	—	—	(5,766)	(5,766)

Balance at March 28, 2004 (unaudited)	$11	$(28,247)	$(44,781)	$(73,017)

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Operating activities
Net (loss) income	$(18,152)	$5,058	$2,735	$(1,451)	$(5,766)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation	4,020	3,646	3,676	1,833	2,153
Amortization of leased properties	2,729	2,616	2,866	1,402	1,175
Amortization of franchise rights	180	189	190	95	94
Amortization of goodwill	1,497	—	—	—	—
Net loss (gain) on disposal of assets held for sale and write-down of impaired long-lived assets	10,784	(757)	(963)	71	(49)
Amortization of deferred financing costs	731	1,497	1,536	773	769
Write-off of deferred offering and related costs	—	—	—	—	5,746
Net loss on disposition of fixed assets	2,035	54	55	67	—
Deferred income taxes	—	734	307	—	—
Other	—	—	—	(124)	(14)
Changes in operating assets and liabilities:
Receivables	297	99	(420)	368	601
Inventories	138	259	34	(67)	(46)
Income tax receivable	77	(1,958)	1,958	1,539	—
Prepaid expenses and other assets	(192)	(329)	74	540	403
Accounts payable and other accrued expenses	4,119	(76)	(376)	(2,066)	757
Accrued advertising and royalty fees	2	472	777	177	(118)
Accrued salaries and wages	17	1,654	39	(1,528)	(1,649)

Net cash provided by operating activities	8,282	13,158	12,488	1,629	4,056
Investing activities
Payment for property and equipment acquired and constructed	(4,726)	(2,370)	(5,936)	(2,163)	(1,148)
Proceeds from disposal of assets held for sale, net of transaction costs of $1,284, $838, $0, and $281, respectively	—	12,677	4,680	562	1,069
Proceeds from disposal of fixed assets, net of disposal costs	426	301	553	—	—
Collection of notes receivable	—	213	1,505	60	138
Increase in restricted cash	—	(200)	—	—	—
Issuance of notes receivable	(212)	—	—	—	—
Increase in other assets	(21)	—	—	—	—

Net cash provided by (used in) investing activities	(4,533)	10,621	802	(1,541)	59

		Year ended		Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Financing activities
Repayments of capital lease obligations	$(3,242)	$(3,494)	$(3,598)	$(1,568)	$(1,478)
Proceeds of long-term debt	7,095	—	—	—	—
Repayments of long-term debt	(898)	(14,568)	(7,952)	(1,921)	(2,069)
Decrease in short-term borrowings	(1,992)	—	—	—	—
Payment for deferred financing costs	(1,594)	—	—	—	—
Proceeds from sale-leaseback of property	—	—	—	—	2,079
Increase in restricted cash for amounts held in escrow by lender	—	—	—	—	(2,086)
Change in other long-term liabilities	(137)	(103)	(120)	(60)	(60)
Payment of deferred offering costs	—	—	(5,190)	—	(1,755)

Net cash used in financing activities	(768)	(18,165)	(16,860)	(3,549)	(5,369)

Net change in cash and cash equivalents	2,981	5,614	(3,570)	(3,461)	(1,254)
Cash and cash equivalents at beginning of period	2,951	5,932	11,546	11,546	7,976

Cash and cash equivalents at end of period	$5,932	$11,546	$7,976	$8,085	$6,722

Supplemental cash flow information
Cash paid for interest	$13,902	$14,190	$13,726	$7,774	$7,088

Cash paid for income taxes	$—	$—	$—	$—	$—

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.
Notes to Consolidated Financial Statements
(Information as of March 30, 2003
and March 28, 2004 and for the six-month periods then ended is unaudited)
(Dollars in thousands)

1.    Organization and Description of Business

        During October 1997, certain shareholders of DavCo Restaurants, Inc. (the Predecessor) formed Davco Acquisition Holding Inc. (the Company or DAC), a Delaware Corporation, and its wholly-owned subsidiary, DavCo Merger Sub Inc. (DAC Sub), a Delaware Company. In March 1998, the Company was capitalized through the contribution of 1,655,200 shares of Predecessor common stock and $125 cash. Effective April 1, 1998, DAC Sub was merged with and into the Predecessor. The Predecessor, as the surviving corporation in the merger, became a wholly-owned subsidiary of the Company. The transaction was recorded as a step acquisition related to the 33.95% change in ownership.

        As of September 28, 2003 and March 28, 2004, the Company operated 154 and 153 "Wendy's Old Fashioned Hamburgers" restaurants (Wendy's), respectively. The Company maintains exclusive rights to Wendy's franchise territories in metropolitan Baltimore and Washington, D.C., the Eastern Shore of Maryland, and portions of Northern Virginia (collectively, the Mid-Atlantic). The Company previously maintained exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and Washington, D.C., until the termination of their exclusive development agreement on December 28, 2000 (see Note 5).

2.    Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary and second-tier subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

        DAC is a holding company, which conducts all of its operations through its wholly owned subsidiary and second-tier subsidiaries. DAC currently has no significant assets other than the capital stock of its wholly-owned subsidiary.

Unaudited Interim Financial Information

        The unaudited interim financial information as of March 28, 2004 and for the six-month periods ended March 30, 2003 and March 28, 2004 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six-month period ended March 28, 2004 are not necessarily indicative of the results that may be expected for the year ending September 26, 2004.

Fiscal Year

        The Company maintains its accounts on a 52/53-week fiscal year ending the last Sunday of September. The fiscal years ended September 29, 2002 and September 28, 2003, each contained 52 weeks. The six-month periods ending March 30, 2003 and March 28, 2004 each contained 26 weeks.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

        Restricted cash consists of amounts that are restricted in connection with the Company's loan facilities. Restricted cash at March 28, 2004 consists principally of $2,086 held in an escrow account to fund future debt repayments and/or fees under an agreement between the Company and one of its lenders (see Note 10).

Inventories

        Inventories consist primarily of food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Income Taxes

        The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Property and Equipment

        Property and equipment is stated at cost. Repair and maintenance costs are incurred to restore or keep capital assets at an acceptable level of operating condition, but without an increase in the previously estimated useful life or capacity of the asset. Repair and maintenance costs are expensed as incurred and included in restaurant operating expenses (see Note 8).

        Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, as follows:

Buildings	25 years
Building equipment	10-20 years
Furniture, fixtures, and equipment	5-10 years

Leased Properties

        Leased properties consist primarily of buildings under capital lease and leasehold improvements. Amortization is recorded using the straight-line method over the lesser of the useful life of the asset or the remaining term of the leases, which extend until years ranging from 2004 to 2023.

Notes Receivable and Allowance for Doubtful Accounts

        Notes receivable consist of notes received as partial consideration upon the sale of certain Friendly's stores (see Note 3). Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially records these notes net of an allowance for doubtful accounts. The Company performs ongoing analyses of these individual notes receivable balances to estimate the amount of the required allowance based on payment history, the status of any past-due amounts and the financial results of the underlying stores. During the six-month period ended March 31, 2004, the Company changed its estimate of the collectibility of one of its notes receivable and reduced its reserve by $200, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying Consolidated Statements of Operations. For notes receivable that are specifically reserved, the Company also reserves the related interest income by increasing the allowance for doubtful accounts. The Company charges off notes receivable deemed to be uncollectible to the allowance for doubtful accounts.

Franchise Rights

        The franchise agreements with Wendy's International, Inc. and Friendly's Restaurant Franchise, Inc. require the Company to pay a fee for technical assistance to be provided over the term of the franchise agreement for each unit opened or acquired. Amortization is computed using the straight-line method over the terms of the franchise agreements. The weighted average remaining amortization period as of September 28, 2003 was 8.03 years. The estimated aggregate amortization expense for each of the five succeeding fiscal years are as follows: 2004—$192; 2005—$183; 2006—$79; 2007—$60; and, 2008—$54.

Goodwill

        Goodwill consists of the cost in excess of fair value of the identifiable net assets (including tax attributes) of entities acquired in purchase transactions. Additional goodwill of approximately $31,241 was recorded as part of the merger transaction accounted for as a step acquisition (see Note 1).

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets, which provided for, among other things, the cessation of goodwill amortization in favor of a two-step impairment test. Under the first test (Step 1 Test), management is required to establish the fair value of those reporting units that have goodwill recorded on the books and then compare the fair value of the reporting unit to its corresponding carrying value. If, under a Step 1 Test, the fair value of the reporting unit exceeds its carrying value, no impairment to goodwill is deemed to exist, and no further testing is required. If, however, under a Step 1 Test the fair value of the reporting unit is less than its carrying value, management must measure the impairment by way of a hypothetical purchase price allocation (Step 2 Test). Under a Step 2 Test, the remeasured fair value of the reporting unit is allocated to the tangible and identifiable intangible assets of the reporting unit, with goodwill measured as the residual amount after allocation to all other assets, both previously recognized and unrecognized. The remeasured fair value of goodwill is then compared to the carrying value of goodwill to determine the amount of impairment, if any.

        Effective October 1, 2001, the Company elected to early adopt SFAS No. 142 and ceased amortization of goodwill. In implementing the requirements of the new accounting standard, all of the goodwill recorded as of the date of adoption was allocated to the Wendy's reporting unit since the remaining goodwill related to the Friendly's reporting unit was already included in Assets held for sale and measured at estimated fair value, less cost to sell. Consequently, the Step 1 Test was performed only for that reporting unit. Management performed a valuation of the reporting unit principally using a Market Value Approach, namely the Guideline Company Method (GCM). Under the GCM, publicly traded guideline companies, whose operations were deemed reasonably comparable to the Company's, were identified and applicable valuation multiples were computed. Appropriate adjustments between the Company and the peer group of guideline companies were considered in establishing the selected valuation multiples. The selected multiples were then applied to the operating results for the Company to derive an indication of the fair value of the reporting unit. Management also considered the Income Approach to enterprise value, which supported the indication of fair value derived under the GCM.

        As a result of having performed the Step 1 Test, management determined that the fair value of the reporting unit exceeded the carrying value of the reporting unit. Therefore, based on the results of the Step 1 Test, no impairment to goodwill was deemed to exist. The Company performed its annual Step 1 Test on September 30, 2002 and September 29, 2003, and concluded that no impairment to goodwill was deemed to exist.

        The following table sets forth the Company's net loss and net loss per share for the year ended September 30, 2001 presented adjusted to exclude amortization expense recognized in that period related to goodwill:

Reported net loss attributable to Class B and C common stockholders	$(21,872)
Add back: Goodwill amortization	1,497

Adjusted net loss attributable to Class B and C common stockholders	$(20,375)

Basic and diluted loss per common share attributed to Class B and C common stockholders:
Reported net loss attributable to Class B and C common stockholders	$(26.84)
Add back: Goodwill amortization	$1.84

Adjusted net loss attributable to Class B and C common stockholders	$(25.00)

        The exclusion of goodwill amortization expense would not impact the earnings per share attributable to the Class A common stockholders for the year ended September 30, 2001.

Deferred Financing Costs

        In connection with the issuance and refinancing of long-term debt, the Company has incurred certain direct costs of the financing transactions, which have been deferred and are being amortized over the terms of the respective debt instruments using the interest method. Amortization of deferred financing costs is included in interest expense.

Deferred Offering Costs

        Deferred transaction costs were incurred in connection with a proposed public offering of trust units of the Original Restaurants Income Fund, an unincorporated, open-ended, limited-purpose trust to be established under the laws of the Province of Ontario, Canada. Subsequent to September 28, 2003, this transaction was delayed due to unfavorable market conditions and ultimately the Company determined in December 2003 that it was probable that this transaction would be terminated in favor of an initial public offering of Equity Interest Securities in the United States. Accordingly, the Company has written off deferred offering and related costs totaling $5,746 during the six months ended March 28, 2004, which were directly related to the terminated offering transaction. Of this amount, $5,496 was previously included in deferred offering costs and $250 was previously included in other assets.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        Long-lived assets, including intangible assets other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from the assets over the remaining amortization period. If impairment exists, the asset is reduced by the estimated difference between its fair value and its carrying value. Fair value is usually determined using either discounted cash flows or similar consummated transactions in the marketplace. Assets to be disposed of are reported at the lower of carrying value or fair value less costs to sell (see Note 3).

Revenue Recognition

        The Company records revenue from the sale of food and beverage when sales occur.

Advertising Costs

        The Company expenses advertising costs as incurred. Advertising costs totaled $6,910, $6,646 and $6,960, net of advertising allowances of $2,007, $1,985 and $1,891, for the years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively. Advertising costs totaled $3,219 and $3,361, net of advertising allowances of $1,064 and $1,152, for the six-month periods ended March 30, 2003 and March 28, 2004, respectively.

Other Income

        During the year ended September 28, 2003, the Company received cash proceeds from property and casualty insurance claims resulting from fires at two Wendy's store locations during fiscal year 2002. These insurance proceeds amounted to approximately $738, which has been included in other income in the accompanying consolidated income statement. The Company also agreed to a settlement on its business interruption insurance claims related to these fires. These insurance recoveries amounted to approximately $642, which has also been included in other income in the accompanying consolidated income statement.

Restricted Stock Granted to Employees

        The Company accounts for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, if the purchase price of the restricted stock equals the estimated fair value of the stock on the date of issuance, no compensation expense is generally recognized.

        The Financial Accounting Standards Board has issued FASB Statement No. 123, Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 does not require companies to use fair value accounting for stock-based awards, but if the fair value method is not adopted, pro forma income is required to be disclosed in a note to the financial statements. The Company has determined that the pro forma compensation has an immaterial effect on the reported net income during the years ended September 29, 2002 and September 28, 2003 and during the six-month periods ended March 30, 2003 and March 28, 2004.

Earnings Per Share

        Basic and diluted earnings per share are computed in accordance with FASB Statement No. 128, Earnings Per Share. Statement No. 128 requires basic earnings per share, for companies having multiple classes of common stock with different dividend rights, to be calculated under the "two-class method." The two-class method allocates income to the different classes of stock based upon their respective dividend rights and uses the weighted average shares outstanding for each class of common stock to determine basic earnings per share by class.

        As discussed in Note 12, the holders of the Class A common stock (Class A) have a first preference in distributions equal to aggregate and unpaid cumulative dividends and aggregate unreturned original cost of the securities. Subsequently, all common stockholders share in distributions, if any, on a pro rata basis based on the number of securities held. Accordingly, for all periods presented, basic earnings per share attributable to the Class A stockholders is equal to the dividends accrued on the Class A divided by the weighted-average number of Class A outstanding. Diluted earnings per share for the Class A is equal to the basic earnings per share in all periods presented since there are no securities outstanding that are convertible into, or would otherwise dilute, the Class A.

        For all periods presented, basic loss per share attributable to the Class B and Class C common stockholders is equal to net loss attributable to Class B and C common stockholders divided by the weighted-average number of aggregate shares of Class B and C outstanding. Diluted loss per share of the Class B and C is equal to the basic loss per share in all periods since the impact of potential common shares would be anti-dilutive (see Note 17).

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. Statement No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of Statement No. 144 for committed plans for the disposal of long-lived assets by sale or otherwise that were initiated after September 30, 2002. The Company also began to evaluate the impairment of its long-lived assets in accordance with Statement No. 144 after that date.

        Under the transition provisions of Statement No. 144, long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to the initial application of the Statement should continue to be accounted for in accordance with the prior pronouncements, FASB Statement No. 121 and APB No. 30. Therefore, the disposition of the remaining Friendly's business (see Note 3) continues to be reported as a component of continuing operations in accordance with the provisions of APB No. 30 rather than as a discontinued operation, as would be required under Statement No. 144.

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred rather than at the date of a commitment to an exit plan. Costs covered by Statement No. 146 include one-time termination benefits and certain contract termination costs, including operating lease termination costs that are associated with an exit or disposal activity. The provisions of this Statement were effective for exit or disposal activities that were initiated after December 31, 2002. The implementation of this statement did not have any impact on the accompanying consolidated financial statements.

        In November 2002, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 concluded that that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor's products and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. Further, a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. This consensus should be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. As of March 28, 2004, the Company has not entered into any new arrangements or modified any existing arrangements. During fiscal year 2005, however, the Company intends to renew its existing agreement with its soft drink vendor (see Note 8), at which time it will apply the guidance in this consensus to the new arrangement.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. The Interpretation requires that a guarantor make disclosures in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The implementation of this interpretation did not have a material impact on the accompanying consolidated financial statements.

        In December 2003, the FASB issued its revised Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The revised requirements of Interpretation No. 46 are effective for the Company's March 28, 2004 interim financial statements. The implementation of this interpretation did not have any impact on the accompanying consolidated financial statements.

3.    Assets Held for Sale

        As of September 29, 2002, assets held for sale consist of the assets of thirteen Friendly's stores and five Wendy's stores. As of September 28, 2003, assets held for sale consist of the assets of six Friendly's stores and three Wendy's stores. As of March 28, 2004, assets held for sale consist of the assets of five Friendly's stores that are being managed by an independent management company and one Wendy's store, which are being actively marketed for sale. These assets are recorded in the accompanying balance sheets at their estimated fair value, which has been measured based on the most appropriate of the market value of the restaurant or the market value of the real estate in an arm's length transaction, less estimated costs to sell.

        During fiscal year 2001, the Company reached an agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. (see Note 5), whereby the Company was granted the ability to close all of its Friendly's stores over a multi-year period. Accordingly, during fiscal year 2001, the Company recorded an impairment loss of approximately $8,700 to reduce the carrying value of the assets related to these Friendly's stores that are being held for sale to their estimated fair value, less costs to sell. The Company measured and recorded this impairment loss in accordance with the provisions of FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This impairment loss is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 30, 2001.

        During fiscal year 2002, the Company exited 30 of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $12,461 and notes receivable with an aggregate face value of $1,947. Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially recorded these notes net of a reserve of $1,055. As a result of these transactions, the Company recognized a net gain of $1,006, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 29, 2002.

        During fiscal year 2003, the Company exited seven of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $5,012 and notes receivable with an aggregate face value of $200. Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially recorded these notes net of a reserve of $100. As a result of these transactions, the Company recognized a net gain of $1,155, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 28, 2003.

        During six-month period ending March 28, 2004, the Company exited one of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $1,212. As a result of this transaction, the Company recognized a net loss of $(108), which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the six months ended March 28, 2004.

        Of the 30 Friendly's stores exited during fiscal year 2002, five were sold to employees of the Company. Management believes that these transactions were negotiated on an arm's length basis and the units were sold for their fair market value. At September 29, 2002, September 28, 2003 and March 28, 2004, the Company has notes receivable from these employees with an aggregate face value of $475, $435 and $435, respectively, that are included in "Notes receivable" in the accompanying balance sheets. These notes bear interest at a rate of 6% per annum for the first three years, and then 8% per annum thereafter. The notes are due between 2012 and 2017.

        The Company continues to own the remaining five Friendly's stores (see Note 5), which are being actively marketed for sale. As of September 29, 2002, the Company reassessed the fair market value of the remaining Friendly's stores and recorded additional impairment charges of $526. As of September 28, 2003, the Company reassessed the fair market value of the remaining Friendly's stores, which resulted in the reversal of $140 of a previously recognized impairment charge. As of March 28, 2004, the Company reassessed the fair market value of the remaining Friendly's stores, which resulted in the reversal of $100 of a previously recognized impairment charge. These amounts are included in

"Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statements of operations.

        During fiscal year 2001, the Company also made the decision to close eight Wendy's stores. Accordingly, during fiscal year 2001, the Company recorded an impairment loss of approximately $2,100 to reduce the carrying value of the assets related to these Wendy's stores that are being held for sale to their estimated fair value, less costs to sell. The Company measured and recorded this impairment loss in accordance with the provisions of FASB Statement No. 121. This impairment loss is included in "Net loss (gain) on disposal of assets held of sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 30, 2001. During fiscal year 2002, the Company exited three of its Wendy's stores for aggregate cash proceeds, net of transaction costs, of $216. During fiscal year 2003, the Company exited two Wendy's stores, generating aggregate net costs of $82. During the six-month period ended March 28, 2004, the Company exited two Wendy's stores, generating aggregate net costs of $143. As a result of these transactions, the Company recognized a net gain (loss) of $209, $(82), and $(143) during the years ended September 29, 2002 and September 28, 2003 and the six months ended Mach 28 2004, respectively, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statements of operations.

        The Company is currently in the process of negotiating the sale of the remaining one Wendy's store location. As of September 29, 2002, the Company reassessed the fair market value of the remaining Wendy's stores, which resulted in the reversal of $68 of a previously recognized impairment charge, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statements of operations. There was no change in the fair market value of the remaining Wendy's stores as of September 28, 2003 or March 28, 2004.

        The Company has discontinued depreciation and amortization on the long-lived assets pending disposition. In addition, these assets are identified as "Assets held for sale" in the accompanying consolidated balance sheets.

4.    Franchise Agreements

        The Wendy's franchise agreements for Washington, D.C., Baltimore, Maryland, and the surrounding areas contain certain requirements regarding the number of units to be opened in the future. Should the Company fail to comply with the required development schedule or with the requirements of the agreements for restaurants within areas covered by the development agreements, Wendy's International, Inc. could terminate the exclusive nature of the Company's franchise. The franchise agreements also provide Wendy's International, Inc. significant rights regarding the business and operations of the Company and impose restrictions regarding the ownership of the Company's capital stock.

        Franchise agreements with Friendly's Restaurant Franchise, Inc. provided the Company with an exclusive Mid-Atlantic territory, as long as it was opening new Friendly's restaurants in accordance with the requirements of the development agreement between the Company's subsidiary, FriendCo Acquisition Holding Inc. (FriendCo), and Friendly's Restaurant Franchise, Inc. This exclusive development agreement was terminated in December 2000 (see Note 5).

        The Company is also required to pay royalty and advertising fees on both Wendy's and Friendly's restaurants sales as defined by the applicable franchise agreement. Royalties under both agreements are 4% of annual restaurant sales. As a result of the Modification Agreement (see Note 5), royalty percentages were reduced for certain Friendly's restaurants. The advertising fee for Wendy's is a minimum of 4% of restaurant sales, which is a combination of 3% to Wendy's National Advertising Program, Inc. for national advertising, with the remainder for local advertising. The advertising fee for Friendly's was 3% of restaurant sales, a portion of which was contributed to an advertising fund managed by Friendly's Restaurant Franchise, Inc., and the remainder was for local advertising. Beginning in April 2002, the amount contributed to the fund was increased to 3.5%. The fund is used to enhance recognition of the trademark products and patronage of Friendly's Restaurants and Friendly's proprietary branded products.

5.    Friendly's Restaurants

        In July 1997, FriendCo entered into agreements with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. The agreements set forth the terms pursuant to which FriendCo purchased certain assets and rights to 34 existing restaurants and had exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and the District of Columbia.

        Effective December 28, 2000, FriendCo executed a Modification Agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc., which provided for the termination of FriendCo's exclusive development territory. Also, it permitted the immediate closing of up to 17 Friendly's restaurants operated by FriendCo and reduced ongoing royalty fees to 2% of sales for those stores. After December 28, 2001, FriendCo was permitted to close the remaining Friendly's restaurants it operated, subject to the terms of its franchise agreements providing for liquidated damage payments in some circumstances if the store was not re-franchised as a Friendly's Restaurant.

        Pursuant to this Modification Agreement, the Company exited thirty, seven and one restaurants during the years ended September 29, 2002 and September 28, 2003, and the six-month period ended March 28, 2004, respectively (see Note 3), which did not require the payment of liquidated damages. The Company is actively marketing its remaining five Friendly's restaurants for re-franchising or real estate sale for other uses and does not anticipate the need to pay any liquidated damages in connection with the remaining units.

        As part of the Company's terminated public offering of trust units of Original Restaurants Income Fund (see Note 2), the Company paid $250 to Friendly's Ice Cream Corporation to eliminate the cross collateralization provisions of certain lease agreements, which is included in "Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 28, 2003.

        In September 2003, the Company entered into agreements with a management company to manage the operations of the remaining Friendly's restaurants. The management company retains all profits and bears all losses for all the stores except for one, in which the Company has agreed to reimburse any losses. The value of this guarantee is not material, therefore the Company does not believe that the existence of this guarantee will have a material impact on the financial statements. The agreements allow the management company to purchase certain of the restaurants at a fixed price. The Company continues to actively market the real estate and the agreements do not prevent those sales from occurring. In addition, sale of the stores at the fixed price stated in the management agreements would not have a material impact on the financial statements. As a result of these agreements, the Company no longer consolidates the operations of the Friendly's restaurants based upon the fact that the Company no longer has the ability to exercise control over the operations. Additionally, the Company is not entitled to any of the revenues or residual income generated by the restaurants, and except as noted above, the Company is not responsible for any of the expenses or liabilities incurred by the restaurants.

6.    Property and Equipment

        Property and equipment consisted of the following:

	September 29, 2002	September 28, 2003	March 28, 2004
			(Unaudited)
Buildings	$32,326	$31,597	$31,406
Land	12,376	12,483	12,339
Furniture, fixtures, and equipment	25,316	28,379	29,274
Construction in progress	603	510	858

	70,621	72,969	73,877
Less accumulated depreciation	(23,396)	(26,252)	(27,911)

Property and equipment, net	$47,225	$46,717	$45,966

7.    Retirement Plans

        Substantially all salaried employees, except senior management, of the Company are eligible to participate in a defined contribution 401(k) plan. Employees may make contributions to the plan through salary deferral. The Company makes annual contributions to the plan based on a percentage of the employee's contribution, up to certain limitations. The Company's contributions were $111, $112 and $117 for the years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively, and $57 and $53 for the six months ended March 30, 2003 and March 28, 2004, respectively.

8.    Cost of Restaurant Sales and Restaurant Operating Expenses

        Cost of restaurant sales and restaurant operating expenses consisted of the following:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Cost of restaurant sales:
Food and supplies	$70,169	$71,040	$65,312	$29,978	$33,274
Labor	63,371	64,308	58,345	28,035	28,908

	$133,540	$135,348	$123,657	$58,013	$62,182

Restaurant operating expenses:
Advertising	$6,910	$6,646	$6,960	$3,219	$3,361
Rent	10,689	9,800	8,715	4,407	4,258
Utilities	7,721	6,210	6,144	3,031	2,965
Maintenance and repairs	4,785	6,375	5,804	2,857	2,562
Other	16,022	17,020	13,586	6,977	6,363

	$46,127	$46,051	$41,209	$20,491	$19,509

        Advertising expense is recorded net of advertising allowances provided by the Company's soft drink vendor of $2,007, $1,985 and $1,891 for the years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively, and $1,064 and $1,152 for the six months ended March 30, 2003 and March 28, 2004, respectively.

9.    Income Taxes

        The components of income tax provision (benefit) are as follows:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Federal:
Current	$—	$(4,001)	$—	$—	$—
Deferred	—	603	267	—	—

	—	(3,398)	267	—	—
State:
Current	—	—	—	—	—
Deferred	—	131	40	—	—

	—	131	40	—	—

Total provision (benefit)	$—	$(3,267)	$307	$-	$-

        The significant components of the Company's deferred tax assets and liabilities are as follows:

	September 29, 2002	September 28, 2003	March 28, 2004
			(Unaudited)
Deferred tax assets:
Accrued expenses and reserves	$1,532	$1,755	$1,588
Operating loss carryforwards and credits	6,230	6,309	9,017
Intangible assets	1,719	1,249	1,076

Total deferred tax assets	9,481	9,313	11,681
Deferred tax liabilities:
Property and equipment	2,920	3,539	3,441
Leased properties	522	1,008	1,128
Other	50	-	106

Total deferred tax liabilities	3,492	4,547	4,675

Net future income tax benefit	5,989	4,766	7,006
Valuation allowance for deferred tax assets	(5,682)	(4,766)	(7,006)

Net deferred tax asset	$307	$—	$—

        At September 28, 2003 and March 28, 2004, the Company had federal net operating loss carryforwards for income tax purposes of approximately $12,566 and $20,015, respectively, and state net operating loss carryforwards for income tax purposes of approximately $26,302 and $33,751, respectively. The federal and state net operating loss carryforwards will expire in 2012 through 2022. The Company also has approximately $250 of federal tax credits at September 28, 2003 and March 28, 2004, to offset against future tax liabilities.

        Net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes result in gross deferred tax assets of $9,481 at September 29, 2002, $9,313 at September 28, 2003, and $11,681 at March 28, 2004. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize all of its deferred tax assets in the future, the Company has historically recorded a valuation allowance to offset substantially all of its net future income tax benefit.

        In January 2002, the Job Creation and Worker Assistance Act of 2002 (the Act) was enacted. Certain provisions of the Act temporarily extended carryback periods for federal net operating losses, which allowed the Company to realize approximately $4,000 of cumulative refunds. Therefore, during the year ended September 29, 2002, the Company reversed the portion of its valuation reserve related to the assets that were realized as a result of this change in tax law.

        The reconciliation of the reported income tax benefit to the amount that would result by applying the U.S. federal statutory tax rate of 34% to income before income taxes is as follows:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Tax (benefit) expense at U.S. statutory rate	$(6,172)	$609	$1,034	$(493)	$(1,960)
State income taxes, net of federal tax benefit	(861)	125	152	(73)	(288)
Permanent differences	624	178	21	11	8
Change in valuation allowance for deferred tax assets	6,409	(4,179)	(916)	555	2,240
Other	—	—	16	—	—

Total provision (benefit)	$—	$(3,267)	$307	$—	$—

10.    Long-Term Debt and Financing Arrangements

        Long-term debt consisted of the following:

	September 29, 2002	September 28, 2003	March 28, 2004
			(Unaudited)
Global Alliance Finance Term Loan 1	$18,038	$17,476	$17,177
Global Alliance Finance Term Loan 2	96,883	95,371	95,251
Global Alliance Finance Forward Commitment Loans	1,504	410	130
CNL Term Loans	20,196	15,636	14,372
SunTrust Loan	1,933	1,717	1,617
Other	377	369	363

Total	138,931	130,979	128,910
Less current portion	(2,626)	(2,317)	(4,396)

Long-term debt	$136,305	$128,662	$124,514

        In conjunction with the merger transaction described in Note 1, certain financing was obtained from Global Alliance Finance Company (GAF). This financing was obtained in order to pay consideration to the shareholders in the merger and to pay fees and expenses incurred.

        The first GAF term loan (Loan 1), in the principal amount of $20,000, is for 15 designated restaurant locations. Borrowings under Loan 1 bear interest at a rate of 8.89% per annum and are payable in equal monthly payments of principal and interest of $179 through April 2018. Loan 1 is secured by a first-fee mortgage on the 15 restaurants and a first-priority security interest in all other tangible assets relating to the same 15 restaurants.

        The second GAF term loan (Loan 2), in the principal amount of $104,000, is for 124 designated restaurant locations. Borrowings under Loan 2 bear interest at a rate of 9.0% per annum and require monthly payments of interest only through December 2004, at which time the entire principal balance is due, unless the Company exercises one of its three one year extension options. If the Company is unable to complete a refinancing transaction prior to December 2004, the Company intends to exercise the initial one year extension option. Therefore, Loan 2 is included as a non-current liability in the accompanying consolidated balance sheet. Loan 2 is secured by leasehold mortgages against the majority of the 124 designated restaurant locations and a first-priority security interest in all other tangible assets relating to the same 124 designated restaurants.

        Borrowings under the GAF Forward Commitment Loans with an original principal amount of $2,800 bear interest at an annual rate of 9.0% per annum and require monthly payments of interest only through December 2004, at which time the entire principal balance is due. The GAF Forward Commitment Loans are secured by leasehold mortgages against three designated restaurant locations.

        The Company has financed certain new store development of Wendy's and Friendly's restaurants with CNL Funding 99-1, LP (CNL 99-1). Each new property developed secured an individual loan under the CNL 99-1 agreement. At September 29, 2002, September 28, 2003 and March 28, 2004, term loans payable to CNL 99-1 aggregating $13,382, $12,989 and $12,778, respectively, bear interest at rates ranging from 9.11% to 10.33% per annum and require aggregate monthly payments of principal and interest ranging from $136 to $73 through maturity dates ranging from March 2014 through May 2019. At September 29, 2002, September 28, 2003 and March 28, 2004, term loans payable to CNL Financial LP Holding, LP aggregating $6,814, $2,647 and $1,594, respectively, bear interest at 9.0% and require monthly payments of interest only through December 2004, at which time the entire principal balance is due, unless payable sooner as a result of the sale of the underlying secured property. The Company expects to repay these interest-only loans using the proceeds of the disposition of Friendly's restaurants owned and operated by the Company's subsidiaries. During the years ended September 29, 2002 and September 28, 2003 and the six-month period ended March 28, 2004, the Company disposed of a total of 38 Friendly's restaurants and used the cash proceeds to repay a portion of this indebtedness (see Note 3).

        The loan agreement with SunTrust provides for an aggregate facility of $7,365 to be used for a $2.0 million term loan and letters of credit. Borrowings under the term loan are due on December 3, 2004, bear interest at LIBOR plus 3% per annum (4.82% at September 29, 2002, 4.12% at September 28, 2003, and 4.09% at March 28, 2004), and require monthly principal payments of $17 plus accrued interest. Under the agreement with SunTrust, the Company can also obtain up to $5,365 of letters of credit, with an annual fee of 3% of the outstanding balance under the letters of credit (see Note 13).

        Certain of the above debt and financing terms and agreements resulted from a restructuring that occurred in July 2001. In connection with the restructuring, the Company incurred costs of approximately $4,955. The Company accounted for these costs in accordance with Emerging Issues Task Forces Issue No. 96-19, Debtor's Accounting for a Modification or Exchange of Debt Instruments. As a result, the Company recognized approximately $1,528 of additional deferred financing costs and approximately $3,427 of expense, which is included in "Net loss (gain) on disposal of assets held of sale, write-down of impaired long-lived assets and debt restructuring expenses" in the accompanying consolidated statement of operations for the year ended September 30, 2001.

        As a result of the above agreements, substantially all of the Company's tangible assets are pledged as collateral to one or more of its lenders.

        In connection with these debt agreements, the Company is required to comply with certain financial covenants, relating primarily to fixed charge coverage. In addition, the agreements contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions, and dividends. The agreements also contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, material defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, bankruptcy events, adverse judgments, and changes of control.

        Management believes that the Company's current borrowings will be sufficient to meet its operating needs and that it will continue to comply with all of the terms and covenants within the restructured agreements.

        Based on the contractual terms of the outstanding debt, aggregate maturities of the Company's long-term debt for the fiscal periods ending on or about September 30 are as follows:

2004	$640
2005	99,653
2006	1,271
2007	1,402
2008	1,545
2009 and thereafter	24,399

$128,910

11.   Leases

        The Company leases a substantial portion of the land and buildings used in the operation of its restaurants. These leases generally have a noncancelable term of 20 years and provide for additional renewal terms at the Company's option. Certain leases contain provisions for percentage rentals on sales above specified minimums. Expenses incurred under these contingent rent provisions aggregated approximately $530, $675 and $709 for the years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively, and $325 and $380 for the six months ended March 30, 2003 and March 28, 2004, respectively.

        Assets under capital lease were $21,127, $21,345 and $21,127, net of accumulated amortization of $14,088, $15,745 and $16,573 as of September 29, 2002, September 28, 2003 and March 28, 2004, respectively. As of September 28, 2003, the aggregate future minimum lease payments for the fiscal periods ending on or about September 30 for capital leases and noncancelable operating leases with an initial term of one year or more are as follows:

	Capital Leases	Operating Leases
2004	$3,895	$8,497
2005	3,896	8,407
2006	308	11,099
2007	302	9,311
2008	321	7,947
2009 and thereafter	5,317	69,259

	14,039	$114,520

Less amounts representing interest	(5,149)

Obligations under capital leases (including current portion of $3,057)	$8,890

        The table above excludes future minimum lease payments under which the Company is the primary obligor, but for which it has entered into corresponding sublease agreements with identical terms. Future minimum lease payments to be paid under these leases and received under these subleases are $710, $829, $625, $465, $421, and $1,115 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

        Rent expense under all operating leases, including percentage rentals based on sales and the Company's corporate headquarters, was approximately $10,689, $10,232 and $9,142 for the years ended September 30, 2001, September 29, 2002 and September 28, 2003, respectively, and $4,622 and $4,474 for the six months ended March 30, 2003 and March 28, 2004, respectively.

        The Company entered into an arrangement during 2002 under which it leases one of its restaurants from an employee of the Company. The lease has both operating and capital lease components and requires aggregate minimum payments over the base lease term of approximately $175, $245, $255, $256, $256, and $4,565 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

        During December 2003, the Company entered into a transaction under which it sold one of its Wendy's restaurant locations for gross proceeds of $2,086 and subsequently leased it back from the buyer. Under the terms of the agreement, the Company has the option to repurchase the property during the period from April 1, 2011 through December 31, 2011. As a result of this option to repurchase the property, the Company has accounted for this sale-leaseback as a financing transaction and has recorded a liability for the present value of the future minimum lease payments in the accompanying consolidated balance sheet. The aggregate future minimum lease payments for the fiscal periods ending on or about September 30 for the financing obligation are as follows:

2004	$79
2005	189
2006	189
2007	189
2008	189
2009 and thereafter	4,240

5,075
Less amounts representing interest	(2,996)

Obligations under financing arrangements (including current portion of $4)	$2,079

12.   Stockholders' Equity

        The holders of the Class A common stock (Class A), Class B voting common stock (Class B voting), and Class C common stock (Class C) are each entitled to one vote per share. The holders of the Class B nonvoting common stock (Class B nonvoting) have no right to vote, except for certain matters including mergers, recapitalizations, or reorganizations. Additionally, the holders of a majority of the outstanding shares of the Class B nonvoting have the right, at any time, to convert all outstanding shares into the same number of Class B voting. Distributions to stockholders are made in the following priority: (1) first, to the holders of Class A equal to the aggregate accrued and unpaid dividends; (2) second, to the holders of Class A equal to the aggregate unreturned original cost of the Class A stock; and (3) third, to all common stockholders on a pro rata basis based on the number of securities held.

        Outstanding shares of Class A common stock accrue a yield of 12%, regardless of whether or not a dividend is declared. Dividends per Class A share were $14.88, plus 12% yield on unpaid dividends, for the years ended September 30, 2001, September 28, 2002 and September 29, 2003 and $7.44, plus 12% yield on unpaid dividends for the three months ended March 30, 2003 and March 28, 2004. During fiscal 2002, the Company identified an inconsistency in its Articles of Incorporation regarding the method for calculating accrued dividends. After consultation with its legal counsel and its Class A stockholders, the Company determined that dividends should be compounded quarterly. The cumulative impact of this change as of October 1, 2001, was approximately $1,591 and such amount has been reflected in the consolidated statement of changes in deficiency of assets for the year ended September 29, 2002. No distributions for dividends were made during the years ended September 30, 2001, September 29, 2002 or September 28, 2003, or the six months ended March 28, 2004. Unpaid dividends of $18,043, $24,199 and $27,560 as of September 29, 2002, September 28, 2003 and March 28, 2004, respectively, are included in accrued dividends in the accompanying consolidated balance sheets.

13.    Commitments and Contingencies

Litigation

        The Company is party to various legal proceedings, which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

Letters of Credit

        At September 29, 2002, September 28, 2003 and March 28, 2004, the Company was contingently liable for outstanding letters of credit primarily relating to workers' compensation insurance and Wendy's International, Inc. current royalty requirements, aggregating approximately $5,365.

Other

        In connection with the sale of the Company's Midwestern Wendy's restaurants in fiscal 1998, the Company subleases eighteen properties and directly leases one property to Wenamerica, LLC (Wenamerica), formerly Western and Southern Food Service L.L.C. The Company is the primary lessee on the subleased properties.

        During 2001, 2002 and 2003, Wenamerica received notices of default from various parties, including the Company. The Company continues to monitor the situation and has reviewed possible ways to mitigate any potential impact that may be caused by the bankruptcy, cessation of operations, or the modification of operations by Wenamerica. As of March 28, 2004, management of the Company does not anticipate any material adverse impact from these defaults for the foreseeable future.

14.    Business Segment Information

        The Company has historically had two reportable segments related to operations: Wendy's and Friendly's. The reportable segments are strategic business units that offer different products to a different target market, and operate under different franchise agreements. Both segments generate revenues from the sale of food and beverage items to consumers. Effective September 28, 2003, the Company entered into management agreements with a management company to manage the operations of the remaining Friendly's restaurants, and therefore, no longer reports the results of operations of those units (see Note 5).

        The Company evaluates performance and allocates resources based on operating income (loss) before interest expense, interest income, income taxes and other non-operating items. However, for management reporting purpose, the Company also performs an allocation of non-operating items other than income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies included in Note 2.

        The following tables set forth historical information on the Company's reportable segments:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Restaurant sales:
Wendy's	$175,800	$190,150	$196,280	$90,542	$100,279
Friendly's	41,020	32,997	8,130	4,672	—

Total	$216,820	$223,147	$204,410	$95,214	$100,279

Operating income (loss):
Wendy's	$4,255	$15,606	$15,268	$5,813	$6,755
Friendly's	(8,093)	1,863	832	(414)	192

Total	$(3,838)	$17,469	$16,100	$5,399	$6,947

Depreciation and amortization:
Wendy's	$8,048	$6,451	$6,732	$3,330	$3,422
Friendly's	378	—	—	—	—

Total	$8,426	$6,451	$6,732	$3,330	$3,422

Interest expense:
Wendy's	$12,997	$14,359	$13,882	$7,030	$7,105
Friendly's	2,293	2,084	1,299	701	—

Total	$15,290	$16,443	$15,181	$7,731	$7,105

Total assets:
Wendy's	$128,507	$125,107	$121,199	$117,550	$114,231
Friendly's	15,210	10,133	5,572	8,874	4,287

Total	$143,717	$135,240	$126,771	$126,424	$118,518

Expenditures for additions to long-lived assets:
Wendy's	$4,686	$2,352	$5,936	$1,484	$1,148
Friendly's	40	18	—	—	—

Total	$4,726	$2,370	$5,936	$1,484	$1,148

        A reconciliation of segment operating income (loss) for all segments to income (loss) before income taxes is as follows:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Total segment profit (loss)	$(3,838)	$17,469	$16,100	$5,399	$6,947
Interest expense	(15,290)	(16,443)	(15,181)	(7,731)	(7,105)
Interest and other income, net	976	765	2,123	881	138
Write-off of deferred offering and related costs	—	—	—	—	(5,746)

Total income (loss) before income taxes	$(18,152)	$1,791	$3,042	$(1,451)	$(5,766)

        There were no significant intersegment sales or transfers during the periods.

15.    Restricted Stock Plan

        In June 1998, the Company initiated a restricted stock plan (the Stock Plan). Under the provisions of the Stock Plan, Company stock was awarded to certain executives determined to be eligible by the Board of Directors. Each award vested one year after the grant date, subject to continued employment and certain repurchase rights held by the Company.

        During the year ended September 30, 2001, 26,669 shares of restricted Class B voting common stock and 3,498 shares of restricted Class C common stock were granted to employees. During the year ended September 29, 2002, 24,644 shares of restricted Class B voting common stock and 3,080 shares of restricted Class C common stock were granted to employees. Additionally, during the year ended September 29, 2002, the Company exercised its rights to repurchase 10,172 shares of restricted Class B voting common stock and 1,272 shares of restricted Class C common stock from a terminated employee. The fair market value of the shares underlying these transactions was determined to be de minimus.

16.    Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash, restricted cash and cash equivalents, receivables, notes receivable, accounts payable, and long-term debt. Excluding long-term debt, the Company believes that the carrying value of these financial instruments approximate their fair value at September 29, 2002 and September 28, 2003. The majority of the long-term debt bears interest at fixed rates of interest ranging from 8.89% to 10.33% and is due in varying amounts through 2018, with a significant portion that is currently due in December 2004. The fair value of long-term debt will typically change based on market interest rates and will typically be based on a company's incremental borrowing rate for similar debt or the rate that a company would have to pay to a creditworthy third party to assume its obligation. The Company is not currently entering into new debt financing arrangements with similar terms as the existing debt, nor does the Company have the current ability to retire the outstanding debt at fair value. However, the Company estimated the fair value of its debt, based on negotiated terms to extinguish the debt (Global Alliance Term Loan 2) or lender quotes of amounts at which the instruments could be exchanged in current transactions, as follows:

	September 29, 2002		September 28, 2003
	Carrying Value	Fair Value	Carrying Value	Fair Value
Global Alliance Finance Term Loan 1	$18,038	$18,038	$17,476	$17,476
Global Alliance Finance Term Loan 2	96,883	88,164	95,371	86,788
CNL Terms Loans	20,196	18,992	15,636	14,467
Other	3,814	3,814	2,496	2,496

Total	$138,931	$129,008	$130,979	$121,227

17.    Earnings per Share

        The following table summarizes the computations of basic and diluted earnings per share (all amounts in the table are in thousands, except per share amounts):

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Numerator:
Net income (loss)	$(18,152)	$5,058	$2,735	$(1,451)	$(5,766)
Dividends accrued on Class A Common Stock	(3,720)	(6,848)	(6,156)	(2,987)	(3,361)

Net loss attributable to Class B and C common stockholders	$(21,872)	$(1,790)	$(3,421)	$(4,438)	$(9,127)

Denominator:
Weighted-average number of shares of Class A common stock outstanding	250	250	250	250	250
Weighted-average number of shares of Class B and C common stock outstanding	815	845	845	845	861

Basic and diluted earnings per common share attributable to Class A common stockholders	$14.88	$27.39	$24.62	$11.95	$13.44

Basic and diluted loss per common share attributable to Class B and C common stockholders	$(26.84)	$(2.12)	$(4.05)	$(5.25)	$(10.60)

        Diluted loss per common share attributable to Class B and C common stockholders is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of unvested shares of restricted Class B and Class C stock in fiscal year 2001 of 26,669 and 3,331, respectively, and in fiscal year 2002 of 14,472 and 1,808, respectively (see Note 15).

18.    Supplemental Cash Flow Information

        The Company entered into the following investing and financing activities that affect recognized assets and liabilities but did not result in cash receipts or payments:

	Year ended			Six months ended
	September 30, 2001	September 29, 2002	September 28, 2003	March 30, 2003	March 28, 2004
				(Unaudited)
Purchase of assets under capital leases	$—	$2,437	$—	$—	$218

Notes receivable received upon sale of assets	$212	$1,947	$200	$200	$—

Dividends accrued on Class A common shares	$3,720	$6,848	$6,156	$2,987	$3,361

REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM, ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Davco Acquisition Holding Inc.

        We have audited the consolidated financial statements of Davco Acquisition Holding Inc. (the Company) as of September 29, 2002 and September 28, 2003, and for the years then ended, and have issued our report thereon dated November 8, 2003, except for Notes 2, 14 and 17, as to which the date is May 28, 2004 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
November 8, 2003

S-1

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

DAVCO ACQUISITION HOLDING INC. AND SUBSIDIARIES

(In thousands of dollars)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions— Describe	Balance at End of Period
Year Ended September 28, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$1,055	$	$137(1)(2)	$	$1,192

Year Ended September 29, 2002
Deducted from asset accounts:
Allowance for doubtful accounts	$—	$	$1,055(1)	$	$1,055

(1)
Additions totaling $100 and $1,055 during fiscal year 2003 and 2002, respectively, included in "net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" as the allowance was recognized in connection with notes receivable received as a result of the sale of assets held for sale.

(2)
Additions totaling $37 during fiscal year 2003 included in "interest income" as the allowance was recognized in connection with interest earned on certain notes receivable.

S-2

        Through and including                , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

DavCo Restaurants Inc.

Enhanced Income Securities™ (EISs)

representing

                    Shares of Class A Common Stock
$           million    % Senior Subordinated Notes due 2016

and

$         million    % Senior Subordinated Notes due 2016

RBC CAPITAL MARKETS

KEYBANC CAPITAL MARKETS

OPPENHEIMER &CO.

SUNTRUST ROBINSON HUMPHREY

P R O S P E C T U S

, 2004

        No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by DavCo Restaurants Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee		$20,398.70	(1)
NASD filing fee		$16,600.00
American Stock Exchange listing fee*
Transfer agent's fee*
Trustee's fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total	$

(1)
The registration fee was previously paid in connection with the initial filing of the Registration Statement on April 19, 2004.

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The General Corporation Law of the State of Delaware ("DGCL") and the General Corporation Law of the State of Maryland ("MGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

        The certificates of incorporation of the Delaware and Maryland registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the DGCL and MGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        DavCo Restaurants Inc. maintains insurance to protect itself and its directors and officers and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        In the three years prior to the filing of this registration statement, we issued and sold the following unregistered securities:

        In connection with a restricted stock plan entered into on April 1, 1998, during the year ended September 30, 2001, we issued 26,669 shares of restricted Class B voting common stock and 3,498 shares of restricted Class C common stock to certain of our key employees. During the year ended September 29, 2002, 24,644 shares of restricted Class B voting common stock and 3,080 shares of restricted Class C common stock were issued to certain of our key employees. We believe that these issuances were exempt from registration requirements of the Securities Act of 1933, as amended, under Rule 701 of the Securities Act of 1933, as amended.

        Concurrently with the closing of the offering of securities being registered hereby, we will issue an aggregate of            shares of our Class B common stock in connection with a recapitalization. This issuance will be made in reliance upon Section 3(a)(9) of the Securities Act of 1933, as amended as an exchange of one security for another of the same issuer for no additional consideration and no commission or other remuneration will be paid or given directly or indirectly for soliciting such exchange.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement for Enhanced Income Securities and Senior Subordinated Notes (not in the form of EISs)
3.1*	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.2*	Form of Amended and Restated By-laws of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.3*	Form of Amended and Restated Certificate of Incorporation of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.4*	Form of Amended and Restated By-laws of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.5**	Articles of Incorporation of FriendCo Restaurants, Inc.
3.6**	By-laws of FriendCo Restaurants, Inc.
3.7**	Articles of Incorporation of Heron Realty Corporation
3.8**	By-laws of Heron Realty Corporation
3.9**	Certificate of Incorporation of MDF, Inc.
3.10**	By-laws of MDF, Inc.
4.1*	Form of Indenture, dated as of , 2004 between DavCo Restaurants Inc. and
4.2*	Form of Senior Subordinated Note due 2016 (included in Exhibit 4.1)
4.3*	Form of stock certificate for Class A Common Stock
4.4*	Form of Global Enhanced Income Security certificate
4.5*	Registration Rights Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B Common Stock
4.6*	Amended and Restated Stockholders Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B common stock
5.1*	Opinion of Torys LLP regarding legality
5.2*	Opinion of Whiteford, Taylor & Preston LLP regarding legality
8.1*	Opinion of Torys LLP regarding tax matters
10.1*	Credit Agreement, dated as of , 2004 by and among DavCo Restaurants Inc., DavCo Operations Inc. and SunTrust Bank, as the Lender
10.2*	Employment Agreements each dated as of , 2004 by and between DavCo Restaurants Inc. and each of Ronald D. Kirstien, Harvey Rothstein, Joseph F. Cunnane, III, David J. Norman, Richard H. Borchers
10.3*	Form of Long-Term Incentive Plan
10.4*	Form of Dividend Reinvestment Plan

10.5**	Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among Wendy's International, Inc., DavCo Acquisition Holding Inc., DavCo Restaurants, Inc. and certain stockholders of DavCo Acquisition Holding Inc.
10.6**	Development Letter, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.7**	Form of New Unit Franchise Agreement, dated as of August 13, 2003
10.8**	Franchise Addendum Agreement, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.9†	Coca-Cola Fountain Equipment Lease Agreement between DavCo Restaurants, Inc. and Coca-Cola USA Foundation, dated December 18, 1997
10.10†	Distributor Service Agreement between DavCo Restaurants, Inc. and Maines Paper & Food Service, Inc. dated September 15, 2002
10.11**	Consolidated, Amended and Restated Promissory Note by Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc. and Heron Realty Corporation in favor of CNL Funding 99-1, LP and held by Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee and Collateral Agent, dated as of July 12, 2001
10.12**	Loan Agreement among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee, dated as of July 12, 2001
10.13**	Agreement Modifying Loan Terms among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc., Heron Realty Corporation and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota N.A., as Indenture Trustee, dated as of July 12, 2001
12.1**	Computation of Ratio of Earnings to Fixed Charges
21.1**	Subsidiaries of Davco Acquisition Holding Inc.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
23.3*	Consent of Torys LLP (included in Exhibit 8.1)
23.4*	Consent of Whiteford, Taylor & Preston LLP (included in Exhibit 5.2)
23.5	Consent of Standard & Poor's Corporate Value Consulting
24.1**	Powers of Attorney
25.1*	Form T-1 Statement of Eligibility dated , 2004 of , as Trustee for the senior subordinated notes under Trust Indenture Act of 1939, as amended
99.1**	Consent of William E. Brock to be named in registration statement
99.2**	Consent of John F. Cox to be named in registration statement
99.3**	Consent of William B. Rea, Jr. to be named in registration statement
99.4**	Consent of George S. Rich to be named in registration statement

*
To be filed by amendment.
**
Previously filed.
†
Confidential treatment requested for portions of these agreements.

(b)
Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounting

ITEM 17. UNDERTAKINGS

1.
The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 15, 2004.

DAVCO ACQUISITION HOLDING INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
* Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Registrant
* Harvey Rothstein	Director and Senior Executive Vice President of Registrant
* Byron L. Knief	Director of Registrant
* Natica von Althann	Director of Registrant
* David Wagstaff III	Director of Registrant
* By attorney-in-fact
/s/ DAVID J. NORMAN David J. Norman

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 15, 2004.

DAVCO RESTAURANTS, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
* Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
* Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant
* Byron L. Knief	Director of Co-Registrant
* Natica von Althann	Director of Co-Registrant
* David Wagstaff III	Director of Co-Registrant
* By attorney-in-fact
/s/ DAVID J. NORMAN David J. Norman

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 15, 2004.

FRIENDCO RESTAURANTS, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
* Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
* Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant
* By attorney-in-fact
/s/ DAVID J. NORMAN David J. Norman

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 15, 2004.

HERON REALTY CORPORATION
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
* Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
* Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant
* By attorney-in-fact
/s/ DAVID J. NORMAN David J. Norman

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on July 15, 2004.

MDF, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on July 15, 2004.

Signature	Title
* Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
* Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant
* By attorney-in-fact
/s/ DAVID J. NORMAN David J. Norman

Exhibit Index

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement for Enhanced Income Securities and Senior Subordinated Notes (not in the form of EISs)
3.1*	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.2*	Form of Amended and Restated By-laws of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.3*	Form of Amended and Restated Certificate of Incorporation of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.4*	Form of Amended and Restated By-laws of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.5**	Articles of Incorporation of FriendCo Restaurants, Inc.
3.6**	By-laws of FriendCo Restaurants, Inc.
3.7**	Articles of Incorporation of Heron Realty Corporation
3.8**	By-laws of Heron Realty Corporation
3.9**	Certificate of Incorporation of MDF, Inc.
3.10**	By-laws of MDF, Inc.
4.1*	Form of Indenture, dated as of , 2004 between DavCo Restaurants Inc. and
4.2*	Form of Senior Subordinated Note due 2016 (included in Exhibit 4.1)
4.3*	Form of stock certificate for Class A Common Stock
4.4*	Form of Global Enhanced Income Security certificate
4.5*	Registration Rights Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B Common Stock
4.6*	Amended and Restated Stockholders Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B common stock
5.1*	Opinion of Torys LLP regarding legality
5.2*	Opinion of Whiteford, Taylor & Preston LLP regarding legality
8.1*	Opinion of Torys LLP regarding tax matters
10.1*	Credit Agreement, dated as of , 2004 by and among DavCo Restaurants Inc., DavCo Operations Inc. and SunTrust Bank, as the Lender
10.2*	Employment Agreements each dated as of , 2004 by and between DavCo Restaurants Inc. and each of Ronald D. Kirstien, Harvey Rothstein, Joseph F. Cunnane, III, David J. Norman, Richard H. Borchers
10.3*	Form of Long-Term Incentive Plan
10.4*	Form of Dividend Reinvestment Plan

10.5**	Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among Wendy's International, Inc., DavCo Acquisition Holding Inc., DavCo Restaurants, Inc., and certain stockholders of DavCo Acquisition Holding Inc.
10.6**	Development Letter, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.7**	Form of New Unit Franchise Agreement, dated as of August 13, 2003
10.8**	Franchise Addendum Agreement, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.9†	Coca-Cola Fountain Equipment Lease Agreement between DavCo Restaurants, Inc. and Coca-Cola USA Foundation, dated December 18, 1997
10.10†	Distributor Service Agreement between DavCo Restaurants, Inc. and Maines Paper & Food Service, Inc. dated September 15, 2002
10.11**	Consolidated, Amended and Restated Promissory Note by Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc. and Heron Realty Corporation in favor of CNL Funding 99-1, LP and held by Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee and Collateral Agent, dated as of July 12, 2001
10.12**	Loan Agreement among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee, dated as of July 12, 2001
10.13**	Agreement Modifying Loan Terms among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., FriendCo Restaurants, Inc., Heron Realty Corporation and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota N.A., as Indenture Trustee, dated as of July 12, 2001
12.1**	Computation of Ratio of Earnings to Fixed Charges
21.1**	Subsidiaries of Davco Acquisition Holding Inc.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
23.3*	Consent of Torys LLP (included in Exhibit 8.1)
23.4*	Consent of Whiteford, Taylor & Preston LLP (included in Exhibit 5.2)
23.5	Consent of Standard & Poor's Corporate Value Consulting
24.1**	Powers of Attorney
25.1*	Form T-1 Statement of Eligibility dated , 2004 of , as Trustee for the senior subordinated notes under Trust Indenture Act of 1939, as amended
99.1**	Consent of William E. Brock to be named in registration statement
99.2**	Consent of John F. Cox to be named in registration statement
99.3**	Consent of William B. Rea, Jr. to be named in registration statement
99.4**	Consent of George S. Rich to be named in registration statement

*
To be filed by amendment.
**
Previously filed.
†
Confidential treatment sought for portions of these agreements.

QuickLinks

TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
ENHANCED INCOME SECURITIES TRADEMARK
SUMMARY
Our Company
Our Industry
Relationship with Wendy's International
Use of Proceeds
Our New Credit Facility
Our Existing Equity Investors
Exchange Rights of Holders of Class B Common Stock
Our Corporate Information
The Offering
Summary of the Common Stock
Summary of the Senior Subordinated Notes
Risk Factors
General Information About This Prospectus
Summary Financial Information
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY AND RESTRICTIONS
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Company Restaurants in the Franchise Territory
INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF SENIOR SUBORDINATED NOTES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
NOTICE REGARDING ARTHUR ANDERSEN LLP
Report of Independent Registered Public Accounting Firm
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share amounts)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY OF ASSETS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. Notes to Consolidated Financial Statements (Information as of March 30, 2003 and March 28, 2004 and for the six-month periods then ended is unaudited) (Dollars in thousands)
REPORT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, ON FINANCIAL STATEMENT SCHEDULE
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS DAVCO ACQUISITION HOLDING INC. AND SUBSIDIARIES (In thousands of dollars)
PART II
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
Exhibit Index